[NBT                                        [LAKE ARIEL
LOGO APPEARS HERE]                          LOGO APPEARS HERE]

MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

         The boards of directors of NBT Bancorp Inc. and Lake Ariel Bancorp, Inc. have unanimously agreed on a merger of Lake Ariel and NBT. Following the merger, NBT will be the surviving corporation. The board of directors of each company believes that the merger is in the best interests of its stockholders and unanimously recommends that its stockholders vote to approve the merger agreement. Each of us will hold a special meeting of our stockholders to consider and vote on the merger agreement and related matters. On December 7, 1999, NBT agreed to acquire Pioneer American Holding Company Corp. NBT will present that transaction to its stockholders for approval at a future NBT stockholders' meeting.

         Lake Ariel  stockholders will receive as merger  consideration  between
0.8731 of a share and 0.9961 of a share of NBT common stock for each share of Lake Ariel common stock owned. Because the merger consideration represents a variable amount, based upon the market price of NBT common stock during a set time period prior to the effective time of the merger, stockholders of Lake Ariel will be unable to determine the precise exchange rate and the precise number of shares of NBT common stock they will receive in the merger until the effective time of the merger. We expect the merger to be a tax-free transaction for Lake Ariel stockholders, except for any cash they receive instead of fractional shares of NBT common stock. After completion of the merger, NBT stockholders and former Lake Ariel stockholders will own approximately 72% and 28%, respectively, of the combined company. If NBT completes its merger with Pioneer American, the stockholders of NBT and the former stockholders of Lake Ariel and Pioneer American will own, respectively, approximately 56%, 22% and 22% of the outstanding stock of the combined company. NBT common stock trades on the Nasdaq National Market under the symbol "NBTB."

         We cannot complete the merger unless the stockholders of both companies approve it. Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of NBT common stock entitled to vote and two-thirds of the outstanding shares of Lake Ariel common stock entitled to vote. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

         The dates, times and places of the stockholders' meetings are as follows:

FOR NBT STOCKHOLDERS:                               FOR LAKE ARIEL STOCKHOLDERS:

February 17, 2000 at                                February 17, 2000 at
2:00 p.m. local time                                10:00 a.m. local time
Howard Johnson                                      Holiday Inn-Scranton East
75 North Broad Street                               200 Tigue Street
Norwich, New York                                   Dunmore, Pennsylvania


         This Joint Proxy Statement/Prospectus provides you with detailed information about the merger and the other matters that we will submit for stockholder approval at NBT's and Lake Ariel's stockholders' meetings. We encourage you to read this entire document carefully.


/s/ Daryl R. Forsythe                                 /s/ John G. Martines
Daryl R. Forsythe                                     John G. Martines
President and Chief Executive Officer of              Chief Executive Officer of
NBT Bancorp Inc.                                      Lake Ariel Bancorp, Inc.


         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NBT SHARES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF NBT COMMON STOCK OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF ANY OF THE PARTIES. THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY DOES NOT INSURE OR GUARANTEE ANY LOSS TO YOU OF YOUR INVESTMENT VALUE IN THE NBT COMMON STOCK.

         Joint Proxy Statement/Prospectus dated January 12, 2000, and first mailed to stockholders on or about January 14, 2000.

          QUESTIONS AND ANSWERS ABOUT THE MERGER AND RELATED TRANSACTIONS

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this joint proxy statement/prospectus, just indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the NBT special meeting or the Lake Ariel special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the adoption of the merger agreement and, for NBT stockholders, the other proposals described in this joint proxy statement/prospectus.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No.  You  should  not  send in your  stock  certificates  at this  time.  NBT stockholders will not exchange their certificates in the merger. The certificates currently representing shares of NBT common stock will represent an equal number of shares of common stock of the combined company after the merger. Lake Ariel stockholders will exchange their certificates representing Lake Ariel common stock as a result of the merger and related transactions and Lake Ariel stockholders will receive instructions for exchanging those certificates after we have completed the merger.

Q:  WHEN DO YOU EXPECT TO MERGE?

A: We are working towards completing the merger as quickly as possible. We expect to complete the merger in the first quarter of 2000.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS JOINT PROXY STATEMENT/PROSPECTUS?

NBT Bancorp Inc.                          Lake Ariel Bancorp, Inc.
52 South Broad Street                     409 Lackawanna Avenue, Suite 201
Norwich, New York  13815                  Scranton, Pennsylvania  18503-2045
Attention: Michael J. Chewens, CPA        Attention: Joseph J. Earyes, CPA
Phone Number: (607) 337-6520              Phone Number: (570) 343-8200

                                NBT BANCORP INC.
                              52 SOUTH BROAD STREET
                             NORWICH, NEW YORK 13815

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

         NBT Bancorp Inc., a Delaware corporation, will hold a Special Meeting of Stockholders at the Howard Johnson, 75 North Broad Street, Norwich, New York on February 17, 2000 at 2:00 p.m. local time for the following purposes:

         1. To consider and vote upon a proposal to amend NBT's Certificate of Incorporation to change its common stock and preferred stock from no par value, $1.00 stated value per share to shares having a par value of $.01 per share.

         2. To consider and vote upon a proposal to amend NBT's Certificate of Incorporation to increase the number of authorized shares of NBT common stock from 15 million to 30 million.

         3. To consider and vote upon a proposal to ratify a change to Article III, Section 2 of NBT's By-laws, relating to the number, classification and qualification of directors, previously approved by the NBT Board.

         4. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 16, 1999, and amended as of December 13, 1999, and further amended as of December 27, 1999, by and between NBT and Lake Ariel Bancorp, Inc., a Pennsylvania corporation, and all of the matters contemplated by the merger agreement under which, among other things, (a) Lake Ariel will merge with and into NBT, with NBT being the surviving corporation, upon the terms and subject to the conditions set forth in the merger agreement, and (b) NBT will issue approximately 4.8 million shares of common stock to the Lake Ariel stockholders upon completion of the merger.

         5. To transact such other business as may properly come before the NBT special meeting.

         We describe more fully the amendments to the Certificate of Incorporation and the bylaws, the merger agreement, the merger and related matters in the attached Joint Proxy Statement/Prospectus, which includes as Appendix A a copy of the merger agreement, as amended.

         We have fixed the close of business on December 30, 1999 as the record date for determining those stockholders of NBT entitled to vote at the NBT special meeting and any adjournments or postponements of the meeting. Only holders of record of NBT common stock at the close of business on that date are entitled to notice of and to vote at the NBT special meeting.

         The board of directors of NBT unanimously recommends that you vote "FOR" approval of each of the three amendment proposals as well as the merger agreement, the merger and the other matters contemplated by the merger agreement. The affirmative vote of a majority of the outstanding shares of NBT common stock entitled to vote at the meeting is required to approve each of the three amendment proposals and the merger agreement and related matters. NBT stockholders are not entitled to appraisal rights under Delaware law.

         The board of directors of NBT requests that you fill in and sign the enclosed proxy card and mail it promptly in the enclosed postage-prepaid envelope. You may revoke any proxy that you deliver prior to the NBT meeting by delivering a writing to NBT stating that you have revoked your proxy or by delivering a later dated proxy. Stockholders of record of NBT common stock who attend the NBT meeting may vote in person, even if they have previously delivered a signed proxy.


                                           By Order of the Board of Directors of
                                           NBT Bancorp Inc.


                                           Daryl R. Forsythe
                                           President and Chief Executive Officer

Norwich, New York
January 14, 2000

                            LAKE ARIEL BANCORP, INC.
                                   P.O. BOX 67
                                    ROUTE 191
                         LAKE ARIEL, PENNSYLVANIA 18436

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

         Lake Ariel Bancorp, Inc., a Pennsylvania corporation, will hold a Special Meeting of Stockholders at Holiday Inn-Scranton East, 200 Tigue Street, Dunmore, Pennsylvania on February 17, 2000 at 10:00 a.m. local time for the following purposes:

         1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 16, 1999, and amended as of December 13, 1999, and further amended as of December 27, 1999, by and between Lake Ariel and NBT Bancorp Inc., a Delaware corporation, and all of the matters contemplated by the merger agreement. Upon completion of the merger, Lake Ariel will merge with and into NBT, with NBT being the surviving corporation.

         2. To transact such other business as may properly come before the Lake Ariel special meeting.

         We describe more fully the merger and related matters and transactions in the attached Joint Proxy Statement/Prospectus, which includes as Appendix A a copy of the merger agreement, as amended.

         We have fixed the close of business on December 29, 1999 as the record date for determining the stockholders of Lake Ariel entitled to vote at the Lake Ariel special meeting and any adjournments or postponements of the meeting. Only holders of record of Lake Ariel common stock at the close of business on that date are entitled to notice of and to vote at the Lake Ariel special meeting.

         The board of directors of Lake Ariel recommends that you vote "FOR" approval of the merger agreement, the merger and the other matters contemplated by the merger agreement. The affirmative vote of two-thirds of the outstanding shares of Lake Ariel common stock entitled to vote at the meeting is required to approve the merger agreement and related matters. Lake Ariel stockholders have a right to dissent to the merger agreement and to obtain payment in cash of the fair value of their Lake Ariel shares by complying with the procedures described in the accompanying Joint Proxy Statement/Prospectus.

         The board of directors of Lake Ariel requests that you fill in and sign the enclosed proxy card and mail it promptly in the enclosed postage-prepaid envelope. You may revoke any proxy that you deliver prior to the Lake Ariel meeting by delivering a writing to Lake Ariel stating that you have revoked the proxy or by delivering a later dated proxy. Stockholders of record of Lake Ariel common stock who attend the Lake Ariel meeting may vote in person, even if they have previously delivered a signed proxy.


                                           By Order of the Board of Directors of
                                           Lake Ariel Bancorp, Inc.


                                           John G. Martines
                                           Chief Executive Officer

Lake Ariel, Pennsylvania
January 14, 2000

                                TABLE OF CONTENTS

                                                                                                                     PAGE

MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT.........................................................................1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND RELATED TRANSACTIONS .......................................................2

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS..............................................................................3

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS..............................................................................4

SUMMARY................................................................................................................9
         The Companies.................................................................................................9
         The Stockholders' Meetings....................................................................................9
         The Merger...................................................................................................11
         Our Reasons for the Merger...................................................................................14
         You May Change Your Vote If You Wish.........................................................................18
         Additional Information.......................................................................................18
         Selected Historical and Pro Forma Combined Financial Data....................................................19
         Unaudited Comparative Per Share Data.........................................................................26
         Proposed Merger with Pioneer American Holding Company Corp...................................................27

THE STOCKHOLDERS' MEETINGS............................................................................................28
         The NBT Special Meeting......................................................................................28
         The Lake Ariel Special Meeting...............................................................................31

PROPOSED AMENDMENTS TO NBT'S CERTIFICATE OF INCORPORATION.............................................................33

RATIFICATION OF AMENDMENT TO NBT'S BY-LAWS............................................................................33

PROPOSAL 1............................................................................................................34
         PROPOSAL TO CHANGE NBT'S AUTHORIZED COMMON STOCK AND PREFERRED STOCK TO
              SHARES HAVING A PAR VALUE OF $.01 PER SHARE.............................................................34

PROPOSAL 2............................................................................................................35
         PROPOSAL  TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF NBT COMMON STOCK
              FROM 15 MILLION TO 30 MILLION...........................................................................35

PROPOSAL 3............................................................................................................37
         PROPOSAL TO RATIFY AN AMENDMENT TO CERTAIN PROVISIONS OF NBT'S BY-LAWS
              RELATING TO THE NUMBER, QUALIFICATION AND ELECTION OF DIRECTORS.........................................37

                                       5

PROPOSAL 4............................................................................................................38
         THE MERGER ..................................................................................................38
         General......................................................................................................38
         Background of the Merger.....................................................................................38
         Recommendation of the NBT Board and NBT's Reasons for the Merger.............................................41
         Recommendation of the Lake Ariel Board and Lake Ariel's Reasons for the Merger...............................43
         Recommendation of Lake Ariel's Board of Directors ...........................................................44
         Merger Consideration.........................................................................................44
         Opinion of NBT's Financial Advisor...........................................................................45
         Opinion of Lake Ariel's Financial Advisor....................................................................51
         Other Interests of Officers and Directors in the Merger......................................................55
         Stock Option Agreement.......................................................................................59
         Accounting Treatment.........................................................................................61
         Dissenters' or Appraisal Rights..............................................................................62
         Inclusion of NBT's Common Stock on Nasdaq National Market....................................................62
         Dividends....................................................................................................62
         Exchange of Lake Ariel Certificates..........................................................................62
         Lake Ariel Stock Options.....................................................................................63
         Representations and Warranties...............................................................................63
         Conduct of Business Pending Completion of the Merger.........................................................64
         Conditions to Complete the Merger............................................................................67
         Termination and Termination Fees ............................................................................68
         Amendment and Waiver.........................................................................................70
         Survival of Certain Provisions...............................................................................70
         Restrictions on Resales by Affiliates........................................................................71
         Fees for Financial Advisory Services.........................................................................71
         Allocation of Costs and Expenses.............................................................................72

THE COMPANIES.........................................................................................................72
         NBT Following the Merger.....................................................................................73

REGULATION AND SUPERVISION............................................................................................73
         Support of Subsidiary Banks..................................................................................74
         Liability of Commonly Controlled Banks.......................................................................75
         Depositor Preference Statute.................................................................................75
         Capital Requirements.........................................................................................75
         Brokered Deposits............................................................................................77
         Dividend Restrictions........................................................................................77
         Deposit Insurance Assessments................................................................................77
         Interstate Banking and Branching.............................................................................78
         Control Acquisitions.........................................................................................78
         Financial Modernization......................................................................................79
         Future Legislation...........................................................................................79

MATERIAL FEDERAL INCOME TAX CONSEQUENCES..............................................................................79

PRICE RANGE OF COMMON STOCK AND DIVIDENDS.............................................................................80

DESCRIPTION OF NBT CAPITAL STOCK .....................................................................................81
         Authorized Capital Stock.....................................................................................81
         Common Stock.................................................................................................82
         Preferred Stock..............................................................................................82
         Stockholder Rights Plan......................................................................................82



                                        6

         Registrar and Transfer Agent.................................................................................83

COMPARISON OF STOCKHOLDERS' RIGHTS....................................................................................83
         Special Meetings of Stockholders.............................................................................86
         Inspection of Voting List of Stockholders....................................................................86
         Cumulative Voting............................................................................................87
         Preemptive Rights............................................................................................87
         Classification of the Board of Directors.....................................................................87
         Election of the Board of Directors...........................................................................87
         Removal of Directors.........................................................................................87
         Additional Directors and Vacancies on the Board of Directors.................................................87
         Liability of Directors.......................................................................................88
         Indemnification of Directors, Officers, Employees and Agents.................................................88
         Restrictions upon Certain Business Combinations..............................................................89
         Mergers, Share Exchanges or Asset Sales......................................................................91
         Amendments to Certificate and Articles of Incorporation......................................................91
         Amendments to Bylaws.........................................................................................92
         Appraisal/Dissenters' Rights.................................................................................92

RIGHTS OF DISSENTING STOCKHOLDERS.....................................................................................92

OTHER MATTERS.........................................................................................................95
         Stockholder Proposals for Annual Meetings....................................................................95
         Other Matters................................................................................................95

LEGAL MATTERS.........................................................................................................95

EXPERTS...............................................................................................................95


WHERE YOU CAN FIND MORE INFORMATION...................................................................................96
         NBT Bancorp Inc. SEC Filings.................................................................................96
         Lake Ariel Bancorp, Inc. SEC Filings.........................................................................96

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS ....................................................................98

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS...........................................................111

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS  ..........................................................114

                                      7

Appendix A -- Agreement and Plan of Merger, as amended

Appendix B -- Article FOURTH of NBT's Certificate of Incorporation

Appendix C -- Opinion of McConnell, Budd & Downes, Inc.

Appendix D -- Opinion of Janney Montgomery Scott LLC

Appendix E  --  Sections 1571 through 1580 of the Pennsylvania Business Corporation Law, regarding dissenters' rights

Appendix F  --  Article III, Section 2 of NBT's Bylaws


                                     SUMMARY

         This brief summary does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred you to fully understand the amendments to NBT's Certificate of Incorporation and the merger. See "Where You Can Find More Information" on page 96.


                                  THE COMPANIES

NBT BANCORP INC.
52 South Broad Street
Norwich, New York  13815
(607) 337-2265

         NBT, a registered bank holding company incorporated in the State of Delaware, is the parent holding company of NBT Bank, N.A., a national bank. NBT Bank is a full service commercial bank providing a broad range of financial products and services in central and northern New York. In fiscal year 1998, NBT's net income was $19.1 million; in fiscal year 1997, NBT's net income was $14.7 million; and for the nine months ended September 30, 1999, NBT's net income was $14.4 million. As of September 30, 1999, NBT's total assets were approximately $1.4 billion, total deposits were approximately $1.1 billion and stockholders' equity was approximately $127.9 million.

LAKE ARIEL BANCORP, INC.
P.O. Box 67, Route 191
Lake Ariel, Pennsylvania 18436
(570) 698-5695

         Lake Ariel, a registered bank holding company incorporated in the Commonwealth of Pennsylvania, is the parent holding company of LA Bank, National Association. LA Bank provides commercial banking products and services in northeastern Pennsylvania. In fiscal year 1998, Lake Ariel's net income was $3.8 million; in fiscal year 1997, Lake Ariel's net income was $3.4 million; and for the nine months ended September 30, 1999, Lake Ariel's net income was $3.0 million. As of September 30, 1999, Lake Ariel's total assets were approximately $552.9 million, total deposits were approximately $342.0 million and stockholders' equity was approximately $34.8 million. We enclose with this Joint Proxy Statement/Prospectus copies of Lake Ariel's 1998 annual report for the year ended December 31, 1998 and SEC Form 10-Q quarterly report for the quarter ended September 30, 1999.

                           THE STOCKHOLDERS' MEETINGS

NBT. NBT will hold its special meeting of stockholders at the Howard Johnson, 75 North Broad Street, Norwich, New York on February 17, 2000 at 2:00 p.m. local time. At the NBT special meeting, NBT stockholders will consider and vote upon the following proposals:

         1. A proposal to amend Article FOURTH of NBT's Certificate of Incorporation to change the authorized shares of common stock and preferred stock from no par value, $1.00 stated value per share to shares having a par value of $.01 per share;

         2. A proposal to amend Article FOURTH of NBT's Certificate of Incorporation to increase the number of shares of common stock NBT is authorized to issue from 15 million to 30 million;

         3. A proposal to ratify a change to Article III, Section 2 of NBT's By-laws, relating to the number, classification and qualification of directors, previously approved by the NBT Board; and

         4.   A proposal to approve the merger  agreement,  which, if completed,
              authorizes   and  effects   the  merger  and  the  other   matters
              contemplated by the merger agreement.

         The effects of the merger include the following:

         |X| The merger of Lake Ariel into NBT, with NBT being the surviving corporation;

         |X| If the NBT stockholders have not approved the proposal to increase the number of shares of common stock that NBT is authorized to issue from 15 million to 30 million, NBT will amend its Certificate of Incorporation to provide for the authorization of an additional five million shares of common stock by increasing the authorized shares to 20 million. We attach copies of the various possible forms of the amended Article FOURTH of the Certificate of Incorporation as Appendix B to this Joint Proxy Statement/Prospectus;

         |X| NBT will issue approximately 4.8 million shares of its common stock to the stockholders of Lake Ariel in the merger; and

         |X| The NBT Board will expand from nine to twelve members, and three directors from the current Lake Ariel Board will join the NBT Board.

              Only holders of record of NBT common stock at the close of business on December 30, 1999, which is the record date for the NBT special meeting, will be entitled to vote at the NBT special meeting and any adjournments or postponements of the meeting. You can cast one vote for each share of NBT common stock that you owned on the record date.

         Approval of each of the two amendments to NBT's Certificate of Incorporation and of ratification of the bylaw change requires the approval by the holders of a majority of the outstanding shares of NBT common stock entitled to vote. Completion of the merger requires, among other things, its approval by the holders of (1) a majority of the outstanding shares of NBT common stock entitled to vote and (2) two-thirds of the outstanding shares of Lake Ariel common stock entitled to vote.

         As of November 30, 1999, directors and executive officers of NBT and their affiliates were the beneficial owners of approximately 5.80% of the outstanding shares of NBT common stock. As of the record date, a total of 13,097,996 shares of NBT common stock was eligible to be voted at the NBT special meeting. These directors and executive officers have indicated their intention to vote their shares of NBT common stock in favor of the merger agreement and the two proposals to amend NBT's Certificate of Incorporation.

Lake Ariel. Lake Ariel will hold its special meeting of stockholders at Holiday Inn-Scranton East, 200 Tigue Street, Dunmore, Pennsylvania on February 17, 2000 at 10:00 a.m. local time. At the Lake Ariel special meeting, Lake Ariel stockholders will vote upon a proposal to approve the merger agreement, the merger and the other matters contemplated by the merger agreement.

         Only holders of record of Lake Ariel common stock at the close of business on December 29, 1999, which is the record date for the Lake Ariel special meeting, will be entitled to vote at the Lake Ariel special meeting and any adjournments or postponements of the meeting. You can cast one vote for each share of Lake Ariel common stock that you owned on the record date.

         Completion of the merger requires, among other things, its approval by the holders of (1) two-thirds of the outstanding shares of Lake Ariel common stock entitled to vote and (2) a majority of the outstanding shares of NBT common stock entitled to vote.

         As of November 30, 1999, directors and executive officers of Lake Ariel and their affiliates were the beneficial owners of approximately 18.94% of the outstanding shares of Lake Ariel common stock. As of the record date, a total of 4,859,771 shares of Lake Ariel common stock was eligible to be voted at the Lake Ariel meeting. These directors and executive officers of Lake Ariel have indicated their intention to vote their shares of Lake Ariel common stock in favor of the merger agreement.

         On December 7, 1999, NBT entered into a plan of merger with Pioneer American Holding Company Corp. See "Summary -- Proposed Merger with Pioneer
American Holding Company Corp." At their respective special meetings the stockholders of NBT and Lake Ariel will not consider and vote upon NBT's proposed merger with Pioneer American. NBT will request that its stockholders vote upon that merger at the next annual meeting of NBT stockholders or else will call a meeting of its stockholders in the future to consider and vote upon that merger.

                                   THE MERGER

         Lake Ariel will merge with and into NBT. The name of the combined company will be NBT Bancorp Inc. The combined company's principal executive offices will be in Norwich, New York. We expect to complete the merger during the first quarter of 2000.

         We have attached the merger agreement, as amended, to this Joint Proxy Statement/Prospectus as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

EACH LAKE ARIEL SHARE WILL CONVERT INTO THE RIGHT TO RECEIVE  BETWEEN 0.8731 AND
0.9961 OF A SHARE OF NBT COMMON STOCK (SEE PAGE 44)

         In the merger,  Lake Ariel stockholders will receive between 0.8731 and
0.9961 of a share of NBT common stock for each share of Lake Ariel common stock that they own. We will determine the actual exchange ratio by dividing $18.50 by the average closing bid and asked price per share of NBT common stock for each of the 20 consecutive trading days ending on the eighth trading day before the effective date of the merger. However, NBT and Lake Ariel have agreed that the exchange ratio will only fluctuate between 0.8731 and 0.9961. For example, if the average closing price per share of NBT common stock were $16.50, then we would divide $18.50 by $16.50 to arrive at 1.1212. However, in this case, the exchange ratio would go no higher than 0.9961. Conversely, if the average closing price per share of NBT common stock were $22.875, then we would divide $18.50 by $22.875 to arrive at 0.8087. In this case, the exchange ratio would go no lower than 0.8731.

         Following the merger, the former Lake Ariel stockholders will own approximately 28% of the outstanding common stock of NBT, assuming no Lake Ariel stockholder exercises dissenters' rights. Upon completion of NBT's proposed merger with Pioneer American, the former Lake Ariel stockholders will own approximately 22% of the outstanding shares of the combined company.

         The merger agreement provides for adjustment of the exchange ratio:

         |X| either upwards or downwards if a stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares or similar transaction occurs with respect to either NBT common stock or Lake Ariel common stock; or

         |X|      upwards but not downwards if:

                  (1) the price of a share of NBT common stock declines below $16.1905, and

                  (2) the NBT stock price decline, expressed as a percentage, is more than 15 percentage points greater than the weighted average stock price decline of the index group, and

                  (3) Lake Ariel exercises its right to terminate the merger as a result of NBT's price decline, subject to NBT's right to require Lake Ariel to complete the merger if NBT increases the exchange ratio as provided in the merger agreement, and

                  (4) NBT elects to increase the exchange ratio in that manner.

         See "The Merger -- Termination and Termination Fees -- Termination Upon a Decline in the Value of NBT Common Stock" for a more comprehensive discussion of this termination provision.

         We will not issue fractional shares of NBT common stock in the merger. Any Lake Ariel common stockholder who would otherwise be entitled to receive a fraction of a share of NBT common stock will instead receive cash for such fractional share.

         Lake Ariel stockholders should not send in their stock certificates for exchange until instructed to do so after we complete the merger (see page 62).

NBT STOCKHOLDERS WILL NOT EXCHANGE THEIR NBT SHARES

         Stockholders of NBT will continue to own their existing shares after the merger. Following the merger, the stockholders of NBT will own approximately 72% of the outstanding common stock of NBT. Upon completion of NBT's proposed merger with Pioneer American, the stockholders of NBT will own approximately 56% of the outstanding shares of the combined company.

WHEN WE EXPECT THE MERGER TO CLOSE (SEE PAGE 38)

         We expect completion of the merger as soon as practicable following approval of the merger by the stockholders of NBT and Lake Ariel at their stockholders meetings and satisfaction of all other conditions to the merger. We anticipate completion of the merger during the first quarter of 2000.

NBT WILL EXPAND ITS BOARD OF DIRECTORS FOLLOWING THE MERGER (SEE PAGE 73)

         In connection with the merger, NBT will increase the size of its board of directors from nine directors to twelve directors. The present NBT Board will appoint three individuals who are presently directors of Lake Ariel to serve on the NBT Board following the merger.

         After the merger, the current executive officers of NBT will continue to hold the same offices. Mr. John G. Martines, Chief Executive Officer of Lake Ariel, will be chief executive officer of LA Bank, National Association, which will be a wholly-owned subsidiary of NBT following the merger.

         The plan of merger between NBT and Pioneer American provides that conditionally upon completion of that proposed merger NBT will increase the size of its board of directors by three directors and will appoint three individuals who are presently directors of Pioneer American to serve on the NBT Board. See "Summary -- Proposed Merger with Pioneer American Holding Company Corp."

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 80)

         Shares of NBT common stock trade on the Nasdaq National Market as do the shares of Lake Ariel common stock. On August 13, 1999, the last full trading day prior to the public announcement of the signing of the merger agreement, and on January 11, 2000, the last trading day prior to the printing of this document, the closing prices of NBT common stock and Lake Ariel common stock were as follows

                                              AUGUST 13, 1999                JANUARY 11, 2000
                                              ---------------                -----------------

NBT.................................               $19.29                         $14.75

Lake Ariel..........................               $13.00                         $14.13

Equivalent Market Value Per
    Share of Lake Ariel.............               $19.21                         $14.69


On December 7, 1999, the last full trading day prior to the public announcement of the proposed merger between NBT and Pioneer American, the closing price of NBT common stock on the Nasdaq National Market was $16.25.

         If the exchange ratio at the effective time of the merger is at or between the low and high exchange ratios provided by the merger agreement of
0.8731 and 0.9961 of a share of NBT common stock for each share of Lake Ariel common stock, the market value of the consideration that Lake Ariel stockholders will receive in the merger for each share of Lake Ariel common stock, irrespective of the specific exchange ratio, would be $18.50. Because the valuation period for determining the average closing price of NBT's common stock and the effective exchange ratio for Lake Ariel shares ends on the eighth trading day before the effective time of the merger, it is possible that the market price of NBT common stock might increase or decrease between the valuation period and the effective time of the merger. Should that occur, the stockholders of Lake Ariel would receive shares of NBT common stock in the merger with a market value of more or less than the $18.50 per share value agreed by the parties.

         The market prices of NBT common stock and Lake Ariel common stock will fluctuate prior to the merger in the normal course of trading on a day-to-day basis. You should obtain current stock price quotations for NBT common stock and Lake Ariel common stock. You can get these quotations from a newspaper, on the Internet, or by calling your broker.

OUR FINANCIAL ADVISORS BELIEVE THE EXCHANGE RATIO IS FAIR TO STOCKHOLDERS (SEE PAGES 45 AND 51)

NBT. McConnell, Budd & Downes, Inc. has acted as financial advisor to NBT in connection with the merger. McConnell, Budd & Downes delivered to the NBT Board an oral opinion on August 16, 1999, which McConnell, Budd & Downes confirmed and updated by its written opinion dated as of the date of this Joint Proxy Statement/Prospectus. The opinion states that, as of the date of such opinion and based upon and subject to various assumptions and limitations, the exchange ratio was fair to the stockholders of NBT from a financial point of view. McConnell, Budd & Downes provided its opinion for the information and assistance of the NBT Board and it addresses only the fairness of the exchange ratio to the NBT stockholders from a financial point of view. It does not address either the merits of the underlying decision by NBT to engage in the transaction or constitute a recommendation to any stockholder as to how a stockholder should vote on the merger agreement. We attach a copy of the McConnell, Budd & Downes opinion as Appendix C. NBT has agreed to pay McConnell, Budd & Downes $475,000 for its services rendered to NBT.

Lake Ariel. Janney Montgomery Scott LLC has acted as financial advisor to Lake Ariel in connection with the merger. Janney Montgomery Scott delivered to the Lake Ariel Board a written opinion on August 16, 1999, and an updated written opinion on January , 2000. The opinion and its update state that, based upon and subject to certain matters stated in the opinion and its update, the financial consideration which Lake Ariel stockholders will receive in the merger was fair to the Lake Ariel stockholders from a financial point of view. We attach the written opinion of Janney Montgomery Scott, which sets forth various assumptions and limitations, as Appendix D to this Joint Proxy Statement/Prospectus. Janney Montgomery Scott provided its opinion and update for the information and assistance of the Lake Ariel Board, and it addresses only the fairness from a financial point of view of the financial consideration to be received by the Lake Ariel stockholders and neither addresses the merits of the underlying decision by Lake Ariel to engage in the transaction nor constitutes a recommendation to any stockholder as to how a stockholder should vote on the merger agreement. Lake Ariel has agreed to pay Janney Montgomery Scott a fee of $175,000 for its services rendered to Lake Ariel.

         We recommend that each NBT stockholder and each Lake Ariel stockholder read each opinion carefully in their entirety to understand the assumptions made, matters considered, and limitations on review undertaken by each financial advisor.

TRANSACTION GENERALLY TAX-FREE TO LAKE ARIEL STOCKHOLDERS (SEE PAGE 80)

         Lake Ariel Stockholders. We expect the merger to be tax-free to Lake Ariel stockholders who receive shares of NBT common stock. Cash received by Lake Ariel stockholders instead of fractional shares in the merger generally will be taxable.

         NBT Stockholders. Neither NBT nor its stockholders will recognize gain or loss as a result of the merger.

         NBT and Lake Ariel will have no obligation to complete the merger unless we receive a legal opinion that the merger will qualify as a transaction that is generally tax-free for federal income tax purposes. In that case, the federal income tax treatment of the merger will be as we have described it above. The legal opinion will not bind the Internal Revenue Service, however, which could take a different view.


                           OUR REASONS FOR THE MERGER

NBT. THE NBT BOARD BELIEVES THAT THE MERGER IS ADVISABLE AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, WHICH AUTHORIZES AND EFFECTS THE MERGER AND THE OTHER MATTERS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE ISSUANCE BY NBT OF APPROXIMATELY 4.8 MILLION SHARES OF ITS COMMON STOCK IN THE MERGER TO THE LAKE ARIEL STOCKHOLDERS. The shares of NBT common stock which NBT will issue to the Lake Ariel shareholders in the merger will represent approximately 28% of the outstanding NBT common stock after the merger.

         We recommend the merger because:

        |X| the merger will permit NBT to expand its operations into new markets and beyond New York State into Pennsylvania and will allow NBT to diversify its operations

        |X| the merger will afford NBT an opportunity to expand the delivery of its financial services, especially its trust services, to a broader and more disparate customer base

        |X| the financial resources of the combined company following the merger will permit NBT to broaden its product capabilities and services, respond to changes in the financial services industry, and compete more effectively with other financial institutions within its expanded geographical service area

        |X| the anticipated positive financial impact of the merger upon NBT's future financial performance will enhance stockholder return by achieving operating efficiencies and cost savings

         To review the NBT Board's reasons for the merger in greater detail, see page 41.

Lake Ariel. THE LAKE ARIEL BOARD BELIEVES THAT THE MERGER IS ADVISABLE AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, THE MERGER AND THE OTHER MATTERS CONTEMPLATED BY THE MERGER AGREEMENT.

         We recommend the merger because:

         |X| NBT offers a broader range of products and services and the merger would provide Lake Ariel's customers with access to these products and services without Lake Ariel's having to undergo the expense of introducing them on its own

         |X| the exchange ratio resulted in a value of $18.50 per share or 31.4% premium to the closing price of Lake Ariel common stock on August 13, 1999 and would result in an increase of dividends per share of approximately $.062 ($.248 annualized) or approximately 62% on August 13, 1999

         |X| the anticipated cost savings and efficiencies available to the combined company could result in a better return to Lake Ariel stockholders

         To review the Lake Ariel Board's reasons for the merger in greater detail, see page 43.

WE RECOMMEND THAT STOCKHOLDERS APPROVE THE MERGER (SEE PAGES 41 AND 44)

NBT. The NBT Board believes that the merger is fair to you and is in your best interests, and unanimously recommends that you vote FOR the proposal to approve the merger agreement, the merger and the related matters.

Lake Ariel. The Lake Ariel Board believes that the merger is fair to you and is in your best interests, and unanimously recommends that you vote FOR the proposal to approve the merger agreement, the merger and the related matters.

OTHER INTERESTS OF LAKE ARIEL OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 55)

         Certain officers and directors, who are also stockholders, of Lake Ariel will receive benefits as a result of the merger that are different from, or in addition to, the benefits you will receive. These benefits include the following:

         |X| John G. Martines, Chief Executive Officer of Lake Ariel, will receive an employment agreement with NBT, which becomes effective only upon completion of the merger;

         |X| certain Lake Ariel officers will receive change-in-control agreements with NBT, which provide for severance benefits upon termination of their employment upon a covered change in control (see "The Merger -- Other Interests of Officers and Directors in the Merger -- Change-in-Control Agreements"); and

         |X| upon completion of the merger, NBT will assume and continue in effect certain salary continuation agreements between LA Bank and Messrs. Martines, Martarano and Earyes and a supplementary retirement benefit agreement between LA Bank and Mr. Martines.

         The merger agreement provides that following the merger NBT will take no action to abrogate or diminish any right to indemnification accorded under Lake Ariel's Articles of Incorporation or bylaws existing in favor of the current or former directors or officers of Lake Ariel. The merger agreement also provides that following the effective time of the merger and to the extent permitted by law, all rights to such indemnification will survive completion of the merger, and NBT will honor such obligations in accordance with their terms with respect to events, acts, or omissions occurring prior the effective time of the merger.

COMPLETION  OF THE MERGER REQUIRES SATISFACTION OF VARIOUS CONDITIONS (SEE PAGE
67)

         We must satisfy a number of conditions before completion of the merger, including that:

         |X| the stockholders of NBT and Lake Ariel approve the merger agreement;

         |X| the Board of Governors of the Federal Reserve System and the Department of Banking of the Commonwealth of Pennsylvania approve the merger; we have received the requisite approvals from these agencies;

         |X| the Nasdaq authorizes the inclusion on the Nasdaq National Market of the NBT common stock to be issued to Lake Ariel stockholders;

         |X| the Securities and Exchange Commission declares effective the registration statement relating to the issuance of NBT common stock to holders of Lake Ariel common stock, and the registration statement is not subject to a stop-order or a threatened stop-order;

         |X| NBT and Lake Ariel receive a legal opinion regarding treatment of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended; and

         |X|      NBT receives a letter from its independent  public accountants
                  stating   that  the  merger  will   qualify  for  "pooling  of
                  interests" accounting treatment.

          Where the law permits, NBT or Lake Ariel may waive some of the conditions to the merger if it deems such a waiver to be in the best interests of its stockholders. Although we anticipate completing the merger during the first quarter of 2000, we cannot be certain when (or if) the conditions to the merger will be satisfied or when we will complete the merger.

WE MAY DECIDE NOT TO COMPLETE THE MERGER (SEE PAGE 67)

         We can agree to terminate the merger agreement before completion of the merger. Either of us may terminate the merger agreement if any of the following occurs:

         |X|      failure to complete the merger by April 15, 2000;

         |X| a determination that the other party has materially breached any of its covenants contained in the merger agreement, and has not cured the breach within the specified time period, or a determination that the representations and warranties of the other party were materially incorrect when made; or

         |X| a decline in the price of NBT common stock absolutely and relative to the weighted average price of the common stock of other selected bank holding companies exceeds limits specified in the merger agreement and Lake Ariel exercises its right to cancel the merger, subject to NBT's right to increase the exchange ratio as provided in the merger agreement and NBT elects not to increase the exchange ratio.

WE MAY AMEND THE TERMS OF THE MERGER AND WAIVE SOME CONDITIONS (SEE PAGE 70)

         We may jointly amend the terms of the merger, and each of us may waive our right to require the other party to adhere to those terms, to the extent legally permissible. However, after our stockholders approve the merger agreement and the merger, they must approve any amendment or waiver that would reduce or change the consideration that they will receive upon completion of the merger.

LAKE ARIEL HAS GRANTED  NBT AN OPTION TO  PURCHASE  19.9% OF ITS STOCK (SEE PAGE
59)

         As a condition to NBT's willingness to enter into the merger agreement, and to discourage other companies from attempting to acquire Lake Ariel, Lake Ariel granted NBT an option to purchase up to 19.9% of the Lake Ariel common stock outstanding immediately before the exercise of such option at an exercise price of $11.375 per share. The option is exercisable only upon occurrence of specified events that would be ordinarily associated with an acquisition or potential acquisition of Lake Ariel by a third party.

WE HAVE RECEIVED THE REQUIRED REGULATORY APPROVALS

         Completion of the merger requires the approval by the Federal Reserve Board and the Pennsylvania Department of Banking. The Federal Reserve Board approved the merger on November 19, 1999. The Pennsylvania Department of Banking approved the merger on December 1, 1999.

WE EXPECT "POOLING OF INTERESTS" ACCOUNTING TREATMENT (SEE PAGE 61)

         We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company. We will not be required to complete the merger unless we receive a letter from our independent accountants telling us that the merger will qualify as a pooling of interests.

LAKE ARIEL STOCKHOLDERS WILL HAVE DISSENTERS' RIGHTS (SEE PAGES 62 AND 92)

Lake Ariel. By resolution, as permitted by Pennsylvania law, the Lake Ariel Board has extended to its stockholders dissenters' rights to the payment in cash of the fair value of their shares of Lake Ariel common stock in connection with the merger. TO PERFECT THEIR DISSENTERS' RIGHTS, HOLDERS OF THESE SHARES OF LAKE ARIEL COMMON STOCK MUST FOLLOW REQUIRED STATUTORY PROCEDURES, INCLUDING FILING NOTICES WITH LAKE ARIEL, AND EITHER ABSTAINING OR VOTING AGAINST THE MERGER AGREEMENT AND THE MERGER. If you hold shares of Lake Ariel common stock and you dissent from the merger agreement and the merger and follow the required procedures, your shares of Lake Ariel common stock will not become shares of NBT common stock upon completion of the merger. Instead, your only right will be to receive the value of your shares in cash. We have attached the applicable provisions of Pennsylvania law related to dissenters' rights to this Joint Proxy Statement/Prospectus as Appendix E.

NBT. Under Delaware law, the NBT stockholders will not have dissenters' rights or appraisal rights in connection with the merger.

INCLUSION OF SHARES OF NBT STOCK FOR TRADING ON THE NASDAQ NATIONAL MARKET (SEE PAGE 62)

         NBT will list the shares of common stock to be issued to holders of Lake Ariel common stock in connection with the merger for inclusion on the Nasdaq National Market. After completion of the merger, NBT will delist the Lake Ariel common stock from the Nasdaq National Market and deregister the Lake Ariel common stock for purposes of the Securities Exchange Act of 1934.

NBT PLANS TO CONTINUE ITS DIVIDEND POLICY FOLLOWING THE MERGER (SEE PAGE 62)

         The current annualized rate of cash dividends on the shares of NBT common stock is $0.648 per share. Upon completion of the merger, NBT expects that it will continue to pay quarterly cash dividends in a manner that is consistent with its past practices, subject to approval and declaration by its board. The payment of cash dividends by NBT in the future will depend on its financial condition and earnings, business conditions and other factors.

COMPARISON OF LAKE ARIEL STOCKHOLDERS' RIGHTS BEFORE AND AFTER THE MERGER (SEE PAGE 83)

         We have summarized below the material differences in the rights of the stockholders of Lake Ariel and NBT. Upon completion of the merger, Lake Ariel stockholders will have the same rights as NBT stockholders.

         |X| NBT is a Delaware corporation and the rights of its stockholders are generally subject to the corporate law of Delaware. Lake Ariel is a Pennsylvania corporation and the rights of its stockholders are generally subject to the corporate law of Pennsylvania.

         |X| Under NBT's bylaws, NBT stockholders have the right to call a special stockholders' meeting at the written request of at least 50% of all shares entitled to vote at the meeting. Under Lake Ariel's bylaws, Lake Ariel stockholders have the right to call a special stockholders' meeting at the written request of holders of at least 20% of all shares entitled to vote at the meeting.

         |X| Each company's governing instruments provide for restrictions upon certain business combinations. NBT's Certificate of Incorporation and Delaware law limit the ability of a Delaware corporation to enter into a business combination with a major stockholder or an interested stockholder and require a supermajority vote to accomplish such transactions. The Lake Ariel Articles of Incorporation require a supermajority vote of the stockholders to approve any merger or consolidation, liquidation or dissolution, or any sale or other disposition of all or substantially all of the assets of the corporation.

                  Moreover, Pennsylvania law restricts business combinations with interested stockholders.

        |X|      Under Delaware law, NBT stockholders may have appraisal rights to dissent from a statutory merger or consolidation and obtain the fair value in cash of their shares of NBT common stock, depending upon the type of consideration they receive in exchange for their shares. No appraisal or dissenters' rights are available to NBT stockholders in the merger. Under Pennsylvania law, Lake Ariel stockholders have dissenters' rights to dissent from a merger, consolidation, a sale, lease, exchange or disposition of all or substantially all of the property or assets of a Pennsylvania corporation, or for other fundamental changes in the corporation and to obtain the fair value in cash of their shares of Lake Ariel common stock.


                      YOU MAY CHANGE YOUR VOTE IF YOU WISH

         You may change your vote at any time before the voting of your proxy at the stockholders' meeting. You can change your vote in any of the following ways:

         |X| You can send a written notice dated after your proxy stating that you would like to revoke your proxy. If you are an NBT stockholder, you should send your written notice to the Chief Executive Officer of NBT at the address below. If you are a Lake Ariel stockholder, you should send your written notice to the Secretary of Lake Ariel at the address below;

         |X| You can complete a new proxy card and send it to NBT or Lake Ariel, and the new proxy card will automatically replace any earlier dated proxy card that you previously returned; or

         |X| You can attend your stockholders' meeting and vote in person. Attending the special meeting will not by itself revoke your proxy.

         You should send any written notice of revocation, request for a new proxy card or a completed new proxy card to NBT Bancorp Inc. at 52 South Broad Street, Norwich, New York 13815, Attention: Chief Executive Officer, if you are an NBT stockholder; or Lake Ariel Bancorp, Inc. at 409 Lackawanna Avenue, Suite 201, Scranton, Pennsylvania 18503-2045, Attention: Secretary, if you are a Lake Ariel stockholder.

                             ADDITIONAL INFORMATION

         If you have questions about the merger or would like additional copies of this Joint Proxy Statement/Prospectus, you should contact:

For NBT Stockholders:                       For Lake Ariel Stockholders:

NBT Bancorp Inc.                            Lake Ariel Bancorp, Inc.
52 South Broad Street                       409 Lackawanna Avenue, Suite 201
Norwich, New York  13815                    Scranton, Pennsylvania  18503-2045
Attention: Michael J. Chewens, CPA          Attention: Joseph J. Earyes, CPA
Phone Number: (607) 337-6520                Phone Number: (570) 343-8200

            SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

         The following tables set forth selected historical financial data for NBT and Lake Ariel, and selected unaudited pro forma combined financial data for the combined company. The selected historical financial data have been derived from consolidated financial statements of NBT and Lake Ariel included elsewhere in this document. Stockholders of each of NBT and Lake Ariel should read this information in conjunction with the historical financial statements and related notes of each of NBT and Lake Ariel and the unaudited pro forma condensed consolidated financial statements and related notes of NBT presented on pages 98 through 112. The NBT and Lake Ariel combined results of operations give effect to NBT's proposed acquisition of Lake Ariel as a pooling of interests, as if such transaction had been completed as of the beginning of each of the periods presented.

         The pro forma  information  does not  reflect  estimated  non-recurring charges that will be incurred in connection with the mergers. The combined company expects to achieve certain merger benefits in the form of operating expense reductions and revenue enhancements. The pro forma information does not reflect potential operating expense reductions or revenue enhancements that are expected to result from the merger, and therefore may not be indicative of the results of future operations. No assurance can be given with respect to the ultimate level of operating expense reductions or revenue enhancements. Accordingly, the unaudited selected pro forma condensed combined financial data of the combined company as of the effective time and thereafter may be materially different from the data reflected in the pro forma information below.

NBT BANCORP INC.
SELECTED FINANCIAL DATA
(in thousands, except per share data)                         SEPT. 30, 1999  SEPT. 30, 1998      1998          1997         1996
                                                              --------------  --------------      ----          ----         ----

FOR PERIOD ENDED
Interest and fee income                                       $      75,369   $    75,980      $  101,080   $    96,181   $   84,387
Interest expense                                                     30,324        33,274          43,677        42,522       36,365
Net interest income                                                  45,045        42,706          57,403        53,659       48,022
Provision for loan losses                                             2,925         3,550           4,599         3,505        3,175
Noninterest income excluding securities gains (losses)                7,699         7,015           9,355         8,403        7,683
Securities gains (losses)                                             1,507           613             624         (337)        1,179
Noninterest expense                                                  27,940        28,648          39,128        35,170       34,422
Income before income taxes                                           23,386        18,136          23,655        23,050       19,287
Net income                                                           14,356        14,513          19,102        14,749       12,179

PER COMMON SHARE*
Basic earnings                                                $        1.10   $      1.10      $     1.45   $      1.12   $     0.93
Diluted earnings                                              $        1.09   $      1.07      $     1.42   $      1.11   $     0.93
Cash dividends paid                                           $       0.486   $     0.425      $    0.587   $     0.421   $    0.338
Stock dividends distributed                                             --%           --%              5%            5%           5%
Book value at period-end                                      $        9.80   $     10.08      $    10.02   $      9.30   $     8.24
Tangible book value at period-end                             $        9.28   $      9.49      $     9.44   $      8.66   $     7.47
Average common shares outstanding                                    13,022        13,241          13,198        13,176       13,058
Average diluted common shares outstanding                            13,165        13,509          13,474        13,335       13,140

PERIOD ENDED
Assets available for sale                                     $     358,648   $   395,836      $  358,645   $   443,918   $  373,337
Securities held to maturity                                          41,216        36,203          35,095        36,139       42,239
Loans                                                               898,668       797,604         821,505       735,482      654,593
Allowance for loan losses                                            13,555        12,611          12,962        11,582       10,473
Assets                                                            1,378,259     1,302,943       1,290,009     1,280,585    1,138,986
Deposits                                                          1,094,473     1,033,107       1,044,205     1,014,183      916,319
Short-term borrowings                                               113,163       120,215          96,589       134,527       88,244
Long-term debt                                                       35,161        10,174          10,171           183       20,195
Stockholders' equity                                                127,879       132,506         130,632       123,343      106,264

AVERAGE BALANCES
Assets                                                        $   1,317,448   $ 1,285,576      $1,288,334   $ 1,228,643   $1,110,968
Earning assets                                                    1,255,445     1,221,737       1,223,635     1,167,460    1,043,425
Loans                                                               858,937       762,338         774,640       695,552      617,810
Deposits                                                          1,043,439     1,031,842       1,029,817       973,641      916,683
Stockholders' equity                                                129,045       126,805         127,937       113,691      103,240

KEY RATIOS
Return on average assets                                              1.46%         1.51%           1.48%         1.20%        1.10%
Return on average equity                                             14.87%        15.30%          14.93%        12.97%       11.80%
Average equity to average assets                                      9.80%         9.86%           9.93%         9.25%        9.29%
Net interest margin                                                   4.88%         4,74%           4.76%         4.67%        4.69%
Efficiency                                                           53.22%        56.92%          57.92%        56.09%       60.74%
Cash dividend per share payout                                       44.74%        39.72%          41.34%        37.91%       36.50%
Tier 1 leverage                                                       9.37%         9.36%           9.33%         8.91%        8.70%
Tier 1 risk-based capital                                            14.39%        14.95%          14.69%        14.88%       14.06%
Total risk-based capital                                             15.64%        16.21%          15.94%        16.13%       15.31%


NBT BANCORP INC.
SELECTED FINANCIAL DATA
(in thousands, except per share data)                               1995          1994
                                                                    ----          ----
FOR PERIOD ENDED
Interest and fee income                                          $   77,400   $   70,438
Interest expense                                                     34,840       25,742
Net interest income                                                  42,560       44,696
Provision for loan losses                                             1,553        3,071
Noninterest income excluding securities gains (losses)                6,957        6,484
Securities gains (losses)                                               145          555
Noninterest expense                                                  33,024       38,674
Income before income taxes                                           15,085        9,990
Net income                                                            9,329        6,508

PER COMMON SHARE*
Basic earnings                                                   $     0.69   $     0.48
Diluted earnings                                                 $     0.69   $     0.47
Cash dividends paid                                              $    0.292   $    0.264
Stock dividends distributed                                              5%           5%
Book value at period-end                                         $     8.07   $     7.20
Tangible book value at period-end                                $     7.20   $     6.49
Average common shares outstanding                                    13,520       13,642
Average diluted common shares outstanding                            13,582       13,797

PERIOD ENDED
Assets available for sale                                        $  399,625   $  119,398
Securities held to maturity                                          40,311      272,466
Loans                                                               588,385      574,718
Allowance for loan losses                                             9,120        9,026
Assets                                                            1,106,266    1,044,557
Deposits                                                            873,032      791,443
Short-term borrowings                                               115,945      140,587
Long-term debt                                                        3,012        8,734
Stockholders' equity                                                108,044       98,307

AVERAGE BALANCES
Assets                                                           $1,042,198   $1,009,572
Earning assets                                                      977,738      942,989
Loans                                                               575,736      565,841
Deposits                                                            848,289      817,401
Stockholders' equity                                                101,630       99,710

KEY RATIOS
Return on average assets                                              0.90%        0.64%
Return on average equity                                              9.18%        6.53%
Average equity to average assets                                      9.75%        9.88%
Net interest margin                                                   4.43%        4.81%
Efficiency                                                           65.92%       70.22%
Cash dividend per share payout                                       42.61%       56.13%
Tier 1 leverage                                                       8.80%        9.05%
Tier 1 risk-based capital                                            15.21%       16.09%
Total risk-based capital                                             16.46%       17.35%

*All share and per share data has been restated to give retroactive effect to stock dividends and splits.

LAKE ARIEL BANCORP, INC.
SELECTED FINANCIAL DATA
(in thousands, except per share data)                          SEPT. 30, 1999  SEPT. 30, 1998       1998         1997         1996
                                                               --------------  --------------       ----         ----         ----
FOR PERIOD ENDED
Interest and fee income                                        $    24,109     $     21,692     $    29,220   $   24,650   $  20,275
Interest expense                                                    13,705           12,359          16,740       13,525      10,183
Net interest income                                                 10,404            9,333          12,480       11,125      10,092
Provision for loan losses                                              655              490           1,130          780         650
Noninterest income excluding securities gains (losses)               3,377            3,153           4,502        3,187       2,663
Securities gains (losses)                                              208               80             432          214          43
Noninterest expense                                                  9,354            8,038          11,452        9,210       7,997
Income before income taxes                                           3,980            4,038           4,832        4,536       4,151
Net income                                                           3,025            3,108           3,771        3,431       3,031

PER COMMON SHARE*
Basic earnings                                                 $      0.63     $       0.65     $      0.79   $     0.88   $    0.78
Diluted earnings                                               $      0.61     $       0.64     $      0.77   $     0.84   $    0.78
Cash dividends paid                                            $     0.300     $      0.280     $     0.410   $    0.380   $   0.320
Stock dividends distributed                                            --%              --%              5%           5%          5%
Book value at period-end                                       $      7.16     $       7.96     $      7.87   $     7.50   $    5.45
Tangible book value at period-end                              $      6.60     $       7.38     $      7.29   $     7.32   $    5.25
Average common shares outstanding                                    4,840            4,791           4,796        3,935       3,860
Average diluted common shares outstanding                            4,971            4,911           4,906        4,073       3,870

PERIOD ENDED
Assets available for sale                                       $  173,878     $     69,899     $    83,301   $   57,166   $  60,714
Securities held to maturity                                         47,297          104,471         111,826       58,245      26,601
Loans                                                              280,868          215,434         224,404      209,724     177,505
Allowance for loan losses                                            2,546            1,971           2,360        2,109       1,830
Assets                                                             552,917          444,706         474,689      368,073     297,906
Deposits                                                           342,034          302,851         312,742      280,450     253,196
Short-term borrowings                                               32,614            2,127           3,283          200         300
Long-term debt                                                     138,204           96,188         115,459       47,656      20,023
Stockholders' equity                                                34,808           38,293          37,940       35,815      21,172

AVERAGE BALANCES
Assets                                                         $   495,937     $    417,760     $   429,209   $  344,066   $ 276,954
Earning assets                                                     449,365          379,761         389,043      313,079     253,913
Loans                                                              245,331          215,462         218,629      194,064     165,348
Deposits                                                           322,121          281,695         288,664      268,112     233,475
Stockholders' equity                                                36,515           36,508          36,724       22,515      20,242

KEY RATIOS
Return on average assets                                             0.81%            0.99%           0.88%        1.00%       1.09%
Return on average equity                                            11.05%           11.35%          10.27%       15.24%      14.97%
Average equity to average assets                                     7.36%            8.74%           8.56%        6.54%       7.31%
Net interest margin                                                  3.36%            3.52%           3.43%        3.81%       4.20%
Efficiency                                                          63.83%           62.78%          66.30%       60.88%      60.02%
Cash dividend per share payout                                      49.18%           43.75%          53.25%       45.24%      41.03%
Tier 1 leverage                                                      7.26%            8.51%           7.72%       10.26%       7.46%
Tier 1 risk-based capital                                           12.33%           14.58%          14.07%       17.12%      11.72%
Total risk-based capital                                            13.15%           15.36%          14.96%       18.12%      12.72%


LAKE ARIEL BANCORP, INC.
SELECTED FINANCIAL DATA
(in thousands, except per share data)                                1995        1994
                                                                     ----        ----
FOR PERIOD ENDED
Interest and fee income                                           $  18,548   $  14,157
Interest expense                                                      9,514       5,967
Net interest income                                                   9,034       8,190
Provision for loan losses                                               810         375
Noninterest income excluding securities gains (losses)                2,150       1,567
Securities gains (losses)                                               331         112
Noninterest expense                                                   7,763       6,831
Income before income taxes                                            2,942       2,663
Net income                                                            2,307       2,128

PER COMMON SHARE*
Basic earnings                                                    $    0.60   $    0.56
Diluted earnings                                                  $    0.60   $    0.56
Cash dividends paid                                               $   0.270   $   0.250
Stock dividends distributed                                             --%         --%
Book value at period-end                                          $    5.34   $    4.37
Tangible book value at period-end                                 $    5.28   $    4.29
Average common shares outstanding                                     3,823       3,775
Average diluted common shares outstanding                             3,823       3,775

PERIOD ENDED
Assets available for sale                                         $  53,985   $  34,261
Securities held to maturity                                          22,589      42,535
Loans                                                               150,558     136,395
Allowance for loan losses                                             1,657       1,496
Assets                                                              251,859     236,125
Deposits                                                            208,759     192,187
Short-term borrowings                                                 5,400      10,750
Long-term debt                                                       15,156      15,219
Stockholders' equity                                                 19,509      15,799

AVERAGE BALANCES
Assets                                                            $ 251,102   $ 203,677
Earning assets                                                      229,673     185,917
Loans                                                               145,783     122,582
Deposits                                                            207,291     169,726
Stockholders' equity                                                 17,512      16,279

KEY RATIOS
Return on average assets                                              0.92%       1.04%
Return on average equity                                             13.17%      13.07%
Average equity to average assets                                      6.97%       7.99%
Net interest margin                                                   4.15%       4.71%
Efficiency                                                           65.04%      66.08%
Cash dividend per share payout                                       45.00%      44.64%
Tier 1 leverage                                                       7.59%       8.51%
Tier 1 risk-based capital                                            12.75%      12.47%
Total risk-based capital                                             13.82%      13.55%

*All share and per share data has been restated to give retroactive effect to stock dividends and splits.

PRO FORMA COMBINED
SELECTED FINANCIAL DATA
(in thousands, except per share data)                          SEPT. 30, 1999    SEPT. 30, 1998       1998          1997
                                                               --------------    --------------       ----          ----

FOR PERIOD ENDED
Interest and fee income                                        $     99,478     $     97,672      $   130,300   $   120,831
Interest expense                                                     44,029           45,633           60,417        56,047
Net interest income                                                  55,449           52,039           69,883        64,784
Provision for loan losses                                             3,580            4,040            5,729         4,285
Noninterest income excluding securities gains (losses)               11,076           10,168           13,857        11,590
Securities gains (losses)                                             1,715              693            1,056         (123)
Noninterest expense                                                  37,294           36,686           50,580        44,380
Income before income taxes                                           27,366           22,174           28,487        27,586
Net income                                                           17,381           17,621           22,873        18,180

PER COMMON SHARE*
Basic earnings                                                 $       0.97     $       0.98      $      1.27   $      1.06
Diluted earnings                                               $       0.96     $       0.96      $      1.25   $      1.05
Cash dividends paid                                            $      0.486     $      0.425      $     0.587   $     0.421
Stock dividends distributed                                             --%              --%               5%            5%
Book value at period-end                                       $       9.10     $       9.52      $      9.45   $      8.84
Tangible book value at period-end                              $       8.56     $       8.93      $      8.87   $      8.31
Average common shares outstanding                                    17,843           18,014           17,976        17,095
Average diluted common shares outstanding                            18,117           18,401           18,361        17,393

PERIOD ENDED
Assets available for sale                                      $    532,526     $    465,735      $   441,946   $   501,084
Securities held to maturity                                          88,513          140,674          146,921        94,384
Loans                                                             1,179,536        1,013,038        1,045,909       945,206
Allowance for loan losses                                            16,101           14,582           15,322        13,691
Assets                                                            1,931,176        1,747,649        1,764,698     1,648,658
Deposits                                                          1,436,507        1,335,958        1,356,947     1,294,633
Short-term borrowings                                               145,777          122,342           99,872       134,727
Long-term debt                                                      173,365          106,362          125,630        47,839
Stockholders' equity                                                162,687          170,799          168,572       159,158

AVERAGE BALANCES
Assets                                                         $  1,813,385     $  1,703,336      $ 1,717,543   $ 1,572,709
Earning assets                                                    1,704,810        1,601,498        1,612,678     1,480,539
Loans                                                             1,104,268          977,800          993,269       889,616
Deposits                                                          1,365,560        1,313,537        1,318,481     1,241,753
Stockholders' equity                                                165,560          163,313          164,661       136,206

KEY RATIOS
Return on average assets                                              1.28%            1.38%            1.33%         1.16%
Return on average equity                                             14.04%           14.43%           13.89%        13.35%
Average equity to average assets                                      9.13%            9.59%            9.59%         8.66%
Net interest margin                                                   4.48%            4.45%            4.44%         4.49%
Efficiency                                                           55.50%           58.11%           59.63%        57.03%
Cash dividend per share payout                                       50.63%           44.27%           46.96%        40.10%
Tier 1 leverage                                                       8.79%            9.15%            8.90%         9.20%
Tier 1 risk-based capital                                            13.86%           14.87%           14.54%        15.36%
Total risk-based capital                                             15.00%           16.01%           15.71%        16.56%


PRO FORMA COMBINED
SELECTED FINANCIAL DATA
(in thousands, except per share data)                                  1996         1995            1994
                                                                       ----         ----            ----

FOR PERIOD ENDED
Interest and fee income                                            $   104,662   $   95,948   $      84,595
Interest expense                                                        46,548       44,354          31,709
Net interest income                                                     58,114       51,594          52,886
Provision for loan losses                                                3,825        2,363           3,446
Noninterest income excluding securities gains (losses)                  10,346        9,107           8,051
Securities gains (losses)                                                1,222          476             667
Noninterest expense                                                     42,419       40,787          45,505
Income before income taxes                                              23,438       18,027          12,653
Net income                                                              15,210       11,636           8,636

PER COMMON SHARE*
Basic earnings                                                     $      0.90   $     0.67   $        0.50
Diluted earnings                                                   $      0.89   $     0.67   $        0.49
Cash dividends paid                                                $     0.338   $    0.292   $       0.264
Stock dividends distributed                                                 5%           5%              5%
Book value at period-end                                           $      7.60   $     7.48   $        6.62
Tangible book value at period-end                                  $      6.96   $     6.79   $        6.03
Average common shares outstanding                                       16,903       17,328          17,403
Average diluted common shares outstanding                               16,995       17,390          17,558

PERIOD ENDED
Assets available for sale                                          $   434,051   $  453,610   $     153,659
Securities held to maturity                                             68,840       62,900         315,001
Loans                                                                  832,098      738,943         711,113
Allowance for loan losses                                               12,303       10,777          10,522
Assets                                                               1,436,892    1,358,125       1,280,682
Deposits                                                             1,169,515    1,081,791         983,630
Short-term borrowings                                                   88,544      121,345         151,337
Long-term debt                                                          40,218       18,168          23,953
Stockholders' equity                                                   127,436      127,553         114,106

AVERAGE BALANCES
Assets                                                             $ 1,387,922   $1,293,300   $   1,213,249
Earning assets                                                       1,297,338    1,207,411       1,128,906
Loans                                                                  783,158      721,519         688,423
Deposits                                                             1,150,158    1,055,580         987,127
Stockholders' equity                                                   123,482      119,142         115,989

KEY RATIOS
Return on average assets                                                 1.10%        0.90%           0.71%
Return on average equity                                                12.32%        9.77%           7.45%
Average equity to average assets                                         8.90%        9.21%           9.56%
Net interest margin                                                      4.60%        4.38%           4.80%
Efficiency                                                              60.60%       65.76%          69.53%
Cash dividend per share payout                                          37.98%       43.58%          53.88%
Tier 1 leverage                                                          8.46%        8.57%           8.96%
Tier 1 risk-based capital                                               13.59%       14.73%          15.39%
Total risk-based capital                                                14.79%       15.95%          16.61%

*All share and per share data has been restated to give retroactive effect to stock dividends and splits.

                      UNAUDITED COMPARATIVE PER SHARE DATA

         We have summarized below the per common share combined information for NBT and Lake Ariel on an historical and pro forma combined and pro forma equivalent basis. The pro forma information gives effect to the merger accounted for as a pooling of interests, on the assumption that our companies had always been combined for accounting and financial reporting purposes. In presenting the pro forma information for the time periods shown in the table, we assumed that we had been merged throughout those periods. You should read this information in conjunction with our historical financial statements and related notes contained in the reports and other information that we have filed with the SEC. See "Where You Can Find More Information." You should also read this information in conjunction with the pro forma combined financial information set forth under the heading "Unaudited Pro Forma Combined Financial Statements." You should not rely on the pro forma information as being indicative of the results that we will achieve after the merger.

         The combined company unaudited pro forma data represent the effect of the merger on a share of NBT common stock. The Lake Ariel pro forma equivalent data represent the combined company pro forma data before rounding, multiplied by the conversion ratio, and thereby reflect the effect of the merger on a share of Lake Ariel common stock.

                                                                 HISTORICAL                      PRO FORMA
                                                       --------------------------------- ----------------------------
                                                             NBT          LAKE ARIEL       COMBINED     LAKE ARIEL
                                                        BANCORP INC.     BANCORP, INC.     COMPANY      EQUIVALENT
Per Common Share
BASIC EARNINGS
   For the nine months ended September 30, 1999          $  1.10          $  0.63          $  0.97       $  0.97
Year - Ended:
  December 31, 1998                                         1.45             0.79             1.27          1.27
  December 31, 1997                                         1.12             0.88             1.06          1.06
  December 31, 1996                                         0.93             0.78             0.90          0.90
DILUTED EARNINGS
  For the nine months ended September 30, 1999           $  1.09          $  0.61          $  0.96       $  0.96
Year - Ended:
  December 31, 1998                                         1.42             0.77             1.25          1.25
  December 31, 1997                                         1.11             0.84             1.05          1.05
  December 31, 1996                                         0.93             0.78             0.89          0.89
CASH DIVIDEND PAID
  For the nine months ended September 30, 1999           $ 0.486          $ 0.300          $ 0.486       $ 0.484
Year - Ended:
  December 31, 1998                                        0.587            0.410            0.587         0.585
  December 31, 1997                                        0.421            0.380            0.421         0.419
  December 31, 1996                                        0.338            0.320            0.338         0.337
BOOK VALUE
As of:
  September 30, 1999                                     $  9.80          $  7.16          $  9.10       $  9.06
  December 31, 1998                                        10.02             7.87             9.45          9.41
TANGIBLE BOOK VALUE
As of:
  September 30, 1999                                     $  9.28          $  6.60          $  8.56       $  8.53
  December 31, 1998                                         9.44             7.29             8.87          8.84


           PROPOSED MERGER WITH PIONEER AMERICAN HOLDING COMPANY CORP.

         NBT and Pioneer American Holding Company Corp. (OTC BB: PAHC.OB), a Pennsylvania corporation, the parent company of Pioneer American Bank, N.A., entered into a merger agreement on December 7, 1999. Under this merger agreement Pioneer American will merge with and into NBT with NBT being the surviving corporation. Pioneer American Bank will ultimately merge with LA Bank. The merger between NBT and Pioneer American is subject to the approval of each company's stockholders and of banking regulators. The parties expect the merger to close in the second quarter of 2000.

         In the merger, stockholders of Pioneer American will receive a fixed ratio of 1.805 shares of NBT common stock for each share of Pioneer American common stock exchanged. The parties intend the merger to qualify for pooling-of-interests accounting treatment and as a tax-free exchange for Pioneer American stockholders. Upon completion of the merger, NBT will issue approximately 5.2 million shares and share equivalents in exchange for all of the Pioneer American common stock and share equivalents outstanding. The transaction is valued at $84.48 million or $29.33 per share for the outstanding common shares of Pioneer American based upon the December 7, 1999 closing price of $16.25 for NBT common stock. Using the closing price of NBT common stock of $14.75 on January 11, 2000, the last trading day prior to the printing of this document, the transaction has a value of $76.68 million or $26.62 per share of Pioneer American common stock. Pioneer American has provided NBT an option to acquire up to 569,997 shares of Pioneer American's common stock (equivalent to 19.9% of Pioneer American's common stock currently outstanding). The option is exercisable in the event of certain circumstances involving transactions with third parties, acts of third parties, or break-up of the merger agreement. Pioneer American has approximately 1,460 stockholders and approximately 2.9 million common shares outstanding.

         Pioneer American Bank, a national bank, is a full service commercial bank with total assets of approximately $420 million. Pioneer American Bank has 18 branches in five counties in northeastern Pennsylvania. Pioneer American and Pioneer American Bank are headquartered in Carbondale, Pennsylvania.

         Daryl R. Forsythe, President and Chief Executive Officer of NBT, will continue as President and Chief Executive Officer of the combined company, NBT Bancorp Inc. John G. Martines, Chief Executive Officer of Lake Ariel, will become Chairman and Chief Executive Officer of the Pennsylvania bank, and John
W. Reuther, President and Chief Executive Officer of Pioneer American, will become President and Chief Operating Officer of the Pennsylvania bank. The plan of merger between NBT and Pioneer American provides that upon completion of that proposed merger NBT will increase the size of its board of directors by three (which would be from twelve to fifteen if the merger with Lake Ariel has already taken place, otherwise from nine to twelve), and NBT will appoint three individuals who are presently directors of Pioneer American to serve on the NBT Board.

                           THE STOCKHOLDERS' MEETINGS

         We furnish this Joint Proxy Statement/Prospectus to you in connection with the solicitation of proxies from the holders of (1) NBT common stock by the NBT Board for use at the NBT special meeting and (2) Lake Ariel common stock by the Lake Ariel Board for use at the Lake Ariel special meeting. We first mailed this Joint Proxy Statement/Prospectus together with a proxy and notice of special meeting to the respective stockholders of NBT and Lake Ariel on or about January 14, 2000.

                             THE NBT SPECIAL MEETING

MATTERS FOR CONSIDERATION

         NBT will hold a Special Meeting of Stockholders at the Howard Johnson, 75 North Broad Street, Norwich, New York on February 17, 2000, at 2:00 p.m. local time for the following purposes:

         |X| To consider and vote upon a proposal to amend NBT's Certificate of Incorporation to change its common stock and preferred stock from no par value, $1.00 stated value per share to a par value of $.01 per share. We refer to this proposal as the par value amendment in the following pages of this Joint Proxy Statement/Prospectus.

         |X| To consider and vote upon a proposal to amend NBT's Certificate of Incorporation to increase the number of authorized shares of common stock from 15 million to 30 million. We refer to this proposal as the share increase amendment in the following pages of this Joint Proxy Statement/Prospectus.

         |X|      To  consider  and vote upon a  proposal  to ratify a change to
                  Article III, Section 2 of NBT's By-laws, relating to the number, classification and qualification of directors, previously approved by the NBT Board.

         |X| To consider and vote upon the merger agreement, which, if completed, authorizes and effects the merger and the other matters contemplated by the merger agreement, including the issuance of approximately 4.8 million shares of NBT common stock to the holders of Lake Ariel common stock.

         |X| To transact such other business as may properly come before the NBT special meeting.

         We may take action on the foregoing matters at the NBT special meeting on the date specified above, or on any date or dates to which we may postpone the special meeting or to which, by original or later adjournment, we may adjourn the NBT special meeting.

         The NBT Board is unaware of other matters that may come before the NBT special meeting. If other matters do properly come before the NBT special meeting, including consideration of a motion to adjourn the special meeting to another time and/or place for such purposes as soliciting additional proxies, NBT intends that the persons named in the proxies will vote, or not vote, in their discretion the shares represented by proxies in the accompanying form. The named agents will not vote any proxy voted against approval of the merger agreement in favor of any adjournment or postponement of the NBT special meeting for the purpose of soliciting additional proxies.

         We are not asking you at this time to conside and vote upon our proposed merger with Pioneer American. We will call a stockholders' meeting at a future time for our stockholders to consider and vote upon that merger. See "Summary -- Proposed Merger with Pioneer American Holding Company Corp."

RECORD DATE AND VOTING RIGHTS

         NBT has fixed the close of business on December 30, 1999 as the record date for determining the holders of shares of NBT common stock entitled to receive notice of and to vote at the NBT special meeting. Only holders of NBT common stock at the close of business on the NBT record date will be entitled to receive notice of and to vote at the NBT special meeting. As of November 30, 1999, there were 13,056,613 outstanding shares of NBT common stock. Each holder of record of NBT common stock on the NBT record date is entitled to one vote per share, which the stockholder may cast either in person or by properly executed proxy.

         BECAUSE APPROVAL OF EACH OF THE TWO CERTIFICATE OF INCORPORATION AMENDMENTS, RATIFICATION OF THE BYLAW CHANGE, AND THE MERGER AGREEMENT AND RELATED MATTERS REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF NBT COMMON STOCK ENTITLED TO VOTE AT THE NBT SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE TWO CERTIFICATE OF INCORPORATION AMENDMENTS, RATIFICATION OF THE BYLAW CHANGE, AND THE MERGER AGREEMENT AND THE RELATED MATTERS. ACCORDINGLY, THE NBT BOARD URGES NBT STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

QUORUM

         The presence, in person or by proxy, of shares of NBT common stock representing a majority of the NBT shares outstanding entitled to vote is necessary to constitute a quorum at the NBT special meeting.

PROXIES

         The named agents will vote all shares of NBT common stock which are entitled to vote and are represented at the NBT special meeting by properly executed proxies received prior to or at the NBT special meeting, and not revoked, at such meeting in accordance with the specified instructions. IF YOU MAKE NO SPECIFICATION ON YOUR PROXY CARD THAT YOU HAVE OTHERWISE PROPERLY EXECUTED, THE NAMED AGENT WILL VOTE FOR APPROVAL OF EACH OF THE TWO CERTIFICATE OF INCORPORATION AMENDMENTS, RATIFICATION OF THE BYLAW CHANGE, AND THE MERGER AGREEMENT AND THE OTHER MATTERS CONTEMPLATED IN THE MERGER AGREEMENT.

         We will count as present at the NBT special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the NBT special meeting those shares of NBT common stock held by persons attending the NBT special meeting but not voting, and those shares of NBT common stock for which NBT has received proxies but with respect to which holders of those shares have abstained from voting. Stock exchange rules prohibit brokers who hold shares of NBT common stock in nominee or "street name" for customers who are the beneficial owners of those shares from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the NBT special meeting without specific instructions from those customers. We will count these so called "broker non-votes," which we receive, for purposes of determining whether a quorum exists.

         Any NBT stockholder giving a proxy may revoke the proxy at any time before the vote at the special meeting in one or more of the following ways:

         |X| filing with NBT, at or before the taking of the vote at the NBT special meeting, a written notice of revocation bearing a later date than the proxy;

         |X| executing a later dated proxy relating to the same shares and delivering it to NBT before the taking of the vote at the NBT special meeting;

         |X| voting in person at the meeting, although attendance at the NBT special meeting will not by itself constitute a revocation of a proxy.

         You should send any written notice of revocation or subsequent proxy to 52 South Broad Street, Norwich, New York 13815, Attention: Chief Executive Officer, or hand deliver the notice of revocation or subsequent proxy to the Chief Executive Officer at or before the taking of the vote at the NBT special meeting.

INDEPENDENT AUDITORS TO BE PRESENT AT THE SPECIAL MEETING

         NBT has selected KPMG LLP as its principal independent auditors for the current fiscal year. NBT expects representatives of KPMG LLP to be present at the NBT special meeting and to have the opportunity to make a statement if they desire to do so. NBT also expects such representatives to be available to respond to appropriate questions.

SOLICITATION OF PROXIES

         NBT will bear its own costs of solicitation of proxies. NBT will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to owners of shares of NBT common stock held in their names. In addition to the solicitation of proxies by use of the mails, NBT may solicit proxies from NBT stockholders by directors, officers and employees acting on behalf of NBT in person or by telephone, telegraph, facsimile or other appropriate means of communications. NBT will not pay any additional compensation, except for reimbursement of reasonable out-of-pocket expenses, to these directors, officers and employees of NBT in connection with the solicitation. You may direct any questions or requests for assistance regarding this Joint Proxy Statement/Prospectus and related proxy materials to Michael J. Chewens, CPA, Executive Vice President of NBT, by telephone at (607) 337-6520.

REQUIRED VOTE

         The vote required for approval of each of the par value amendment, the share increase amendment, ratification of the bylaw change, and the merger agreement presented in this Joint Proxy Statement/Prospectus is a majority of the issued and outstanding shares of NBT common stock entitled to vote at the special meeting.

         REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO NBT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

RECOMMENDATIONS OF NBT BOARD

         The NBT Board has unanimously approved the amendments to the NBT Certificate of Incorporation (1) changing its shares from no par value, $1.00 stated value to $.01 par value per share and (2) increasing the number of authorized shares of common stock from 15 million to 30 million. The NBT Board believes that each of these amendments is in the best interest of NBT and the NBT stockholders and recommends that the NBT stockholders vote FOR approval of each of the par value amendment and the share increase amendment. See "Proposal 1 -- Proposal to Change NBT's Authorized Common Stock and Preferred Stock to Shares Having a Par Value of $.01 Per Share" and "Proposal 2 -- Proposed Amendment to Increase the Number of Authorized Shares of Common Stock from 15 million to 30 million."

         The NBT Board is proposing that stockholders ratify an amendment to the NBT By-laws reducing the vote required to amend Article III, Section 2 from 80% to 66 2/3% of the shareowners of NBT. The NBT Board believes that this Amendment is in the best interest of NBT and the NBT stockholders and recommends that the NBT stockholders vote FOR its approval. The reduction in the vote required will be rescinded if the requisite vote of stockholders is not obtained. See "Proposal 3 -- Proposal to Ratify an Amendment to Certain Provisions of NBT's By-laws Relating to the Number, Qualification and Election of Directors."

         The NBT Board has unanimously approved the merger agreement and the related matters. The NBT Board believes that the merger agreement and the merger as well as the issuance of approximately 4.8 million shares of NBT common stock to the Lake Ariel stockholders upon completion of the merger are in the best interests of NBT and the NBT stockholders, and recommends that the NBT stockholders vote FOR approval of the merger agreement. See "The Merger -- Recommendation of the NBT Board and NBT's Reasons for the Merger."


                         THE LAKE ARIEL SPECIAL MEETING

MATTERS FOR CONSIDERATION

         Lake Ariel will hold a Special Meeting of Stockholders at Holiday Inn-Scranton East, 200 Tigue Street, Dunmore, Pennsylvania on February 17, 2000 at 10:00 a.m. local time for the following purposes:

         |X| To consider and approve the merger agreement, which authorizes and effects the merger and the other matters contemplated by the merger agreement.

         |X|      To  transact  such  other  business  as   may  properly   come
                  before the Lake Ariel special meeting.

         We may take action on the foregoing matters at the Lake Ariel special meeting on the date specified above, or on any date or dates to which we may postpone the special meeting or to which, by original or later adjournment, we may adjourn the Lake Ariel special meeting.

         The Lake Ariel Board is unaware of other matters that may come before the Lake Ariel special meeting. If other matters do properly come before the Lake Ariel special meeting, including consideration of a motion to adjourn the special meeting to another time and/or place for such purposes as soliciting additional proxies, Lake Ariel intends that the persons named in the proxies will vote, or not vote, in their discretion the shares represented by proxies in the accompanying form. The named agents will not vote any proxy voted against approval of the merger agreement in favor of any adjournment or postponement of the Lake Ariel special meeting for the purpose of soliciting additional proxies.

         If we complete the merger, you will become stockholders of NBT. If the record date for the NBT stockholders' meeting regarding the Pioneer American merger is after the effective time of the merger, you will be entitled to notice of and to vote your NBT shares at that meeting.

RECORD DATE AND VOTING RIGHTS

         Lake Ariel has fixed the close of business on December 29, 1999 as the record date for determining the holders of shares of Lake Ariel common stock entitled to receive notice of and to vote at the Lake Ariel special meeting. Only holders of record of Lake Ariel common stock at the close of business on the Lake Ariel record date will be entitled to receive notice of and to vote at the Lake Ariel special meeting. As of November 30, 1999, there were 4,859,771 issued and outstanding shares of Lake Ariel common stock. Each holder of record of Lake Ariel common stock on the Lake Ariel record date is entitled to one vote per share, and may cast such votes either in person or by properly executed proxy.

         BECAUSE APPROVAL OF THE MERGER AGREEMENT AND RELATED MATTERS REQUIRES THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING SHARES OF LAKE ARIEL COMMON STOCK ENTITLED TO VOTE AT THE LAKE ARIEL SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE
MERGER AGREEMENT AND THE RELATED MATTERS. ACCORDINGLY, THE LAKE ARIEL BOARD URGES LAKE ARIEL STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

QUORUM

         The presence, in person or by proxy, of shares of Lake Ariel common stock representing a majority of the Lake Ariel shares outstanding and entitled to vote will constitute a quorum at the Lake Ariel meeting.

PROXIES

         The named agents will vote all shares of Lake Ariel common stock which are entitled to vote and are represented at the Lake Ariel special meeting by properly executed proxies received prior to or at such meeting, and not revoked, at the Lake Ariel special meeting in accordance with the specified instructions. IF YOU MAKE NO SPECIFICATION ON YOUR PROXY CARD THAT YOU HAVE OTHERWISE PROPERLY EXECUTED, THE AGENT WILL VOTE THE SHARES FOR APPROVAL OF THE MERGER AGREEMENT AND THE OTHER MATTERS CONTEMPLATED IN THE MERGER AGREEMENT.

         We will count as present at the Lake Ariel meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Lake Ariel special meeting those shares of Lake Ariel common stock held by persons attending the Lake Ariel special meeting but not voting, and shares of Lake Ariel common stock for which Lake Ariel has received proxies but with respect to which holders of those shares have abstained from voting. Stock exchange rules prohibit brokers who hold shares of Lake Ariel common stock in nominee or "street name" for customers who are the beneficial owners of those shares from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the Lake Ariel meeting without specific instructions from those customers. We will count these so called "broker non-votes," which we receive, for purposes of determining whether a quorum exists.

         Any Lake Ariel stockholder may revoke the proxy at any time before the vote at the meeting in one or more of the following ways:

         |X| filing with the Secretary of Lake Ariel, at or before the taking of the vote at the Lake Ariel special meeting, a written notice of revocation bearing a later date than the proxy;

         |X| executing a later dated proxy relating to the same shares and delivering it to the Secretary before the taking of the vote at the Lake Ariel special meeting;

         |X| voting in person at the meeting, although attendance at the Lake Ariel special meeting will not by itself constitute a revocation of a proxy.

         You should send any written notice of revocation or subsequent proxy to Lake Ariel Bancorp, Inc., 409 Lackawanna Avenue, Suite 201, Scranton, Pennsylvania 18503-2045, Attention: Secretary, or hand deliver the notice of revocation or subsequent proxy to the Secretary of Lake Ariel at or before the taking of the vote at the Lake Ariel special meeting.

INDEPENDENT AUDITORS TO BE PRESENT AT THE SPECIAL MEETING

         PricewaterhouseCoopers LLP is Lake Ariel's principal independent auditors. Lake Ariel expects representatives of PricewaterhouseCoopers LLP to be present at the Lake Ariel special meeting and to have the opportunity to make a statement if they desire to do so. Lake Ariel also expects such representatives of PricewaterhouseCoopers LLP to be available to respond to appropriate questions.

SOLICITATION OF PROXIES

         Lake Ariel will bear its own costs of solicitation of proxies. Lake Ariel will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Lake Ariel will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation. In addition to solicitation by use of the mails, Lake Ariel may solicit from the Lake Ariel stockholders by directors, officers and employees acting on behalf of Lake Ariel in person or by telephone, telegraph, facsimile or other means of communications. Lake Ariel will not compensate such directors, officers and employees but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. You may direct any questions or requests for assistance regarding this Joint Proxy Statement/Prospectus and related proxy materials to Joseph J. Earyes, CPA, Treasurer of Lake Ariel, by telephone at (570) 343-8200.

REQUIRED VOTE

         The vote required for approval of the merger agreement, presented in this Joint Proxy Statement/Prospectus, is two-thirds of the Lake Ariel common stock outstanding and entitled to vote on the Lake Ariel record date.

         REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO LAKE ARIEL. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

RECOMMENDATION OF LAKE ARIEL BOARD

         The Lake Ariel Board has unanimously approved the merger agreement and the related matters. The Lake Ariel Board believes that the merger agreement, the merger and related matters are in the best interests of Lake Ariel and the Lake Ariel stockholders, and recommends that the Lake Ariel stockholders vote FOR approval of the merger agreement and the related matters. See "The Merger -- Recommendation of the Lake Ariel Board and Lake Ariel's Reasons for the Merger."


            PROPOSED AMENDMENTS TO NBT'S CERTIFICATE OF INCORPORATION

         The NBT Board is proposing two amendments to Article FOURTH of NBT's certificate of incorporation relating to the authorized shares of NBT stock. The first proposed amendment, if approved, would change the shares of common stock and preferred stock of NBT from shares having no par value and $1.00 per share stated value to shares having a par value of $.01 per share. The change to par value would significantly reduce the filing fee taxes NBT pays to the State of Delaware whenever it increases its authorized capital stock.

         The second amendment would increase the number of shares of common stock NBT is authorized to issue from 15 million to 30 million. The NBT Board would, with certain limited exceptions, be permitted to issue these newly authorized shares for any purpose the Board deemed appropriate without further stockholder approval. The increased number of shares would be used for the merger, the Pioneer American merger and for general corporate purposes.

         Each of the proposed amendments requires the affirmative vote of a majority of the outstanding shares of NBT common stock for approval. Accordingly, abstentions and broker non-votes will have the effect of a vote against each of these proposals.

         The NBT Board recommends a vote FOR both amendments.


                   RATIFICATION OF AMENDMENT TO NBT'S BY-LAWS

         The NBT Board is proposing that stockholders ratify an amendment to NBT's By-laws adopted by the NBT Board decreasing the stockholder vote required to amend Article III, Section 2 from 80% to 66 2/3% of the shareowners of NBT. The NBT Board recommends a vote FOR ratification of the Board's action.

                                   PROPOSAL 1
                           (ONLY STOCKHOLDERS OF NBT)

      PROPOSAL TO CHANGE NBT'S AUTHORIZED COMMON STOCK AND PREFERRED STOCK
                 TO SHARES HAVING A PAR VALUE OF $.01 PER SHARE

         By resolution adopted November 22, 1999, the NBT Board of Directors declared it advisable and in the best interests of NBT to amend NBT's Certificate of Incorporation to reclassify the shares of common stock and preferred stock of NBT from shares having no par value, $1.00 per share stated value to shares having a par value of $.01 per share, and directed that the amendment to the Certificate be submitted to a vote of the NBT stockholders at the NBT special meeting. If the proposal is adopted, Article FOURTH of the Certificate, as amended, will be further amended to read as follows:

                  "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Seventeen Million Five Hundred Thousand (17,500,000) shares consisting of Fifteen Million (15,000,000) shares of Common Stock, par value $.01 per share and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $.01 per share.

                  "Each share of Common Stock having no par value, stated value $1.00 per share ('Existing Common Stock') outstanding on the effective date of the amendment including this paragraph shall be reclassified as and changed into one share of Common Stock, par value $.01 per share ("New Common Stock"), upon the effectiveness of such amendment. The certificates that prior to the effectiveness of such amendment represented Existing Common Stock shall remain outstanding and shall thereafter represent the shares of New Common Stock into which the shares of Existing Common Stock have been reclassified as provided herein."



         The primary reason the NBT Board is proposing this amendment is to reduce the filing fee taxes payable by NBT to the State of Delaware whenever it increases its authorized capital stock. The tax is calculated based on the par value of the shares being increased. However, where the shares have no par value, Delaware law effectively assumes that the stock has a par value of $100 per share for purposes of calculating the filing fee tax. Thus, the use of stock having a low par value can substantially reduce the filing fee tax payable when NBT effects a share increase. In the case of NBT, these savings would be immediate. The NBT Board has proposed that stockholders approve an increase of 15 million shares in NBT's authorized common stock at the NBT special meeting. This increase will result in filing fee taxes of $60,000 if the NBT stockholders do not approve the proposal to change to $.01 par value. If the NBT stockholders approve the proposal to change to $.01 par value, the filing fee taxes on this increase will be only $30. NBT would realize similar savings on any future increases in the number of authorized shares of its common stock. While the NBT Board has no plans for proposing such increases at the present time, other than the increases proposed in the share increase amendment or in connection with the merger, the need for such increases may arise in the future in connection with the payment of stock dividends, the adoption or expansion of employee benefit programs, acquisitions or other financing transactions, among other things.

         The rights of the holders of NBT common stock would remain the same after the adoption of the change to par value, except as provided below. First, the change to par value would cause the "paid-in-capital" of NBT to decrease from $1.00 times the number of issued shares to $.01 times the number of issued shares. The resulting decrease would be reclassified as capital surplus. Accordingly, total stockholder equity would not be affected. However, the decrease in paid-in-capital would increase the NBT Board's ability under Delaware law to pay dividends and to repurchase or redeem shares of NBT's stock by permitting the NBT Board to decrease NBT's "capital" as defined under Delaware law. The NBT Board has no current plans to change its dividend policy. Moreover, the change to par value would not affect NBT Bank's ability to pay dividends to NBT. These dividends are the primary source by which NBT funds its dividend payments. Second, the change to par value could affect the kind or amount of consideration NBT receives in connection with future share issuances. Under Delaware law, a corporation must receive cash or other appropriate consideration having a value at least equal to the par value of the shares being issued. No minimum payment is required for no par stock, although the corporation must receive some consideration in an appropriate form. The NBT Board believes this distinction is not a material one, given the low par value proposed by the NBT Board and the need for NBT to receive value for any issuance of shares.

         Approval of the amendment requires the approval of a majority of the shares of NBT common stock outstanding and entitled to vote at the NBT special meeting. Abstentions and broker non-votes, therefore, will have the effect of a vote against the proposal. THE NBT BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE CERTIFICATE TO CHANGE THE AUTHORIZED SHARES OF STOCK FROM SHARES WITHOUT PAR VALUE TO SHARES WITH A PAR VALUE OF $.01 PER SHARE. Proxies will be voted FOR this proposal unless stockholders specify otherwise in their proxies. If the stockholders approve this proposal, it will become effective upon the filing of a Certificate of Amendment of the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware, which will occur as soon as reasonably practicable after approval. We have attached Article FOURTH of NBT's Certificate of Incorporation as Appendix B to this Joint Proxy Statement/Prospectus.

                                   PROPOSAL 2
                           (ONLY STOCKHOLDERS OF NBT)

           PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF NBT
                  COMMON STOCK FROM 15 MILLION TO 30 MILLION.

         By resolution adopted November 22, 1999, the NBT Board of Directors declared it advisable and in the best interests of NBT to amend NBT's Certificate of Incorporation to increase the number of shares of stock that NBT has the authority to issue to an aggregate of 32,500,000 shares, of which 30,000,000 shares would be common stock and 2,500,000 shares would be preferred stock, and directed that the amendment to the Certificate be submitted to a vote of the NBT stockholders at the NBT special meeting. If both Proposal 2 and Proposal 1 are adopted, Article FOURTH of the Certificate, as amended, would be further amended to read as follows:

                  "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Thirty-two Million, Five Hundred Thousand (32,500,000) shares consisting of Thirty Million (30,000,000) shares of Common Stock, par value $.01 per share and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $.01 per share."

         If Proposal 2 is adopted but Proposal 1 is not adopted, Article FOURTH will be amended in the same manner as set forth above except that the references to "par value $.01 per share" will be changed to "having no par value, stated value $1.00 per share."

         The Certificate currently authorizes the issuance of up to 17,500,000 shares, consisting of 15,000,000 shares of common stock and 2,500,000 shares of preferred stock. As of November 30, 1999, NBT had 13,056,613 shares of common stock outstanding and held 580,319 shares of its common stock in its treasury; and no shares of preferred stock were outstanding. In addition, as of the same date, NBT had reserved 2,492,391 shares of common stock for issuance as follows:
1,680,935 shares for issuance under NBT's stock option plans, 38,587 shares for issuance under NBT's board of directors retainer plan, and 772,869 shares for issuance under NBT's employee stock purchase and dividend reinvestment plan. Upon filing the respective certificate of merger with the Secretary of State of Delaware in connection with the merger and the Pioneer American merger, respectively, NBT will reserve 5.125 million shares for issuance in the merger and 5.2 million shares for issuance in the proposed merger with Pioneer American. As of November 30, 1999, these outstanding shares, treasury shares, and shares reserved and to be reserved for future issuance totaled 26,454,323. Moreover, NBT has reserved sufficient shares of preferred stock for possible issuance pursuant to NBT's stockholder rights plan adopted in November 1994. NBT has also historically declared a 5% common stock dividend each December, including a dividend that NBT paid on December 15, 1999.

         In 1998, NBT's stockholders approved an increase in the number of authorized shares of common stock from 12,500,000 to 15,000,000. At that time, the NBT Board stated its belief that it was in the best interests of NBT and its stockholders to increase the number of authorized shares of common stock in order to have additional shares available for issuance to meet a variety of business needs as they may arise and to enhance NBT's flexibility in connection with possible future actions. The NBT Board indicated that these business needs and actions may include stock dividends, stock splits, employee benefit programs, corporate business combinations, funding of business acquisitions, and other corporate purposes. These issuances and proposed issuances will again leave NBT without additional authorized shares for the purposes described above. The NBT Board continues to believe that having additional shares available for these purposes is in NBT's best interest. Therefore, it has proposed to increase the number of authorized shares of common stock by an additional 15 million shares. Although the NBT Board periodically considers transactions such as those listed above, it currently does not have plans to issue any significant amount of such common stock or preferred stock, except as described in the preceding paragraph in this Joint Proxy Statement/Prospectus and except for issuances resulting from the merger and the Pioneer American merger.

         The authorized shares of NBT common stock in excess of those presently issued and those that NBT will issue upon completion of the merger will be available for issuance at such times and for such purposes as the NBT Board may deem advisable without further action by NBT's stockholders, except as may be required by applicable laws or regulations. In this regard, the rules of the National Association of Securities Dealers, Inc. with respect to securities of companies approved for trading on the Nasdaq National Market, upon which the NBT common stock trades, currently require stockholder approval of (a) acquisition transactions where the present or potential issuance of shares could result in an increase of 20% or more in the number of shares of common stock outstanding,
(b) a stock option or purchase plan to be established pursuant to which officers or directors may acquire stock, and (c) a transaction pursuant to which the issuance would result in a change of control. The NBT Board does not intend to issue any stock except on terms or for reasons that the NBT Board deems to be in the best interests of NBT and except as stated elsewhere in this Joint Proxy Statement/Prospectus, including the issuance of NBT common stock to former Lake Ariel stockholders in the merger. Because the holders of NBT common stock do not have preemptive rights, the issuance of NBT common stock otherwise than on a pro-rata basis to all current NBT stockholders would reduce the current NBT stockholders' proportionate interests. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases. Any future issuance of NBT common stock or preferred stock will be subject to the rights of holders of outstanding shares of any preferred stock that NBT may issue in the future. While the issuance of shares in certain instances may have the effect of forestalling a hostile takeover, the NBT Board does not intend or view the increase in authorized common stock or preferred stock as an anti-takeover measure, nor is NBT aware of any proposed or contemplated transaction of a hostile type, and NBT is not recommending this amendment to the Certificate in response to any specific effort of which NBT is aware to obtain control of NBT.

         In accordance with the regulations of the Nasdaq National Market, we will call a stockholders' meeting in the future for our stockholders to consider and vote upon our proposed merger with Pioneer American. See "Summary -- Proposed Merger with Pioneer American Holding Company Corp."

         Adoption of the share increase amendment to the Certificate requires the affirmative vote of the holders of a majority of the outstanding shares of NBT common stock entitled to vote on the proposal. Abstention from voting on this amendment and broker non-votes have the same legal effect as a vote "against" this amendment. THE NBT BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE CERTIFICATE TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT NBT IS AUTHORIZED TO ISSUE. Proxies will be voted FOR this proposal unless stockholders specify otherwise in their proxies. If this proposal is approved by the stockholders, it will become effective upon the filing of the Certificate of Amendment of NBT's Certificate of Incorporation with the Secretary of State of the State of Delaware, which will occur as soon as reasonably practicable after approval. We have attached Article FOURTH of NBT's Certificate of Incorporation as Appendix B to this Joint Proxy Statement/ Prospectus.

                                   PROPOSAL 3
                           (ONLY STOCKHOLDERS OF NBT)

     PROPOSAL TO RATIFY AN AMENDMENT TO CERTAIN PROVISIONS OF NBT'S BY-LAWS
        RELATING TO THE NUMBER, QUALIFICATION AND ELECTION OF DIRECTORS.

         On November 22, 1999, as part of a general update of NBT's bylaws, the NBT Board approved amendments to Article III, Section 2. Article III, Section 2 provides that the NBT Board is divided into three Classes, each Class to serve for a term of office ending on the date of the third annual meeting of stockholders following the annual meeting at which such Director is elected. The bylaws also set forth qualifications for persons proposed to be elected as directors, including residency and stock ownership requirements, and set forth the minimum and maximum number of directors constituting the NBT Board.

         The last paragraph of Section 2 previously provided that Section 2 "shall not be altered, amended or repealed except by an affirmative vote of at least eighty percent (80%) of the total number of shareowners." The 80% vote required by this provision makes it difficult for stockholders to take action to remove the staggered board or to increase the number of members of the NBT Board in order to gain control of the NBT Board notwithstanding the existence of the staggered board. While the NBT Board continues to believe that such a supermajority vote requirement is necessary in order to deter a potential hostile acquiror of NBT from attempting to take control of NBT without negotiating with the NBT Board or offering any consideration to NBT's stockholders, the NBT Board also believes that the deterrent effect of the supermajority vote requirement may be accomplished by setting it at 66 2/3% rather than 80%. This is particularly true in light of the parallel provisions in paragraph (e) of Article ELEVENTH of the NBT Certificate of Incorporation, which also authorize the staggered board and require an 80% stockholder vote for their amendment, alteration or repeal. Accordingly, the NBT Board amended
Article III, Section 2 to change the last sentence of that Section to provide for a 66 2/3% vote rather than an 80% vote of the shareowners of NBT as provided in the current provision. The NBT Board also approved an amendment to that
Section increasing from 100 miles to 200 miles from the location of NBT's principal office the radius within which Directors must reside. While the NBT Board believes that it had the power to make the amendments described above, because the reduction in the vote required deals with stockholder approval rights, the NBT Board conditioned the effectiveness of that change on obtaining stockholder ratification. If stockholders do not ratify the decrease from 80% to 66 2/3%, the NBT Board will rescind its approval of that change.

         The last paragraph of Article III, Section 2 of NBT's bylaws as amended by the NBT Board reads as follows:

         This Article III, Section 2, shall not be altered, amended or repealed except by an affirmative vote of at least sixty-six and two thirds per-cent (66-2/3%) of the total number of shareowners.


         The vote required for the adoption of Proposal 3 is the vote of a majority of the shares of NBT common stock outstanding on the record date for the special meeting and entitled to vote at the meeting. The NBT Board recommends that NBT Stockholders vote FOR Proposal 3. We have attached Article III, Section 2 of NBT's bylaws as Appendix F to this Joint Proxy Statement/ Prospectus.

                                   PROPOSAL 4
          (ALL STOCKHOLDERS OF NBT AND ALL STOCKHOLDERS OF LAKE ARIEL)

                                   THE MERGER

         The following summary describes the material terms and provisions of the merger agreement and the merger. We have attached a copy of the merger agreement, as amended, to this Joint Proxy Statement/Prospectus as Appendix A, and we have incorporated it into this document by reference. We urge all stockholders to read the merger agreement, as amended, carefully in its entirety. We qualify this summary in its entirety by reference to the merger agreement, as amended.

GENERAL

         We expect to complete the merger in the first quarter of 2000. NBT will be the surviving corporation in the merger. Each share of NBT common stock issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding as one share of common stock of NBT. Each share of Lake Ariel common stock issued and outstanding at the effective time of the merger will convert into the right to receive between 0.8731 and 0.9961 of a share of NBT common stock upon completion of the merger.

         Under the merger agreement, Lake Ariel will merge with and into NBT, the separate corporate existence of Lake Ariel will cease, and NBT will survive and continue its corporate existence under the laws of the State of Delaware. Subject to the satisfaction or waiver of conditions set forth in the merger agreement and described in "The Merger -- Conditions to Complete the Merger," the merger of Lake Ariel with and into NBT will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time specified in the Certificate of Merger. We refer below to the time of effectiveness of the merger as the effective time of the merger.

         The NBT Certificate of Incorporation will be the Certificate of Incorporation of the combined company upon completion of the merger, except that if the NBT stockholders do not approve the proposal to increase the number of shares of NBT common stock from 15 million to 30 million, then under the merger agreement NBT will amend its Certificate of Incorporation to reflect the increase in the number of authorized shares of NBT common stock by five million. The NBT bylaws will be the bylaws of the combined company.

BACKGROUND OF THE MERGER

         The senior managements of NBT and Lake Ariel have from time to time considered the possibility of acquisitions of and strategic combinations with other financial institutions, including other bank holding companies. As part of their long term planning, the NBT Board and the Lake Ariel Board have periodically reviewed and evaluated various strategic options and alternatives available to maximize the economic return to their stockholders. In considering and engaging in these transactions, NBT and Lake Ariel have taken into account various factors, including their potential strategic fit with these institutions based upon their businesses (both banking and non-banking), their management and employee cultures, and the geographic location and breadth of their businesses. In addition, in view of recent trends toward consolidation in the financial services industry regionally and nationally, the senior managements of NBT and Lake Ariel have from time to time had informal discussions with senior managements of other comparably-sized financial institutions regarding potential business combination transactions. Prior to the time when NBT and Lake Ariel began their initial discussions, NBT and Lake Ariel had never conducted discussions between themselves.

         Prior to its discussions with Lake Ariel, all of NBT's previous discussions to explore growth opportunities through acquisitions of branches and/or banks related to New York financial institutions and during the 1997-1999 period had not culminated in an acquisition that NBT deemed of merit. The Lake Ariel Board has recognized the need for Lake Ariel to be larger in order to respond to the demands of the financial industry market and to better compete within the industry. From time to time, the Lake Ariel Board has considered acquisitions, both as a seller and buyer, but these considerations have not materialized to the point where serious potential mergers could be negotiated.

         In early 1999, the NBT Board authorized senior NBT management to explore acquisition possibilities to include banks/branches in Pennsylvania and other neighboring states. In conjunction with the NBT Board's consideration of its expansion goals, NBT retained McConnell, Budd & Downes, Inc. as its investment banker to evaluate NBT's strategic alternatives. In early May 1999, Peter Moriarty, the president and chief executive officer of TTG, Inc., a financial advisor in the banking industry, called John G. Martines, Chief
Executive Officer of Lake Ariel, to ascertain any interest in talking to a company that wanted to acquire a bank in northeastern Pennsylvania. Mr. Martines responded that Lake Ariel would continue to explore all of its options with potential merger candidates and would be interested in listening to a merger discussion with another company. Lake Ariel and TTG signed a financial advisory contract on May 27, 1999, in order to initiate contacts between Lake Ariel and NBT.

         In late May 1999, TTG contacted Daryl R. Forsythe, President and Chief Executive Officer of NBT, to inform him of an opportunity in the Scranton/Wilkes-Barre, Pennsylvania area. After a few days of discussion with TTG, NBT signed a customary confidentiality agreement with respect to the exchange of information in connection with its consideration of a potential business combination. At this point, TTG brought the Lake Ariel opportunity forward for consideration by NBT. TTG thereafter introduced Mr. Martines to Mr. Forsythe for the purpose of discussing the advantages of a merger between NBT and Lake Ariel. Between late May 1999 and mid-June 1999, the parties exchanged financial information. Each company determined that it was interested in pursuing the opportunity to begin preliminary discussions about a possible combination.

         In June 1999, Mr. Forsythe visited Mr. Martines at the Lake Ariel office in Scranton. The meeting was an informal discussion of preliminary interest. For the next two weeks, informal discussions continued between Lake Ariel and NBT. These discussions were exploratory in nature and did not result in any agreement with respect to the terms of a business combination of the two companies. On July 2, 1999, Mr. Martines visited Mr. Forsythe at NBT's headquarters in Norwich, New York. Discussions continued regarding the possible merger.
         During the ensuing weeks, conversations continued between Messrs. Forsythe and Martines. Throughout the discussions, Lake Ariel consulted with its financial advisors and counsel. Lake Ariel's advisors reviewed, in general, the merger and acquisition market, NBT's financial condition, operating performance and common stock trading history, and the proposed exchange ratio. Mr. Forsythe informed the NBT Board of the proceedings and it authorized Mr. Forsythe to continue his efforts toward an agreement. NBT consulted with McConnell, Budd & Downes concerning a possible merger with Lake Ariel. NBT authorized McConnell, Budd & Downes and NBT's corporate counsel, Duane, Morris & Heckscher LLP, to initiate discussion of formal merger terms with their Lake Ariel counterparts.

         On July 13, 1999, the Lake Ariel Board held its regularly scheduled meeting. At the meeting, Mr. Martines discussed with the board members general banking activities and acquisition strategies and the discussions that had taken place with NBT and TTG. At this meeting, the board gave Mr. Martines authority to proceed with the discussions.

         On July 19, 1999, Mr. Forsyth met with Mr. Martines, Bruce D. Howe, Chairman of the Lake Ariel Board, and two other Lake Ariel directors, Kenneth M. Pollock, Jr. and Donald E. Chapman, to discuss the business, operations and prospects of their respective companies and to further assess compatibility between the companies and their personnel. Messrs. Forsythe and Martines agreed that they should continue with the exploratory process.

         Between July 13 and July 27, 1999, the discussions between NBT and its counsel and Lake Ariel and its counsel and advisors continued. On July 21, 1999, Janney Montgomery Scott LLC and Lake Ariel entered into an agreement for Janney Montgomery Scott to act as a financial advisor to Lake Ariel in connection with the issuance of a fairness opinion related to the proposed acquisition of Lake Ariel by NBT. On July 21, 1999, Lake Ariel counsel prepared a due diligence checklist for use by the Lake Ariel due diligence team.

         On July 26, 1999, Mr. Forsythe reviewed with the NBT Board the status of the discussions with Lake Ariel and the issues relating to a possible business combination and received its approval to proceed with the merger process. The NBT Board on July 26, 1999, submitted a terms letter to Lake Ariel, outlining the general requirements of a possible agreement.

         On July 27, 1999, the Lake Ariel Board held a special meeting to discuss the developments regarding NBT. Counsel addressed the fiduciary duties of the directors in general and in particular in connection with mergers and acquisitions. Counsel reviewed with the Lake Ariel Board the financial aspects of the NBT proposal and the strategic alternatives available, including remaining independent. TTG was also present at the meeting to discuss the anticipated timetable of the merger process and to review the proposed exchange ratio, including the maximum and minimum amount of NBT stock to be exchanged, based upon NBT's stock price at closing, and the termination provision if there were a precipitous decline in the price of NBT stock. The Lake Ariel Board authorized management, counsel and financial advisors to continue exploratory discussions with NBT. During the next two weeks, management of Lake Ariel and NBT, as well as the financial and legal advisors, held numerous discussions regarding a possible acquisition of Lake Ariel by NBT in a stock for stock transaction. Among the issues discussed were the possible timing, pricing and structure for any transaction, and the accounting treatment of the merger.

         The parties determined to begin negotiating terms of a possible merger in earnest with the goal of arriving at a definitive agreement of merger. At this time, the parties proposed that each company conduct due diligence investigations in the near future with respect to the other's operations. On August 2 and 3, 1999, Lake Ariel's due diligence team visited the corporate office of NBT to perform the necessary due diligence as suggested by counsel and mandated by the Lake Ariel Board. Items reviewed were corporate documents;
financial reports and similar statements; regulatory and legal compliance reports; tax returns and related matters; board of directors and management information; transactions between directors, officers, employees and their affiliates; compensation committee interlocks and insider participation information; personnel policies, procedures and benefits; schedule of office locations, facilities and related matters; lending activities; major non-performing assets and reserve policy information; lawsuits, assessments and claims; savings activities; insurance coverage; investment and liquidity policy; and various other matters. On August 4, 1999, the NBT due diligence team visited Lake Ariel in Scranton to perform their review, which they completed on August 6, 1999; the NBT team reviewed similar types of information of Lake Ariel.

         On August 6, 1999, counsel for NBT, Duane, Morris & Heckscher LLP, distributed to the parties a first draft of the definitive agreement for review by both parties. The parties at this time and during the following days discussed with their respective financial and legal advisors the terms of the draft of the merger agreement. Each company authorized its respective legal counsel to refine certain provisions of the draft and further authorized their legal counsel to discuss revisions to the agreement with the intent of expediting the review process. Legal counsel for NBT circulated a second draft of the definitive agreement incorporating the negotiated revisions on August 12, 1999.

         Mr. Forsythe called a special meeting of the NBT Board for August 16, 1999, to review the draft definitive agreement with all directors present. All but one of the NBT Bank directors attended the meeting. Representatives of McConnell, Budd & Downes attended the meeting to review and answer any questions the directors might have regarding the financial terms of the proposed merger agreement. After consideration and discussion of the proposed definitive agreement at the August 16, 1999, special board meeting, the NBT Board voted unanimously to accept the August 12, 1999, draft of the agreement and authorized Mr. Forsythe to execute the merger agreement.

         The Lake Ariel Board held a special meeting on August 16, 1999. At the meeting, Lake Ariel's advisors reviewed the terms of the draft merger and related agreements, including the stock option agreement, the potential financial and strategic benefits of the transaction, and the financial and valuation analyses of the proposed transaction. The members of the Lake Ariel due diligence team reported on the results of their due diligence review. TTG described the exchange ratio; how it was negotiated; and the mechanism for a termination in the event of an extraordinary decline in the price of NBT stock. Representatives of Janney Montgomery Scott gave an analysis of the transaction and delivered their opinion that the exchange ratio was fair from a financial point of view to the Lake Ariel stockholders. The board discussed the merits of a fixed compared to a floating exchange ratio and the appropriate mechanism for providing Lake Ariel with a termination right in the event of a precipitous decline in the market price of NBT's common stock prior to closing. The Lake Ariel Board agreed to such a termination provision. The Lake Ariel Board authorized the execution of the merger agreement on the terms reviewed and discussed by the Lake Ariel Board.

         On August 16, 1999, the parties executed the merger agreement and made a public announcement.

 RECOMMENDATION OF THE NBT BOARD AND NBT'S REASONS FOR THE MERGER

         The NBT Board believes that the terms of the merger agreement are fair to, and in the best interests of, NBT and the NBT stockholders. Accordingly, the NBT Board has unanimously approved the merger agreement and determined that the merger and the other matters contemplated in the merger agreement are advisable. The NBT Board recommends unanimously that NBT's stockholders vote FOR approval and adoption of the merger agreement.

         In reaching its determination and recommendation, the NBT Board consulted with NBT's management, as well as its financial advisors, legal counsel and accountants, and considered a variety of factors. The material factors considered by the NBT Board in reaching the foregoing determination and recommendation, all of which the NBT Board deemed favorable, are described as follows:

         |X|      NBT's strategic expansion plans and acquisition objectives:

                  |X| its growth into new markets, in New York and other states; extension of its franchise to the south, towards and into northeastern Pennsylvania's largest city, the effect of which would be a diversification of NBT's banking operations, and the anticipated improved stability of the combined company's businesses and earnings in varying economic and market climates relative to NBT on a stand-alone basis made possible by the merger as a result of substantially greater geographic and asset diversification;

                  |X| expansion of its opportunities for the delivery of its financial services, especially its trust services, and the belief that the larger size of the combined company would place the combined company in a stronger position to satisfy the financial needs of its expanded customer base, with increased product capabilities and services, respond to changes affecting the banking and financial services industries, and compete more effectively with financial institutions within its expanded geographical service area;

                  |X| the anticipated financial impact of the merger on the combined company's future financial performance, including the expectation of the NBT Board that the merger will be accretive to the earnings of the combined company;

                  |X|      the  anticipated   effectiveness  of  the  merger  in
                           allowing NBT to enhance stockholder returns by achieving efficiencies and cost savings through the leveraging of NBT's technology, management, infrastructure, products, marketing, and lines of business over a larger customer base, and ongoing operational cost savings, including general and administrative cost savings in areas such as
                           information       and       accounting       systems,
                           telecommunications and professional fees, and operational efficiencies due to critical mass in areas such as bulk purchasing and insurance;

         |X| the familiarity of the NBT Board with and review of Lake Ariel's business, operations, financial condition, earnings and prospects, as well as those of NBT; in making its determination, the NBT Board took into account the results of NBT's due diligence review of Lake Ariel's business;

         |X| the knowledge of the NBT Board of the current financial services industry environment, characterized by rapid consolidation, increased opportunities for cross-industry expansion, evolving trends in technology, and the need to anticipate and to best position NBT in light of industry trends;

         |X| the complementary nature of the businesses of NBT and Lake Ariel, and the compatibility between the operational functions of the two companies' banking subsidiaries, NBT
                  Bank and LA Bank, especially in commercial and community banking, asset management services, automobile lending, and mortgage banking, and the belief that the merger should enable the combined company to achieve many of its long-range goals more easily and with less risk than NBT could achieve without the merger;

         |X| the financial terms of the merger and the belief of the NBT Board that the cost of the merger in financial terms represents a reasonable investment by NBT in its determination to expand its banking franchise and the anticipated value to be received by NBT and its stockholders as a result of its investment in acquiring Lake Ariel;

         |X| the likelihood of the merger being approved by the appropriate regulatory authorities;

         |X| the belief of the NBT Board that, while no assurances can be given, it was likely that the merger would be completed and that the business and financial benefits contemplated in connection with the merger are likely to be achieved within a reasonable time frame;

         |X| the structure of the merger and the terms of the merger agreement and the option agreement, including the fact that the exchange ratio given the high and low collars provides reasonable certainty as to the number of shares of NBT's common stock NBT will issue in the merger and that NBT intends the merger to qualify as a transaction of the type that is generally tax-free for federal income tax purposes and as a pooling of interests for accounting purposes;

         |X| the opinion of McConnell, Budd & Downes to the NBT Board that, based on and subject to the considerations set forth in the opinion, the exchange ratio was fair from a financial point of view to the NBT stockholders;

         |X| consideration of the effect of the merger upon NBT's other constituencies, including the customers and communities served by NBT and its employees, including management of NBT, and the fact that the merger would allow the combined company to continue its significant presence in the regions currently served by NBT, including maintaining its headquarters in Norwich.

         NBT does not intend this discussion of the information and factors considered by the NBT Board to be exhaustive, although this discussion does include all material factors the NBT Board considered. In reaching its determination to approve and recommend the merger agreement to the NBT stockholders for their approval, the NBT Board did not assign any relative or specific weights to the various factors considered, and individual directors of NBT might have weighed factors differently. The NBT Board is unanimous in its recommendation that NBT stockholders vote FOR approval of the merger agreement and the merger.

RECOMMENDATION  OF  THE LAKE ARIEL BOARD AND LAKE ARIEL'S REASONS FOR THE MERGER

         The Lake Ariel Board believes that the terms of the merger agreement are fair and in the best interests of Lake Ariel and its stockholders. In the course of reaching its determination, the Lake Ariel Board consulted with legal counsel with respect to its legal duties and the terms of the merger agreement. The Lake Ariel Board consulted with its financial advisors with respect to the financial aspects of the transaction and fairness of the exchange ratio from a financial point of view, and with senior management regarding, among other things, operations matters.

         The following discussion of the information and factors considered by the Lake Ariel Board is not intended to be exhaustive, but does include all material factors considered by the board. In reaching its decision to approve the merger agreement, the Lake Ariel Board considered the following:

         |X| NBT serves the upstate New York market and the expanded reach of the combined company would benefit existing customers and make the combined company more attractive to potential customers;

         |X| NBT offers a broader range of products and services and the merger would provide Lake Ariel's customers with access to these products and services without Lake Ariel's having to undergo the expense of introducing them on its own;

         |X| financial condition, results of operations, cash flow, businesses and prospects of Lake Ariel. In this regard, the Lake Ariel Board analyzed the options of selling Lake Ariel or continuing on a stand-alone basis. Based on financial forecasts developed by Lake Ariel and analyzed by its financial advisors, the value of Lake Ariel's common stock, on August 16, 1999, on a stand-alone basis and discounted to present value, ranged from a low of $9.96 to a high of $17.99;

         |X| the value of the shares of NBT common stock to be received for each share of Lake Ariel common stock was $18.50 based on the last trade of NBT common stock on August 13, 1999, the last trading day prior to the date of the execution of the merger agreement;

         |X| the $18.50 value of the shares of NBT common stock compared favorably with the $13.00 price of the last trade of Lake Ariel common stock on August 13, 1999, and compared favorably with the range of values of Lake Ariel common stock on August 16, 1999, on a stand-alone basis and discounted to present value based on the forecasts developed by Lake Ariel and analyzed by its financial advisors;

         |X| the exchange ratio resulted in a value of $18.50 per share, or approximately 31.4%, premium to the then trading price of Lake Ariel common stock. The board determined this premium by comparing $13.00, the last trade of Lake Ariel common stock on August 13, 1999;

         |X|      the  exchange  ratio  would result in an increase of dividends
                  per   share  of  approximately  $.062  ($.248  annualized)  or
                  approximately 62% on August 13, 1999;

         |X| Lake Ariel's equity to assets ratio and its impact on Lake Ariel's ability to generate a market rate of return on equity. In this regard, the board reviewed Lake Ariel's prior efforts to use its capital and generate additional profitability through acquisitions;

         |X| the written opinion of Janney Montgomery Scott that, as of August 16, 1999, the exchange ratio was fair to Lake Ariel's stockholders from a financial point of view;

         |X| current operating environment, including the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in these industries;

         |X| results of the due diligence investigations of NBT, including assessments of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves;

         |X| other terms of the merger agreement and exhibits, including the opportunity for Lake Ariel's stockholders to receive shares of NBT common stock in a tax-free exchange;

         |X| anticipated cost savings and efficiencies available to the combined company as a result of the merger. These anticipated cost savings were based on the assumption that employee related cost savings and non-employee related expense savings would be reduced;

         |X| the detailed financial analyses, pro forma and other information, with respect to Lake Ariel and NBT discussed by the financial advisors, as well as the Lake Ariel Board's knowledge of Lake Ariel, NBT and their respective businesses;

         |X| likelihood of the merger and related transactions being approved by the appropriate regulatory authorities, including factors such as market share analyses, NBT's Community Reinvestment Act rating at that time and the estimated pro forma financial impact of the transaction on NBT;

         |X| the board believed that a tax-free transaction pursuant to which Lake Ariel stockholders receive NBT shares would be desired by most stockholders; and

         |X| Lake Ariel Board's review of the status of NBT's preparations to be Year 2000 compliant.

         In reaching its determination to approve and recommend the merger agreement, the Lake Ariel Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently.

RECOMMENDATION OF LAKE ARIEL'S BOARD OF DIRECTORS

         The Lake Ariel Board believes that the merger is in the best interests of Lake Ariel and its stockholders. ACCORDINGLY, THE LAKE ARIEL BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

MERGER CONSIDERATION

         In the merger, holders of Lake Ariel common stock will receive shares of NBT common stock as described in detail below.

         With the exception of shares held by NBT (other than in a fiduciary capacity), at the effective time of the merger each share of Lake Ariel common stock issued and outstanding immediately prior to the effective time will automatically convert into and become the right to receive between 0.8731 and
0.9961 of a share of NBT common stock. The merger agreement provides for the calculation of the precise exchange ratio at the effective time of the merger as follows: each share of Lake Ariel common stock at the effective time will convert into the right to receive, in exchange for each share of Lake Ariel common stock held of record as of the effective time, that number of shares of NBT common stock calculated by dividing $18.50 by the average of the closing bid and closing asked price per share of NBT common stock as reported on the Nasdaq National Market for each of the twenty consecutive trading days ending on and including the eighth trading day before the effective time. Notwithstanding the previous sentence, however, (a) if the ratio so computed is less than 0.8731, then the exchange ratio will be 0.8731; and (b) if the ratio so computed is more than 0.9961, then the exchange ratio will be 0.9961.

         We will determine the actual exchange ratio by dividing $18.50 by the average closing bid and asked price per share of NBT common stock for each of the 20 consecutive trading days ending on the eighth trading day before the date chosen as the effective date of the merger. However, NBT and Lake Ariel have agreed that the exchange ratio will only fluctuate between 0.8731 and 0.9961. For example, if the average closing price per share of NBT common stock were $16.50, then we would divide $18.50 by $16.50 to arrive at 1.1212. However, in this case, the exchange ratio would go no higher than 0.9961. Conversely, if the average closing price per share of NBT common stock were $22.875, then we would divide $18.50 by $22.875 to arrive at 0.8087. In this case, the exchange ratio would go no lower than 0.8731.

         The merger agreement provides for adjustment of the exchange ratio:

         |X| either upwards or downwards to adjust for any NBT or Lake Ariel stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like;

         |X|      upwards but not downwards if all of the following occur:

                  (1) the average price per NBT share during the 20-day trading period ending on the eighth day prior to the day chosen as the effective date of the merger is less than $16.1905 and the NBT stock price decline, expressed as a percentage, is more than 15 percentage points greater than the weighted average stock price decline of the index group, and

                  (2) Lake Ariel exercises its right to cancel the merger as a result of such price decline, subject to NBT's right to require Lake Ariel to complete the merger if NBT agrees to increase the exchange ratio so that a Lake Ariel stockholder will receive at least $17.00 worth of NBT stock for each Lake Ariel share, and

                  (3)      NBT so elects to increase the exchange ratio.

         We have provided some examples of how these termination provisions would work using the stock prices of NBT, Lake Ariel, and the index group on August 16, 1999. See "The Merger -- Termination Upon a Decline in the Value of NBT Common Stock."

         At the effective time of the merger, holders of Lake Ariel common stock will cease to be stockholders of Lake Ariel and will no longer have any rights as Lake Ariel stockholders, other than the right to receive any dividend or other distribution with respect to Lake Ariel common stock with a record date occurring prior to the effective time and to receive the applicable consideration in the merger. After the effective time, there will be no transfers on Lake Ariel's stock transfer books of any shares of Lake Ariel common stock.

OPINION OF NBT'S FINANCIAL ADVISOR

         On August 16, 1999, McConnell, Budd & Downes, Inc. ("MB&D") delivered its oral opinion (the "Oral Opinion") to the Board of Directors of NBT, that as of that date, the Floating Exchange Ratio was fair, from a financial point of view, to NBT stockholders. The basis for its Opinion, which is unchanged, has been updated for the purposes of this Joint Proxy Statement/Prospectus and appears in Appendix C. The Floating Exchange Ratio with a maximum of 0.9961 and a minimum of 0.8731 shares of NBT common stock in exchange for each share of Lake Ariel common stock, was negotiated based on consideration of numerous factors, including the following:

         |X| An analysis of the historical and projected future contribu-tions of recurring earnings by the parties.

         |X| An analysis of the possible future EPS results for the parties on both a combined and a stand-alone basis.

         |X| Anticipated dilutive or accretive effects of the prospective transaction to the earnings per share of NBT.

         |X| Probable impact on dividends payout ratio as a result of the contemplated transaction.

         |X| Loan portfolios and relative asset quality as disclosed by the parties.

         |X|      Adequacy of reserves for loan and lease losses of the parties.

         |X|      Composition of the deposit bases of each of the parties.

         |X| Analysis of the historical trading range, trading pattern and relative liquidity of the common shares of each of the parties.

         |X| Accounting equity capitalization, the tangible equity capital-ization and the market capitalization of each of the parties.

         |X| Contemplation of other factors, including certain intangible factors.

         MB&D has acted as financial advisor to NBT on a contractual basis since October 20, 1994 in connection with NBT's development and implementation of its strategic plan and has assisted NBT in the evaluation of numerous hypothetical affiliation opportunities with banks, thrifts and other financial institutions since that date. With respect to the pending transaction involving Lake Ariel, MB&D advised NBT during the evaluation and negotiation process leading up to the execution of the merger agreement and provided NBT with a number of analyses as to a range of financially feasible exchange ratios. The determination of the applicable Floating Exchange Ratio was arrived at in an arms-length negotiation between NBT and Lake Ariel in a process in which MB&D advised NBT and participated directly in the negotiations.

         MB&D was retained based on its qualifications and experience in the financial analysis of banking and thrift institutions generally, its knowledge of the New York and Pennsylvania banking markets in particular as well as its experience with merger and acquisition transactions involving banking institutions. As a part of its investment banking business, which is focused exclusively on financial services industry participants, MB&D is continually engaged in the valuation of financial institutions and their securities in connection with its equity brokerage business generally and mergers and acquisitions in particular. Members of the Corporate Finance Advisory Group of MB&D have extensive experience in advising financial institution clients on mergers and acquisitions. In the ordinary course of its business as a NASD broker-dealer, MB&D may, from time to time, purchase securities from or sell securities to NBT or Lake Ariel and as a market maker in securities, MB&D may from time to time have a long or short position in, and buy or sell debt or equity securities of, NBT or Lake Ariel for its own account or for the accounts of its customers. In addition, in the ordinary course of business, the employees of MB&D may have direct or indirect investments in the debt or equity securities of either or both NBT and Lake Ariel.

         The full text of the Opinion, which sets forth assumptions made, matters considered and limits on the review undertaken is attached hereto as Appendix C. MB&D urges that all NBT stockholders read the Opinion in its entirety and the Joint Proxy Statement/Prospectus in its entirety. The Opinion of MB&D is directed only to the Floating Exchange Ratio at which shares of Lake Ariel common stock may be exchanged for shares of NBT common stock. The Opinion of MB&D does not constitute a recommendation to any holder of NBT common stock as to how such holder should vote at the NBT special meeting. The summary of the Opinion and the matters considered in its analysis set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the text of the Opinion itself. The Opinion is necessarily based upon conditions as of the date of the Opinion and upon information made available to MB&D through the date thereof. No limitations were imposed by the NBT Board upon MB&D with respect to the investigations made, matters considered or procedures followed in the course of rendering its opinions.

MATERIALS REVIEWED AND ANALYSES PERFORMED BY MB&D:

         In connection with the rendering and updating of its Opinion, MB&D reviewed the following documents and considered the following subjects:

         |X|      The merger agreement detailing the pending transaction;

         |X| The Joint Proxy Statement/Prospectus in substantially the form to be mailed to NBT stockholders;

         |X|      Lake  Ariel  Annual Reports to stockholders for 1996, 1997 and
                  1998;

         |X|      Lake  Ariel  Annual  Reports  on  Form 10-K for 1996, 1997 and
                  1998;

         |X| Related financia information for the three calendar years ended December 31, 1996, 1997, and 1998 for Lake Ariel;

         |X| Lake Ariel Quarterly Report on Form 10-Q and related unaudited financial information for the first three quarters of 1999;

         |X| Lake Ariel's press release concerning unaudited results for the first three quarters of 1999 and calendar year 1998;

         |X|      NBT Annual Reports to Stockholders for 1996, 1997 and 1998;

         |X| NBT Annual Reports on Form 10-K and related financial informa-tion for the calendar years ended 1996, 1997 and 1998;

         |X| NBT Quarterly Reports on Form 10-Q and related unaudited financial information for the first three quarters of 1999;

         |X| NBT's press release concerning unaudited results for the first three quarters of 1999 and calendar year 1998;

         |X| Internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to MB&D by Lake Ariel and NBT respectively;

         |X| MB&D held discussions with members of the senior management of Lake Ariel concerning the past and current results of operations of Lake Ariel, its current financial condition and management's opinion of its future prospects;

         |X| MB&D also held discussions with members of the senior management of NBT concerning the past and current results of operations of NBT, its current financial condition and management's opinion of its future prospects;

         |X| MB&D reviewed the historical record of reported prices, trading volume and dividend payments for both Lake Ariel and NBT common stock;

         |X| Based primarily on anecdotal information, MB&D gave consideration to the current state of and future prospects for the economy of New York and Northeast Pennsylvania generally and the relevant market areas for Lake Ariel and NBT in particular;

         |X| MB&D employed specific merger analysis models developed by MB&D to evaluate potential business combinations of financial institutions using both historical reported information and projected information for both Lake Ariel and NBT and reviewed the results;

         |X| MB&D reviewed the reported financial terms of selected recent business combinations of financial institutions for purposes of comparison to the pending transaction;

         |X| MB&D performed such other studies and analyses as MB&D considered appropriate under the circumstances associated with this particular transaction.

         The Opinion of MB&D takes into account its assessment of general economic, market and financial conditions and its experience in other transactions involving participants in the financial services industry, as well as its experience in securities valuation and its knowledge of the banking industry generally. For purposes of reaching its Opinion, MB&D has assumed and relied upon the accuracy and completeness of the information provided to it or made available by Lake Ariel and NBT and does not assume any responsibility for the independent verification of such information. With respect to financial forecasts made available to MB&D it is assumed by MB&D that they were prepared on a reasonable basis and reflect the best currently available estimates and good faith judgments of the management of Lake Ariel and NBT respectively, as to the future performance of Lake Ariel and NBT. MB&D has also relied upon assurances of the management of Lake Ariel and NBT that they were not aware of any facts or of the omission of any facts that would make the information or financial forecasts provided to MB&D incomplete or misleading. In the course of rendering its Opinion, MB&D has not completed any independent valuation or appraisal of any of the assets or liabilities of either Lake Ariel or NBT and has not been provided with such valuations or appraisals from any other source.

         The following is a summary of the material analyses employed by MB&D in connection with rendering its written Opinion. Given that it is a summary, it does not purport to be a complete and comprehensive description of all the analyses performed, or an enumeration of every matter considered by MB&D in arriving at its Opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness Opinion, MB&D did not attribute any particular weight to any one specific analysis or factor considered by it and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&D believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its Opinion. In its analyses, MB&D has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of either Lake Ariel or NBT. Estimates, which are referred to in its analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses might actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty and MB&D does not assume responsibility for the accuracy of such analyses or estimates.

ANALYSIS OF THE FLOATING EXCHANGE RATIO

         The consideration for each share of Lake Ariel's common stock to be rendered by NBT will be the number of shares of NBT common stock with a market value (based on the average closing bid price and the closing asked price per share for NBT common stock as reported on the Nasdaq National Market for each of the twenty consecutive trading days on and including the eighth trading day before the Effective Time (Average Closing Price)) of $18.50 constrained by a MINIMUM EXCHANGE OF 0.8731 SHARES of NBT Common Stock and a MAXIMUM EXCHANGE OF
0.9961 SHARES of NBT common stock ("Exchange Ratio Collar"). MB&D analyzed the financial impact to NBT stockholders of the entire range of possible exchange ratios.

CONTRIBUTION ANALYSIS

         Based on reported financial data for Lake Ariel and NBT as of September 30, 1999 and the per share price of NBT as of August 12, 1999, the relative contributions of the parties to the proforma NBT on a pooling basis would have been approximately as follows:

                                             PROFORMA CONTRIBUTION TABLE
                                                     @ 09-30-99

------------------------------------------------------------- ---------------------------- -------------------------

                            ITEM                                          NBT                     LAKE ARIEL
------------------------------------------------------------- ---------------------------- -------------------------
------------------------------------------------------------- ---------------------------- -------------------------

Proposed Ownership                                                       73.6%                      26.4%
------------------------------------------------------------- ---------------------------- -------------------------
Assets                                                                   71.4%                      28.6%
------------------------------------------------------------- ---------------------------- -------------------------
Loans                                                                    76.2%                      23.8%
------------------------------------------------------------- ---------------------------- -------------------------
Deposits                                                                 76.2%                      23.8%
------------------------------------------------------------- ---------------------------- -------------------------
Equity                                                                   78.6%                      21.4%
------------------------------------------------------------- ---------------------------- -------------------------
Tangible Equity                                                          79.1%                      20.9%
------------------------------------------------------------- ---------------------------- -------------------------
1999 Managements Estimated Net Income of Combined Company                81.8%                      18.2%
------------------------------------------------------------- ---------------------------- -------------------------
2000 Managements Estimated Net Income of Combined Company                73.7%                      26.3%
------------------------------------------------------------- ---------------------------- -------------------------

SPECIFIC ACQUISITION ANALYSIS: MB&D employs a proprietary analytical model to examine transactions involving banking companies. The model uses forecast earnings data, selected current period balance sheet and income statement data, current market and trading information and a number of assumptions as to interest rates for borrowed funds, the opportunity costs of funds, discount rates, dividend streams, effective tax rates and transaction structures. The model inquires into the likely economic feasibility of a given transaction at a given price level or specified exchange rate while employing a specified transaction structure. The model also permits evaluation of various levels of potential non-interest expense savings which might be achieved along with various potential implementation time tables for such savings, as well as the possibility of revenue enhancement opportunities which may arise in a given transaction.

         Utilizing this model, MB&D prepared pro forma analyses of the financial impact of the merger to the NBT stockholders. MB&D compared estimated earnings per share of NBT on a stand alone basis for fiscal year 2000 and 2001 to the estimated earnings per share of the common stock of the combined company on a pro forma basis for fiscal year 2000 and 2001. MB&D's analysis illustrates that the merger will be neutral to stockholders of NBT on an earnings per share basis in fiscal year 2000, and becomes accretive to NBT stockholders in fiscal year 2001.

ANALYSIS OF OTHER COMPARABLE TRANSACTIONS: MB&D is reluctant to place emphasis on the analysis of comparable transactions ("Comparable Analysis") as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. MB&D believes that such analysis fails to adequately take into consideration such factors as:

         |X| material differences in the underlying capitalization of the comparable institutions which are being acquired;

         |X| differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results;

         |X| failure to exclude non-recurring profit or loss items from the last twelve months' earnings streams of target companies which can distort apparent earnings multiples;

         |X| material differences in the form or forms of consideration used to complete the transaction;

         |X| differences between the planned method of accounting for the completed transaction;

         |X| such less accessible factors as the relative population, business and economic demographics of the acquired entities markets as compared or contrasted to such factors for the markets in which comparable companies are doing business.


         With these serious reservations in mind, MB&D nonetheless examined statistics associated with 51 transactions (excluding the subject transaction) involving commercial banks. The following criteria was utilized to create the sample:

         |X|      Acquired institutions are all commercial banks.
         |X|      Announced between January 1, 1998 and August 12, 1999.
         |X|      Announced deal value greater than $50 million and less than
                  $100 million.

         The table which follows permits a comparison of the mean and median values for two selected statistics arising from the list of 51 transactions evaluated with the "comparable" statistics calculated for the transaction which is described in this Joint Proxy Statement/Prospectus.

                                         "COMPARABLE" STATISTICS AS OF THE ANNOUNCEMENT DATE:


---------------------------------------- -------------------------------- ------------------------------------------

                                              ANNOUNCED TRANSACTION        ANNOUNCED TRANSACTION PRICE/TRAILING 12
          COMPARED STATISTICS               PRICE/TANGIBLE BOOK VALUE                  MONTHS EARNINGS
---------------------------------------- -------------------------------- ------------------------------------------
---------------------------------------- -------------------------------- ------------------------------------------

NBT/Lake Ariel                                        2.77x                                 25.0x
---------------------------------------- -------------------------------- ------------------------------------------
Sample (51 transactions)
                  Mean                                3.14x                                 25.3x
                  Median                              3.14x                                 23.0x
---------------------------------------- -------------------------------- ------------------------------------------
1999 (17 transactions)
                  Mean                                2.79x                                 22.6x
                  Median                              2.81x                                 21.8x
---------------------------------------- -------------------------------- ------------------------------------------
1998 (34 transactions)
                  Mean                                3.31x                                 26.5x
                  Median                              3.22x                                 23.7x
---------------------------------------- -------------------------------- ------------------------------------------
PA, NJ & NY (8 transactions)
                  Mean                                3.20x                                 33.2x
                  Median                              3.17x                                 32.0x
---------------------------------------- -------------------------------- ------------------------------------------

PIONEER AMERICAN AGREEMENT

         On December 7, 1999, NBT agreed to acquire Pioneer American Holding Company Corp. MB&D has reviewed the agreement with Pioneer American. MB&D acted as NBT's financial advisor throughout the negotiations with Pioneer American. The agreement with Pioneer American does not alter MB&D's opinion concerning the NBT/Lake Ariel transaction. MB&D continues to maintain the opinion that as of the date of this Joint Proxy Statement/Prospectus, the Floating Exchange Ratio is fair, from a financial point of view, to NBT stockholders.

COMPENSATION OF MB&D

         Pursuant to a letter agreement with NBT dated August 16, 1999, MB&D will receive a fixed fee of $475,000. This fee will be divided into several payments, which correspond with the successful completion of specific events. MB&D was paid $150,000 after the execution of the merger agreement for the pending transaction with Lake Ariel and will be paid a further $150,000 upon issuance of its Opinion to be included as an exhibit to this Joint Proxy Statement/Prospectus. Payment of the balance of the fee will be conditioned on the closing of the pending transaction.

         The fee payable to MB&D represents compensation for services rendered in connection with the analysis of the transaction, support of the negotiations, and participation in the drafting of documentation, and for the rendering of the Opinion. In addition, NBT has agreed to reimburse MB&D for its reasonable out-of-pocket expenses incurred in connection with the transaction. NBT also has agreed to indemnify MB&D and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

         MB&D has filed a written consent with the SEC relating to the inclusion of its fairness opinion and the reference to such opinion and to MB&D in the registration statement in which this Joint Proxy Statement/Prospectus is included. In giving such consent, MB&D did not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor did MB&D thereby admit that it is an expert with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933 as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

OPINION OF LAKE ARIEL'S FINANCIAL ADVISOR

         Lake Ariel retained Janney Montgomery Scott Inc. ("JMS") to render a fairness opinion. As part of its engagement, JMS delivered its opinion to Lake Ariel's board of directors that as of August 16, 1999, based upon and subject to the various considerations set forth therein, the exchange ratio was fair from a financial point of view to the shareholders of Lake Ariel. JMS has updated and confirmed its opinion as of the date of this Joint Proxy Statement/Prospectus that the exchange ratio is fair from a financial point of view to the shareholders of Lake Ariel.

         The full text of JMS' opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix D, is incorporated herein by reference, and should be read in its entirety. The summary of the opinion of JMS set forth below is qualified in its entirety by reference to the full text of such opinion attached as Appendix D. The opinion of JMS is directed only to the exchange ratio and does not constitute a recommendation to any holder of Lake Ariel common stock as to how such shareholder should vote at the Lake Ariel special meeting.

         JMS was selected to render its opinion based upon its qualifications, expertise and experience. JMS has knowledge of, and experience with,
Pennsylvania and New York banking markets and banking organizations in those markets and was selected by Lake Ariel because of its knowledge of, experience with, and reputation in the financial services industry. In addition, JMS underwrote a common stock offering for Lake Ariel in December 1997.

         In arriving at its opinion, JMS, among other things:

         |X| reviewed the historical financial performances, current finan-cial positions and general prospects of Lake Ariel, Pioneer American and NBT;

         |X| considered the proposed financial terms of the merger and examined the projected consequences of the merger with respect to, among other things, market value, earnings per share and book value per share of Lake Ariel common stock;

         |X| to the extent it was relevant, analyzed selected public information of certain other banks and bank holding companies and compared Lake Ariel, Pioneer American and NBT from a financial point of view to those other banks and bank holding companies;

         |X| reviewed the historical market price ranges and trading activ-ity performance of the common stocks of Lake Ariel and NBT;

         |X|      reviewed   publicly   available  information  such  as  annual
                  reports, SEC filings and research reports of Lake Ariel, Pioneer American and NBT;

         |X| compared the terms of the merger with the terms of other com-parable transactions to the extent information concerning those acquisitions was publicly available;

         |X| discussed with members of senior management of Lake Ariel, Pioneer American and NBT the strategic aspects of the merger, including estimated cost savings from the merger;

         |X|      reviewed the merger agreement; and

         |X| performed other analyses and examinations as it deemed necessary.

         JMS relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to Lake Ariel's financial forecasts reviewed by JMS in rendering its opinion, JMS assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Lake Ariel as to the future financial performance of Lake Ariel. JMS did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Lake Ariel, Pioneer American or NBT nor was it furnished with any such appraisal. JMS also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of Lake Ariel, Pioneer American and NBT were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

         The following is a summary of selected analyses prepared and analyzed by JMS in connection with its opinion, but does not purport to be a complete description of such analyses undertaken by JMS. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. JMS believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. In performing its analyses, JMS made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Lake Ariel, NBT and JMS. Any estimates contained in JMS' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Lake Ariel nor JMS assumes responsibility if future results or actual values are materially different from these estimates.

         COMPARABLE COMPANY ANALYSIS. JMS compared selected financial and operating data for Lake Ariel with those of a peer group of selected banks and bank holding companies located in New Jersey, New York and Pennsylvania with assets between $250 and $750 million. The analysis compared loans as a percentage of deposits, equity as a percentage of assets, tangible equity as a percentage of assets, non-performing assets and loans 90 days past due as a percentage of assets, loan loss reserves as a percentage of non-performing assets and loans 90 days past due, return on average assets, return on average equity, net interest margin, efficiency ratios and net charge-offs as a percentage of average loans. The analysis also compared price per share as a percentage of book value per share, price per share as a percentage of tangible book value per share, price per share as a multiple of earnings per share, cash dividend yields and dividend payout ratio.

         In addition, JMS also compared selected financial and operating data for NBT with those of a peer group of selected bank holding companies located in New Jersey, New York and Pennsylvania with assets between $1 billion and $5 billion. The analysis compared loans as a percentage of deposits, equity as a percentage of assets, tangible equity as a percentage of assets, non-performing assets and loans 90 days past due as a percentage of assets, loan loss reserves as a percentage of non-performing assets and loans 90 days past due, return on average assets, return on average equity, net interest margin, efficiency ratios and net charge-offs as a percentage of average loans. The analysis also compared price per share as a percentage of book value per share, price per share as a percentage of tangible book value per share, price per share as a multiple of earnings per share, cash dividend yields and dividend payout ratio.

         ANALYSIS OF STOCK PRICE AND VOLUME. JMS compared the stock price per share performance of Lake Ariel to the performance of the Nasdaq Bank Index, the S&P 500 and an index of selected banks and bank holding companies located in New Jersey, New York and Pennsylvania with assets between $250 million and $750 million ("Peer Index") through December 31, 1999. The comparison showed that up to August 11, 1999, that the Nasdaq Bank Index and the S&P 500 significantly outperformed Lake Ariel. The Peer Index for the same period slightly underperformed Lake Ariel for the same period. The analysis also showed that after the announcement of its agreement to merge with NBT, through December 31, 1999, Lake Ariel's stock price has out performed the S&P 500, the Nasdaq Bank Index and the Peer Index.

JMS also compared the stock price per share performance of NBT to the performance of the Nasdaq Bank Index, the S&P 500 and an index of selected banks and bank holding companies located in New Jersey, New York and Pennsylvania with assets between $1 billion and $5 billion ("NBT Peer Index") through December 31, 1999. The comparison showed that up to August 13, 1999, the Nasdaq Bank Index and the S&P 500 outperformed NBT. The NBT Peer Index for the same period slightly underperformed NBT for the same period. The analysis also showed that after the announcement of its agreement to merge with Lake Ariel, through December 31, 1999, NBT's stock price significantly underperformed the Nasdaq Bank Index, the S&P 500 and the NBT Peer Index.


         PRO FORMA MERGER ANALYSIS. Using earnings estimates for Lake Ariel, Pioneer American and NBT as provided by the respective managements, an estimate of potential expense reductions provided by the management of NBT, and an estimate of anticipated revenue to be derived from corporate actions on the part of NBT, JMS, without independently verifying these estimates, analyzed certain pro forma effects resulting from the merger based on the proposed exchange ratio. The analysis also considered the estimated pro forma impact of the merger of Pioneer American which is expected to be completed shortly after this merger. Based on this information, the analysis indicated that NBT will experience earnings per share dilution ranging from approximately 3% to 5%. The analysis also indicated that, relative to Lake Ariel on a stand-alone basis, the merger would be accretive to Lake Ariel's earnings per share, book value per share, tangible book value per share and cash dividends per share.

         ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS. JMS analyzed certain financial aspects of selected mergers and acquisitions of banks and bank holding companies since August 5, 1998 where the sellers had assets between $250 million and $750 million and were located in the United States. JMS reviewed the results in three ways. The first examination looked at all transactions that met the aforementioned criteria. The second examination looked at sellers with assets between $250 million and $750 million and located in New Jersey, New York, Ohio and Pennsylvania. The third examination was to compare banks and bank holding companies with assets between $250 million and $750 million that had reasonably-similar performance characteristics (which in this case were defined as a tangible equity to assets ratio of less than 8.0% and a return on average equity of less than 10.0%). The comparison of relevant valuation measures is presented below.

Sellers with Assets between $250 Million and $750 Million

                                                                                                  Reasonably-
                                            Subject              All         Located in NJ,       Similar
Valuation Measure                        Transaction      Transactions       NY, OH and PA        Performance
---------------------------------------- ---------------- ------------------ -------------------- ------------------
Price to LTM EPS                               20.6               22.3               24.9                   Na
---------------------------------------- ---------------- ------------------ -------------------- ------------------
Price to Book Value                           215.6              289.1              282.2                219.0
---------------------------------------- ---------------- ------------------ -------------------- ------------------
Price to Tangible Book Value                  228.7              300.0              293.4                249.7
---------------------------------------- ---------------- ------------------ -------------------- ------------------
Price to Deposits                              22.6               27.5               26.0                 17.6
---------------------------------------- ---------------- ------------------ -------------------- ------------------
Price to Assets                                14.0               24.0               23.3                 14.9
---------------------------------------- ---------------- ------------------ -------------------- ------------------

No company or transaction used as a comparison in the above analysis is identical to NBT, Lake Ariel or the merger. Accordingly, there are inherent limitations on the application of this analysis to any specific transaction. The limitations of this analysis are that it excludes, among other things, complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

         DISCOUNTED DIVIDEND ANALYSIS. Using the discounted dividend analysis, JMS estimated the present value of the future dividend streams that Lake Ariel could produce on a stand-alone basis over a five-year period under different assumptions, if Lake Ariel performed in accordance with various earnings growth forecasts. JMS also estimated the terminal value for Lake Ariel's common stock after the five year period by applying a range of earnings multiples from 10 to 14 times Lake Ariel's terminal year earnings and by applying a range of book value valuations from 160% to 200%. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of Lake Ariel. The dividend streams and terminal values were then discounted to present value using discount rates ranging from 10% to 15%, reflecting different assumptions regarding the rates of return required by holders or prospective buyers of Lake Ariel's common stock. In summary, the range of prices imputed by the analysis described herein were less than the price being offered by NBT.

         JMS stated that the discounted dividend analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions, including earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Lake Ariel common stock.

         In reaching its opinion as to fairness, none of the analyses performed by JMS was assigned a greater significance by JMS than any another. As a result of its consideration of the aggregate of all factors present and analyses performed, JMS reached the conclusion, and opined, that the exchange ratio, as set forth in the merger agreement, is fair from a financial point of view to holders of Lake Ariel common stock.

         In connection with delivering its opinion dated as of the date of this Joint Proxy Statement/Prospectus, JMS updated certain analyses described above to reflect current market conditions and events occurring since the date of the merger agreement. Such reviews and updates led JMS to conclude that it was not necessary to change the conclusions it had reached in connection with its initial opinion.

         JMS, as part of its investment banking business, is regularly engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, and valuation for various other purposes and in the determination of adequate consideration in such transactions.

         The opinion of JMS was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing its opinion. JMS has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date hereof.

         In delivering its opinion, JMS assumed that in the course of obtaining the necessary regulatory and governmental approvals for the merger, no restrictions will be imposed on NBT that would have a material adverse effect on the contemplated benefits of the merger. JMS also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Lake Ariel and NBT after the merger.

         Pursuant to the terms of the engagement letter dated July 19, 1999, and the amended agreement signed on December 16, 1999, Lake Ariel has paid $150,000 to JMS. Lake Ariel has also agreed to pay JMS an additional $25,000 upon the mailing of the Joint Proxy Statement/Prospectus and to reimburse JMS for its reasonable out-of-pocket expenses.


OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

         In considering the independent recommendations of the NBT Board and the Lake Ariel Board with respect to the merger, Lake Ariel stockholders should be aware that officers and directors of Lake Ariel have interests in the merger that are different from, or in addition to, the interests of the stockholders of Lake Ariel generally. The NBT Board and the Lake Ariel Board were aware of such interests and considered them, among other matters, in approving the merger agreement and the matters contemplated by the merger agreement, including the merger.

          As of January 3, 2000, the directors and executive officers of Lake Ariel owned an aggregate of approximately 920,632 shares of Lake Ariel common stock and held options to purchase an aggregate of approximately 251,557 shares of Lake Ariel common stock at a weighted average exercise price of approximately $7.25. Under the terms of the merger agreement, Lake Ariel's directors and executive officers will receive the same consideration for their shares of Lake Ariel common stock as the other Lake Ariel stockholders. Upon completion of the merger, all outstanding options to purchase Lake Ariel common stock will convert into options to purchase shares of NBT common stock. However, if NBT and Lake Ariel shall have received a letter in satisfactory form from all holders of outstanding Lake Ariel stock options stating that they elect to receive NBT common stock in exchange for their options, then these Lake Ariel options will not convert into options to purchase shares of NBT common stock; rather, at the effective time of the merger the holders of these outstanding Lake Ariel stock options will exchange their unexercised Lake Ariel options for shares of NBT common stock in accordance with a formula set forth in the merger agreement and remit to NBT applicable federal, state and local withholding taxes. See "The Merger -- Lake Ariel Stock Options."

         MARTINES EMPLOYMENT AGREEMENT. NBT, as the surviving corporation in the merger, will enter into an employment agreement with John G. Martines, President


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of LA Bank and Chief Executive Officer and a director of Lake Ariel, under which
NBT will cause LA Bank, which will be a wholly-owned subsidiary of NBT following the merger, to employ Mr. Martines as its Chief Executive Officer. In carrying out his duties, Mr. Martines will report to the President and Chief Executive Officer of NBT and will oversee and direct the operations of LA Bank. The employment agreement becomes effective when the merger is completed and terminates three years later unless Mr. Martines has extended the agreement for an additional year.

         Mr. Martines' employment agreement provides that he will receive a salary of not less than $230,000 per year, subject to increases in accordance with NBT's compensation policies. During the employment term, Mr. Martines will be entitled to participate in all of the compensation and benefit plans made available generally to senior executives of NBT. During the term of Mr. Martines' employment, he will be entitled to the use of an automobile owned by LA Bank, the make, model and year of which automobile is appropriate to an officer of Mr. Martines' rank employed by NBT or its affiliates; NBT or an affiliate of NBT will reimburse Mr. Martines for dues and assessments incurred by him in relation to his membership at the Country Club of Scranton; and NBT or an affiliate of NBT will maintain the life insurance paid by LA Bank on Mr. Martines' life for the benefit of his designated beneficiary(ies) at no less than the level of insurance maintained as of June 30, 1999. In addition, NBT will assume and continue in effect with respect to Mr. Martines the LA Bank, N.A. Salary Continuation Agreement, dated March 7, 1997, the Supplementary Retirement Benefit Agreement with LA Bank, dated January 6, 1995, and the Salary Continuation Agreement with LA Bank, dated May 5, 1989. In return, Mr. Martines has renounced any entitlement to benefits under any supplemental executive retirement plan to which he would otherwise be entitled as an executive or affiliate of NBT. Additionally, Mr. Martines will be eligible to be considered for performance bonuses of up to 75% of salary, primarily on the basis of the performance of LA Bank and secondarily on the basis of the performance of NBT. The benefits described in this paragraph will continue throughout the employment term unless NBT terminates Mr. Martines' employment for cause, Mr. Martines terminates the agreement without good reason, or Mr. Martines dies or becomes disabled. Mr. Martines will agree that from the commencement date of his employment agreement until the second anniversary of the termination date of the agreement he will not compete with NBT, LA Bank, or their affiliates within a composite area defined by radii of 25 miles from the head office of LA Bank, the authorized branches of LA Bank as they may exist from time to time, and each branch of a depository institution affiliated with LA Bank for which Mr. Martines has or has had significant executive or managerial responsibilities.

         RELEASES. At the effective time of the merger, Messrs.  Martines, Louis
M. Martarano, Vice President of Lake Ariel and Executive Vice President and Chief Operating Officer of LA Bank, and Joseph J. Earyes, Vice President and Treasurer of Lake Ariel and Executive Vice President and Chief Financial Officer of LA Bank, will need to execute unconditional releases in favor of NBT, Lake Ariel, and LA Bank from any claims, actions, or liabilities they, respectively, might have against NBT, Lake Ariel or LA Bank. In exchange for the releases, NBT will tender to each a change-in-control agreement, and in the case of Mr. Martines, in addition an employment agreement, described in preceding paragraphs.

         CHANGE-IN-CONTROL AGREEMENTS. The agreements provide that Messrs. Martines, Martarano, and Earyes will serve, following the merger, as employees of LA Bank or its affiliate. Each of the agreements has a term of three years, which extends for an additional year on each successive anniversary of the agreement. The agreements provide that if, within 24 months from the date of an event constituting a change in control of NBT, NBT Bank, or LA Bank, the employment of the named employee is terminated (1) by NBT because of the employee's disability, (2) by NBT without cause, or (3) by the employee with good reason (as defined below), the terminated employee will be entitled to a severance payment and other benefits. If terminated because of disability, the employee will be entitled to receive benefits in accordance with NBT's long-term disability income insurance plan. If terminated without cause or with good reason, NBT will pay the terminated employee his full base salary plus year-to-date accrued vacation through the date of termination plus severance pay in an amount equal to the product of his base salary multiplied by 2.99, in the case of Mr. Martines, or 2.0, in the cases of Messrs. Martarano and Earyes. Base salary means the employee's average annual compensation includible in gross income for federal income tax purposes for the five years preceding the year in which the change in control occurs.

         The agreement further provides that, in the event that any payments or benefits the named executive becomes entitled to under the agreement or any other payments or benefits received or to be received by the named executive in connection with a change in control of NBT or the named executive's termination of employment will be subject to an excise tax under section 4999 of the Internal Revenue Code of 1986, NBT will pay the named executive an additional amount so that the net amount retained by the named executive, after deduction of the excise tax on the severance benefits and after deduction for the aggregate of any federal, state, or local income tax and excise tax upon such additional payment amount, will equal the severance payments under the change-in-control agreement.

         A change in control of NBT means:

         |X| a change in control that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date of the agreement under the Securities Exchange Act of 1934;

         |X| at any time as any person becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of NBT's voting securities;

         |X| during any period of two consecutive years, individuals who at the beginning of such period constitute the NBT Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the NBT stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

         |X| there shall be consummated any consolidation or merger of NBT in which NBT is not the continuing or surviving corporation or any sale, lease, exchange, or other transfer of all, or substantially all of the assets of NBT; or

         |X| approval by the stockholders of NBT of any plan or proposal for the liquidation or dissolution of NBT.

         The change in control agreements define termination for cause as termination because, and only because, the named employee committed an act of fraud, embezzlement, or theft constituting a felony or an act intentionally against the interests of NBT which causes NBT material injury.

         Termination of the named employee for good reason means:

         |X|      a change in the  employee's  status or  position(s)  with NBT, which in the employee's reasonable judgment, does not represent a promotion from the employee's status or position as in effect immediately prior to the change in control, or a change in the employee's duties or responsibilities which, in the employee's reasonable judgment, is inconsistent with such status or position, or any removal of the employee from, or any failure to reappoint or reelect the employee to, such position;

         |X| a reduction by NBT in the employee's base salary as in effect immediately prior to the change in control;

         |X| the failure by NBT to continue in effect any employee benefit plan in which the employee was participating at the time of the change in control of NBT other than as a result of the normal expiration of the plan in accordance with its terms as in effect at the time of the change in control, or the taking of any action, or the failure to act, by NBT which would adversely affect the employee's continued participation in the


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
                  plan on at least as favorable a basis to the employee as is the case on the date of the change in control or which would materially reduce the employee's benefits in the future under any of the plans or deprive the employee of any material benefit enjoyed by the employee at the time of the change in control;

         |X| the failure by NBT to provide and credit the employee with the number of paid vacation days to which the employee was then entitled in accordance with NBT's normal vacation policy as in effect immediately prior to the change in control;

         |X| NBT's requiring the employee to be based anywhere other than where his office is located immediately prior to the change in control, except for required business travel;

         |X| NBT's failure to obtain from any successor its express assent to assume and agree to perform the change in control agreement in the same manner and to the same extent as NBT would be required to perform if no succession had taken place;

         |X| any purported termination by NBT of the employee's employment which is not effected in accordance with the express notice provisions of the change in control agreement; or

         |X| any refusal by NBT to continue to allow the employee to attend to matters or engage in activities not directly related to the business of NBT which, prior to the change in control, the employee was permitted by the board to attend or engage in.

         STOCK OPTIONS. Options to purchase Lake Ariel common stock, which their holders have not exercised prior the effective time of the merger, will automatically convert into options to purchase shares of common stock of NBT following the merger, and NBT will assume each such option subject to the terms and conditions set forth in Lake Ariel's stock option plans.

         Each such converted stock option will convert into a replacement option to acquire a number of shares of NBT common stock equal to (rounded down to the nearest whole number of shares) (a) the number of shares of Lake Ariel common stock subject to such converted option as of the effective time multiplied by
(b) the exchange ratio for the merger. The exercise price per share (rounded down to the nearest whole cent) will equal (x) the aggregate exercise price under such converted option for all of the shares of Lake Ariel common stock subject to such converted option at the effective time divided by (y) the number of shares of NBT common stock subject to such replacement option.

         Each Lake Ariel option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization, or other similar transaction with respect to NBT's common stock on or subsequent to the completion of the merger. NBT has agreed to register with the SEC the shares of NBT common stock that are subject to the replacement options.

         If NBT and Lake Ariel shall have received a letter in satisfactory form from all holders of Lake Ariel stock options stating that they elect to receive NBT common stock in exchange for their options, then at the effective time of the merger NBT will issue shares of its common stock in exchange for all unexercised Lake Ariel options on the basis of the value of the Lake Ariel options. We describe the treatment of options more fully under "The Merger -- Lake Ariel Stock Options."

         COMPOSITION OF NBT'S BOARD FOLLOWING THE MERGER. Following the merger, NBT will have a Board of Directors composed of twelve individuals. The Board will include the nine current members of the NBT Board plus three current Lake Ariel Board members, Messrs. John G. Martines, Bruce D. Howe, and William C. Gumble. In the merger agreement NBT has agreed to use its best efforts to cause these three individuals to be elected or appointed directors of NBT.


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
         DIRECTORS AND OFFICERS INDEMNIFICATION. As described in "The Merger -- Conduct of Business Pending Completion of the Merger -- Indemnification," the merger agreement provides that following the merger NBT will take no action to abrogate or diminish any right to indemnification accorded under Lake Ariel's Articles of Incorporation or bylaws existing in favor of the current or former directors or officers of Lake Ariel. The merger agreement also provides that following the effective time of the merger and to the extent permitted by law, all rights to such indemnification will survive completion of the merger, and NBT will honor such obligations in accordance with their terms with respect to events, acts, or omissions occurring prior the effective time of the merger.

STOCK OPTION AGREEMENT

         The following is a description of the material terms of the stock option agreement. We urge all stockholders of NBT and Lake Ariel to read the stock option agreement in its entirety for a complete description of the terms of the agreement. We have previously filed a copy of the stock option agreement with the SEC.

         As a condition to NBT's willingness to enter into the merger agreement, Lake Ariel entered into the Stock Option Agreement, dated as of August 16, 1999, with NBT. Under the stock option agreement, Lake Ariel granted NBT an option to purchase up to 965,300 shares of Lake Ariel common stock, which was approximately 19.9% of the number of shares of Lake Ariel common stock outstanding as of August 16, 1999. The exercise price of the stock option is $11.375 per share, subject to adjustment under specified circumstances.

         Parties to merger agreements often enter into arrangements such as the stock option agreement in connection with corporate mergers and acquisitions in an effort to increase the likelihood of completion of the transactions in accordance with their terms, and to compensate the recipient of the option for its efforts and expenses, losses and opportunity costs in connection with the transactions if the merger does not occur due to circumstances involving an acquisition or potential acquisition of the option issuer by a third party. The stock option agreement may have the effect of discouraging offers by third parties to acquire Lake Ariel prior to the merger even if such persons are prepared to pay more than the current market price of the shares of NBT's common stock to be received by the stockholders of Lake Ariel pursuant to the merger agreement.

         The stock option will become exercisable in whole or in part only if a triggering event occurs with respect to Lake Ariel before the stock option terminates. For purposes of the stock option agreement, the term "triggering event" means any of the following events or transactions occurring after August 16, 1999:

         |X| Lake Ariel or LA Bank, without having received NBT's prior written consent, shall have entered into an agreement to engage in an acquisition transaction (as defined below) with any person other than NBT or any of its subsidiaries, or the Lake Ariel Board or the LA Bank Board shall have recommended that the stockholders of Lake Ariel approve or accept any acquisition transaction other than as contemplated by the merger agreement;

         |X| any person other than the NBT or NBT Bank shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10 percent of more of the outstanding shares of Lake Ariel's common stock;

         |X| the stockholders of Lake Ariel shall have voted on and failed to approve the merger agreement at a special meeting held for that purpose or any adjournment or postponement of the meeting, if prior to the meeting there was a public announcement that any person (other than NBT or NBT Bank) shall have made a bona fide proposal to engage in an acquisition transaction;

         |X| Lake Ariel's Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse to NBT its recommendation that the stockholders of Lake Ariel approve the transactions contemplated by the merger agreement, or Lake Ariel or LA Bank shall have authorized, recommended or proposed (or publicly announced its


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
                  intention to authorize, recommend or propose) an agreement to engage in an acquisition transaction with any person other than NBT or NBT Bank;

         |X| any person other than NBT or NBT Bank shall have made a bona fide proposal to Lake Ariel or its stockholders to engage in an acquisition transaction and there was a public announcement of such proposal;

         |X| any person other than NBT or NBT Bank shall have filed with the Securities and Exchange Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an acquisition transaction;

         |X| Lake Ariel shall have breached any covenant or obligation contained in the merger agreement in anticipation of engaging in an acquisition transaction with any person other than NBT or NBT Bank, and following such breach, NBT would be entitled to terminate the merger agreement as provided by section 11.2(b) of the merger agreement; or

         |X| any person other than NBT or NBT Bank shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority, which application or notice such authority has accepted for processing, for approval to engage in an acquisition transaction.

         The stock option agreement defines the term acquisition transaction as any transaction under which a person proposes to or will acquire a majority of the stock of, merge or consolidate with, or acquire all or substantially all of the assets of Lake Ariel or LA Bank, or otherwise engage in any substantially similar transaction with Lake Ariel or LA Bank.

         The stock option will terminate upon the earliest to occur of:

         |X|      completion of the merger;

         |X| termination of the merger agreement in accordance with its terms, except a termination by NBT due to a breach by Lake Ariel of a representation, warranty or covenant or a termination due to a determination in good faith by the Lake Ariel Board, on the advice of counsel, that the termination is required for the Lake Ariel Board to comply with its fiduciary duties to its stockholders imposed by law by reason of a proposal by a person other than NBT or NBT Bank to acquire more than one percent of the Lake Ariel common stock; or

         |X| passage of eighteen months after termination of the merger agreement following the two excepted events cited in the item above.

         Upon the occurrence of a triggering event that occurs prior to the termination of the stock option, NBT will have registration rights under the Securities Act with respect to the shares of Lake Ariel common stock issued or issuable under the stock option.

         The stock option agreement also provides that at any time after the occurrence of a repurchase event (as defined below), upon request, Lake Ariel will repurchase the stock option from the holder of the stock option. The purchase price of the repurchase will equal the amount by which the market/offer price exceeds the stock option price multiplied by the number of shares then subject to the stock option. To the extent NBT previously acquired shares of Lake Ariel common stock upon the exercise of part of the stock option, Lake Ariel will repurchase such shares at the market/offer price. The term market/offer price means the highest of the following:

         |X| the highest price per share paid by any person that acquires beneficial ownership of 50% or more of the Lake Ariel common stock;

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
         |X| the price per share of Lake Ariel common stock that any third party is to pay under an agreement with Lake Ariel in connection with the repurchase event;

         |X| the highest closing price per share of Lake Ariel common stock within the six-month period immediately preceding the date that notice to repurchase is given; or

         |X| in the event of a sale of all or a substantial portion of Lake Ariel's or LA Bank's net assets or deposits, the sum of the net price paid for such assets or deposits and the current market value of the remaining net assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of Lake Ariel common stock outstanding at the time of such sale.

         The stock option agreement defines repurchase event as (1) the acquisition by any third party of beneficial ownership of 50% or more of the then outstanding shares of Lake Ariel's common stock or (2) the consummation of an acquisition transaction (as defined above) by any person other than NBT or NBT Bank.

         Under the terms of the stock option agreement, if, prior to the termination of the stock option, Lake Ariel or LA Bank enters into an extraordinary transaction, such as a merger, consolidation or agreement to sell all or substantially all of its assets or deposits, in which Lake Ariel or LA Bank is effectively not the surviving corporation, the holder of the stock option may convert or exchange the stock option into or for an option with terms similar to those of the stock option being converted or exchanged to purchase stock of the entity that is the effective successor to Lake Ariel or LA Bank.

         The stock option agreement generally provides that neither NBT nor Lake Ariel may assign any of its respective rights or obligations under the stock option agreement without the express written consent of the other party. However, if a triggering event occurs before termination of the stock option, NBT may, subject to limitations, assign its rights and obligations under the stock option in whole or in part. However, until fifteen days after the Federal Reserve Board has approved an application by NBT under the Bank Holding Company Act of 1956 to acquire the option shares, NBT may not assign its rights under the NBT option except in one of the following ways:

         |X|      a widely dispersed public distribution;

         |X| a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Lake Ariel;

         |X| an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on NBT's behalf; or

         |X|      any other manner approved by the Federal Reserve Board.

         To the best knowledge of Lake Ariel and NBT, no event giving rise to any rights to exercise the stock option has occurred as of the date of this Joint Proxy Statement/Prospectus.

ACCOUNTING TREATMENT

         We expect the merger to be accounted for as a pooling of interests in accordance with generally accepted accounting principles ("GAAP"). Under this method of accounting, NBT stockholders and Lake Ariel stockholders will be deemed to have combined their existing voting stock interests by virtue of the exchange of shares of Lake Ariel common stock for shares of NBT common stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of each of NBT and Lake Ariel, as reported on their respective consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company, and no goodwill will be created. The combined company will be able to include in its consolidated net income the combined net income of both companies for the entire fiscal year in which the merger occurs. However, the


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combined  company must treat certain  expenses  incurred to effect the merger as current charges against income, rather than adjustments to the combined company balance sheet.

         It is a condition to consummation of the merger that NBT receive a letter from its independent auditors, KPMG LLP, that the merger will qualify for pooling of interests accounting treatment. See "The Merger -- Conditions to Complete the Merger."

         As described in "Rights of Dissenting Stockholders," Lake Ariel stockholders have a right to dissent to the merger. As such, if the holders of more than 10% of the outstanding shares of Lake Ariel common stock receive cash in the exercise of their dissenters' rights, the merger will not qualify for pooling of interests accounting treatment.

         The parties have prepared the unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus using the pooling of interests accounting method to account for the merger. See "Summary -- Selected Unaudited Pro Forma Combined Financial Data" and "The Merger -- Unaudited Comparative Per Common Share Data."

DISSENTERS' OR APPRAISAL RIGHTS

         Holders of NBT common stock are not entitled to dissenters' and appraisal rights under Delaware law in connection with the merger. By Board resolution, as permitted by Pennsylvania law, Lake Ariel has extended to its stockholders dissenters' or appraisal rights in connection with the merger. See "Rights of Dissenting Stockholders" and "Comparison of Stockholders' Rights -- Appraisal/Dissenters' Rights."

INCLUSION OF NBT'S COMMON STOCK ON NASDAQ NATIONAL MARKET

         A condition to the merger requires that the Nasdaq shall have authorized the shares of NBT common stock to be issued in the merger for inclusion on the Nasdaq National Market. NBT's common stock is listed on the Nasdaq National Market under the symbol "NBTB." Upon completion of the merger, we will delist the Lake Ariel common stock from the Nasdaq National Market and deregister the Lake Ariel common stock under the Securities Exchange Act. See "Price Range of Common Stock and Dividends."

DIVIDENDS

         NBT, as the surviving corporation, expects that after completion of the merger, subject to approval and declaration by its Board, it will continue its current dividend policy and declare regularly scheduled quarterly cash dividends and annual stock dividends on the shares of its common stock consistent with past practices. The current annualized rate of cash dividends on the shares of NBT common stock is $0.68 per share.

         Lake Ariel expects to continue to declare regularly scheduled dividends on the Lake Ariel common stock until the merger closes, including regular quarterly cash dividends of $0.10 per share and a special December cash dividend of $0.03 per share, subject to the terms of the merger agreement. The right of holders of Lake Ariel common stock to receive dividends from Lake Ariel will end upon the completion of the merger when the separate corporate existence of Lake Ariel will cease. See "Price Range of Common Stock and Dividends."


EXCHANGE OF LAKE ARIEL CERTIFICATES

         Promptly after the effective time, NBT will deposit with the exchange agent, American Stock Transfer and Trust Company, New York, New York, certificates representing the shares of NBT common stock that are issuable in connection with the merger for shares of Lake Ariel common stock. NBT will also deposit with the exchange agent an estimated amount of cash payable instead of fractional shares. Promptly after the effective time, NBT will cause the exchange agent to send to each holder of record of shares of Lake Ariel common stock at the effective time of the merger transmittal materials for use in the exchange of the merger consideration for certificates representing Lake Ariel common stock. NBT will deliver to holders of Lake Ariel common stock who surrender their certificates to the exchange agent, together with properly


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
executed transmittal materials and any other required documentation, certificates representing the number of shares of NBT common stock to which such holders are entitled. NBT will not issue any fractional shares. Instead, NBT will pay each holder of Lake Ariel common stock who would otherwise be entitled to a fractional share of NBT common stock an amount in cash, without interest, calculated by multiplying such fraction by the average closing price as determined in the merger agreement.

         Until properly surrendering their certificates, holders of unexchanged shares of Lake Ariel common stock will not be entitled to receive any dividends or distributions with respect to NBT common stock. After surrender of the certificates representing Lake Ariel common stock, the record holder of such shares will be entitled to receive any such dividends or other distributions, without interest, which had previously become payable with respect to shares of NBT common stock represented by such certificate.

         HOLDERS OF LAKE ARIEL COMMON STOCK SHOULD NOT SEND IN CERTIFICATES REPRESENTING LAKE ARIEL COMMON STOCK UNTIL THEY RECEIVE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

LAKE ARIEL STOCK OPTIONS

         At the effective time, except in the circumstance described below, all outstanding and unexercised Lake Ariel stock options will no longer represent a right to acquire shares of Lake Ariel common stock and will convert automatically into options to purchase shares of NBT common stock. NBT will assume such Lake Ariel stock options subject to the terms and conditions of Lake Ariel stock option or similar plans and related option agreements as in effect immediately prior to the effective time under which Lake Ariel issued the assumed stock options.

         After the effective time of the merger, the number of shares of NBT common stock purchasable upon exercise of any such Lake Ariel option will equal the number of shares of Lake Ariel common stock that were purchasable under such Lake Ariel option immediately prior to the effective time multiplied by the exchange ratio established for the merger, rounding down to the nearest whole share. The per share exercise price under each such Lake Ariel stock option, rounding down to the nearest whole cent, will equal the aggregate exercise price under the stock options divided by the number of shares of NBT common stock issuable under the assumed Lake Ariel stock option plans. The duration and other terms of each new NBT stock option will be substantially the same as the prior Lake Ariel stock option. The terms of each Lake Ariel option will be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to NBT common stock on or after the effective time of the merger. NBT has agreed to register with the SEC the shares of NBT common stock into which the options are exercisable and to maintain the current status of the prospectus relating to these shares.

         If, on or prior to seven business days preceding the effective time of the merger, NBT and Lake Ariel shall have received from each holder of an outstanding option to purchase Lake Ariel common stock, whether or not vested, a letter stating that he or she has received and read the Joint Proxy
Statement/Prospectus and understands the contents of the Joint Proxy Statement/Prospectus as it relates to the merger, has discussed with his or her legal counsel the effects of delivering the letter, and has discussed with his or her tax advisor the tax effects of receiving shares of NBT common stock in exchange for the Lake Ariel options and that he or she elects to receive shares of NBT common stock in exchange for and in full satisfaction of his or her Lake Ariel stock options, and to remit to NBT applicable federal, state and local withholding taxes, then at the effective time of the merger NBT will issue shares of NBT common stock in exchange for the unexercised Lake Ariel stock options, whether vested or unvested. Each unexercised Lake Ariel stock option will automatically convert into that number of shares of NBT common stock equal to the quotient obtained by dividing (i) the value of the unexercised option at the effective time (determined by subtracting the aggregate exercise price of the option at the effective time from the product of (a) the number of shares of Lake Ariel common stock subject to the option, (b) the exchange ratio and (c) the average closing price), by (ii) the average closing price.


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
REPRESENTATIONS AND WARRANTIES

         The merger agreement contains representations and warranties made by NBT and/or Lake Ariel relating to the following matters:

         |X|      due organization, corporate power, good standing and due
                  registration as a bank holding company
         |X|      capitalization
         |X|      subsidiaries
         |X|      corporate power and authority to conduct business, own
                  property and enter into the merger agreement, the stock
                  option agreement and related transactions
         |X|      non-contravention of certain organizational documents,
                  agreements or governmental orders
         |X|      reports  and other  documents  filed with the SEC and  certain bank holding company and bank regulatory authorities,  and the accuracy of the information contained in such documents
         |X|      financial statements
         |X|      examinations by bank regulatory agencies
         |X|      undisclosed liabilities
         |X|      litigation and regulatory action
         |X|      compliance with laws
         |X|      contractual defaults
         |X|      brokers and financial advisers
         |X|      tax and accounting matters
         |X|      insurance
         |X|      labor matters
         |X|      environmental matters
         |X|      absence of certain material changes and events
         |X|      required regulatory approvals
         |X|      loans and non-performing and classified assets
         |X|      allowances for loan losses
         |X|      administration of fiduciary accounts
         |X|      Year 2000 readiness
         |X|      deposit insurance

CONDUCT OF BUSINESS PENDING COMPLETION OF THE MERGER

         The merger agreement contains various covenants and agreements that govern Lake Ariel's and NBT's actions prior to the effective time of merger, including the following:

         Conduct of Business. Lake Ariel has agreed that it and LA Bank will conduct their respective businesses diligently and substantially in the same manner as previously and to use commercially reasonable efforts to preserve intact their business organizations, and to maintain their existing relations with customers, employees and business associates.

         Capital Stock. Lake Ariel has agreed to restrictions on its ability to authorize, issue or make any distribution of its capital stock or any other securities, or grant any options to acquire additional securities, or declare or distribute any stock dividend or authorize a stock split. Lake Ariel has agreed not to make any direct or indirect redemption, purchase or other acquisition of its capital stock. Lake Ariel has further agreed not to take any action which


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
would prevent or impede the merger from qualifying for pooling of interests accounting.

         Dividends. Lake Ariel has agreed not to declare or pay any dividend other than (i) customary periodic cash dividends paid by Lake Ariel to holders of its common stock in amounts not exceeding $0.1025 per calendar quarter and at intervals that are not shorter than past practice, (ii) customary periodic special cash dividends typically declared by Lake Ariel in November and paid to holders of its common stock the following December, in amounts not exceeding $0.03 per year and at intervals that are not shorter than past practice, and
(iii) customary cash dividends paid by LA Bank whose amounts have not exceeded past practice and at intervals that are not shorter than past practice. In addition, Lake Ariel has agreed to cause its regular quarterly dividend record dates and payment dates for Lake Ariel common stock to be the same as the regular dividend record dates and payment dates for NBT common stock.

         Compensation; Employment Agreements; Benefit Plans. Lake Ariel has agreed not to:

         |X| increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee, except for increases in the ordinary course of business in accordance with past practices, which together with all other compensation rate increases do not exceed 4.5 percent per annum of the aggregate payroll as of June 30, 1999, and except as explicitly contemplated by the merger agreement; nor

         |X| create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit, except as required by law; nor

         |X|      enter into any employment or personal  services  contract with
                  any  person  or  firm,   except  directly  to  facilitate  the
                  transactions contemplated by the merger agreement.

         Dispositions, Acquisitions and Capital Expenditures. Lake Ariel has agreed not to:

         |X| either (i) merge into, consolidate with, or sell or otherwise dispose of its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business or (ii) engage in any discussions concerning such a possible transaction unless the Lake Ariel Board, based upon the advice of its counsel, determines in good faith that such action is required for the Lake Ariel Board to comply with its fiduciary duties to stockholders imposed by law; nor

         |X| incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction, except in the ordinary course of its business or to accomplish the transactions contemplated by the merger agreement; nor

         |X| subject any of its properties or assets to any lien, claim, charge, option, or encumbrance, other than in the ordinary course of business; nor

         |X|      enter  into  or  assume  any   commitment   to  make   capital
                  expenditures, any of which individually exceeds $20,000 or which in the aggregate exceed $50,000.

         Amendments. The merger agreement provides that neither Lake Ariel nor LA Bank will amend its respective charter or bylaws, nor convert the charter or form of entity of LA Bank.

         Preservation of Business. Lake Ariel has agreed that it and LA Bank will:

         |X| carry on their business and manage their assets and properties diligently and substantially in the same manner as before the execution of the merger agreement;

         |X| maintain the ratio of their loans to their deposits at approximately the same level as existed at June 30, 1999, as adjusted to allow for seasonal fluctuations of loans and deposits of a kind and amount experienced traditionally by them;
         |X| manage their investment portfolio in substantially the same manner and under substantially the same investment policies as in 1997 and 1998, and take no action to change to any material extent the percentage which their investment portfolio bears to their total assets, or to lengthen to any material extent


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
                  the average maturity of their investment portfolio, or of any significant category of their portfolio;

         |X| use commercially reasonable efforts to continue in effect their present insurance coverage on all properties, assets, business, and personnel;

         |X| use commercially reasonable efforts to preserve their business organization intact, to keep available their present employees, and to preserve their present relationships with customers and others having business dealings with them;

         |X| not do anything and not fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which they are a party or by which they may be bound; and

         |X| conduct their affairs so that at the effective time of the merger none of their representations and warranties will be inaccurate, none of their covenants and agreements will be breached, and no condition in the merger agreement will remain unfulfilled by reason of their actions or omissions.

         Acquisition Proposals. Lake Ariel and LA Bank have agreed that they will not

         |X| solicit any inquiries or proposals to acquire more than one percent of Lake Ariel common stock or any capital stock of LA Bank or any significant portion of the assets of either of them;

         |X| afford any third party which may be considering such a transaction access to its properties, books or records except as required by mandatory provisions of law;

         |X| enter into any discussions or negotiations for, or enter into any agreement or understanding which provides for such a transaction; or

         |X| authorize or permit any of its directors, officers, employees or agents to do or permit any of the activities referred to in this paragraph.

         Lake Ariel, however, may participate in discussions or negotiations with, or furnish information to, any person if, after consultation with and consideration of the advice of outside counsel, its board of directors has determined in good faith that such action is required for the board of directors to comply with its fiduciary duty to stockholders imposed by law. Lake Ariel has agreed to keep NBT informed of the status and all material information regarding any such discussions or negotiations.

         Employee Benefit Matters. Employees of Lake Ariel and LA Bank who become employees of NBT immediately after the effective time of the merger will receive credit for prior service with Lake Ariel or LA Bank for purposes of eligibility and vesting of employee benefits under the benefit plans of NBT as long as such crediting of service does not result in duplication of benefits. If necessary, NBT has generally agreed to cause the waiver of any pre-existing condition limitations and eligibility waiting periods under group health plans with respect to such participants and their eligible dependents.

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
         Termination Benefits and Severance Obligations. NBT has agreed that any employee of Lake Ariel or LA Bank who becomes an employee of NBT or any of its subsidiaries immediately following the effective time of the merger whose employment is terminated subsequent to the effective time will be entitled to severance pay, if any, in accordance with the general severance policy of NBT.

         Regulatory Applications and Filings. NBT and Lake Ariel have agreed that they will cooperate and use their best efforts to effect all filings and obtain all necessary government approvals to complete the transactions contemplated by the merger agreement.

         Indemnification. The merger agreement provides that, after the effective time of the merger, NBT will take no action to abrogate or diminish any right accorded under the Articles of Incorporation or bylaws of Lake Ariel as they existed immediately prior to the effective time to any person who, on or prior to the effective time, was a director or officer of Lake Ariel to indemnification from or against losses, expenses, claims, demands, damages, liabilities, judgments, fines, penalties, costs, expenses, and amounts paid in settlement pertaining to or incurred in connection with any threatened or actual action, suit, claim, or proceeding (whether civil, criminal, administrative, arbitration, or investigative) arising from events, matters, actions, or omissions occurring on or prior to the effective time of the merger. To the extent permitted by law, all rights to such indemnification accorded under the Articles of Incorporation and bylaws of Lake Ariel to any person who, on or prior to the effective time, was a director or officer of Lake Ariel will survive the effective time and, following the merger, to the extent permitted by law, NBT will honor such obligations in accordance with their terms with respect to events, acts, omissions occurring prior to the effective time.

         Post-Closing Governance. NBT has agreed as promptly as practicable after the effective time of the merger to use its best efforts to increase the size of the NBT Board to twelve members and to cause three members of the Lake Ariel Board to be elected to the NBT Board, with Mr. Martines to serve in the class whose term expires in 2000, Mr. William C. Gumble to serve in the class whose term expires in 2001, and Mr. Bruce D. Howe to serve in the class whose term expires in 2002. See "The Companies -- NBT Following the Merger."

         Certain Other Covenants. The merger agreement contains other covenants of the parties relating to:

         |X| the preparation and distribution of this Joint Proxy Statement /Prospectus;

         |X| the respective NBT and Lake Ariel stockholders' meetings and the recommendations of the respective boards of directors;

         |X|      cooperation in issuing public announcements;

         |X|      access to information;

         |X|      confidentiality;

         |X| inclusion of the NBT common stock issuable to the holders of shares of Lake Ariel common stock for trading on the Nasdaq National Market; and

         |X|      the delivery of financial statements of Lake Ariel to NBT.

CONDITIONS TO COMPLETE THE MERGER

         The obligations of each of NBT and Lake Ariel to complete the merger are subject to the satisfaction or waiver, subject to compliance with applicable law, of conditions, including:


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
         |X| obtaining the requisite votes of approval from the respective stockholders of Lake Ariel and NBT;

         |X| obtaining all governmental approvals required to complete the merger, which we have received;

         |X| obtaining all other necessary third party consents and approvals to complete the merger;

         |X| the absence of injunctions, decrees, orders, laws, statutes or regulations enjoining, preventing or making illegal the completion of the merger;

         |X| the declaration of effectiveness of the registration statement on Form S-4 by the SEC and the absence of any stop order or proceedings seeking a stop order;

         |X| the delivery of an opinion to NBT and Lake Ariel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

         |X| the approval for inclusion on the Nasdaq National Market of the NBT common stock issuable to Lake Ariel's stockholders in the merger; and

         |X| the receipt by NBT of an opinion from KPMG LLP stating that the merger qualifies for "pooling of interests" accounting treatment.

         The obligations of each of NBT and Lake Ariel to complete the merger are further subject to satisfaction or waiver of the following conditions:

         |X| the representations and warranties of the other party in the merger agreement are to be materially true and correct as of the effective time of the merger, except for representations and warranties made as of a specified date which will be true and correct as of such specified date;

         |X| all of the agreements and covenants of the other party to be performed and complied with on or prior to the effective time of the merger are to have been performed and complied with in all material respects; and

         |X| each of NBT and Lake Ariel is to have received a certificate dated the effective time of the merger signed by designated executive officers of the other party to the effect that the above two conditions have been satisfied.

TERMINATION AND TERMINATION FEES

         General Termination Rights. The parties may terminate the merger agreement at any time prior to the effective time, whether before or after approval by the Lake Ariel stockholders or NBT stockholders:

         |X|      by mutual written consent of the parties;

         |X|      by either NBT or Lake Ariel if any of the following occurs:

                  (1) the merger has not been completed by April 15, 2000, except to the extent that the failure to complete the merger results from the failure of the party seeking termination to perform or observe the agreements and covenants of such party in the merger agreement;

                  (2) the Lake Ariel stockholders fail to approve the merger agreement at the Lake Ariel special meeting;

                  (3) the NBT stockholders fail to approve the merger agree-ment at the NBT special meeting; or

                  (4)    any   governmental   entity   has   issued   a   final,
                         non-appealable order denying an approval or consent that is required to complete the merger.

         |X|      by Lake Ariel if any of the following occur:

                  (1) the material incorrectness when made of any of NBT's representations and warranties;

                  (2) a material breach or a material failure by NBT of its covenants under the merger agreement, and NBT has not cured the breach or failure; or

                  (3) if the Lake Ariel Board, based upon the advice of its counsel, determines in good faith that termination is required in order for the Board to comply with its fiduciary duties to stockholders imposed by law by reason of having received from a third party a proposal to acquire more than one percent of the Lake Ariel common stock or any capital stock of LA Bank or any significant portion of the assets of Lake Ariel or LA Bank.

         |X|      by NBT if either of the following occurs:

                  (1) the material incorrectness when made of any of Lake Ariel's representations and warranties; or

                  (2) a material breach or a material failure by Lake Ariel of its covenants under the merger agreement, and Lake Ariel has not cured the breach or failure.

         Termination Upon a Decline in the Value of NBT Common Stock. Lake Ariel has the right to cancel the merger if: (1) the price of a share of NBT common stock declines below $16.1905 and (2) the NBT stock price decline, expressed as a percentage, is more than 15 percentage points greater than the weighted average stock price decline of the index group. The price per NBT share of $16.1905 represents a 17.82% decline in the price per NBT share of $19.7024, which is the share price used by NBT and Lake Ariel in their negotiation of the merger agreement as subsequently adjusted to take into account the 5% stock dividend. Even if both of these two conditions are present and Lake Ariel decides to cancel the merger, NBT can require Lake Ariel to complete the merger by increasing the number of shares of NBT common stock to be issued to Lake Ariel's stockholders, so that a Lake Ariel stockholder will receive at least $17.00 worth of NBT stock.

         In order to determine the price and percentage decline in the value of the NBT common stock and of the weighted average stock price of the index group, we will take the average of the closing bid and asked prices per share for NBT common stock and for the companies in the index group for each of the 20 consecutive trading days ending on the eighth trading day before the day chosen to be the effective date of the merger.

         The following two examples illustrate how this termination provision in the merger agreement would work:

         Example One: Assume that the average price per NBT share during the 20-day trading period is $16.00, which is a decline of $3.7024 from $19.7024, or, expressed as a percentage, of 18.79%; and assume that the decline in the weighted average price per share of the index group during the 20-day trading period, expressed as a percentage, is 4.25%. We subtract 4.25% from 18.79% to arrive at 14.54%. Under this example only the first of the two conditions is present and Lake Ariel would not have the right to cancel the merger agreement.

         Example Two: Assume that the average price per NBT share during the 20-day trading period is again $16.00; however, assume that the decline in the weighted average price per share of the index group, expressed as a percentage, is 3.05%. We subtract 3.05% from 18.79% and arrive at 15.74%. The first and second conditions of the termination provision are present and Lake Ariel has the right to cancel the merger agreement. However, NBT can still require Lake


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
Ariel to effect the merger by increasing the number of shares it will issue to Lake Ariel stockholders. Under Example Two, NBT would have to increase the exchange ratio from 0.9961 to 1.0625 in order to require Lake Ariel to complete the merger.

         In the event Lake Ariel terminates the merger agreement, under the provisions referenced above relating to a decline in the price of NBT common stock, stockholder action would not be required. Neither the NBT Board nor the Lake Ariel Board has made a decision as to whether it would exercise its rights under the merger agreement under such circumstances. The respective boards of NBT and Lake Ariel would make such a decision in light of the circumstances existing at the time that the respective board has the opportunity to make such an election, if any. Prior to making any determination to exercise their respective rights under the merger agreement, the Boards would consult their respective financial and other advisors and would consider all financial and other information deemed relevant to their respective decisions. There can be no assurance that the Boards would exercise their respective rights under the merger agreement if the conditions set forth above were applicable. If the Lake Ariel Board does not elect to exercise its right to terminate the merger agreement under the circumstances discussed in this section, the exchange ratio would be 0.9961 and the dollar value of the consideration which the stockholders of Lake Ariel would receive for each share of Lake Ariel common stock would be the value of 0.9961 of a share of NBT common stock at the effective time of the merger.

         Termination and Damages for Breach of the Merger Agreement. If termination of the merger agreement is the result of material incorrectness of any representation or warranty or the material breach or material failure of a covenant, the party whose representations or warranties were materially incorrect or which materially breached the covenant will be liable to the other party in the amount of $500,000. If termination of the merger agreement is the result of a determination by the Lake Ariel Board that its fiduciary duty to Lake Ariel's stockholders requires termination of the merger agreement because of a proposal to acquire stock or assets of Lake Ariel or LA Bank, or if termination of the merger agreement is the result of material incorrectness of any representation or warranty of Lake Ariel or the material breach or material failure of a Lake Ariel covenant, and Lake Ariel or LA Bank signs a definitive agreement with respect to a proposal to acquire stock or assets of Lake Ariel or LA Bank within one year after termination of the merger agreement, then Lake Ariel will be liable to NBT for liquidated damages in the further amount of $3 million.

AMENDMENT AND WAIVER

         Subject to compliance with applicable law, the party to the merger agreement benefited by a particular provision may, prior to the effective time of the merger, waive that provision of the merger agreement. The parties to the merger agreement may amend or modify any provision at any time by an agreement in writing between the parties.

SURVIVAL OF CERTAIN PROVISIONS

         If the Merger Agreement Becomes Effective. After the effective time of the merger, various provisions of the merger agreement regarding the following matters will survive and remain effective:

         |X|      procedures  for the issuance of NBT common stock and NBT stock
                  options  in  exchange   for  Lake  Ariel   common   stock  and
                  outstanding Lake Ariel stock options;

         |X|      indemnification of Lake Ariel directors and officers;

         |X|      employment of Mr. Martines; and

         |X| appointment or election of three Lake Ariel directors as directors of NBT.


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
              If the Merger Agreement Terminates before the Effective Time. If the merger agreement terminates before the effective time, various provisions of the merger agreement regarding the following matters will survive and remain effective:

         |X| confidentiality of information obtained in connection with the merger agreement;

         |X| provisions regarding information provided for applications and the registration statement;

         |X| liability of the companies to each other as a result of the termination of the merger agreement; and

         |X|      expenses incurred in connection with the proposed merger.

RESTRICTIONS ON RESALES BY AFFILIATES

         NBT has registered the shares of common stock issuable to the Lake Ariel stockholders in the merger under the Securities Act. Holders of these securities who are not deemed to be "affiliates," as defined in the rules promulgated under the Securities Act, of NBT or Lake Ariel may trade their shares freely without restriction.

         Any subsequent transfer of shares by any person who is an affiliate of Lake Ariel at the time of submission of the merger agreement to the Lake Ariel stockholders for their vote will, under existing law, require either:

         |X| the further registration under the Securities Act of the shares of NBT common stock to be transferred;

         |X| compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

         |X| the availability of another exemption from registration of the shares.

         An affiliate of Lake Ariel is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Lake Ariel. We expect these restrictions to apply to the directors and executive officers of Lake Ariel and the holders of 10% or more of the Lake Ariel common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. NBT will give stop transfer instructions to the transfer agent with respect to those shares of NBT common stock held by persons subject to these restrictions, and NBT will place a legend on the certificates for their shares accordingly.

         SEC guidelines regarding qualifying for the "pooling of interests" method of accounting limit sales of shares of NBT and Lake Ariel by affiliates of either company in a business combination. SEC guidelines also indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of NBT and Lake Ariel if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning thirty days before completion of the merger and ending when NBT has published financial results covering at least thirty days of post-merger operations of NBT.

         Lake Ariel has agreed in the merger agreement to use commercially reasonable efforts to cause each person who is an affiliate of Lake Ariel for purposes of Rule 145 under the Securities Act and for purposes of qualifying the merger for pooling of interests accounting treatment to deliver to NBT a written agreement intended to ensure compliance with the Securities Act and to preserve NBT's ability to treat the merger as a pooling of interests.


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
FEES FOR FINANCIAL ADVISORY SERVICES

         NBT and Lake Ariel have each retained the services of financial advisors in connection with evaluation of the merger and the terms associated with the merger consideration. See "The Merger -- Opinion of NBT's Financial Advisor" and " -- Opinion of Lake Ariel's Financial Advisor." Additionally, in May 1999 Lake Ariel retained the services of TTG, Inc., a financial advisory firm which assisted Lake Ariel in identifying potential merger partners. In this regard, TTG established sales criteria for Lake Ariel, prepared marketing materials regarding Lake Ariel and analyses regarding potential purchasers, discussed valuation issues and marketing trends with Lake Ariel, and assisted Lake Ariel in developing the requirements of the merger agreement. TTG identified NBT to Lake Ariel and introduced Lake Ariel to NBT. For its services, Lake Ariel agreed to pay TTG $40,000 for organization and development assistance and a closing fee equal to .30% of that portion of the purchase price representing up to two times Lake Ariel's book value plus .50% of the remaining purchase price representing the amount exceeding two times Lake Ariel's book value as paid by the buyer for the acquisition of Lake Ariel less $25,000. Lake Ariel is obligated also to pay TTG for its out-of-pocket expenses in connection with the merger and due diligence investigation expenses of TTG and any TTG efforts, concerning settlement issues associated with the buyer's assimilation of Lake Ariel activities and the identification and resolution of post-closing settlement matters associated with regulatory and other ownership-transition requirements, occurring after thirty days following closing of the merger at the rate of $125 per hour. In the event that Lake Ariel causes the termination of the merger agreement, Lake Ariel has agreed to pay TTG a fee of .05% of the total consolidated deposits of Lake Ariel. The agreement further provides that, for a period of three years from the date of the agreement with TTG, Lake Ariel agrees either to employ TTG's services on the terms summarized above or to pay TTG a fee of .75% of the purchase price paid for Lake Ariel, should Lake Ariel be sold to the buyer identified by TTG to Lake Ariel.

ALLOCATION OF COSTS AND EXPENSES

         The merger agreement provides that each party to the merger agreement will be responsible for paying its own costs and expenses, including the fees and expenses of its own counsel, financial advisors, accountants and tax advisors, incurred in connection with the merger agreement. However, the merger agreement expressly allocates certain specified expenses as follows:

         |X| each party will pay its proportionate share of the cost of printing the Joint Proxy Statement/Prospectus based upon the number of copies each shall request for printing;

         |X| NBT will pay the cost of delivering the Joint Proxy Statement/ Prospectus and other material to the NBT stockholders;

         |X| Lake Ariel will pay the cost of delivering the Joint Proxy Statement/Prospectus and other material to the Lake Ariel stockholders;

         |X| NBT will pay the cost of registering under the federal and state securities laws the shares of NBT common stock that NBT will issue to the Lake Ariel stockholders upon completion of the merger; and

         |X| Lake Ariel will pay the cost of procuring the required tax opinion.


                                  THE COMPANIES

NBT BANCORP INC.

         NBT Bancorp Inc. is a registered bank holding company headquartered in Norwich, New York. NBT is the parent holding company of NBT Bank, N.A., a national bank. The principal asset of NBT is all of the outstanding shares of common stock of NBT Bank, and its principal source of revenue is dividends it receives from NBT Bank.

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
         NBT Bank is a full service commercial bank providing a broad range of financial products and services. NBT Bank has thirty-six locations serving a nine county area in central and northern New York. As of September 30, 1999, NBT Bank had 436 full-time and 71 part-time employees. NBT Bank is not a party to any collective bargaining agreements, and employee relations are considered to be good.

         The banking business is extremely competitive, and NBT Bank encounters intense competition from other financial institutions located within its market area. NBT Bank competes not only with other commercial banks but also with other financial institutions such as thrifts, credit unions, money market and mutual funds, insurance companies, brokerage firms, and a variety of other companies offering financial services.

         NBT's principal executive offices are located at 52 South Broad Street, Norwich, New York 13815, and its telephone number is (607) 337-2265.

LAKE ARIEL BANCORP, INC.

         Lake Ariel is a registered bank holding company and Pennsylvania business corporation and is headquartered in Scranton, Pennsylvania. Lake Ariel has one wholly-owned subsidiary which is LA Bank.

         LA Bank was founded in 1910 and is a national banking association and member of the Federal Reserve System. LA Bank is a full-service commercial bank providing a range of services and products, including time and demand deposit accounts, consumer, commercial and mortgage loans, and credit cards to individuals and small to medium-sized businesses in its northeastern Pennsylvania market area. LA Bank has 22 locations located in Lackawanna, Luzerne, Monroe, Pike and Wayne Counties, Pennsylvania.

         LA Bank has two subsidiaries, LA Lease, Inc., a business unit that engages in consumer and commercial leasing; and Ariel Financial Services, Inc., a business unit that offers stocks, bonds, annuities and other insurance-related products.

         As of September 30, 1999, LA Bank had 148 full-time and 34 part-time employees. LA Bank is not a party to any collective bargaining agreements, and employee relations are considered to be good.

         The banking business in LA Bank's 5-county market is considered to be extremely competitive. In addition, LA Bank competes with other financial services providers that are located outside its market area. Some of these providers are thrifts, credit unions, money market and mutual funds, insurance companies, brokerage firms and consumer discount companies.

         Lake Ariel's principal executive offices are located at its Financial Center in the historic Oppenheim Building at 409 Lackawanna Avenue in downtown Scranton, Pennsylvania. Its telephone number is (570) 343-8200.

NBT FOLLOWING THE MERGER

         NBT has agreed in the merger agreement and the merger that NBT, as the surviving corporation, will expand its board of directors to twelve members. NBT's bylaws provide for a classified board of directors. The board is divided into three equal classes. Each class holds office for a staggered term of three years, but only one class comes up for election each year. The merger agreement provides that NBT will use its best efforts to cause Messrs. Martines, Gumble, and Howe, currently directors of Lake Ariel, to be elected or appointed as directors of NBT following the merger, with Mr. Martines to serve as a director of the class whose term expires in 2000, Mr. Gumble to serve as a director of the class whose term expires in 2001, and Mr. Howe to serve as a director of the class whose term expires in 2002. The merger agreement further provides that NBT, at its next annual meeting of stockholders, will propose to its stockholders that Mr. Martines be re-elected to the NBT Board as a member of the class whose term expires in 2003. Thus, after completion of the merger, NBT expects that its board of directors will consist of the three Lake Ariel


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
directors elected to the newly-created directorships and the nine current members of the NBT Board.

         On December 7, 1999, NBT and Pioneer American entered into a plan of merger. The merger agreement between NBT and Pioneer American provides that following their merger NBT will increase the size of its board by three member and will appoint three current members of the Pioneer American board to the NBT Board. See "Summary -- Proposed Merger with Pioneer American Holding Company Corp."


                           REGULATION AND SUPERVISION

         The following discussion sets forth the material elements of the regulatory framework applicable to bank holding companies and national banks and provides certain specific information relevant to NBT and Lake Ariel. This regulatory framework primarily is intended for the protection of depositors and the deposit insurance funds that insure bank deposits, and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations, or regulatory policies applicable to NBT and Lake Ariel or to NBT Bank and LA Bank may have a material effect on the business of NBT or Lake Ariel.

         Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act, limit borrowings by NBT from NBT Bank and by Lake Ariel from LA Bank and also limit various other transactions between NBT and NBT Bank and between Lake Ariel and LA Bank. For example, Section 23A of the Federal Reserve Act limits to no more than 10 percent of its total capital the aggregate outstanding amount of any insured bank's loans and other "covered transactions" with any particular non-bank affiliate and limits to no more than 20 percent of its total capital the aggregate outstanding amount of any insured bank's covered transactions with all of its non-bank affiliates. At September 30, 1999, approximately $13,021,000 was available for loans to NBT from NBT Bank and approximately $3,452,000 was available for loans to Lake Ariel from LA Bank.
Section 23A of the Federal Reserve Act also generally requires that an insured bank's loans to its non-bank affiliates be secured, and Section 23B of the Federal Reserve Act generally requires that an insured bank's transactions with its non-bank affiliates be on arm's-length terms. Also, NBT and Lake Ariel and their subsidiaries are prohibited from engaging in certain "tie-in" arrangements in connection with extensions of credit or provision of property or services.

         As national banks, NBT Bank and LA Bank are subject to primary supervision, regulation, and examination by the OCC and secondary regulation by the FDIC and the Federal Reserve Board. NBT Bank and LA Bank are subject to extensive federal statutes and regulations that significantly affect their business and activities. NBT Bank and LA Bank must file reports with their regulators concerning their activities and financial condition and obtain regulatory approval to enter into certain transactions. NBT Bank and LA Bank are also subject to periodic examinations by the OCC to ascertain compliance with various regulatory requirements. Other applicable statutes and regulations relate to insurance of deposits, allowable investments, loans, acceptance of deposits, trust activities, mergers, consolidations, payment of dividends, capital requirements, reserves against deposits, establishment of branches and certain other facilities, limitations on loans to one borrower and loans to affiliated persons, and other aspects of the business of banks. Recent federal legislation has instructed federal agencies to adopt standards or guidelines governing banks' internal controls, information systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and benefits, asset quality, earnings and stock valuation, and other matters. Legislation adopted in 1994 gives the federal banking agencies greater flexibility in implementing standards on asset quality, earnings, and stock valuation. Regulatory authorities have broad flexibility to initiate proceedings designed to prohibit banks from engaging in unsafe and unsound banking practices.

         NBT, Lake Ariel, and their respective subsidiaries are also affected by various other governmental requirements and regulations, general economic conditions, and the fiscal and monetary policies of the federal government and


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
the Federal Reserve Board. The monetary policies of the Federal Reserve Board influence to a significant extent the overall growth of loans, investments, deposits, interest rates charged on loans, and interest rates paid on deposit. The nature and impact of future changes in monetary policies are often not predictable.

SUPPORT OF SUBSIDIARY BANKS

         Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks by standing ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. The support expected by the Federal Reserve Board may be required at times when the bank holding company may not have the resources or inclination to provide it.

         Section 55 of the National Bank Act permits the OCC to order the pro-rata assessment of stockholders of a national bank whose capital has become impaired. NBT and Lake Ariel are the sole stockholders of NBT Bank and LA Bank, respectively. If a stockholder fails, within three months, to pay that assessment, the OCC can order the sale of the stockholder's stock to cover the deficiency. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

         If a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

LIABILITY OF COMMONLY CONTROLLED BANKS

         Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with:

         |X| the default of a commonly controlled FDIC-insured depository institution or

         |X| any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.

         "Default" generally is defined as the appointment of a conservator or receiver, and "in danger of default" generally is defined as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

DEPOSITOR PREFERENCE STATUTE

         In the "liquidation or other resolution" of an institution by any receiver, federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against an insured bank are afforded a priority over other general unsecured claims against that bank, including federal funds and letters of credit.

CAPITAL REQUIREMENTS

         NBT and Lake Ariel are subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board, which are substantially similar to the capital requirements and guidelines imposed by the OCC on national banks. For this purpose, a bank's or bank holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to those assets or commitments. In addition, risk-weighted assets are adjusted for


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
low-level recourse and market-risk equivalent assets. A bank's or bank holding company's capital, in turn, includes the following tiers:

         |X| core ("Tier 1") capital, which includes common equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets, and certain other assets; and

         |X| supplementary ("Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions.

         NBT and Lake Ariel, like other bank holding companies, are required to maintain Tier 1 and "Total Capital" (the sum of Tier 1 and Tier 2 capital, less certain deductions) equal to at least 4 percent and 8 percent of their total risk-weighted assets (including certain off-balance-sheet items, such as unused lending commitments and standby letters of credit), respectively. At September 30, 1999, NBT and Lake Ariel each met both requirements, with Tier 1 and total capital equal to 14.39 percent and 15.64 percent (in the case of NBT) and 12.33 percent and 13.15 percent (in the case of Lake Ariel) of total risk-weighted assets. On an NBT-and-Lake-Ariel combined basis, these ratios at September 30, 1999 would have been 13.86 percent for Tier 1 capital and 15.00 percent for total capital.

         The Federal Reserve Board and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market-risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

         The Federal Reserve Board also requires bank holding companies to maintain a minimum "Leverage Ratio" (Tier 1 capital to adjusted total assets) of 3 percent if the bank holding company has the highest regulatory rating and meets certain other requirements, or of 3 percent plus an additional cushion of at least 1 to 2 percentage points if the bank holding company does not meet these requirements. At September 30, 1999, NBT's leverage ratio was 9.37 percent and Lake Ariel's leverage ratio was 7.26 percent. On an NBT-and-Lake-Ariel combined basis, the leverage ratio at September 30, 1999 would have been 8.79 percent.

         The Federal Reserve Board may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, bank holding companies experiencing or anticipating significant growth may be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "Tangible Tier 1 Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities or when a bank holding company faces unusual or abnormal risks. The Federal Reserve Board has not advised NBT or Lake Ariel of any specific minimum leverage ratio applicable to it.

         NBT Bank and LA Bank are subject to similar risk-based capital and leverage requirements adopted by the OCC. Both NBT Bank and LA Bank were in compliance with the applicable minimum capital requirements as of September 30, 1999. The OCC has not advised NBT Bank or LA Bank of any specific minimum leverage ratio applicable to it.

         Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business. The Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured banks -- well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized -- and requires federal bank regulatory agencies to implement systems for "prompt corrective action" for insured banks that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management, and capital distributions, depending on the category in which an institution is classified. Unless a bank is well capitalized, it is subject to restrictions on its ability to offer brokered deposits, on "pass-through" insurance coverage for certain of its accounts, and on certain other aspects of its operations. FDICIA generally prohibits a bank from paying any dividend or making any capital distribution or paying any management fee to its holding company if the bank would thereafter be undercapitalized. An undercapitalized bank is subject to regulatory monitoring and may be required to divest itself of or liquidate subsidiaries. Holding companies of such institutions may be required to divest themselves of such institutions or divest themselves of or liquidate other affiliates. An undercapitalized bank must develop a capital restoration plan, and its parent bank holding company must guarantee the bank's compliance with the plan up to the lesser of 5 percent of the bank's assets at the time it


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became undercapitalized or the amount needed to comply with the plan. Critically undercapitalized institutions are prohibited from making payments of principal and interest on subordinated debt and are generally subject to the mandatory appointment of a conservator or receiver.

         Rules adopted by the OCC under FDICIA provide that a national bank is deemed to be well capitalized if the bank has a total risk-based capital ratio of 10 percent or greater, a Tier 1 risk-based capital ratio of 6 percent or greater, and a leverage ratio of 5 percent or greater and the institution is not subject to a written agreement, order, capital directive, or prompt corrective action directive to meet and maintain a specific level of any capital measure. As of September 30, 1999, NBT Bank and LA Bank were both well-capitalized, based on the prompt corrective action ratios and guidelines described above. It should be noted, however, that a national bank's capital category is determined solely for the purpose of applying the OCC's prompt corrective action regulations, and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects.

BROKERED DEPOSITS

         Under FDIC regulations, no FDIC-insured bank can accept brokered deposits unless it (1) is well capitalized, or (2) is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any bank that is not well capitalized from paying an interest rate on brokered deposits in excess of three-quarters of one percentage point over certain prevailing market rates.

DIVIDEND RESTRICTIONS

         NBT is a legal entity separate and distinct from NBT Bank. Similarly, Lake Ariel is a legal entity separate and distinct from LA Bank. In general, under the law of their state of incorporation, NBT and Lake Ariel cannot pay a cash dividend if such payment would render them insolvent. The revenues of NBT and Lake Ariel consist primarily of dividends paid by NBT Bank and LA Bank respectively. Various federal and state statutory provisions limit the amount of dividends NBT Bank and LA Bank can pay to NBT and Lake Ariel without regulatory approval. Dividend payments by national banks are limited to the lesser of:

         |X|      the level of undivided profits, and

         |X| absent regulatory approval, an amount not in excess of net income for the current year combined with retained net income for the preceding two years.

         At September 30, 1999, approximately $20.2 million and $5.5 million of the total stockholders' equity of NBT Bank and LA Bank were available for payment of dividends to NBT and Lake Ariel, respectively, without approval by the OCC.

         In addition, federal bank regulatory authorities have authority to prohibit NBT Bank and LA Bank from engaging in an unsafe or unsound practice in conducting their business. Depending upon the financial condition of the bank in question, the payment of dividends could be deemed to constitute an unsafe or unsound practice. The ability of NBT Bank and LA Bank to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

DEPOSIT INSURANCE ASSESSMENTS

         The deposits of NBT Bank and LA Bank are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund (the "BIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on the bank's capitalization and supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

         In the light of the recent favorable financial situation of the federal deposit insurance funds and the recent low number of depository institution failures, effective January 1, 1997 the annual insurance premiums on bank deposits insured by the BIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories. BIF assessment rates are subject to semi-annual adjustment by the FDIC within a range of up to five basis points without public comment. The FDIC also possesses authority to impose special assessments from time to time.

         The Deposit Insurance Funds Act provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF (in addition to assessments currently imposed on depository institutions with respect to BIF-insured deposits) to pay for the cost of Financing Corporation ("FICO") funding. The FDIC established the FICO assessment rates effective for the fourth quarter 1999 at approximately $0.012 per $100 annually for BIF-assessable deposits. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC insurance funds and do not vary depending upon a depository institution's capitalization or supervisory evaluations. In 1998, NBT Bank and LA Bank paid FICO assessments of $120,228 and $33,666, respectively.

INTERSTATE BANKING AND BRANCHING

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act ("Riegle-Neal"), subject to certain concentration limits and other requirements:

         |X| bank holding companies such as NBT and Lake Ariel are permit-ted to acquire banks and bank holding companies located in any state;

         |X| any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans, and receive loan payments as an agent for any other depository institution subsidiary of that bank holding company; and

         |X| banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states, and establishing de novo branch offices in other states.

The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation "opting in" to those provisions of Riegle-Neal. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation "opting out" of that provision of Riegle-Neal.

CONTROL ACQUISITIONS

         The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10 percent or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as NBT or Lake Ariel, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

         In addition, a company is required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25 percent (5 percent in the case of an acquiror that is a bank holding company) or more of any class of outstanding common stock of a bank holding company, such as NBT or Lake Ariel, or otherwise obtaining control or a "controlling influence" over that bank holding company.

FINANCIAL MODERNIZATION

         On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Act (the "Act") which will, effective March 11, 2000, permit qualifying bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature or complementary thereto, as determined by the Federal Reserve Board. A bank holding company may elect to become a financial holding company if each of its subsidiary banks (a) is well capitalized under the prompt corrective action provisions of FDICIA, (b) is well managed, and (c) has at least a satisfactory rating under the Community Reinvestment Act. The Act identifies several activities as "financial in nature," including, among others, insurance underwriting and agency, investment advisory services, and underwriting, dealing in or making a market in securities. Under the Act, subject to limitations on investment, a national bank may, through a financial subsidiary of the bank, engage in activities that are financial in nature, or incidental thereto, excluding, among others, insurance underwriting, insurance company portfolio investment, real estate development and real estate investment if the bank is well capitalized, well managed and has at least a satisfactory CRA rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of a non-banking subsidiary or subsidiaries. A bank holding company which does not elect to become a financial holding company may continue to engage in activities approved for bank holding companies by the Federal Reserve Board prior to enactment of the Act.

         The Act does not significantly alter the regulatory regimes under which NBT, Lake Ariel, NBT Bank or LA Bank currently operate, as we describe above. While certain business combinations not currently permissible will be possible after March 11, 2000, we cannot predict at this time resulting changes in the competitive environment or the financial condition of NBT, Lake Ariel, NBT Bank or LA Bank. Using the financial holding company structure, insurance companies and securities firms may acquire bank holding companies, such as NBT, Lake Ariel or the combined company, and may compete more directly with banks or bank holding companies. Neither NBT nor Lake Ariel have, at this time, made any decisions with respect to whether they or the combined company will elect to become a financial holding company under the Act.

FUTURE LEGISLATION

         Various legislation, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in the Congress. This legislation may change banking statutes and the operating environment of the combined company and its subsidiaries in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. Neither NBT nor Lake Ariel can accurately predict whether any of this potential legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon the financial condition or results of operations of the combined company or any of its subsidiaries.


                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         We requested Saul, Ewing, Remick & Saul LLP, counsel to Lake Ariel, to deliver an opinion as to the anticipated material federal income tax consequences of the merger. In rendering its opinion, Saul, Ewing, Remick & Saul LLP assumed, among other things, that the merger and related transactions will take place as described in the merger agreement.

         In that case, in the opinion of Saul, Ewing, Remick & Saul LLP, the following would be the material federal income tax consequences of the merger:

         |X| the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code;

         |X| no gain or loss will be recognized by Lake Ariel or NBT in the merger;

         |X| no gain or loss will be recognized by the stockholders of Lake Ariel upon their receipt of NBT common stock in exchange for their Lake Ariel common stock, except that the cash proceeds received for fractional interests in NBT common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the Internal Revenue Code;

         |X| the tax basis of the shares of NBT common stock (including fractional interests) received by the Lake Ariel stockholders will be the same as the tax basis of their Lake Ariel common stock exchanged for the NBT stock; and

         |X| the holding period of the NBT common stock in the hands of former Lake Ariel stockholders will include the holding period of their Lake Ariel common stock exchanged for the NBT stock, provided the Lake Ariel common stock is held as a capital asset at the effective date of the merger.

         We include the above  discussion  for  general  information  only.  The discussion does not address the state, local or foreign tax aspects of the merger. The discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Each Lake Ariel stockholder should consult his or her own tax advisor with respect to the specific tax consequences of the merger to him or her, including the application and effect of state, local and foreign tax laws.


                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

         NBT common stock trades on the Nasdaq National Market under the symbol "NBTB." Following the merger, the shares of NBT common stock will continue to trade on the Nasdaq National Market under that symbol. Lake Ariel common stock trades on the Nasdaq National Market under the symbol "LABN." Following the merger, NBT will delist the Lake Ariel common stock from the Nasdaq National Market and will deregister the Lake Ariel common stock under the Exchange Act.

         The following table has been restated to reflect the payment by NBT on December 15, 1999 of a 5% stock dividend and sets forth for the periods indicated (1) the range of high and low sales prices of the NBT common stock and the Lake Ariel common stock, and (2) the amount of cash dividends declared per share by each company:

                                                        NBT BANCORP INC.                 LAKE ARIEL BANCORP, INC.
                                               ------------------------------------ ------------------------------------
                                                   SALES PRICES                          SALE PRICE
                                               ---------------------                ----------------------
                                                   HIGH       LOW         DIVIDENDS      HIGH       LOW        DIVIDENDS
1997
           First Quarter                          $12.96     $11.42        $ 0.097      $10.76     $ 9.29       $ 0.080
           Second Quarter                          17.42      12.64          0.097        9.29       9.05         0.080
           Third Quarter                           17.33      14.41          0.111       13.38       9.05         0.090
           Fourth Quarter                          18.84      15.55          0.116       20.95      13.24         0.130
1998
           First Quarter                          $19.05     $15.99        $ 0.117      $16.55     $14.76       $ 0.090
           Second Quarter                          23.48      18.37          0.154       16.19      14.88         0.090
           Third Quarter                           23.81      17.58          0.154       16.00      11.43         0.100
           Fourth Quarter                          24.29      19.72          0.162       13.25      11.75         0.130
1999
           First Quarter                          $23.33     $19.89        $ 0.162      $12.50     $ 9.94       $ 0.100
           Second Quarter                          21.19      19.05          0.162       12.75      10.06         0.100
           Third Quarter                           20.90      16.43          0.162       17.25      10.63         0.100
           Fourth Quarter                          17.98      14.63          0.170       16.50      13.75         0.130

         The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of NBT and its subsidiaries (and, prior to completion of the merger, of Lake Ariel and its subsidiaries insofar as Lake Ariel dividends are concerned), applicable government regulations, and other factors deemed relevant by the NBT Board (and by the Lake Ariel Board prior to completion of the merger). As described under "Regulation and Supervision -- Dividend Restrictions," various federal and state laws limit the ability of affiliated banks to pay dividends to NBT and Lake Ariel. The merger agreement restricts the cash dividends payable on Lake Ariel common stock pending completion of the merger. See "The Merger -- Conduct of Business Pending Completion the Merger."

         On August 13, 1999, the last full trading day prior to the public announcement of the proposed merger, the highest sales price of NBT common stock was $20.00 per share, the lowest sales price of NBT common stock was $19.23 per share and the last reported sales price of NBT common stock was $19.29 per share. On January 11, 2000, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the last reported sales price of NBT common stock was $14.75 per share. The preceding stock quotations reflect NBT's payment on December 15, 1999 of a 5% stock dividend. We urge stockholders to obtain current market quotations prior to making any decisions with respect to the merger.

         On August 13, 1999, the last full trading day prior to the public announcement of the proposed merger, the highest sales price of Lake Ariel common stock was $14.50 per share, the lowest sales price of Lake Ariel common stock was $13.00 per share and the last reported sales price of Lake Ariel common stock was $13.00 per share. On January 11, 2000, the most recent practicable date prior to the printing of this Joint Proxy Statement/ Prospectus, the last reported sales price of Lake Ariel common stock was $14.13 per share. We urge stockholders to obtain current market quotations prior to making any decisions with respect to the merger.

         As of November 30, 1999, there were 3,682 holders of record of NBT common stock and 1,401 holders of record of Lake Ariel common stock.

                        DESCRIPTION OF NBT CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

         NBT's current authorized stock consists of 15,000,000 shares of common stock, no par value, stated value $1.00 per share, and 2,500,000 shares of preferred stock, no par value, stated value $1.00 per share, none of which are outstanding. If we complete the merger and the NBT stockholders approve the par value amendment and the share increase amendment also being considered at the NBT special meeting, the amended Certificate of Incorporation of NBT, as the surviving corporation, will authorize the issuance by NBT of (A) 30,000,000 shares of common stock, par value $.01 per share, and (B) 2,500,000 shares of preferred stock, par value $.01 per share. The NBT Board is authorized to issue, without further stockholder approval, preferred stock from time to time in one or more series, and to determine the provisions applicable to each series, including, the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, sinking fund provisions, redemption price or prices, and liquidation preferences. As of November 30, 1999, 13,056,613 shares of NBT common stock were outstanding.

COMMON STOCK

         Under Delaware law, stockholders generally are not personally liable for a corporation's acts or debts. Subject to the preferential rights of any other shares or series of capital stock, holders of shares of NBT common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by the NBT Board out of funds legally available for dividends and to share ratably in the assets of NBT legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of NBT.

         Each outstanding share of NBT common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Unless a larger vote is required by law, the NBT certificate of incorporation or the NBT bylaws, when a quorum is present at a meeting of stockholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question. A plurality of the votes properly cast for the election of a person to serve as a director shall elect such person. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of NBT common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The NBT Board is classified into three categories with each category equal in number. This means that one-third of the members of the NBT Board are subject to reelection at each annual meeting of stockholders.

         Holders of NBT common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of NBT's classes of stock.

         All shares of NBT common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights.

         For a description of the provisions of the NBT Certificate of Incorporation that may have the effect of delaying, deferring or preventing a change in control of NBT, see "Comparison of Stockholders' Rights -- Restrictions upon Certain Business Combinations."

PREFERRED STOCK

         The NBT Board is authorized, without any further vote or action by the NBT stockholders, to issue shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions of the series, in each case, if any, as are permitted by Delaware law. Because the NBT Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the stockholders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of

NBT common stock. The issuance of shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of NBT.

STOCKHOLDER RIGHTS PLAN

         In November 1994, NBT adopted a stockholder rights plan designed to ensure that any potential acquiror of NBT would negotiate with the NBT Board and that all NBT stockholders would be treated equitably in the event of a takeover attempt. At that time, NBT paid a dividend of one Preferred Share Purchase Right for each outstanding share of NBT common stock. Similar rights are attached to each share of NBT common stock issued after November 15, 1994, including the shares of common stock issuable in the merger. The rights will continue to trade with the shares of NBT common stock following adoption of the par value amendment. Under the rights plan, the rights will not be exercisable until a person or group acquires beneficial ownership of 20 percent or more of the NBT outstanding common stock, begins a tender or exchange offer for 25 percent or more of the NBT common stock, or an adverse person, as declared by the NBT Board, acquires 10 percent or more of the NBT common stock. Additionally, until the occurrence of such an event, the rights are not severable from the NBT common stock and therefore, the rights will transfer upon the transfer of shares of the NBT common stock. Upon the occurrence of such events, each right entitles the holder to purchase one one-hundredth of a share of NBT Series R Preferred Stock, no par value, stated value $1.00 per share, at a price of $100. The rights plan also provides that upon the occurrence of certain specified events the holders of rights will be entitled to acquire additional equity interests in NBT or in the acquiring entity, such interests having a market value of two times the right's exercise price of $100. The rights expire November 14, 2004, and are redeemable in whole, but not in part, at NBT's option prior to the time they become exercisable, for a price of $0.01 per right. The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire NBT on terms not approved by the NBT Board. The rights should not interfere with any merger or other business combination approved by the NBT Board.

REGISTRAR AND TRANSFER AGENT

         NBT's registrar and transfer agent is American Stock Transfer and Trust Company, New York, New York.


                       COMPARISON OF STOCKHOLDERS' RIGHTS

         Upon completion of the merger, the stockholders of Lake Ariel will become stockholders of NBT. The rights of Lake Ariel stockholders are presently governed by Pennsylvania law, the Lake Ariel Articles of Incorporation and the Lake Ariel bylaws. As stockholders of NBT following the merger, the rights of former Lake Ariel stockholders will be governed by Delaware law, the NBT Certificate of Incorporation and the NBT bylaws. The following chart summarizes the material differences between the rights of holders of Lake Ariel common stock prior to and after completion of the merger. You can obtain copies of the governing corporate instruments of NBT and Lake Ariel, without charge, by following the instructions listed under "Where You Can Find More Information."

                                     LAKE ARIEL STOCKHOLDERS'                    LAKE ARIEL STOCKHOLDERS'
                                         RIGHTS PRE-MERGER                          RIGHTS POST-MERGER

Special Meeting of           Stockholders may call a special meeting    Stockholders may call a special meeting of
Stockholders                 of stockholders at the written request     stockholders at the written request of the
                             of holders of at least 20% of all shares   holders of at least 50% of all shares
                             entitled to vote at the meeting.           entitled to vote at the meeting.


                                       83

                                     LAKE ARIEL STOCKHOLDERS'                    LAKE ARIEL STOCKHOLDERS'
                                         RIGHTS PRE-MERGER                          RIGHTS POST-MERGER

Inspection of Voting List    Stockholders may inspect a list of         Stockholders may inspect a list of
of Stockholders              stockholders entitled to vote at a         stockholders at least ten days before the
                             meeting of stockholders at the time and    meeting for which the list was prepared
                             place of the meeting and during the        and at the time and place of the meeting
                             whole time of the meeting.                 and during the whole time of the meeting.

Classification  of the       The Lake  Ariel  Board is  divided  into   The NBT Board is divided  into three
Board of Directors           three  classes,  with  directors in each   classes, with directors in each class
                             class being elected for staggered          being elected for staggered three-year
                             three-year terms.                          terms.

Election of the Board of     Directors are elected by a plurality of    Directors are elected by a plurality of
Directors                    the votes cast.                            the votes cast.


Removal of  Directors        Stockholders may remove the entire board   Stockholders  may remove a director  only
                             of directors,  any class of directors or   for cause by the affirmative  vote of a
                             any individual director for cause by the   majority  in voting  power of the
                             affirmative  vote of a majority of the     stockholders entitled to vote and to be
                             votes cast by all stockholders entitled    present at the meeting called for such
                             to vote and to be present at the meeting.  purpose.


Vacancies on the Board of    Stockholders may fill vacancies at a       Stockholders may fill vacancies at a
Directors                    stockholders' meeting. Directors may       stockholders' meeting.  Directors may fill
                             fill vacancies by a majority vote of the   vacancies by a majority vote of the
                             directors then in office.  The director    directors then in office.  The director
                             chosen by the current directors to fill    chosen by the current directors to fill
                             the vacancy holds the office until the     the vacancy holds the office until the
                             next annual meeting of the stockholders.   time of the next election of directors, at
                             Stockholders determine the exact number    which point the stockholders shall fill
                             of directors.  Any directorship to be      the vacancy for the remainder of the
                             filled by reason of an increase in the     unexpired term of office. Directors may
                             number of directors may be filled by a     also fill newly-created directorships
                             majority vote of the directors then in     other than an increase by more than three
                             office.                                    in the number of directors.


                                       84

                                     LAKE ARIEL STOCKHOLDERS'                    LAKE ARIEL STOCKHOLDERS'
                                         RIGHTS PRE-MERGER                          RIGHTS POST-MERGER

Liability of Directors       Directors are not personally liable to     Directors are not personally liable to NBT
                             Lake Ariel or its stockholders for         or its stockholders for monetary damages
                             monetary damages for any action taken      for breaches of fiduciary duty, except (1)
                             or for any failure to take any action,     for breach of the director's duty of
                             unless the director has breached or        loyalty, (2) for acts and omissions not in
                             failed to perform his or her fiduciary     good faith or which involve intentional
                             duties of loyalty, good faith and due      misconduct or a knowing violation of law,
                             care and the breach or failure to          (3) for unlawful payments of dividends or
                             perform constitutes self-dealing,          unlawful stock purchases or redemptions or
                             willful misconduct or recklessness.        (4) for any transaction where the director
                             The foregoing does not apply to the        received an improper personal benefit.
                             responsibility or liability of a
                             director pursuant to a criminal statute
                             or the  liability  of a director for
                             the payment of taxes  pursuant to
                             local, state or federal law.


Indemnification of           A Lake Ariel director, officer,            An NBT director or officer is entitled to
Directors, Officers,         employee or agent is entitled to           indemnification if he or she acted in
Employees or Agents          indemnification if he or she acted         good faith and in a manner he or she
                             in good faith and in a manner he or        reasonably believed to be in, or not
                             she reasonably believed to be in,          opposed to, the best interest of NBT and,
                             or not opposed to, the best interest       with respect to any criminal action or
                             of Lake Ariel and, with respect to         proceeding, had no reasonable cause to
                             any criminal action or proceeding,         believe his or her conduct was unlawful.
                             had no reasonable cause to believe
                             his or her conduct was unlawful.

Restrictions upon            No merger, consolidation, liquidation      Any business combination involving NBT
Certain Business             or dissolution of Lake Ariel nor any       or a subsidiary and a major stockholder or
Combinations                 action that would result in the sale       affiliate requires the affirmative vote of
                             or other disposition of all or             the holders of not less than 80% of the
                             substantially all of the assets of         outstanding shares of NBT common stock,
                             Lake Ariel shall be valid unless           excluding the shares owned by the major
                             first approved by the affirmative          stockholder and its affiliates.  The
                             vote of the holders of 66 2/3% of          certificate defines "major stockholder"
                             the outstanding shares of Lake Ariel       as any person who beneficially owns 5%
                             common stock.                              or more of NBT's voting stock.  This
                                                                        provision will not apply to a business
                                                                        combination involving a major stockholder
                                                                        or its affiliate if the business combination
                                                                        is approved by two-thirds of directors who
                                                                        were directors prior to the time when the
                                                                        major stockholder became a major stockholder.



                                       85

                                     LAKE ARIEL STOCKHOLDERS'                    LAKE ARIEL STOCKHOLDERS'
                                         RIGHTS PRE-MERGER                          RIGHTS POST-MERGER

Mergers, Share              No merger, consolidation, liquidation       Any business combination that does not
Exchanges or Asset          or dissolution of Lake Ariel nor any        involve a major stockholder or an affiliate
Sales                       action that would result in the sale or     requires such vote, if any, as may be
                            other disposition of all or substantially   required by Delaware law.
                            all of the assets of Lake Ariel shall be
                            valid unless first approved by the
                            affirmative vote of the holders of 66
                            2/3% of the outstanding shares of Lake
                            Ariel common stock.


Amendments to               Amendments generally require the            Amendments generally require approval of
Certificate or Articles     affirmative vote of a majority of the       a majority of the outstanding stock entitled
of Incorporation            votes cast by all stockholders entitled     to vote upon the amendment.  Any amendment
                            to vote on the amendment.  Any              to Article ELEVENTH relating to business
                            amendment to Article 15, relating to        combinations requires the affirmative vote
                            business combinations, requires the         of at least 80% of the outstanding shares
                            affirmative vote of the holders of 66       of voting stock, and if there is a major
                            2/3% of the outstanding shares of           stockholder, such 80% vote must include the
                            Lake Ariel common stock.                    affirmative vote of at least 80% of the
                                                                        outstanding shares of voting stock held by
                                                                        stockholders other than the major stockholder
                                                                        and its affiliates.

Amendments to Bylaws        A majority of the directors or the          A majority of the directors, or stockholders
                            affirmative vote of a majority of the       holding a majority of the outstanding
                            votes cast by all stockholders entitled     shares entitled to vote, may make, amend
                            to vote, may make, amend or repeal the      or repeal the bylaws.  The NBT bylaws
                            bylaws.                                     permit the stockholders to adopt, approve
                                                                        or designate bylaws that may not be
                                                                        amended, altered or repealed except by a
                                                                        specified percentage in interest of all the
                                                                        stockholders or of a particular class of
                                                                        stockholders.


Appraisal/Dissenters'       Lake Ariel stockholders do have             Stockholders generally do not have
Rights                      dissenters' rights to be paid in cash       appraisal rights.
                            the fair value of their Lake Ariel
                            shares as a result of a business
                            combination.

         The following discussion summarizes in further detail the material differences between the rights of holders of Lake Ariel common stock and holders of NBT common stock. This summary does not purport to be complete and we qualify the summary in its entirety by reference to the Lake Ariel Articles of Incorporation, the Lake Ariel bylaws, the NBT Certificate of Incorporation and the NBT bylaws and the relevant provisions of Pennsylvania and Delaware law.

SPECIAL MEETINGS OF STOCKHOLDERS

         The Lake Ariel bylaws provide that the board of directors or the holders of at least 20% of the shares entitled to vote at a particular meeting may call special meetings of the Lake Ariel stockholders.

         The NBT bylaws provide that the board of directors, the chairman of the board of directors, or the holders of not less than 50% of all the shares entitled to vote at the meeting may call special meetings of the stockholders.

 INSPECTION OF VOTING LIST OF STOCKHOLDERS

         Pennsylvania law requires Lake Ariel's transfer agent to make a complete list of the stockholders entitled to vote at any meeting of Lake Ariel stockholders, arranged in alphabetical order, with the address of and number of shares held by each stockholder. This list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting.

         The NBT bylaws provide that the secretary will make available a list of stockholders entitled to notice of a stockholders meeting for inspection by any stockholder, at least ten days before the meeting and continuing through the meeting. In addition, any stockholder of record that is entitled to vote at that meeting is entitled to inspect the list at any time during the meeting or at any adjournment. Delaware law provides that any stockholder shall, upon written demand under oath stating the purpose of the demand, have the right during usual business hours to inspect for any proper purpose the corporation's stock ledger, a list of stockholders, and its other books and records, and to make copies or extracts from this material.

CUMULATIVE VOTING

         Neither  the  Lake  Ariel  Articles  of   Incorporation   nor  the  NBT
Certificate of Incorporation permits stockholders to cumulate their votes for the election of directors.

PREEMPTIVE RIGHTS

         Neither Lake Ariel stockholders nor NBT stockholders have a preemptive right to acquire or subscribe to any or all additional issues of the corporation's stock.

CLASSIFICATION OF THE BOARD OF DIRECTORS

         Both the Lake Ariel Articles of Incorporation and the NBT Certificate of Incorporation provide that their respective boards of directors are to be classified and divided into three classes, as nearly equal in number as possible, with the directors in each class being elected for staggered three-year terms.

ELECTION OF THE BOARD OF DIRECTORS

         Under Pennsylvania law, candidates for Lake Ariel director who receive the highest number of votes shall be elected. If at a meeting of Lake Ariel stockholders, directors of more than one class are to be elected, each class of directors shall be elected in a separate election.

         The NBT bylaws provide that a nominee for director is elected by a plurality of the votes present in person or by proxy and entitled to vote in the election at a stockholders meeting at which a quorum is present.

REMOVAL OF DIRECTORS

         Under Pennsylvania law, the Lake Ariel stockholders may remove, for cause, the entire board of directors, any class of directors or any individual director by the affirmative vote of a majority of the shares cast by holders entitled to vote at a meeting called for this purpose.

         The NBT bylaws, together with applicable Delaware law, provide that the stockholders may remove any director at any time, only for cause, by the affirmative vote of a majority in voting power of the stockholders entitled to vote and to be present in person or by proxy at a special meeting of such stockholders for such purposes and at which a quorum is present.

ADDITIONAL DIRECTORS AND VACANCIES ON THE BOARD OF DIRECTORS

         The Lake Ariel Articles of Incorporation grant the stockholders the power to fix and determine the number of directors to be elected to each of the three classes of director. If a vacancy on the board occurs, the majority vote of the then directors can fill a vacancy. Any director so elected by the board of directors shall hold office only until the next annual meeting of the stockholders at which meeting his or her candidacy is submitted to the stockholders for a vote to continue until the term of office of that entire class of directors has expired.

         The NBT bylaws provide that the stockholders entitled to vote at an annual meeting shall determine the number of directors. Between annual meetings, the board of directors shall have the power to increase, by not more than three, the number of directors. The bylaws provide that a majority of the directors then in office may fill vacancies and newly-created directorships (but no more than three in any one year) and if at the time of the next election of directors by the stockholders the term of office of any vacancy or newly-created directorship filled by the remaining directors has not expired, then the stockholders shall fill such vacancy for the remainder of the unexpired term. Stockholders also have the general power to fill vacancies and newly-created directorships at a meeting called for that purpose.

LIABILITY OF DIRECTORS

         The Lake Ariel bylaws provide that no director shall be personally liable for monetary damages for any action taken or for any failure to take any action, unless:

         |X| the director has breached or failed to perform his fiduciary duties of loyalty, good faith and due care, and

         |X| the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

         The above bylaw provisions do not apply to the responsibility or liability of a director pursuant to a criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal law.

         The NBT Certificate of Incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited. The NBT Certificate of Incorporation provides that this limitation does not apply to liability of a director in the following instances:

         |X| breach of the director's duty of loyalty to the corporation or its stockholders;

         |X| acts and omissions not in good faith or which involve inten-tional misconduct or a knowing violation of law;

         |X| unlawful payments of dividends and unlawful stock purchases or redemptions; or

         |X| any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

         The Lake Ariel Articles of Incorporation provide that every person who is or was a director, officer, employee or agent of Lake Ariel or of any other corporation which he served at the request of Lake Ariel shall be indemnified to the fullest extent permitted by Pennsylvania law against all expenses and liabilities incurred by or imposed upon him or her.

         The NBT bylaws provide that NBT shall indemnify directors and officers against liability incurred by reason of the fact of service as such with NBT, or by reason of the fact that they served at the request of NBT as a director or officer of another corporation or business entity, if the person acted (1) in good faith and (2) with the reasonable belief that (A) his or her conduct when acting in the official capacity was in the best interests of the corporation and
(B) in all other cases, the person's conduct was at least not opposed to the best interests of the corporation, and (3) in any proceeding brought by a governmental entity, the person had no reasonable cause to believe his or her conduct was unlawful. NBT may not, however, indemnify a director or officer against judgments, fines or amounts paid in settlement in connection with a proceeding by or in the right of the corporation, and may not pay expenses in any such case in which the person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation, unless the court shall determine that such person is fairly and reasonably entitled to indemnity.

         The NBT bylaws also provide for the mandatory advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final resolution of the matter upon receipt of an undertaking by or on behalf of such officer or director to repay the amount advanced if a court shall ultimately determine that such person is not entitled to indemnification as authorized in the bylaws.

         The NBT bylaws also provide specific deadlines for the payment by NBT of indemnification and advancement obligations, and specifically contemplate the filing of actions against NBT to enforce these obligations.

RESTRICTIONS UPON CERTAIN BUSINESS COMBINATIONS

         The Lake Ariel Articles of Incorporation require the affirmative vote of the holders of 66 2/3% of the outstanding shares of Lake Ariel common stock to approve any of the following:

         |X|      any merger or consolidation

         |X|      the liquidation or dissolution

         |X| any sale or other disposition of all or substantially all of the assets

         Lake Ariel is also subject to several provisions of the Pennsylvania Business Corporation Law, which governs business combinations with interested stockholders. Subject to exceptions:

         |X| following any acquisition by any person or group of 20% of the shares of Lake Ariel common stock, the remaining stockholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the fair value of the shares, including an increment representing a proportion of any value payable for control of Lake Ariel

         |X| prohibit for five years, a business combination which includes a merger or consolidation or a sale, lease, or exchange of assets, with a stockholder or group of stockholders who hold 20% or more of the shares of Lake Ariel common stock

One of the exceptions to the 5-year prohibition of a business combination is the approval by the Lake Ariel Board of the business combination, such as was done by the Board's approval of the merger agreement described in this Joint Proxy Statement/Prospectus.

         The NBT Certificate of Incorporation requires the affirmative vote of not less than 80% of the voting power of all outstanding shares of capital stock of NBT entitled to vote and held by disinterested stockholders to authorize or to approve any of the following business combinations:

         |X| any merger, consolidation or other business reorganization or combination of NBT or any of its subsidiaries with any other corporation that is a major stockholder of NBT;

         |X| any sale, lease or exchange by NBT of all or a substantial part of its assets to or with a major stockholder;

         |X| any issue of any stock or other security of NBT or any of its subsidiaries for cash, assets or securities of a major stockholder; and

         |X| any reverse stock split of, or exchange of securities, cash or other properties or assets or any outstanding securities of NBT or any of its subsidiaries or liquidation or dissolution of NBT or any of its subsidiaries in any such case in which a major stockholder receives any securities, cash or other assets whether or not different from those received or retained by any holder of securities of the same class as held by such major stockholder.

         For these purposes, the term "major stockholder" means and includes any person, corporation, partnership, or other person or entity which, together with its affiliates and associates (as defined at Rule 12b-2 under the Exchange Act), beneficially owns in the aggregate 5% or more of the outstanding shares of voting stock, and any affiliates or associates of any such person, corporation, partnership, or other person or entity.

         The term "substantial part" means more than 25% of the fair market value of the total consolidated assets of the corporation in question, or more than twenty-five percent of the aggregate par value of authorized and issued voting stock of the corporation in question, as of the end of its most recent fiscal quarter ending prior to the time the determination is being made.

         The term "disinterested stockholder" means any holder of voting securities of the company other than (i) a major stockholder if it or any of them has a financial interest in the transaction being voted on (except for a financial interest attributable solely to such person's interest as a stockholder of the company which is identical to the interests of all stockholders of the same class) and (ii) any major stockholder (whether or not having a financial interest described in clause (i) of this sentence) if it or any of them has directly or indirectly proposed the transaction, solicited proxies to vote in favor of the transaction, financed any such solicitation of proxies or entered into any contract, arrangement, or understanding with any person for the voting of securities of the company in favor of the transaction.

         The certificate of incorporation further provides that the provision shall not apply to a business combination which is approved by two-thirds of those members of the NBT Board who were directors prior to the time when the major stockholder became a major stockholder.

         NBT is also subject to Section 203 of the Delaware General Corporation Law, which governs business combinations with interested stockholders. Subject to certain exceptions set forth in the law, Section 203 provides that a corporation shall not engage in any business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an "interested stockholder" unless:

         |X| prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

         |X| the interested stockholder acquires in the transaction in which it became an interested stockholder at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

         |X| at or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

         Except as specified in the law, Section 203 defines an interested stockholder to mean any person that (A) is the owner of 15% or more of the outstanding voting stock of the corporation or (B) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, or any affiliate or associate of such person referred to in (A) or (B) of this sentence. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's charter or bylaws, elect not to be governed by this section, effective one year after adoption. NBT has not made this election.

MERGERS, SHARE EXCHANGES OR ASSET SALES

         Other than as discussed in the previous section, the Lake Ariel Articles of Incorporation are silent regarding a plan of merger, consolidation, liquidation, dissolution or sale of substantially all of the assets. Pennsylvania law requires the approval of the board of directors and the holders of a majority of the outstanding shares of Lake Ariel common stock, for a particular transaction to be effective, unless the Articles of Incorporation require a higher stockholder vote.

         Other than as discussed in the previous section, the NBT Certificate of Incorporation is silent regarding a plan of merger, consolidation, share exchange, sale of all or substantially all of NBT's assets, and the like. The provisions of the Delaware General Corporation Law govern these transactions. Delaware law generally requires the approval of the directors and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote on the proposal for the particular transaction to be effective, unless the certificate of incorporation requires a higher stockholder vote. In addition, Delaware law provides that action by the stockholders of the surviving corporation in a merger is not necessary if each of the following conditions is satisfied:

         |X| the agreement of merger does not amend in any respect the certificate of incorporation of such constituent corporation;

         |X|      each   share  of  stock   of  such   constituent   corporation
                  outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and

         |X| either (x) no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or (y) the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

         Under Delaware law, the board of directors may also effect without a stockholder vote a merger into NBT of a corporation of which 90% or more of the outstanding stock entitled to vote on the merger is owned by NBT.

AMENDMENTS TO CERTIFICATE AND ARTICLES OF INCORPORATION

         The Lake Ariel Articles of Incorporation provide that, except as stated in the next succeeding sentence, Pennsylvania law shall govern an amendment to the Lake Ariel Articles of Incorporation. The Pennsylvania Business Corporation Law provides that amendments to the Articles of Incorporation require the approval of the board of directors and the affirmative vote of a majority of the votes cast by all stockholders entitled to vote on the amendment proposal. However, Article 15 of Lake Ariel's Articles of Incorporation relates to stockholder voting for a merger, consolidation, liquidation, dissolution or sale of substantially all of the assets. Holders of 66 2/3% of the outstanding shares of Lake Ariel common stock must approve any amendments to Article 15.

         The NBT Certificate of Incorporation provides that, except as stated in the next succeeding sentence, the laws of Delaware shall govern amendment of NBT's Certificate of Incorporation. The Delaware General Corporation Law provides that amendments to the certificate of incorporation require the approval of the board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment, together with the vote of a majority of the outstanding shares of a particular class in certain circumstances specified in the statute. NBT's Certificate of Incorporation states that amendment or repeal of Article ELEVENTH (regarding business combinations with a major stockholder) requires the affirmative vote of not less than 80% of the outstanding shares of NBT's voting stock; provided that if there is a major stockholder as defined by Article ELEVENTH, such 80% vote must include the affirmative vote of at least 80% of the outstanding shares of voting stock held by stockholders other than the major stockholder.

AMENDMENTS TO BYLAWS

         The Lake Ariel bylaws provide that a majority of the directors may amend or repeal the bylaws. Under Pennsylvania law, the stockholders can change any amendment to the bylaws made by the board of directors.

         The NBT bylaws provide that a majority of the directors may amend or repeal the NBT bylaws. The stockholders of NBT may amend or repeal the bylaws by a vote of a majority of the total number of issued and outstanding shares entitled to vote. The NBT bylaws state that the stockholders may provide that certain bylaws adopted, approved or designated by them may not be amended, altered or repealed except by a certain specified percentage in interest of all the stockholders or of a particular class of stockholders. The enforceability of that provision under Delaware law is unclear.

APPRAISAL/DISSENTERS' RIGHTS

         The holders of record of Lake Ariel common stock as of the effective time of the merger will have dissenters' rights with respect to the merger as a result of a Lake Ariel Board resolution granting such rights to the Lake Ariel stockholders. See "Rights of Dissenting Stockholders."

         Under the Delaware General Corporation Law, appraisal rights are available in connection with a statutory merger or consolidation except in certain specified situations. Unless otherwise provided in the certificate of incorporation, no appraisal rights are available to holders of shares of any class of stock which is either: (1) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or (2) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than: (A) shares of stock of the surviving corporation; (B) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders; (C) cash in lieu of fractional shares of such stock; or (D) any combination of the foregoing. NBT's Certificate of Incorporation makes no provision for appraisal rights; thus, the provisions of Delaware law set forth above are applicable to NBT and its stockholders.

                        RIGHTS OF DISSENTING STOCKHOLDERS

         NBT stockholders will not be entitled to appraisal rights under Delaware law.

         In view of the action by the Lake Ariel Board, Lake Ariel stockholders will have dissenters' rights to dissent from the merger agreement and obtain the fair value of their Lake Ariel shares in cash in accordance with the procedures established by Pennsylvania law.

         Any Lake Ariel stockholder who contemplates exercising a holder's right to dissent is urged to read carefully the provisions of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law attached to this Joint Proxy Statement/Prospectus as Appendix E. The following is a summary of the steps to be taken if the right to dissent is to be exercised, and should be read in connection with the full text of the law found at Appendix E. A dissenting stockholder must take each step in the indicated order and in strict compliance with the provisions of the law in order to perfect dissenters' rights. The failure of a Lake Ariel stockholder to comply with these procedural steps will result in the stockholder receiving NBT shares in exchange for Lake Ariel shares based on the exchange ratio in the event that the merger is completed. See "The Merger - Merger Consideration."

           Any written notice of demand which is required in connection with the exercise of dissenters' rights, whether before or after the effective date of the merger, must be sent to Lake Ariel Bancorp, Inc., c/o LA Bank, N.A., 409 Lackawanna Avenue, Suite 201, Scranton, Pennsylvania 18503-2045, Attention:
Secretary.

STEP ONE - NOTICE OF INTENTION TO DISSENT

         A Lake Ariel stockholder must file with Lake Ariel, prior to the vote on the merger agreement at the Lake Ariel special meeting, a written notice of intention to demand payment in cash of the fair value of such holder's Lake Ariel stock if the merger is consummated. Such stockholder cannot change in any manner the ownership of the Lake Ariel stock from the date of this notice through to the effective date of the merger and must refrain from voting his, her or its Lake Ariel stock for approval of the merger agreement. Neither a proxy nor a vote against approval of the merger will constitute the necessary written notice of intention to dissent.

STEP TWO - NOTICE TO DEMAND PAYMENT

         If the merger agreement is approved by the Lake Ariel stockholders, Lake Ariel will mail a notice to all dissenters who gave notice under Step One above and who refrained from voting for approval of the merger agreement. This notice will state where and when: (1) a dissenter must send written demand for payment; and (2) the dissenters' stock certificates are to be deposited. This notice will include a form for this demand and another copy of the Pennsylvania law that is found at Appendix E.

STEP THREE - FAILURE TO COMPLY WITH THE NOTICE TO DEMAND PAYMENT

         A dissenter who fails to send back to Lake Ariel the notice to demand payment and deposit his or her stock certificates by the deadline stated on the form of notice to demand payment will forfeit his or her dissenters' rights for a cash payment and receive NBT shares.

STEP FOUR - PAYMENT OF FAIR VALUE OF LAKE ARIEL SHARES

         After the effective time of the merger, NBT will give to dissenters notice of the estimated fair value of their Lake Ariel shares and pay such amount or indicate that no remittance accompanies the notice. In addition, this notice will include:

         |X| a closing balance sheet and statement of income of Lake Ariel for the most recent fiscal year and calendar quarterly period;

         |X| a statement expressing the estimate of the fair value of the Lake Ariel shares; and

         |X| a notice of the right of a dissenter to demand a supplemental payment under Pennsylvania law and another copy of the Pennsylvania law which we attach as Appendix E.

STEP FIVE - ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES

         If a dissenter feels that the estimated value or the amount sent is less than the fair value, a dissenter may send to NBT his or her own estimate of the fair value of the Lake Ariel shares, which is deemed to be a demand for payment of the amount of the deficiency. If NBT remits payment of its estimated value and the dissenter does not file his or her own estimate within 30 days after the mailing of such payment to the dissenter, then the dissenter will be entitled to no more than the amount mailed to him or her.

STEP SIX - VALUATION PROCEEDINGS

         If any demands for payment remain unsettled within 60 days after the latest to occur of:

         |X|      the effective date of the merger;

         |X|      receipt of Lake Ariel or NBT of any demands for payment; or

         |X| receipt by Lake Ariel or NBT of any estimates by dissenters of the fair value;

then NBT may file an application in the Court of Common Pleas of Wayne County, Pennsylvania, requesting that the fair value of the Lake Ariel stock be determined by the court. In such case, all dissenters, wherever residing, whose demands have not been settled, shall be made parties to the proceeding. A copy of this court application will be served on each dissenter who has not settled.

         If NBT fails to file the application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claims, may file the application in the name of Lake Ariel within a 30-day period after the expiration of the above 60-day period and request the fair value be determined by the court. The fair value determined by the court need not equal the dissenters' estimate of fair value. If no dissenter files such an application, then each dissenter entitled to do so shall be paid Lake Ariel's estimate of the fair value and may only start a legal action to recover any amount not previously remitted plus interest at a rate that the court finds fair.

         NBT, after the effective date of the merger, intends to negotiate in good faith with any dissenting stockholders. If, after negotiation, a claim cannot be settled, then NBT intends to file an application requesting that the fair value be determined by the court.

         The costs and expenses of any valuation proceeding in the court, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against NBT after the merger, except that any part of the costs and expenses may be apportioned and assessed against all or any of the dissenters who are parties to the proceeding and whose actions the court funds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

         LAKE ARIEL STOCKHOLDERS CONSIDERING SEEKING APPRAISAL BY EXERCISING THEIR DISSENTERS' RIGHTS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR LAKE ARIEL

COMMON STOCK DETERMINED UNDER PENNSYLVANIA LAW COULD BE MORE THAN, THE SAME AS, OR LESS THAN THEIR PRO RATA SHARE OF THE MERGER CONSIDERATION THAT THEY ARE ENTITLED TO RECEIVE UNDER THE MERGER AGREEMENT IF THEY DO NOT SEEK APPRAISAL OF THEIR LAKE ARIEL COMMON STOCK.

         The foregoing discussion is not a complete statement of the procedures to be followed by Lake Ariel stockholders desiring to exercise appraisal rights and, because exercise of such rights requires strict adherence to the relevant provisions of the Pennsylvania Business Corporation Law, each stockholder desiring to exercise appraisal rights is advised individually to consult the law (as provided in Appendix E to this Joint Proxy Statement/ Prospectus) and comply with the relevant provisions of the law.

         Lake Ariel stockholders wishing to exercise their dissenters' rights should consult their own counsel to ensure that they fully and properly comply with the requirements of Pennsylvania law.


                                  OTHER MATTERS

STOCKHOLDER PROPOSALS FOR ANNUAL MEETINGS

         Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in NBT's proxy statement for the 2000 Annual Meeting of Stockholders must be received by NBT by November 15, 1999. Each proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy. SEC rules set forth standards as to what stockholder proposals corporations must include in a proxy statement for an annual meeting.

         Lake Ariel stockholder proposals for the 2000 annual meeting of stockholders that the proponents do not desire to be included in the Lake Ariel 2000 proxy statement must be received by Lake Ariel by February 10, 2000. Such proposals need to be addressed to the Lake Ariel Secretary. Under Lake Ariel's bylaws, notice of a stockholder nomination for director must be given by mail or by personal delivery to the Lake Ariel Secretary no later than 20 days in advance of the annual meeting. Lake Ariel stockholders wishing to make a nomination should contact the Lake Ariel Secretary as to information required to be supplied in such notice. Lake Ariel will hold a 2000 annual meeting of stockholders if the merger is not completed by April 15, 2000.

OTHER MATTERS

         As of the date of this Joint Proxy Statement/Prospectus, the NBT Board knows of no matters that will be presented for consideration at the NBT meeting other than as described in this Joint Proxy Statement/Prospectus. We will not present for consideration at the NBT special meeting our proposed merger with Pioneer American. If any other matters shall properly come before the NBT meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of NBT.

         As of the date of this Joint Proxy Statement/Prospectus, the Lake Ariel Board knows of no matters that will be presented for consideration at the Lake Ariel meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before the Lake Ariel meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Lake Ariel.

                                  LEGAL MATTERS

         The validity of the common stock to be issued in connection with the merger will be passed upon by Duane, Morris & Heckscher LLP, Washington, D.C. Saul, Ewing, Remick & Saul LLP, Harrisburg, Pennsylvania, counsel for Lake Ariel, will pass on certain federal income tax consequences of the merger.


                                     EXPERTS

         The consolidated financial statements of NBT as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 have been incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The consolidated financial statements of Lake Ariel as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement have been audited by Parente, Randolph, Orlando, Carey & Associates, independent auditors, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                       WHERE YOU CAN FIND MORE INFORMATION

         NBT and Lake Ariel file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at (http://www.sec.gov). In addition, you may read and copy NBT's SEC filings and Lake Ariel's SEC filings at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1506. Our Internet addresses are (www.nbtbank.com) with respect to NBT and (www.labank.com) with respect to Lake Ariel.

         NBT has filed a Registration Statement on Form S-4 to register with the SEC the NBT common stock to be issued to the holders of Lake Ariel common stock in the merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of NBT in addition to being a proxy statement of NBT and Lake Ariel for the NBT special meeting and the Lake Ariel special meeting. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

         The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about the companies, their finances and NBT common stock.

NBT BANCORP INC. SEC FILINGS

         |X|      Annual Report on Form 10-K for the year ended December 31,
                  1998;

         |X| Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999; and

         |X| Current Reports on Form 8-K, filed with the SEC on August 19, 1999, September 13, 1999, and December 16, 1999.

LAKE ARIEL BANCORP, INC. SEC FILINGS

         |X|      Annual Report on Form 10-K for the year ended December 31,
                  1998;

         |X| Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999; and

         |X| Current Reports on Form 8-K, filed with the SEC on January 15, 1999, and August 17, 1999.

         We incorporate by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Joint Proxy Statement/Prospectus and the effective time of the merger.

         NBT has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to NBT, and Lake Ariel has supplied all such information relating to Lake Ariel.

         If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. You can obtain documents incorporated by reference from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

      NBT Bancorp Inc.                         Lake Ariel Bancorp, Inc.
      52 South Broad Street                    409 Lackawanna Avenue, Suite 201
      Norwich, New York 13815                  Scranton, PA 18503-2045
      Attention: Michael J. Chewens, CPA       Attention:  Joseph J. Earyes, CPA
      Tel: (607) 337-6520                      Tel: (570) 343-8200

         If you would like to request documents from us, please do so by February 10, 2000 to receive them prior to the NBT and Lake Ariel special meetings.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE NBT PROPOSAL AND THE LAKE ARIEL PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 12, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF NBT COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma combined financial statements present the financial position of NBT, Lake Ariel and Pioneer American as of September 30, 1999, and the combined statements of income for the nine months ended September 30, 1999 and 1998, assuming that each merger had occurred as of September 30, 1999, after giving effect to certain pro forma adjustments described in the accompanying notes. The following unaudited pro forma combined statements of income for the nine months ended September 30, 1999 and 1998, and years ended December 31, 1998, 1997, and 1996 present the combined historical results of operations of NBT, Lake Ariel and Pioneer American as if each merger had been consummated as of the first day of the period presented. Pro forma earnings per common share are based on the exchange ratio of 0.9961 with respect to the Lake Ariel merger and 1.805 with respect to the Pioneer American merger. The fiscal years of NBT, Lake Ariel and Pioneer American end December 31. The unaudited pro forma combined financial statements do not reflect estimated non-recurring charges that will be incurred in connection with the mergers.

         The unaudited pro forma combined financial statements were prepared giving effect to each merger on the pooling of interests accounting method. Under this method of accounting, the recorded assets, liabilities, stockholders' equity, income and expense of NBT, Lake Ariel and Pioneer American are combined and reflected at their historical amounts, except as noted in the accompanying notes. All adjustments necessary to arrive at a fair presentation of the combined financial condition and results of operations of NBT, Lake Ariel and Pioneer American, in the opinion of the managements of the respective companies, have been included and are of a normal recurring nature.

         The combined company expects to achieve certain merger benefits in the form of operating expense reductions and revenue enhancements. The unaudited pro forma combined statements of income do not reflect potential operating expense reductions or revenue enhancements that are expected to result from the merger, and therefore may not be indicative of the results of future operations. No assurance can be given with respect to the ultimate level of operating expense reductions or revenue enhancements.

         The unaudited pro forma combined financial statements should be read in conjunction with, and are qualified in their entirety by, the historical consolidated financial statements and accompanying notes of NBT and Lake Ariel, which we incorporate by reference herein, and of Pioneer American. The unaudited pro forma combined financial statements are presented for informational purposes only. These statements are not necessarily indicative of the combined financial position and results of operations that would have occurred if the mergers had been consummated on September 30, 1999 or at the beginning of the periods or that may be attained in the future.

                                    UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                                                                     AT SEPTEMBER 30, 1999
                                                             ------------------------------------------------------------------

                                                                                                                    NBT
                                                                  NBT           LAKE ARIEL       PRO FORMA       LAKE ARIEL
                                                              BANCORP INC.    BANCORP, INC.     ADJUSTMENTS       COMBINED
                                                                                                                 PRO FORMA
(in thousands)
ASSETS
Cash and cash equivalents                                    $     44,801    $     12,940           $    --    $     57,741
Loans held for sale                                                 3,511             440                --           3,951
Securities available for sale, at fair value                      355,137         173,438                --         528,575
Securities held to maturity (fair value-NBT Bancorp Inc
$41,215, Lake Ariel Bancorp, Inc. $44,944 and Pioneer
American Holding Company Corp. $36,750)                            41,216          47,297                --          88,513

Loans:
   Commercial and agricultural                                    432,950         110,165                --         543,115
   Real estate mortgage                                           174,204         107,200                --         281,404
   Consumer                                                       291,514          63,503                --         355,017
                                                             ------------------------------------------------------------------
    Total loans                                                   898,668         280,868                --       1,179,536
Less allowance for loan losses                                     13,555           2,546                --          16,101
                                                             ------------------------------------------------------------------
   Net loans                                                      885,113         278,322                --       1,163,435
Premises and equipment, net                                        20,853          19,408                --          40,261
Intangible assets, net                                              6,828           2,731                --           9,559
Other assets                                                       20,800          18,341             2,000          41,141
                                                             ------------------------------------------------------------------
TOTAL ASSETS                                                 $  1,378,259    $    552,917           $ 2,000    $  1,933,176
                                                             ==================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Demand (noninterest bearing)                              $    157,618    $     58,111           $    --    $    215,729
   Savings, NOW, and money market                                 386,245         100,114                --         486,359
   Time                                                           550,610         183,809                --         734,419
                                                             ------------------------------------------------------------------
        Total deposits                                          1,094,473         342,034                --       1,436,507
   Short-term borrowings                                          113,163          32,614                --         145,777
   Long-term debt                                                  35,161         138,204                --         173,365
   Other liabilities                                                7,583           5,257             7,200          20,040
                                                             ------------------------------------------------------------------
        Total liabilities                                       1,250,380         518,109             7,200       1,775,689
                                                             ------------------------------------------------------------------

Commitments and contingencies

Stockholders' equity:
   Preferred stock                                                     --              --                --              --
   Common stock                                                    13,016           1,021             4,441          18,478
   Capital surplus                                                111,221          30,012             7,174         148,407
   Retained earnings                                               23,540           9,193           (16,815)         15,918
   Accumulated other comprehensive income (loss)                   (7,117)         (5,418)               --         (12,535)
   Common stock in treasury at cost                               (12,781)             --                --         (12,781)
                                                             ------------------------------------------------------------------
        Total stockholders' equity                                127,879          34,808            (5,200)        157,487
                                                             ------------------------------------------------------------------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                                      $  1,378,259    $    552,917           $ 2,000    $  1,933,176
                                                             ==================================================================

                                                                                      AT SEPTEMBER 30, 1999
                                                             ---------------------------------------------------
                                                                                                          NBT
                                                                     PIONEER                          LAKE ARIEL
                                                                     AMERICAN         PRO FORMA        PIONEER
                                                                 HOLDING COMPANY     ADJUSTMENTS    COMBINED PRO
                                                                      CORP.                             FORMA
(in thousands)
ASSETS
Cash and cash equivalents                                              $ 15,844           $   --        $ 73,585
Loans held for sale                                                          --               --           3,951
Securities available for sale, at fair value                            115,547               --         644,122
Securities held to maturity (fair value-NBT Bancorp Inc
$41,215, Lake Ariel Bancorp, Inc. $44,944 and Pioneer
American Holding Company Corp. $36,750)                                  37,444               --         125,957

Loans:
   Commercial and agricultural                                          101,464               --         644,579
   Real estate mortgage                                                  79,376               --         360,780
   Consumer                                                              59,726               --         414,743
                                                             ---------------------------------------------------
    Total loans                                                         240,566               --       1,420,102
Less allowance for loan losses                                            3,000               --          19,101
                                                             ---------------------------------------------------
   Net loans                                                            237,566               --       1,401,001
Premises and equipment, net                                               6,483               --          46,744
Intangible assets, net                                                      562               --          10,121
Other assets                                                              8,408            1,300          50,849
                                                             ---------------------------------------------------
TOTAL ASSETS                                                           $421,854           $1,300      $2,356,330
                                                             ===================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Demand (noninterest bearing)                                        $ 48,808           $   --        $264,537
   Savings, NOW, and money market                                       114,205               --         600,564
   Time                                                                 141,619               --         876,038
                                                             ---------------------------------------------------
        Total deposits                                                  304,632               --       1,741,139
   Short-term borrowings                                                     --               --         145,777
   Long-term debt                                                        80,409               --         253,774
   Other liabilities                                                      4,907            5,100          30,047
                                                             ---------------------------------------------------
        Total liabilities                                               389,948            5,100       2,170,737
                                                             ---------------------------------------------------

Commitments and contingencies

Stockholders' equity:
   Preferred stock                                                           --               --              --
   Common stock                                                           2,935            2,235          23,648
   Capital surplus                                                       11,913           (3,965)        156,355
   Retained earnings                                                     21,435           (3,800)         33,553
   Accumulated other comprehensive income (loss)                         (2,647)              --         (15,182)
   Common stock in treasury at cost                                      (1,730)           1,730         (12,781)
                                                             ---------------------------------------------------
        Total stockholders' equity                                       31,906           (3,800)        185,593
                                                             ---------------------------------------------------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                                                $421,854           $1,300      $2,356,330
                                                             ===================================================

See accompanying notes to the unaudited pro forma combined financial statements.

                                      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                                      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                          -------------------------------------------------------------------

                                                                                                                  NBT
                                                                NBT          LAKE ARIEL        PRO FORMA       LAKE ARIEL
                                                           BANCORP INC.     BANCORP, INC.     ADJUSTMENTS       COMBINED
                                                                                                               PRO FORMA
Consolidated Statements of Income:
(in thousands, except per share data)

Interest and fee income:
     Loans and loans held for sale                        $      56,076    $     14,664     $         --     $     70,740
     Securities - taxable                                        18,301           7,785               --           26,086
     Securities - tax-exempt                                        760           1,535               --            2,295
     Other                                                          232             125               --              357
                                                          -------------------------------------------------------------------
         Total interest and fee income                           75,369          24,109               --           99,478
                                                          -------------------------------------------------------------------
Interest expense:
     Deposits                                                    25,344           8,219               --           33,563
     Short-term borrowings                                        3,882             425               --            4,307
     Long-term debt                                               1,098           5,061               --            6,159
                                                          -------------------------------------------------------------------
         Total interest expense                                  30,324          13,705               --           44,029
                                                          -------------------------------------------------------------------
      Net interest income                                        45,045          10,404               --           55,449
     Provision for loan losses                                    2,925             655               --            3,580
                                                          -------------------------------------------------------------------
       Net interest income after provision for loan losses       42,120           9,749               --           51,869
                                                          -------------------------------------------------------------------
Noninterest income:
     Trust                                                        2,505              --               --            2,505
     Service charges on deposit accounts                          3,108           1,492               --            4,600
     Net securities gains                                         1,507             208               --            1,715
     Other                                                        2,086           1,885               --            3,971
                                                          -------------------------------------------------------------------
            Total noninterest income                              9,206           3,585               --           12,791
                                                          -------------------------------------------------------------------

Noninterest expense:
     Salaries and employee benefits                              14,166           4,223               --           18,389
     Office supplies and postage                                  1,330             431               --            1,761
     Occupancy                                                    2,109           1,068               --            3,177
     Equipment                                                    1,974           1,082               --            3,056
     Professional fees and outside services                       2,010             408               --            2,418
     Data processing and communications                           2,843             199               --            3,042
     Amortization of intangible assets                              745             229               --              974
     Other operating                                              2,763           1,714               --            4,477
                                                          -------------------------------------------------------------------
             Total noninterest expense                           27,940           9,354               --           37,294
                                                          -------------------------------------------------------------------
     Income before income taxes                                  23,386           3,980               --           27,366
     Income taxes                                                 9,030             955               --            9,985
                                                          -------------------------------------------------------------------
             Net income                                   $      14,356    $      3,025     $         --     $     17,381
                                                          ===================================================================

Weighted Average Shares Outstanding:
     Basic                                                       13,022           4,840               --           17,843

     Diluted                                                     13,165           4,971               --           18,117

Earnings per share:
     Basic                                                $        1.10    $       0.63     $         --     $       0.97

     Diluted                                              $        1.09    $       0.61     $         --     $       0.96

                        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                          -----------------------------------------------
                                                                                                NBT
                                                            PIONEER                         LAKE ARIEL
                                                            AMERICAN         PRO FORMA        PIONEER
                                                            HOLDING         ADJUSTMENTS    COMBINED PRO
                                                          COMPANY CORP.                        FORMA
Consolidated Statements of Income:
(in thousands, except per share data)
Interest and fee income:
     Loans and loans held for sale                             $ 14,642        $     --        $ 85,382
     Securities - taxable                                         6,167              --          32,253
     Securities - tax-exempt                                        943              --           3,238
     Other                                                          198              --             555
                                                          ---------------------------------------------
         Total interest and fee income                           21,950              --         121,428
                                                          ---------------------------------------------
Interest expense:
     Deposits                                                     7,918              --          41,481
     Short-term borrowings                                           --              --           4,307
     Long-term debt                                               3,246              --           9,405
                                                          ---------------------------------------------
         Total interest expense                                  11,164              --          55,193
                                                          ---------------------------------------------
      Net interest income                                        10,786              --          66,235
     Provision for loan losses                                      280              --           3,860
                                                          ---------------------------------------------
       Net interest income after provision for loan losses       10,506              --          62,375
                                                          ---------------------------------------------
Noninterest income:
     Trust                                                           --              --           2,505
     Service charges on deposit accounts                          1,199              --           5,799
     Net securities gains                                            88              --           1,803
     Other                                                          829              --           4,800
                                                          ---------------------------------------------
            Total noninterest income                              2,116              --          14,907
                                                          ---------------------------------------------

Noninterest expense:
     Salaries and employee benefits                               4,038              --          22,427
     Office supplies and postage                                    409              --           2,170
     Occupancy                                                      806              --           3,983
     Equipment                                                      731              --           3,787
     Professional fees and outside services                         738              --           3,156
     Data processing and communications                             335              --           3,377
     Amortization of intangible assets                               29              --           1,003
     Other operating                                              1,370              --           5,847
                                                          ---------------------------------------------
             Total noninterest expense                            8,456              --          45,750
                                                          ---------------------------------------------
     Income before income taxes                                   4,166              --          31,532
     Income taxes                                                 1,110              --          11,095
                                                          ---------------------------------------------
             Net income                                        $  3,056        $     --        $ 20,437
                                                          =============================================

Weighted Average Shares Outstanding:
     Basic                                                        2,914              --          23,104

     Diluted                                                      2,942              --          23,427

Earnings per share:
     Basic                                                      $  1.05        $     --         $  0.88

     Diluted                                                    $  1.04        $     --         $  0.87

See  accompanying  notes to the  unaudited  pro forma combined financial statements.

                                      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                                      FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                          ------------------------------------------------------------------

                                                                                                                  NBT
                                                                NBT          LAKE ARIEL        PRO FORMA       LAKE ARIEL
                                                           BANCORP INC.     BANCORP, INC.     ADJUSTMENTS       COMBINED
                                                                                                               PRO FORMA
Consolidated Statements of Income:
(in thousands, except per share data)
Interest and fee income:
     Loans and loans held for sale                        $     52,701     $     13,765     $          --      $   66,466
     Securities - taxable                                       22,233            6,521                --          28,754
     Securities - tax-exempt                                       836            1,282                --           2,118
     Other                                                         210              124                --             334
                                                          ------------------------------------------------------------------
         Total interest and fee income                          75,980           21,692                --          97,672
                                                          ------------------------------------------------------------------

Interest expense:
     Deposits                                                   28,423            8,077                --          36,500
     Short-term borrowings                                       4,525              102                --           4,627
     Long-term debt                                                326            4,180                --           4,506
                                                          ------------------------------------------------------------------
         Total interest expense                                 33,274           12,359                --          45,633
                                                          ------------------------------------------------------------------
     Net interest income                                        42,706            9,333                --          52,039
     Provision for loan losses                                   3,550              490                --           4,040
                                                          ------------------------------------------------------------------
     Net interest income after provision for loan losses        39,156            8,843                --          47,999
                                                          ------------------------------------------------------------------

Noninterest income:
      Trust                                                      2,407               --                --           2,407
      Service charges on deposit accounts                        2,725            1,114                --           3,839
      Net securities gains                                         613               80                --             693
      Other                                                      1,883            2,039                --           3,922
                                                          ------------------------------------------------------------------
          Total noninterest income                               7,628            3,233                --          10,861
                                                          ------------------------------------------------------------------

Noninterest expense:
      Salaries and employee benefits                            14,214            3,663                --          17,877
      Office supplies and postage                                1,406              443                --           1,849
      Occupancy                                                  2,037              958                --           2,995
      Equipment                                                  1,728              880                --           2,608
      Professional fees and outside services                     1,987              332                --           2,319
      Data processing and communications                         2,635              160                --           2,795
      Amortization of intangible assets                            817              123                --             940
      Other operating                                            3,824            1,479                --           5,303
                                                          ------------------------------------------------------------------
          Total noninterest expense                             28,648            8,038                --          36,686
                                                          ------------------------------------------------------------------
      Income before income taxes                                18,136            4,038                --          22,174
      Income taxes                                               3,623              930                --           4,553
                                                          ------------------------------------------------------------------
          Net income                                      $     14,513     $      3,108     $          --      $   17,621
                                                          ==================================================================

Weighted Average Shares Outstanding:
      Basic                                                     13,241            4,791                --          18,014
      Diluted                                                   13,509            4,911                --          18,401

Earnings per share:
      Basic                                               $       1.10     $       0.65     $          --      $     0.98
      Diluted                                             $       1.07     $       0.64     $          --      $     0.96


                                      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                          -------------------------------------------------
                                                                                                NBT
                                                              PIONEER                        LAKE ARIEL
                                                             AMERICAN       PRO FORMA        PIONEER
                                                              HOLDING       ADJUSTMENTS    COMBINED PRO
                                                           COMPANY CORP.                       FORMA
Consolidated Statements of Income:
(in thousands, except per share data)
Interest and fee income:
     Loans and loans held for sale                              $14,277       $      --        $ 80,743
     Securities - taxable                                         5,824              --          34,578
     Securities - tax-exempt                                        828              --           2,946
     Other                                                          253              --             587
                                                          ---------------------------------------------
         Total interest and fee income                           21,182              --        $118,854
                                                         ---------------------------------------------

Interest expense:
     Deposits                                                     8,002              --          44,502
     Short-term borrowings                                           23              --           4,650
     Long-term debt                                               2,590              --           7,096
                                                          ---------------------------------------------
         Total interest expense                                  10,615              --          56,248
                                                          ---------------------------------------------
     Net interest income                                         10,567              --          62,606
     Provision for loan losses                                      450              --           4,490
                                                          ---------------------------------------------
     Net interest income after provision for loan losses         10,117              --          58,116
                                                          ---------------------------------------------

Noninterest income:
      Trust                                                          --              --           2,407
      Service charges on deposit accounts                         1,035              --           4,874
      Net securities gains                                          298              --             991
      Other                                                         757              --           4,679
                                                          ---------------------------------------------
          Total noninterest income                                2,090              --          12,951
                                                          ---------------------------------------------

Noninterest expense:
      Salaries and employee benefits                              3,989              --          21,866
      Office supplies and postage                                   382              --           2,231
      Occupancy                                                     769              --           3,764
      Equipment                                                     563              --           3,171
      Professional fees and outside services                        797              --           3,116
      Data processing and communications                            355              --           3,150
      Amortization of intangible assets                              29              --             969
      Other operating                                             1,246              --           6,549
                                                          ---------------------------------------------
          Total noninterest expense                               8,130              --          44,816
                                                          ---------------------------------------------
      Income before income taxes                                  4,077              --          26,251
      Income taxes                                                1,109              --           5,662
                                                          ---------------------------------------------
          Net income                                            $ 2,968       $      --        $ 20,589
                                                          =============================================

Weighted Average Shares Outstanding:
      Basic                                                       2,890              --          23,230
      Diluted                                                     2,953              --          23,730

Earnings per share:
      Basic                                                     $  1.03       $      --        $   0.89
      Diluted                                                   $  1.01       $      --        $   0.87

See accompanying notes to the unaudited pro forma combined financial statements.

                                      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                                       FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                                                            -----------------------------------------------------------------

                                                                                                                   NBT
                                                                 NBT           LAKE ARIEL       PRO FORMA      LAKE ARIEL
                                                             BANCORP INC.    BANCORP, INC.     ADJUSTMENTS      COMBINED
                                                                                                                PRO FORMA
Consolidated Statements of Income:
(in thousands, except per share data)
Interest and fee income:
     Loans and loans held for sale                        $      70,947     $      18,452      $        --     $   89,399
     Securities - taxable                                        28,742             8,848               --         37,590
     Securities - tax-exempt                                      1,086             1,694               --          2,780
     Other                                                          305               226               --            531
                                                          -------------------------------------------------------------------
         Total interest and fee income                          101,080            29,220               --        130,300
                                                          -------------------------------------------------------------------
Interest expense:
     Deposits                                                    37,201            10,857               --         48,058
     Short-term borrowings                                        6,014               139               --          6,153
     Long-term debt                                                 462             5,744               --          6,206
                                                          -------------------------------------------------------------------
         Total interest expense                                  43,677            16,740               --         60,417
                                                          -------------------------------------------------------------------
     Net interest income                                         57,403            12,480               --         69,883
     Provision for loan losses                                    4,599             1,130               --          5,729
                                                          -------------------------------------------------------------------

     Net interest income after provision for loan losses         52,804            11,350               --         64,154
                                                          -------------------------------------------------------------------

Noninterest income:
     Trust                                                        3,115                --               --          3,115
     Service charges on deposit accounts                          3,749             1,576               --          5,325
     Net securities gains                                           624               432               --          1,056
     Other                                                        2,491             2,926               --          5,417
                                                          -------------------------------------------------------------------
           Total noninterest income                               9,979             4,934               --         14,913
                                                          -------------------------------------------------------------------
 Noninterest expense:
     Salaries and employee benefits                              19,202             5,013               --         24,215
     Office supplies and postage                                  1,912               609               --          2,521
     Occupancy                                                    2,843             1,288               --          4,131
     Equipment                                                    2,375             1,219               --          3,594
     Professional fees and outside services                       2,836               539               --          3,375
     Data processing and communications                           3,577               217               --          3,794
     Amortization of intangible assets                            1,070               210               --          1,280
     Other operating                                              5,313             2,357               --          7,670
                                                          -------------------------------------------------------------------
          Total noninterest expense                              39,128            11,452               --         50,580
                                                          -------------------------------------------------------------------
     Income before income taxes                                  23,655             4,832               --         28,487
     Income taxes                                                 4,553             1,061               --          5,614
                                                          -------------------------------------------------------------------
          Net income                                      $      19,102     $       3,771      $        --     $   22,873
                                                          ===================================================================

Weighted Average Shares Outstanding:
     Basic                                                       13,198             4,796               --         17,976
     Diluted                                                     13,474             4,906               --         18,361

Earnings per share:
     Basic                                                $        1.45     $        0.79     $         --     $     1.27
     Diluted                                              $        1.42     $        0.77     $         --     $     1.25


                                      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                           FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                                                          -----------------------------------------------
                                                                                               NBT
                                                             PIONEER                        LAKE ARIEL
                                                             AMERICAN        PRO FORMA        PIONEER
                                                             HOLDING        ADJUSTMENTS    COMBINED PRO
                                                          COMPANY CORP.                       FORMA
Consolidated Statements of Income:
(in thousands, except per share data)
Interest and fee income:
     Loans and loans held for sale                              $19,093         $    --        $108,492
     Securities - taxable                                         7,615              --          45,205
     Securities - tax-exempt                                      1,114              --           3,894
     Other                                                          480              --           1,011
                                                          ---------------------------------------------
         Total interest and fee income                           28,302              --         158,602
                                                          ---------------------------------------------
Interest expense:
     Deposits                                                    10,840              --          58,898
     Short-term borrowings                                           23              --           6,176
     Long-term debt                                               3,456              --           9,662
                                                          ---------------------------------------------
         Total interest expense                                  14,319              --          74,736
                                                          ---------------------------------------------
     Net interest income                                         13,983              --          83,866
     Provision for loan losses                                      420              --           6,149
                                                          ---------------------------------------------

     Net interest income after provision for loan losses         13,563              --          77,717
                                                          ---------------------------------------------

Noninterest income:
     Trust                                                           --              --           3,115
     Service charges on deposit accounts                          1,404              --           6,729
     Net securities gains                                           511              --           1,567
     Other                                                        1,046              --           6,463
                                                          ---------------------------------------------
           Total noninterest income                               2,961              --          17,874
                                                          ---------------------------------------------
 Noninterest expense:
     Salaries and employee benefits                               5,071              --          29,286
     Office supplies and postage                                    506              --           3,027
     Occupancy                                                    1,027              --           5,158
     Equipment                                                      773              --           4,367
     Professional fees and outside services                       1,027              --           4,402
     Data processing and communications                             483              --           4,277
     Amortization of intangible assets                               39              --           1,319
     Other operating                                              2,041              --           9,711
                                                          ---------------------------------------------
          Total noninterest expense                              10,967              --          61,547
                                                          ---------------------------------------------
     Income before income taxes                                   5,557              --          34,044
     Income taxes                                                 1,535              --           7,149
                                                          ---------------------------------------------
          Net income                                            $ 4,022         $    --        $ 26,895
                                                          =============================================

Weighted Average Shares Outstanding:
     Basic                                                        2,894              --          23,199
     Diluted                                                      2,953              --          23,691

Earnings per share:
     Basic                                                      $  1.39         $    --        $   1.16
     Diluted                                                    $  1.36         $    --        $   1.14

See accompanying notes to the unaudited pro forma combined financial statements.

                                      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                                      FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                                                          -------------------------------------------------------------------

                                                                                                                   NBT
                                                                NBT            LAKE ARIEL       PRO FORMA      LAKE ARIEL
                                                            BANCORP INC.     BANCORP, INC.     ADJUSTMENTS      COMBINED
                                                                                                                PRO FORMA
Consolidated Statements of Income:
(in thousands, except per share data)
Interest and fee income:
     Loans and loans held for sale                        $      64,781     $      16,907     $          --    $    81,688
     Securities - taxable                                        29,887             5,892                --         35,779
     Securities - tax-exempt                                      1,179             1,578                --          2,757
     Other                                                          334               273                --            607
                                                          -------------------------------------------------------------------
          Total interest and fee income                          96,181            24,650                --        120,831
                                                          -------------------------------------------------------------------

Interest expense:
     Deposits                                                    35,234            10,395                --         45,629
     Short-term borrowings                                        6,581               112                --          6,693
     Long-term debt                                                 707             3,018                --          3,725
                                                          -------------------------------------------------------------------
           Total interest expense                                42,522            13,525                --         56,047
                                                          -------------------------------------------------------------------
       Net interest income                                       53,659            11,125                --         64,784
     Provision for loan losses                                    3,505               780                --          4,285
                                                          -------------------------------------------------------------------
        Net interest income after provision for loan losses      50,154            10,345                --         60,499
                                                          -------------------------------------------------------------------
   Noninterest income:
     Trust                                                        2,675                --                --          2,675
     Service charges on deposit accounts                          3,695             1,247                --          4,942
     Net securities gains (losses)                                (337)               214                --          (123)
     Other                                                        2,033             1,940                --          3,973
                                                          -------------------------------------------------------------------
            Total noninterest income                              8,066             3,401                --         11,467
                                                          -------------------------------------------------------------------
   Noninterest expense:
     Salaries and employee benefits                              17,905             4,206                --         22,111
     Office supplies and postage                                  1,801               449                --          2,250
     Occupancy                                                    2,598             1,156                --          3,754
     Equipment                                                    1,700               932                --          2,632
     Professional fees and outside services                       2,201               284                --          2,485
     Data processing and communications                           2,789               177                --          2,966
     Amortization of intangible assets                            1,351               154                --          1,505
     Other operating                                              4,825             1,852                --          6,677
                                                          -------------------------------------------------------------------
          Total noninterest expense                              35,170             9,210                --         44,380
                                                          -------------------------------------------------------------------
      Income before income taxes                                 23,050             4,536                --         27,586
     Income taxes                                                 8,301             1,105                --          9,406
                                                          -------------------------------------------------------------------
           Net income                                     $      14,749     $       3,431     $          --    $    18,180
                                                          ===================================================================

Weighted Average Shares Outstanding:
     Basic                                                       13,176             3,935                --         17,095
     Diluted                                                     13,335             4,073                --         17,393

Earnings per share:
     Basic                                                $        1.12     $        0.88     $          --   $       1.06
     Diluted                                              $        1.11     $        0.84     $          --   $       1.05


                           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                           FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                                                          ----------------------------------------------
                                                                                                 NBT
                                                             PIONEER                          LAKE ARIEL
                                                             AMERICAN         PRO FORMA        PIONEER
                                                             HOLDING         ADJUSTMENTS    COMBINED PRO
                                                          COMPANY CORP.                         FORMA
Consolidated Statements of Income:
(in thousands, except per share data)
Interest and fee income:
     Loans and loans held for sale                               $18,101        $     --        $ 99,789
     Securities - taxable                                          7,063              --          42,842
     Securities - tax-exempt                                       1,023              --           3,780
     Other                                                           320              --             927
                                                          ----------------------------------------------
          Total interest and fee income                           26,507              --         147,338
                                                          ----------------------------------------------

Interest expense:
     Deposits                                                     11,337              --          56,966
     Short-term borrowings                                            10              --           6,703
     Long-term debt                                                1,498              --           5,223
                                                          ----------------------------------------------
           Total interest expense                                 12,845              --          68,892
                                                          ----------------------------------------------
       Net interest income                                        13,662              --          78,446
     Provision for loan losses                                       535              --           4,820
                                                          ----------------------------------------------
        Net interest income after provision for loan losses       13,127              --          73,626
                                                          ----------------------------------------------
   Noninterest income:
     Trust                                                            --              --           2,675
     Service charges on deposit accounts                           1,397              --           6,339
     Net securities gains (losses)                                   157              --              34
     Other                                                           907              --           4,880
                                                          ----------------------------------------------
            Total noninterest income                               2,461              --          13,928
                                                          ----------------------------------------------
   Noninterest expense:
     Salaries and employee benefits                                5,040              --          27,151
     Office supplies and postage                                     507              --           2,757
     Occupancy                                                     1,026              --           4,780
     Equipment                                                       685              --           3,317
     Professional fees and outside services                          900              --           3,385
     Data processing and communications                              456              --           3,422
     Amortization of intangible assets                                39              --           1,544
     Other operating                                               1,427              --           8,104
                                                          ----------------------------------------------
          Total noninterest expense                               10,080              --          54,460
                                                          ----------------------------------------------
      Income before income taxes                                   5,508              --          33,094
     Income taxes                                                  1,500              --          10,906
                                                          ----------------------------------------------
           Net income                                            $ 4,008        $     --        $ 22,188
                                                          ==============================================

Weighted Average Shares Outstanding:
     Basic                                                         2,850              --          22,239
     Diluted                                                       2,939              --          22,698

Earnings per share:
     Basic                                                       $  1.41        $     --        $   1.00
     Diluted                                                     $  1.36        $     --        $   0.98


See accompanying notes to the unaudited pro forma combined financial statements.

                                      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                                     FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                                                          -------------------------------------------------------------------

                                                                                                                  NBT
                                                                NBT          LAKE ARIEL        PRO FORMA       LAKE ARIEL
                                                           BANCORP INC.     BANCORP, INC.     ADJUSTMENTS       COMBINED
                                                                                                               PRO FORMA

Consolidated Statements of Income:
(in thousands, except per share data)
Interest and fee income:
     Loans and loans held for sale                        $      57,660      $    14,592      $       --       $   72,252
     Securities - taxable                                        25,109            4,409              --           29,518
     Securities - tax-exempt                                      1,527            1,104              --            2,631
     Other                                                           91              170              --              261
                                                          -------------------------------------------------------------------
         Total interest and fee income                           84,387           20,275              --          104,662
                                                          -------------------------------------------------------------------
Interest expense:
     Deposits                                                    31,942            8,957              --           40,899
     Short-term borrowings                                        3,745               83              --            3,828
     Long-term debt                                                 678            1,143              --            1,821
                                                          -------------------------------------------------------------------
         Total interest expense                                  36,365           10,183              --           46,548
                                                          -------------------------------------------------------------------
      Net interest income                                        48,022           10,092              --           58,114
     Provision for loan losses                                    3,175              650              --            3,825
                                                          -------------------------------------------------------------------
     Net interest income after provision for loan losses         44,847            9,442              --           54,289
                                                          -------------------------------------------------------------------
 Noninterest income:
     Trust                                                        2,642               --              --            2,642
     Service charges on deposit accounts                          3,372            1,217              --            4,589
     Net securities gains                                         1,179               43              --            1,222
     Other                                                        1,669            1,446              --            3,115
                                                          -------------------------------------------------------------------
           Total noninterest income                               8,862            2,706              --           11,568
                                                          -------------------------------------------------------------------

Noninterest expense:
     Salaries and employee benefits                              17,817            3,684              --           21,501
     Office supplies and postage                                  1,796              483              --            2,279
     Occupancy                                                    2,391              909              --            3,300
     Equipment                                                    1,765              824              --            2,589
     Professional fees and outside services                       2,382              337              --            2,719
     Data processing and communications                           2,280              144              --            2,424
     Amortization of intangible assets                            1,580              108              --            1,688
     Other operating                                              4,411            1,508              --            5,919
                                                          -------------------------------------------------------------------
         Total noninterest expense                               34,422            7,997              --           42,419
                                                          -------------------------------------------------------------------
     Income before income taxes                                  19,287            4,151              --           23,438
     Income taxes                                                 7,108            1,120              --            8,228
                                                          -------------------------------------------------------------------
         Net income                                       $      12,179      $     3,031      $       --       $   15,210
                                                          ===================================================================

Weighted Average Shares Outstanding:
     Basic                                                       13,058            3,860              --           16,903
     Diluted                                                     13,140            3,870              --           16,995

Earnings per share:
     Basic                                                $        0.93      $      0.78      $       --       $     0.90
     Diluted                                              $        0.93      $      0.78      $       --       $     0.89


                                      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                                                           FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                                                          ----------------------------------------------
                                                                                                 NBT
                                                               PIONEER                        LAKE ARIEL
                                                               AMERICAN       PRO FORMA        PIONEER
                                                               HOLDING       ADJUSTMENTS    COMBINED PRO
                                                            COMPANY CORP.                       FORMA

Consolidated Statements of Income:
(in thousands, except per share data)
Interest and fee income:
     Loans and loans held for sale                              $ 18,345         $    --       $  90,597
     Securities - taxable                                          5,144              --          34,662
     Securities - tax-exempt                                         595              --           3,226
     Other                                                           274              --             535
                                                          ----------------------------------------------
         Total interest and fee income                            24,358              --         129,020
                                                          ----------------------------------------------
Interest expense:
     Deposits                                                     10,799              --          51,698
     Short-term borrowings                                            57              --           3,885
     Long-term debt                                                   18              --           1,839
                                                          ----------------------------------------------
         Total interest expense                                   10,874              --          57,422
                                                          ----------------------------------------------
      Net interest income                                         13,484              --          71,598
     Provision for loan losses                                       500              --           4,325
                                                          ----------------------------------------------
     Net interest income after provision for loan losses          12,984              --          67,273
                                                          ----------------------------------------------
 Noninterest income:
     Trust                                                            --              --           2,642
     Service charges on deposit accounts                           1,227              --           5,816
     Net securities gains                                             --              --           1,222
     Other                                                           785              --           3,900
                                                          ----------------------------------------------
           Total noninterest income                                2,012              --          13,580
                                                          ----------------------------------------------

Noninterest expense:
     Salaries and employee benefits                                5,061              --          26,562
     Office supplies and postage                                     536              --           2,815
     Occupancy                                                       857              --           4,157
     Equipment                                                       622              --           3,211
     Professional fees and outside services                          738              --           3,457
     Data processing and communications                              408              --           2,832
     Amortization of intangible assets                                39              --           1,727
     Other operating                                               1,488              --           7,407
                                                          ----------------------------------------------
         Total noninterest expense                                 9,749              --          52,168
                                                          ----------------------------------------------
     Income before income taxes                                    5,247              --          28,685
     Income taxes                                                  1,543              --           9,771
                                                          ----------------------------------------------
         Net income                                             $  3,704         $    --       $ 18,914
                                                          ==============================================

Weighted Average Shares Outstanding:
     Basic                                                         2,812              --          21,979
     Diluted                                                       2,932              --          22,287

Earnings per share:
     Basic                                                      $   1.32         $    --       $    0.86
     Diluted                                                    $   1.26         $    --       $    0.85

See accompanying notes to the unaudited pro forma combined financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

         (1) Pro forma earnings per common share (EPS) have been calculated based on the weighted average number of shares of NBT plus additional shares of NBT assumed to be issued in the merger in exchange for the weighted average outstanding shares of Lake Ariel for each applicable period based on the exchange ratio of .9961.

         (2) The pro forma entries to record the issuance of .9961 shares of NBT Common Stock in exchange for each share of Lake Ariel Common Stock and to record the adjustment of the stated value of Lake Ariel Common Stock from $.21 to $1.00 as of September 30, 1999 were determined as follows:


NBT Common Shares issued                                                                   13,015,789
Lake Ariel Common Shares issued
(4,859,771 common shares times exchange ratio of .9961)                                     4,840,818
                                                                                      ---------------

Combined pro forma total common shares issued                                              17,856,607
Stated value per common share                                                         $          1.00
                                                                                      ---------------

Combined pro forma total stated value                                                 $    17,856,607

Actual par value of common stock at September 30, 1999:
         NBT                                                         $  13,015,789
         Lake Ariel                                                      1,020,552    $    14,036,341
                                                                     -------------    ---------------

Entry to record increase in stated value:
Capital Surplus                                                      $   3,820,266
         Common Stock                                                                 $     3,820,266

Entry to record 5% stock dividend to NBT Bancorp Inc. shareholders of record at December 1, 1999 that NBT paid on December 15, 1999. To record issuance of
621,143 shares at a value of $18.70 per share.

Retained Earnings                                                    $  11,615,374
         Common Stock                                                                 $       621,143
         Surplus                                                                      $    10,994,231

Summary of pro forma entries above

Retained Earnings                                                    $  11,615,374
         Common Stock                                                                 $     4,441,409
         Surplus                                                                      $     7,173,965

For purposes of the above calculations, it is assumed that no dissenters' shares existed.


         (3) Authorized, issued and outstanding share information is as follows at September 30, 1999:

--------------------------------------- ---------------------- --------------------- -------------------------------
                                                     NBT                LAKE ARIEL          NBT/LAKE ARIEL PRO FORMA
--------------------------------------- ---------------------- --------------------- -------------------------------
Preferred
--------------------------------------- ---------------------- --------------------- -------------------------------
   Authorized                                       2,500,000             1,000,000                       2,500,000
--------------------------------------- ---------------------- --------------------- -------------------------------
   Issued and Outstanding                               -----                 -----                           -----
--------------------------------------- ---------------------- --------------------- -------------------------------
Common
--------------------------------------- ---------------------- --------------------- -------------------------------
   Stated Value                                         $1.00                  $.21                           $1.00
--------------------------------------- ---------------------- --------------------- -------------------------------
   Authorized                                      15,000,000            10,000,000                  15,000,000 (A)
--------------------------------------- ---------------------- --------------------- -------------------------------
   Issued                                          13,636,932             4,859,771                      18,477,750
--------------------------------------- ---------------------- --------------------- -------------------------------
   Outstanding                                     13,046,443             4,859,771                      17,887,261
--------------------------------------- ---------------------- --------------------- -------------------------------

         (A) In conjunction with the merger, NBT will amend its Certificate of Incorporation to provide for the authorization of an additional 15 million shares of common stock by increasing the authorized shares from 15 million to 30 million.

         (4) Pro forma entry to issue 1.805 shares of NBT Bancorp Inc. Common Stock in exchange for each share of Pioneer American Holding Company Corp Common Stock. The stated value of NBT Bancorp Inc. Common Stock to be issued is determined as follows:


NBT Bancorp  Inc.\Lake  Ariel Combined common shares issued                                            18,477,750
Pioneer American Holding Company Corp common shares issued, after retirement of treasury stock
         (2,864,307 common shares times conversion
         ratio of 1.805)                                                                                 5,170,074
                                                                                                 -----------------
Combined pro forma total common share issued                                                            23,647,824
Stated value per common share                                                                    $            1.00
                                                                                                 -----------------
Combined pro forma total stated value                                                            $      23,647,824

Actual stated value of common stock at September 30, 1999:

NBT Bancorp Inc.\Lake Ariel Combined                                            $   18,477,750
Pioneer American Holding Company Corp
          (after retirement of treasury shares)                                      2,864,307   $      21,342,057
                                                                                ---------------- ----------------
Required increase in stated value                                                                $       2,305,767
                                                                                                 =================

Entry to conform to stated value of common stock:
Surplus                                                                         $    2,305,767
     Common stock                                                                                $       2,305,767

Pro forma  entry to retire  treasury  stock held by Pioneer  (approximately
         71,060 shares having a par value of $1.00 per share)

Common Stock                                                                    $       71,060
Surplus                                                                         $    1,658,739
     Treasury Stock                                                                              $       1,729,799

Summary of pro forma entries above

Surplus                                                                         $    3,964,506
Common stock                                                                                     $       2,234,707
     Treasury Stock                                                                              $       1,729,799


         (5) The unaudited pro forma combined balance sheet at September 30, 1999, reflects anticipated merger and integration costs for both the Lake Ariel and Pioneer American mergers. Costs related to the Lake Ariel merger are estimated to be in the range of $6.7 million to $7.7 million ($4.7 million to $5.7 million after taxes) and costs related to the Pioneer American merger are estimated to be in the range of $4.6 million to $5.6 million ($3.3 million to $4.3 million after taxes). These estimates include primarily investment banking, legal, accounting, printing, employee and contract termination costs. Anticipated merger and integration cost estimates are not included in the unaudited pro forma combined statements of income for any of the periods presented.

The pro forma statements do not reflect potential expense reductions or revenue enhancements expected to be realized subsequent to consummation of the merger.

The entries to record the anticipated merger and integration costs on the unaudited pro forma combined balance sheet are:


LAKE ARIEL
Current Tax Receivable                                                          $    2,000,000
Retained Earnings                                                               $    5,200,000
       Other Liabilities                                                                         $       7,200,000

PIONEER AMERICAN
Current Tax Receivable                                                          $    1,300,000
Retained Earnings                                                               $    3,800,000
       Other Liabilities                                                                         $       5,100,000



CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   NBT and Lake Ariel have used and incorporated by reference "forward-looking statements" in this Joint Proxy Statement/Prospectus. Words such as "will permit," "will afford," "believes," "expects," "may," "should," "projected," "contemplates," or "anticipates" may constitute forward-looking statements. These statements are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to risks and uncertainties that could cause our actual results to differ materially. NBT and Lake Ariel have used these statements to describe our expectations and estimates in various sections of this Joint Proxy Statement/Prospectus, including:

   |X|   Summary -- Our Reasons for the Merger;

   |X|   Summary -- Selected Historical and Pro Forma Combined Financial Data;

   |X|   The Merger -- Background of the Merger;

   |X| The Merger -- Recommendation of the NBT Board and NBT's Reasons for the Merger;

   |X| The Merger -- Recommendation of the Lake Ariel Board and Lake Ariel's Reasons for the Merger;

   |X|   The Merger -- Opinion of NBT's Financial Advisor;

   |X|   The Merger -- Opinion of Lake Ariel's Financial Advisor; and

   |X|   Unaudited Pro Forma Combined Financial Statements.

   Factors that might cause such differences include, but are not limited to: the timing of closing the proposed merger being delayed; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally in areas in which NBT and Lake Ariel conduct their operations, being less favorable than expected; the cost and effort required to integrate aspects of the operations of the companies being more difficult than expected; expected cost savings from the proposed merger not being fully realized or realized within the expected time frame; legislation or regulatory changes which adversely affect the ability of the combined company to conduct its current and future operations; and the impact of the transition to the year 2000 on the operations of NBT, Lake Ariel, or the combined company. NBT and Lake Ariel disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included in this Joint Proxy Statement/Prospectus to reflect future events or developments. NBT's actual results could differ materially from those set forth in the forward-looking statements because of many reasons, including the risk factors listed above. This list may not be exhaustive.

                                NBT BANCORP INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints James I. Dunne and Matthew T. Cooney Jr., and either of them, with full power of substitution, proxies to represent the undersigned at the Special Meeting of Stockholders of NBT Bancorp Inc. ("NBT") to be held at the Howard Johnson, 75 North Broad Street, Norwich, New York on February 17, 2000 at 2:00 p.m. local time, or at any adjournment or postponement thereof (the "Meeting"), with all power which the undersigned would possess if personally present, and to vote all shares of NBT's common stock which the undersigned may be entitled to vote at said meeting upon the following proposals described in the accompanying Joint Proxy Statement/Prospectus, in accordance with the following instructions and, at their discretion, upon any other matters that may properly come before the Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE FOLLOWING PROPOSALS.

1.To approve  the  amendment  to  Article   FOURTH  of  NBT's   Certificate   of
     Incorporation to change NBT's authorized common stock and preferred stock from no par value, stated value $1.00 per share to a par value of $.01 per share.

    [_] FOR           [_] AGAINST           [_] ABSTAIN

2.To approve  the  amendment  to  Article   FOURTH  of  NBT's   Certificate   of
     Incorporation to increase the number of authorized shares of common stock from 15 million to 30 million.

    [_] FOR           [_] AGAINST           [_] ABSTAIN

3.To approve a proposal to ratify a change to Article III, Section 2 of NBT's bylaws, relating to the number, classification and qualification of directors, previously approved by the NBT Board.

     [_] FOR               [_] AGAINST                [_] ABSTAIN

4.To approve the Agreement and Plan of Merger, dated as of August 16, 1999, and amended as of December 13, 1999 and further amended as of December 27, 1999, by and between NBT and Lake Ariel Bancorp, Inc., which, if completed, would result in (a) the merger of Lake Ariel into NBT and (b) the issuance of between 0.8731 and 0.9961 of a share of NBT common stock in exchange for each share of Lake Ariel common stock, and all of the matters contemplated by the merger agreement.

    [_] FOR           [_] AGAINST           [_] ABSTAIN

5.The proxies are authorized to vote in their discretion upon such other business that may properly come before the Meeting.

X  Please mark your votes as in this example.

 (Continued and to be signed on reverse side)   SEE REVERSE SIDE

(Continued from other side)

     [_] Check here for address change and note change below

     [_] Check here if you plan to attend the Meeting

New address: _______________________________________________________

  Date:  _________________                    Signature(s)


                                                      __________________________

                                                      __________________________

                                                      __________________________


                                                      Please  sign here  exactly
                                                      as  name(s)  appear(s)  on
                                                      the left.  When signing as
                                                      attorney,        executor,
                                                      administrator,    trustee,
                                                      guardian,  or in any other
                                                      fiduciary  capacity,  give
                                                      full  title.  If more than
                                                      one    person    acts   as
                                                      trustee,  all should sign.
                                                      All  joint   owners   must
                                                      sign.

                            LAKE ARIEL BANCORP, INC.

                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

         The undersigned hereby appoints Kerry Nix and Harry T. Coleman, either of them, with full power of substitution, proxies, to vote all of the stock of Lake Ariel Bancorp, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders of Lake Ariel to be held at Holiday Inn-Scranton East, 200 Tigue Street, Dunmore, Pennsylvania on February 17, 2000 at 10:00 a.m. local time and at any adjournment or postponement thereof. THIS PROXY, WHEN
PROPERLY EXECUTED, WILL BE VOTED, AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE FOLLOWING PROPOSAL.


1. To approve the Agreement and Plan of Merger, dated as of August 16, 1999, and amended as of December 13, 1999 and further amended as of December 27, 1999, by and between Lake Ariel and NBT Bancorp Inc. ("NBT") which would result in the merger of Lake Ariel into NBT and the issuance of between
     0.8731 and 0.9961 of a share of NBT common stock in exchange for each share of Lake Ariel's common stock, and all of the matters contemplated by the merger agreement.

              [_] FOR                   [_] AGAINST                  [_] ABSTAIN

2. The proxies are authorized to vote in their discretion upon such other business that may properly come before the Lake Ariel special meeting.



 Date:  _________________                    Signature(s)


                                                      __________________________

                                                      __________________________

                                                      __________________________


                                                      Please  sign here  exactly
                                                      as  name(s)  appear(s)  on
                                                      the left.  When signing as
                                                      attorney,        executor,
                                                      administrator,    trustee,
                                                      guardian,  or in any other
                                                      fiduciary  capacity,  give
                                                      full  title.  If more than
                                                      one    person    acts   as
                                                      trustee,  all should sign.
                                                      All  joint   owners   must
                                                      sign.

I plan to attend the Special Meeting:

Please mark (on reverse side), sign and date, and mail in the enclosed postage paid envelope.

                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                NBT BANCORP INC.

                                       AND

                            LAKE ARIEL BANCORP, INC.









       August 16, 1999, as amended December 13, 1999 and December 27, 1999

                                                  TABLE OF CONTENTS

                                                                                                               PAGE

1.       Combination..............................................................................................1

         1.1      Merger of NBTB and LABN.........................................................................1
         1.2      Effect of the Merger............................................................................1
         1.3      Consideration for Merger........................................................................3
         1.4      No Fractional Shares............................................................................4
         1.5      Dividends; Interest.............................................................................4
         1.6      Designation of Exchange Agent...................................................................4
         1.7      Notice of Exchange..............................................................................5
         1.8      Acts to Carry Out This Merger Plan..............................................................5
         1.9      Treatment of Stock Options......................................................................5
         1.10     Stock Option Agreement..........................................................................6
         1.11     Executive Officers and Directors of LABN........................................................6
         1.12     Employee Benefits...............................................................................7

2.       Effective Time...........................................................................................7

         2.1      LABN Shareholder Approval.......................................................................8
         2.2      NBTB Shareholder Approval.......................................................................8
         2.3      Federal Reserve Approval........................................................................8
         2.4      Pennsylvania Department of Banking Approval.....................................................8
         2.5      Other Regulatory Approvals......................................................................8
         2.6      Expiration of Stays.............................................................................8
         2.7      Mutual Agreement................................................................................8

3.       Conditions Precedent to Performance of Obligations of the Parties........................................8

         3.1      Regulatory Approvals............................................................................8
         3.2      Registration Statement..........................................................................8
         3.3      Approval by Shareholders of LABN................................................................9
         3.4      Approval by Shareholders of NBTB................................................................9
         3.5      Federal Income Taxation.........................................................................9
         3.6      Adverse Legislation.............................................................................9
         3.7      Absence of Litigation...........................................................................9

4.       Conditions Precedent to Performance of the Obligations of NBTB ..........................................9

         4.1      Representations and Warranties; Performance of Obligations......................................9
         4.2      Opinion of LABN Counsel.........................................................................9
         4.3      Opinion of LABN Litigation Counsel.............................................................10
         4.4      No Adverse Developments........................................................................10
         4.5      Consolidated Net Worth.........................................................................10
         4.6      Loan Loss Reserve..............................................................................10
         4.7      CRA Rating.....................................................................................10
         4.8      Employment Agreement...........................................................................10
         4.9      Releases.......................................................................................10
         4.10     Accounting Treatment...........................................................................10
         4.11     Affiliates' Agreements.........................................................................10


                                      A-i

5.       Conditions Precedent to Performance of Obligations of LABN..............................................11

         5.1      Representations and Warranties; Performance of Obligations.....................................11
         5.2      Opinion of NBTB Counsel........................................................................11
         5.3      No Adverse Developments........................................................................11
         5.4      Status of NBTB Common Stock....................................................................11
         5.5      Change-in-Control Agreements...................................................................11

6.       Representations and Warranties of LABN..................................................................11

         6.1      Organization, Powers, and Qualification........................................................11
         6.2      Execution and Performance of Agreement.........................................................12
         6.3      Absence of Violations..........................................................................12
         6.4      Compliance with Agreements.....................................................................12
         6.5      Binding Obligations............................................................................12
         6.6      Absence of Default; Due Authorization..........................................................13
         6.7      Compliance with BHC Act; Certain Banking Regulatory Matters....................................13
         6.8      Subsidiaries...................................................................................14
         6.9      Capital Structure..............................................................................15
         6.10     Articles of Incorporation, Bylaws, and Minute Books............................................16
         6.11     Books and Records..............................................................................16
         6.12     Regulatory Approvals and Filings, Contracts, Commitments, etc..................................16
         6.13     Financial Statements...........................................................................17
         6.14     Call Reports; Bank Holding Company Reports.....................................................17
         6.15     Absence of Undisclosed Liabilities.............................................................18
         6.16     Absence of Certain Developments................................................................18
         6.17     Reserve for Possible Credit Losses.............................................................18
         6.18     Tax Matters....................................................................................19
         6.19     Consolidated Net Worth.........................................................................20
         6.20     Examinations...................................................................................20
         6.21     Reports........................................................................................20
         6.22     FIRA Compliance and Other Transactions with Affiliates.........................................20
         6.23     SEC Registered Securities......................................................................20
         6.24     Legal Proceedings..............................................................................20
         6.25     Absence of Governmental Proceedings............................................................20
         6.26     Federal Deposit Insurance......................................................................21
         6.27     Other Insurance................................................................................21
         6.28     Labor Matters..................................................................................21
         6.29     Employee Benefit Plans.........................................................................21
         6.30     Compensation...................................................................................22
         6.31     Fiduciary Activities...........................................................................22
         6.32     Environmental Liability........................................................................23
         6.33     Intangible Property............................................................................23
         6.34     Real and Personal Property.....................................................................24
         6.35     Loans, Leases, and Discounts...................................................................24


                                      A-ii

         6.36     Material Contracts.............................................................................24
         6.37     Employment and Severance Arrangements..........................................................24
         6.38     Material Contract Defaults.....................................................................25
         6.39     Capital Expenditures...........................................................................25
         6.40     Repurchase Agreements..........................................................................25
         6.41     Internal Controls; Year 2000 Problem...........................................................25
         6.42     Dividends......................................................................................25
         6.43     Brokers and Advisers...........................................................................25
         6.44     Interest Rate Risk Management Instruments......................................................25
         6.45     Accounting Treatment...........................................................................26
         6.46     COBRA Matters..................................................................................26
         6.47     Disclosure.....................................................................................26
         6.48     Regulatory and Other Approvals.................................................................26

7.       Covenants of LABN.......................................................................................26

         7.1      Rights of Access...............................................................................26
         7.2      Monthly and Quarterly Financial Statements; Minutes of Meetings
                           and Other Materials...................................................................27
         7.3      Extraordinary Transactions.....................................................................27
         7.4      Preservation of Business.......................................................................28
         7.5      Comfort Letter.................................................................................28
         7.6      Affiliates' Agreements.........................................................................28
         7.7      Pooling Treatment..............................................................................29
         7.8      Shareholders' Meeting..........................................................................29
         7.9      Dividend Coordination..........................................................................29
         7.10     Inconsistent Activities........................................................................29
         7.11     COBRA Obligations..............................................................................30
         7.12     Updated Schedules..............................................................................30
         7.13     Subsequent Events..............................................................................30

8.       Representations and Warranties of NBTB..................................................................30

         8.1      Organization, Powers, and Qualification........................................................30
         8.2      Execution and Performance of Agreement.........................................................30
         8.3      Binding Obligations; Due Authorization.........................................................31
         8.4      Absence of Default.............................................................................31
         8.5      Capital Structure..............................................................................31
         8.6      Books and Records..............................................................................31
         8.7      Financial Statements...........................................................................32
         8.8      Nasdaq Reporting...............................................................................32
         8.9      Absence of Certain Developments................................................................32
         8.10     Brokers and Advisers...........................................................................32
         8.11     Disclosure.....................................................................................32
         8.12     Regulatory and Other Approvals.................................................................32


                                      A-iii

9.       Covenants of NBTB.......................................................................................33

         9.1      Rights of Access...............................................................................33
         9.2      Securities Reports.............................................................................33
         9.3      Shareholders' Meeting..........................................................................33
         9.4      Nasdaq Approval................................................................................33
         9.5      Options........................................................................................33
         9.6      Indemnification of Directors and Officers......................................................33
         9.7      Subsequent Events..............................................................................34
         9.8      Registration of Shares Subject to Option.......................................................34

10.      Closing.................................................................................................34

         10.1     Place and Time of Closing......................................................................34
         10.2     Events to Take Place at Closing................................................................34

11.      Termination, Damages for Breach, Waiver, and Amendment..................................................34

         11.1     Termination by Reason of Lapse of Time.........................................................34
         11.2     Grounds for Termination........................................................................34
         11.3     Effect of Termination..........................................................................37
         11.4     Waiver of Terms or Conditions..................................................................37
         11.5     Amendment......................................................................................37

12.      General Provisions......................................................................................38

         12.1     Allocation of Costs and Expenses...............................................................38
         12.2     Mutual Cooperation.............................................................................38
         12.3     Form of Public Disclosures.....................................................................38
         12.4     Confidentiality................................................................................38
         12.5     Claims of Brokers..............................................................................38
         12.6     Information for Applications and Registration Statement........................................39
         12.7     Standard of Materiality and of Material Adverse Effect.........................................39
         12.8     Adjustments for Certain Events.................................................................40
         12.9     Counterparts...................................................................................40
         12.10    Entire Agreement...............................................................................40
         12.11    Survival of Representations, Warranties, and Covenants.........................................40
         12.12    Section Headings...............................................................................40
         12.13    Notices........................................................................................41
         12.14    Choice of Law and Venue........................................................................41
         12.15    Knowledge of a Party...........................................................................42
         12.16    Binding Agreement..............................................................................42

                          AGREEMENT AND PLAN OF MERGER
                                   AS AMENDED

         THIS AGREEMENT AND PLAN OF MERGER made as of the sixteenth day of August, 1999, as amended as of the thirteenth day of December, 1999, and further amended as of the twenty-seventh day of December, 1999, among NBT BANCORP INC. ("NBTB"), a Delaware corporation having its principal office in Norwich, New York and LAKE ARIEL BANCORP, INC. ("LABN"), a Pennsylvania corporation having its principal office in Lake Ariel, Pennsylvania


                          W I T N E S S E T H  T H A T:

         WHEREAS, NBTB and LABN are bank holding companies which desire to affiliate with each other through the merger of LABN with and into NBTB, with NBTB to be the surviving corporation (the "Merger");

         WHEREAS, the Board of Directors of LABN has determined that it would be in the best interests of LABN, its shareholders, its customers, and the areas served by LABN to become affiliated with NBTB through the Merger;

         WHEREAS, subject to the terms and conditions hereof, the respective Boards of Directors of NBTB and LABN have agreed to cause the Merger pursuant to the provisions of section 251 et seq. of the Delaware General Corporation Law (the "GCL") and section 1921 et seq. of the Pennsylvania Business Corporation Law (the "BCL");

         WHEREAS, the parties intend that the Merger qualify as a tax-free reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method; and

         WHEREAS,   the  parties   desire  to  make   certain   representations,
warranties, and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

         NOW, THEREFORE, in consideration of these premises and the mutual agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:


1.       COMBINATION.

          1.1. MERGER OF NBTB AND LABN. Subject to the provisions of this Agreement, on the date and at the time to be specified in the Certificate of Merger to be filed on the date of the Closing with the Secretary of State of the State of Delaware pursuant to the GCL and in the Articles of Merger to be filed on the date of the Closing with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the BCL (the "Effective Time"), LABN will be merged with and into NBTB.

         1.2.  EFFECT OF THE MERGER.  At the Effective Time:

                  (a) LABN and NBTB (the "Constituent Corporations") shall be a single corporation, which shall be NBTB. NBTB is hereby designated as the surviving corporation in the Merger and is hereinafter sometimes called the "Surviving Corporation."

                  (b) The separate existence of LABN shall cease.

                  (c) The Surviving Corporation shall have all the rights, privileges, immunities, and powers and shall assume and be subject to all the duties and liabilities of a corporation organized under the GCL.

                  (d) The Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions for shares and all other choses in action, and all and every other interest of and belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further action, act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.

                  (e) The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be proceeded against or substituted in its place. The Surviving Corporation expressly assumes and agrees to perform all of LABN's liabilities and obligations. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

                  (f)  Any  taxes,   penalties,   and  public  accounts  of  the
Commonwealth of Pennsylvania, claimed against either of the Constituent Corporations but not settled, assessed, or determined prior to the Merger shall be settled, assessed, or determined against the Surviving Corporation and, together with interest thereon, shall be a lien against the franchises and property, both real and personal, of the Surviving Corporation.


                  (g)      CERTIFICATE OF INCORPORATION.

                           (i)......In  the event that,  prior to the  Effective
         Time, NBTB's stockholders approve a proposed amendment to NBTB's Certificate of Incorporation to increase the number of authorized shares of NBTB common stock from fifteen million to thirty million (the "Share Increase Amendment"), and the NBTB Board of Directors causes NBTB to file with the Delaware Secretary of State an appropriate Certificate of Amendment reflecting such approval, NBTB's Certificate of Incorporation as it exists immediately prior to the Effective Time shall not be further amended in the Merger and shall be the Certificate of Incorporation of the Surviving Corporation, until later amended pursuant to Delaware law.

                           (ii).....in  the event that,  prior to the  Effective
         Time, (A) NBTB's stockholders approve a proposed amendment to NBTB's Certificate of Incorporation authorizing a change in NBTB's authorized stock from no par value shares to shares having a par value of $.01 per share (the "Par Value Amendment"), and the NBTB Board of Directors causes NBTB to file with the Delaware Secretary of State an appropriate Certificate of Amendment reflecting such approval, but (B) NBTB's stockholders do not approve the Share Increase Amendment, or NBTB's Board of Directors does not cause NBTB to file with the Delaware Secretary of State an appropriate Certificate of Amendment reflecting approval of the Share Increase Amendment, the Certificate of Incorporation of NBTB as it exists immediately prior to the Effective Time shall be amended in the Merger by amending Article FOURTH thereof to read as follows:

                           "FOURTH: The total number of shares of all classes of
                  stock which the Corporation shall have the authority to issue is Twenty-Two Million Five Hundred Thousand (22,500,000) shares, consisting of Twenty Million (20,000,000) shares of Common Stock having a par value of $.01 per share and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock having a par value of $.01 per share."

                           (iii)....in  the event that,  prior to the  Effective
         Time, (A) NBTB's stockholders do not approve either the Par Value Amendment or the Share Increase Amendment, or (B) NBTB's stockholders do not approve the Par Value Amendment and NBTB's Board of Directors does not cause NBTB to file with the Delaware Secretary of State an appropriate Certificate of Amendment reflecting approval of the Share Increase Amendment, or (C) NBTB's stockholders do not approve the Share Increase Amendment and NBTB's Board of Directors does not cause NBTB to file with the Delaware Secretary of State an appropriate Certificate of

         Amendment reflecting approval of the Par Value Amendment, or (D) NBTB's Board of Directors does not cause NBTB to file with the Delaware
         Secretary of State either an appropriate Certificate of Amendment reflecting approval of the Share Increase Amendment or an appropriate Certificate of Amendment reflecting approval of the Par Value Amendment, the Certificate of Incorporation of NBTB as it exists immediately prior to the Effective Time shall be amended in the Merger by amending Article FOURTH thereof to read as follows:

                           "FOURTH: The total number of shares of all classes of
                  stock which the Corporation shall have authority to issue is Twenty-Two Million Five Hundred Thousand (22,500,000) shares, consisting of Twenty Million (20,000,000) shares of Common Stock having no par value, stated value $1.00 per share, and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock having no par value, stated value $1.00 per share."

         As so amended, the Certificate of Incorporation of NBTB shall be the Certificate of Incorporation of the Surviving Corporation, until later amended pursuant to Delaware law.

                  (h) The By-Laws of NBTB as they exist immediately prior to the Effective Time shall be the By-Laws of NBTB until later amended pursuant to Delaware law.

                  (i) The authorized shares of capital stock of NBTB as of the Effective Time (after giving effect to the Merger) shall be as set forth or referred to in Section 1.2(g) hereof. The term "NBTB Common Stock" shall mean the common stock of NBTB, no par value, $1.00 stated value, or the common stock of NBTB as amended prior to or at the Effective Time, as the context may require.

                  (j) Subject to the terms, conditions, and limitations set forth herein, at the Effective Time and until surrendered for exchange and payment, each outstanding stock certificate which, prior to the Effective Time, represented shares of the common stock, $0.21 par value, of LABN (the "LABN Common Stock"), other than any shares of LABN Common Stock held by NBTB (other than in a fiduciary, representative, or custodial capacity), which shall be canceled without any payment therefor, except for any dividends declared prior to the Effective Time but not yet paid as of the Effective Time, shall, by virtue of this Agreement and without any action on the part of the holder or holders thereof, cease to represent an issued and existing share and shall be converted into a right to receive from NBTB, and shall for all purposes represent the right to receive, upon surrender of the certificate formerly representing such shares, a certificate representing the number of shares of NBTB Common Stock specified in section 1.3 of this Agreement; provided that, with respect to any matters relating to stock certificates representing LABN Common Stock, NBTB may rely conclusively upon the record of stockholders maintained by LABN containing the names and addresses of the holders of record of LABN's Common Stock at the Effective Time.

         1.3. CONSIDERATION FOR MERGER. Subject to the terms, conditions, and limitations set forth herein, as a result of the Merger, each share of LABN Common Stock other than shares of LABN Common Stock held by NBTB (other than in a fiduciary, representative, or custodial capacity) shall be converted into the right to receive, in exchange for each share of LABN Common Stock held of record as of the Effective Time, that number of shares (the "Exchange Ratio") of NBTB Common Stock calculated (subject to the next sentence and to the procedures specified in section 11.2(d)(ii) of this Agreement) by dividing $18.50 by the average of the closing bid price and the closing asked price per share for NBTB Common Stock as reported on the Nasdaq National Market (or, in the absence thereof, as reported by or determined by reference to such other source upon which NBTB and LABN shall agree) for each of the twenty consecutive trading days ending on and including the eighth trading day before the Effective Time (the "Average Closing Price"). Notwithstanding the foregoing, however, (a) if the ratio computed in accordance with the preceding sentence is less than 0.8315, then the Exchange Ratio shall be 0.8315; and (b) if the ratio computed in accordance with the preceding sentence is more than 0.9487, then the Exchange Ratio shall be 0.9487.

         1.4. NO FRACTIONAL SHARES. NBTB will not issue fractional shares of its stock. In lieu of fractional shares of NBTB Common Stock, if any, each shareholder and, if applicable, each optionholder of LABN who is entitled to a fractional share of NBTB Common Stock shall receive an amount of cash equal to the product of such fraction times the Average Closing Price. Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon.

         1.5. DIVIDENDS; INTEREST. No shareholder of LABN will be entitled to receive dividends on his, her or its NBTB Common Stock until he, she or it exchanges his, her or its certificates representing LABN Common Stock for NBTB Common Stock. Any dividends declared on NBTB Common Stock to holders of record on or after the Effective Time shall, with respect to stock to be delivered pursuant to this Agreement to shareholders of LABN who have not exchanged their certificates representing LABN Common Stock for NBTB Common Stock, be paid to the Exchange Agent (as designated in section 1.6 of this Agreement) and, upon receipt from a former shareholder of LABN of certificates representing shares of LABN Common Stock, the Exchange Agent shall forward to such former shareholder of LABN (i) certificates representing his, her or its shares of NBTB Common Stock, (ii) dividends declared thereon subsequent to the Effective Time (without interest) and (iii) the cash value of any fractional shares determined in accordance with section 1.4 hereof.


         1.6.  DESIGNATION OF EXCHANGE AGENT.

                  (a) The parties to this Agreement hereby designate American Stock Transfer and Trust Company, New York, New York ("AST") as Exchange Agent to effect the exchanges contemplated hereby.

                  (b) NBTB will, promptly after the Effective Time, issue and deliver to AST the share certificates representing shares of NBTB Common Stock (each a "New Certificate") and the cash to be paid to holders of LABN Common Stock in accordance with this Agreement.

                  (c) If any New Certificate is to be issued in a name other than that in which the certificate formerly representing LABN Common Stock (an "Old Certificate") and surrendered for exchange was issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall pay to AST any transfer or other taxes required by reason of the issuance of the New Certificate in any name other than that of the registered holder of the Old Certificate surrendered, or establish to the satisfaction of AST that such tax has been paid or is not payable.

                  (d) In the event that any Old Certificates have not been surrendered for exchange in accordance with this Agreement on or before the second anniversary of the Effective Time, NBTB may at any time thereafter, with or without notice to the holders of record of such Old Certificates, sell for the accounts of any or all of such holders any or all of the shares of NBTB Common Stock which such holders are entitled to receive under Section 1.3 hereof (the "Unclaimed Shares"). Any such sale may be made by public or private sale or sale at any broker's board or on any securities exchange in such manner and at such times as NBTB shall determine. If, in the opinion of counsel for NBTB, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the "Securities Act") and applicable state laws. NBTB shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold, to be paid to them upon surrender of the Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by NBTB for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by NBTB.

                  (e) If any Old Certificates are not surrendered prior to the date on which such certificates would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of NBTB (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither NBTB nor its agents or any other person shall be liable to any former holder of LABN Common Stock for any property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         1.7. NOTICE OF EXCHANGE. Promptly after the Effective Time, AST shall mail to each holder of one or more certificates formerly representing LABN Common Stock a notice specifying the Effective Time and notifying such holder to surrender his, her or its certificate or certificates to AST for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of LABN.

         1.8.  ACTS TO CARRY OUT THIS MERGER PLAN.

                  (a) LABN and its proper officers and directors shall do all such acts and things as may be necessary or proper to vest, perfect, or confirm in NBTB title to such property or rights as are specified in sections 1.2(c) and 1.2(d) of this Agreement and otherwise to carry out the purposes of this Agreement.

                  (b) If, at any time after the Effective Time, NBTB shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in NBTB its right, title, or interest in or under any of the rights, properties, or assets of LABN acquired or to be acquired by NBTB as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, LABN and its proper officers and directors shall be deemed to have granted to NBTB an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in NBTB and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of NBTB are fully authorized in the name of LABN or otherwise to take any and all such action.

         1.9.  TREATMENT OF STOCK OPTIONS.

                  (a) If, on or prior to the Determination Date (as defined in section 11.2(d)(iii)(A) of this Agreement), NBTB and LABN shall have received from each person listed on Schedule 6.9 hereof and each other person who holds an unexercised stock option to purchase LABN Common Stock, whether vested or unvested, an executed letter in form and substance reasonably acceptable to NBTB and LABN, stating that:


                           (i).....he or she has (A) received and read the Joint
Proxy Statement/Prospectus relating to the Merger and understands the contents of the Joint Proxy Statement/ Prospectus as it relates to the Merger, (B) discussed with legal counsel of his or her choice the effect of delivering the subject letter, and (C) discussed with his or her tax advisor the tax effect of receiving shares of NBTB common stock in exchange for the stock options to purchase LABN Common Stock held by him or her and not exercised prior to the Effective Time (each, a "Converted Option"), including that such exchange (I) will result in ordinary taxable income to him or her to the extent of the full amount of the fair market value of the shares of NBTB Common Stock received by him or her in exchange for his or her Converted Options and (II) will give rise to withholding obligations with respect to the income and employment taxes on such ordinary income which must be met by him or her through the remittance of cash to NBTB on or about the Effective Time to satisfy such withholding tax obligations; and

                           (ii).....he or she elects to receive shares of NBTB
common stock in exchange for, and in full satisfaction, discharge, and settlement for, his or her Converted Options, then at the Effective Time, each Converted Option, whether vested or unvested, shall automatically be converted into that number of shares of NBTB Common Stock equal to the quotient obtained by dividing (A) the value of the Converted Option at the Effective Time (determined by subtracting the aggregate exercise price under such Converted Option at the Effective Time from the product of (I) the number of shares of LABN Common Stock subject to such Converted Option at the Effective Time, (II) the Exchange Ratio, and (III) the Average Closing Price) by
(B) the Average Closing Price.

                  (b) If by the Determination Date NBTB and LABN shall not have received from each person listed on Schedule 6.9 hereof and each other person who holds an unexercised stock option to purchase LABN Common Stock, whether vested or unvested, an executed letter as contemplated by subsection (a) of this section 1.9, then

                           (i).....at the Effective Time, each Converted Option,
whether vested or unvested, shall automatically be converted into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under the terms of such Converted Option and any option plan under which such Converted Option was issued (or as near thereto as is practicable), a number of shares of NBTB Common Stock equal to (rounded down to the nearest whole number of shares) (a) the number of shares of LABN Common Stock subject to such Converted Option as of the Effective Time multiplied by (b) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price under such Converted Option for all of the shares of LABN Common Stock subject to such Converted Option at the Effective Time divided by (y) the number of shares of NBTB Common Stock subject to such Replacement Option;

                           (ii)....notwithstanding the foregoing subsection (i),
each Converted Option which is intended to be an "incentive stock option" (as defined in section 422 of the Code) shall be adjusted in accordance with the requirements of section 424 of the Code;

                           (iii)....at or prior to the Effective Time, LABN
shall take all action, if any, necessary with respect to any Converted Options or stock plans under which Converted Options have been issued to permit the replacement of the Converted Options with Replacement Options as contemplated by this section 1.9; and

                           (iv).....at  the  Effective  Time,  NBTB shall assume
such stock plans; provided, that such assumption shall only be in respect of the Replacement Options and that NBTB shall have no obligation with respect to any awards under such plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed plans.

         1.10. STOCK OPTION AGREEMENT. Simultaneously herewith, NBTB and LABN shall execute and deliver the Stock Option Agreement in the form attached hereto as Exhibit I. The option that is the subject of the Stock Option Agreement will terminate as of, and will not be exercisable following, the Effective Time.

         1.11.  EXECUTIVE OFFICERS AND DIRECTORS OF LABN.

                  (a) At the Effective Time, in consideration for and against delivery of a full and unconditional release granted in favor of NBTB, LABN, and LA Bank, National Association ("LA Bank") by John G. Martines ("Martines") from any and all claims, actions, or liabilities which Martines may have, may have had, or could have against NBTB, LABN, or LA Bank (except entitlements granted to Martines by this Agreement, the employment agreement described in section 4.8 hereof (the "Martines Employment Agreement"), the LA Bank, N.A. Salary
Continuation Agreement dated March 11, 1997 between LA Bank and Martines, the Supplementary Retirement Benefit Agreement dated January 6, 1995 between LA Bank and Martines, and the Salary Continuation Agreement dated May 5, 1989 between LA Bank and Martines), and subject in every case to section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1828(k)), NBTB will tender to Martines the Martines Employment Agreement and the change-in-control agreement described in section 5.5 hereof.

                  (b) At the Effective Time, in consideration for and against delivery of a full and unconditional release granted in favor of NBTB, LABN, and LA Bank, National Association ("LA Bank") by Louis M. Martarano ("Martarano") from any and all claims, actions, or liabilities which Martarano may have, may have had, or could have against NBTB, LABN, or LA Bank (except entitlements granted to Martarano by this Agreement or the LA Bank, N.A. Salary Continuation Agreement dated March 11, 1997 between LA Bank and Martarano), and subject in every case to section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1828(k)), NBTB will tender to Martarano the change-in-control agreement described in section 5.5 hereof.

                  (c) At the Effective Time, in consideration for and against delivery of a full and unconditional release granted in favor of NBTB, LABN, and LA Bank, National Association ("LA Bank") by Joseph J. Earyes ("Earyes") from any and all claims, actions, or liabilities which Earyes may have, may have had, or could have against NBTB, LABN, or LA Bank (except entitlements granted to Earyes by this Agreement or the LA Bank, N.A. Salary Continuation Agreement dated March 11, 1997 between LA Bank and Earyes), and subject in every case to section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1828(k)), NBTB will tender to Earyes the change-in-control agreement described in section 5.5 hereof.

                  (d) Subject to the fiduciary duties of its directors to NBTB, as promptly as practicable after the Effective Time NBTB will use its best efforts to cause William C. Gumble ("Gumble"), Bruce D. Howe ("Howe"), and Martines to be elected or appointed as directors of NBTB, with Gumble to serve as a director of the class whose term expires in 2001, Martines to serve as a director of the class whose term expires in 2000, and Howe to serve as a director of the class whose term expires in 2002.

                  (e) At its next annual meeting of stockholders, NBTB will propose to its stockholders that Martines be reelected to the board of directors of NBTB as a member of the class whose term shall expire in 2003.

         1.12.  EMPLOYEE BENEFITS.

                  (a) If any employee of LABN or of LA Bank becomes a participant in any employment benefit plan, practice, or policy of NBTB or NBT Bank, National Association ("NBT Bank"), such employee shall be given credit under such plan, practice, or policy for all service prior to the Effective Time with LABN or LA Bank for purposes of eligibility and vesting, but not for benefit accrual purposes, for which such service is taken into account or recognized, and, if necessary, NBTB shall cause any and all pre-existing condition limitations and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents (except to the extent such pre-existing condition limitations are no more onerous than similar limitations, or such waiting periods do not extend any waiting period, applicable to such employee under the plans of LABN or LA Bank), provided that there be no duplication of such benefits as are provided under any employee benefit plans, practices, or policies of LABN or LA Bank that continue in effect following the Effective Time.

                  (b) Each employee of LABN or LA Bank (except Martines, Martarano, and Earyes) who becomes an employee of NBTB or any of its subsidiaries or who, following the Effective Time, remains an employee of LA Bank and is terminated by NBTB or any of its subsidiaries (including LA Bank) subsequent to the Effective Time shall be entitled to severance pay, if any, in accordance with the general severance policy of NBTB. Such employee's service with LABN or LA Bank shall be treated as service with NBTB for purposes of determining the amount of severance pay, if any, under the severance policy of NBTB.


2.       EFFECTIVE TIME.

         The Effective Time shall be the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware pursuant to section 252 of the GCL to effectuate the Merger, the date of which shall be the latest of:

         2.1. LABN SHAREHOLDER APPROVAL. The day upon which the shareholders of LABN approve, ratify, and confirm the Merger by the affirmative vote of the holders of at least 66_ percent of the outstanding shares of LABN Common Stock;

         2.2. NBTB SHAREHOLDER APPROVAL. The day upon which the shareholders of NBTB approve this Agreement;

         2.3. FEDERAL RESERVE APPROVAL. The first to occur of (a) the date thirty days following the date of the order of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York acting pursuant to authority delegated to it by the Board of Governors of the Federal Reserve System (collectively, the "Board of Governors") approving the Merger, or (b) if, pursuant to section 321(a) of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), the Board of Governors shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; or

         2.4. PENNSYLVANIA DEPARTMENT OF BANKING APPROVAL. The date ten days following the date of the order of the Department of Banking of the Commonwealth of Pennsylvania (the "Department") approving the transactions contemplated by this Agreement;

         2.5. OTHER REGULATORY APPROVALS. The date upon which any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by this Agreement is obtained or any waiting period mandated by such order, approval, or consent has run;

         2.6. EXPIRATION OF STAYS. Ten days after any stay of the approvals of any of the Board of Governors or the Department of the transactions contemplated by this Agreement or any injunction against closing of said transactions is lifted, discharged, or dismissed; or

         2.7. MUTUAL AGREEMENT. Such other date as shall be mutually agreed to by NBTB and LABN.

3.       CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF THE PARTIES.

         The obligations of NBTB and LABN to consummate the Merger shall be subject to the conditions that on or before the Effective Time:

         3.1. REGULATORY APPROVALS. Orders, consents, and approvals required to consummate the Merger shall have been entered by the requisite governmental authorities, and all statutory waiting periods in respect thereof shall have expired.

         3.2.  REGISTRATION STATEMENT.

                  (a) EFFECTIVENESS. The registration statement to be filed by NBTB with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act in connection with the registration of the shares of NBTB Common Stock to be used as consideration in connection with the Merger (the "Registration Statement") shall have become effective under the Securities Act, and NBTB shall have received all required state securities laws or "blue sky" permits and other required authorizations or confirmations of the availability of exemptions from registration requirements necessary to issue NBTB Common Stock in the Merger.

                  (b) ABSENCE OF STOP-ORDER. Neither the Registration Statement nor any such required permit, authorization, or confirmation shall be subject to a stop-order or threatened stop-order by the SEC or any state securities authority.

         3.3. APPROVAL BY SHAREHOLDERS OF LABN. The shareholders of LABN shall have authorized, ratified, and confirmed the Merger by the affirmative vote of the holders of at least 66_ percent of the outstanding shares of LABN Common Stock.

         3.4. APPROVAL BY SHAREHOLDERS OF NBTB. The shareholders of NBTB shall have approved this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of NBTB Common Stock.

         3.5. FEDERAL INCOME TAXATION. NBTB and LABN shall have received a written opinion of Saul, Ewing, Remick & Saul LLP, or of another firm mutually agreeable to NBTB and LABN, applying existing law, that the Merger shall qualify as a reorganization under section 368(a)(1) of the Code and the regulations and rulings promulgated thereunder. In rendering such opinion, the firm rendering the opinion may require and rely upon representations contained in certificates of officers of NBTB, LABN, and others.

         3.6. ADVERSE LEGISLATION. Subsequent to the date of this Agreement, no legislation shall have been enacted and no regulation or other governmental requirement shall have been adopted or imposed that renders or will render consummation of the Merger impossible or illegal.

         3.7. ABSENCE OF LITIGATION. No action, suit, or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin, or prohibit the Merger, or which would reasonably be expected to restrict materially the operation of the business of LABN or that of LA Bank or the exercise of any rights with respect thereto or to subject either of the parties hereto or any of their subsidiaries, directors, or officers to any liability, fine, forfeiture, divestiture, or penalty on the ground that the transactions contemplated hereby, the parties hereto, or their subsidiaries, directors, or officers have breached or will breach any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit, or proceeding raises substantial questions of law or fact which could reasonably be decided materially adversely to either party hereto or its subsidiaries, directors, or officers.


4. CONDITIONS PRECEDENT TO PERFORMANCE OF THE OBLIGATIONS OF NBTB.

         The obligations of NBTB hereunder are subject to the satisfaction, on or prior to the Effective Time, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by NBTB in writing unless not so permitted by law:

         4.1. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of LABN contained in this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of LABN contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by LABN on or prior to the Effective Time shall have been so performed or met. On the date of the Effective Time, the president and chief executive officer and the chief financial officer of LABN shall deliver to NBTB a certificate to that effect. The delivery of such certificates shall in no way diminish the warranties, representations, covenants, and obligations of LABN made in this Agreement.

         4.2. OPINION OF LABN COUNSEL. NBTB shall have received a favorable opinion from Saul, Ewing, Remick & Saul LLP, dated the date of the Effective Time, substantially in form and substance as that set forth as Exhibit II attached hereto.

         4.3. OPINION OF LABN LITIGATION COUNSEL. NBTB shall have received a favorable opinion from legal counsel handling litigation matters for LABN and LA Bank, dated the date of the Effective Time, substantially in form and substance as that set forth as Exhibit III attached hereto.

         4.4.  NO ADVERSE DEVELOPMENTS.

                   (a) During the period from June 30, 1999 to the Effective Time, (i) there shall not have been any material adverse effect as defined in section 12.7(d) (a "Material Adverse Effect") with respect to LABN; and (ii) none of the events described in clauses (a) through (f) of section 6.16 of this Agreement shall have occurred, and each of the practices and conditions described in clauses (x) through (z) of that section shall have been maintained.

                   (b) As of the Effective Time, the capital structure of LABN and the capital structure of LA Bank shall be as stated in section 6.9.

                   (c) As of the Effective Time, other than liabilities incurred in the ordinary course of business subsequent to June 30, 1999, there shall be no liabilities of LABN or LA Bank which are material to LABN on a consolidated basis which were not reflected on the consolidated statement of condition of LABN as of June 30, 1999 or in the related notes to the consolidated statement of condition of LABN as of June 30, 1999.

                  (d) No adverse action shall have been instituted or threatened against LABN or any of its subsidiaries by any governmental authority, or referred by a governmental authority to another governmental authority, for the enforcement or assessment of penalties for the violation of any laws or regulations relating to equal credit opportunity, fair housing, or fair lending.

                  (e) NBTB shall have received a certificate dated the date of the Effective Time, signed by the president and the chief financial officer of LABN, certifying to the matters set forth in paragraphs (a), (b), (c), and (d) of this section 4.4. The delivery of such officers' certificate shall in no way diminish the warranties and representations of LABN made in this Agreement.

         4.5. CONSOLIDATED NET WORTH. On and as of the Effective Time, the consolidated net worth of LABN as determined in accordance with generally accepted accounting principles shall not be less than the sum of (a) $35,079,000, (b) the proceeds to LABN of the sale of treasury stock since June 30, 1999, and (c) the proceeds to LABN of the exercise of stock options to purchase shares of LABN Common Stock since June 30, 1999.

         4.6. LOAN LOSS RESERVE. On and as of the Effective Time, the aggregate reserve for loan losses of LA Bank as determined in accordance with generally accepted accounting principles shall not be less than $2,350,000.

         4.7. CRA RATING. The CRA rating of LA Bank shall be no lower than "satisfactory."

         4.8.  EMPLOYMENT  AGREEMENT.   Martines  shall  have  entered  into  an
employment agreement with NBTB substantially in form and substance as that set forth as Exhibit IV attached hereto.

         4.9.  RELEASES.  The releases described in sections 1.11(a), (b), and
(c) shall have been delivered to NBTB.

         4.10. ACCOUNTING TREATMENT. NBTB shall have received letters (the "Pooling Letters") from KPMG LLP ("KPMG"), the independent auditing firm of NBTB, dated the date of or shortly prior to each of the mailing date of the proxy materials to the shareholders of LABN, and the date of the Effective Time, stating the opinion of KPMG that the Merger shall qualify for pooling-of-interest accounting treatment.

         4.11. AFFILIATES' AGREEMENTS. NBTB shall have received a written agreement substantially in form and substance as that set forth as Exhibit V attached hereto (an "Affiliates Agreement"):

                  (a) on or before the date of this Agreement, from each person who, on the date of this Agreement, is an "affiliate" of LABN (as that term is used in section 7.6 of this Agreement), and

                  (b) not later than ten days after any other person becomes an "affiliate" of LABN (as that term is used in section 7.6 of this Agreement), from such person.


5. CONDITIONS PRECEDENT TO PERFORMANCE OF OBLIGATIONS OF LABN.

         The obligations of LABN hereunder are subject to the satisfaction, on or prior to the Effective Time, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by LABN in writing unless not so permitted by law:

         5.1. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of NBTB contained in this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of NBTB contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by NBTB on or prior to the Effective Time shall have been so performed or met. On the date of the Effective Time, either the president or an executive vice president of NBTB shall deliver to LABN a certificate to that effect. The delivery of such officer's certificate shall in no way diminish the warranties, representations, covenants, and obligations of NBTB made in this Agreement.

         5.2. OPINION OF NBTB COUNSEL. LABN shall have received a favorable opinion of Duane, Morris & Heckscher LLP, dated the date of the Effective Time, substantially in form and substance as that set forth as Exhibit VI attached hereto.

         5.3. NO ADVERSE DEVELOPMENTS. During the period from June 30, 1999 to the Effective Time, there shall not have been any Material Adverse Effect with respect to NBTB, and LABN shall have received a certificate dated the date of the Effective Time signed by either the President or an Executive Vice President of NBTB to the foregoing effect. The delivery of such officer's certificate shall in no way diminish the warranties and representations of NBTB made in this Agreement.

         5.4. STATUS OF NBTB COMMON STOCK. The shares of NBTB Common Stock to be issued to the shareholders of LABN upon consummation of the Merger shall have been authorized for inclusion on the Nasdaq National Market (or another national securities exchange) subject to official notice of issuance.

         5.5. CHANGE-IN-CONTROL AGREEMENTS. NBTB shall have tendered to each of Martines, Martarano, and Earyes a change-in-control agreement substantially in form and substance as that set forth as Exhibit VII attached hereto.


6.       REPRESENTATIONS AND WARRANTIES OF LABN.

         LABN represents and warrants to NBTB as follows:

         6.1. ORGANIZATION, POWERS, AND QUALIFICATION. Each of LABN and LA Bank is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Each of LABN and LA Bank owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not have a Material Adverse Effect on LABN or LA Bank. Each of LABN and LA Bank is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed could result in a Material Adverse Effect on LABN or LA Bank.

         6.2. EXECUTION AND PERFORMANCE OF AGREEMENT. LABN has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

         6.3.  ABSENCE OF VIOLATIONS.

                  (a) Neither LABN nor LA Bank is (i) in violation of its respective charter documents or bylaws, (ii) in violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body, or (iii) in violation of or in default with respect to any order, writ, injunction, or decree of any court, or any order, license, regulation, or demand of any governmental agency, except, in the case of (ii) or (iii), for such violations or defaults which in the aggregate could not reasonably be expected to have a Material Adverse Effect on LABN or LA Bank; and neither LABN nor LA Bank has received any claim or notice of violation with respect thereto;

                  (b) neither LABN nor LA Bank nor any member of the management of either of them is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Board of Governors, the Federal Reserve Bank of Philadelphia, the Federal Deposit Insurance Corporation (the "FDIC"), the SEC, the Department, any other banking or securities authority of the United States or the Commonwealth of Pennsylvania, or any other regulatory agency that relates to the conduct of the business of LABN or LA Bank or any of their subsidiaries or their assets; and except as previously disclosed to NBTB in writing, no such agreement, memorandum, order, condition, or decree is pending or threatened;

                  (c) LA Bank has established policies and procedures to provide reasonable assurance of compliance in a safe and sound manner with the federal banking, credit, housing, consumer protection, and civil rights laws and the regulations adopted under each of those laws, so that transactions be executed and assets be maintained in accordance with such laws and regulations; and the policies and practices of LA Bank with respect to all such laws and regulations reasonably limit noncompliance and detect and report noncompliance to its management; and

                  (d) LA Bank has established a CRA policy which provides for goals and objectives consistent with CRA and for procedures whereby all significant CRA-related activity is documented; and LA Bank has officially designated a CRA officer who reports directly to the board of directors and is responsible for the CRA program of LA Bank.

         6.4. COMPLIANCE WITH AGREEMENTS. Neither LABN nor LA Bank is in violation of any term of any security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate, except for such violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect on LABN or LA Bank.

         6.5. BINDING OBLIGATIONS. Subject to the approval of its shareholders, this Agreement constitutes valid, legal, and binding obligations of LABN, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of LABN.

         6.6.  ABSENCE OF DEFAULT; DUE AUTHORIZATION.

                  (a) None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of LABN or LA Bank or any subsidiary of either of them. Such execution, consummation, and fulfillment will not (i) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a violation, conflict, or default under, or, except as set forth on Schedule 6.6 hereof, give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any property or assets of LABN or LA Bank or any subsidiary of either of them pursuant to any agreement or instrument under which LABN or LA Bank or any such subsidiary is obligated or by which any of its properties or assets may be bound, including without limitation any lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement, or other commitment or arrangement of LABN or LA Bank or any subsidiary of either of them in respect of which it is an obligor, except for such conflicts, breaches, violations, defaults, rights of termination, cancellation, or acceleration, or results which in the aggregate could not reasonably be expected to have a Material Adverse Effect on LABN or LA Bank; (ii) if the Merger is approved by the Board of Governors under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), violate any law, statute, rule, or regulation of any government or agency to which LABN or LA Bank or any subsidiary of either of them is subject and which is material to its operations; or (iii) violate any judgment, order, writ, injunction, decree, or ruling to which LABN or LA Bank or any subsidiary of either of them or any of the properties or assets of any of them is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of the transactions contemplated by this Agreement by, notices to, or filings with by the Board of Governors, the Securities and Exchange Commission (the "SEC"), state securities commissions, the Department, the Secretary of State of the
State  of  Delaware,   and  the  Secretary  of  State  of  the  Commonwealth  of
Pennsylvania.

                  (b) Except for approval of this Agreement by the affirmative vote of the holders of at least 66_ percent of the outstanding shares of LABN Common Stock, no other corporate proceedings on the part of LABN are necessary to approve or authorize this Agreement, the Merger, the Stock Option Agreement, the issuance of the stock options contemplated by the Stock Option Agreement, the subsequent exercise of the stock options thereby issued, or the other transactions contemplated by this Agreement and the Stock Option Agreement or the carrying out of the transactions contemplated hereby or thereby.

                  (c) The Board of Directors of LABN has taken all necessary action so that the provisions of sections 2561 et seq. of the BCL (and any applicable provisions of the takeover laws of any other state) and any comparable provisions of LABN's articles of incorporation do not and will not apply to this Agreement, the Merger, the Stock Option Agreement, or the transactions contemplated hereby.

                  (d) LABN has not adopted any shareholder rights plan, "poison pill" or similar plan, or any other plan which could result in the grant of any rights to any person, or which could enable or require any rights to be exercised, distributed or triggered, in the event of the execution, delivery, or announcement of this Agreement or the Stock Option Agreement, or in the event of the consummation of the Merger or any of the transactions contemplated by this Agreement or the Stock Option Agreement.

         6.7.  COMPLIANCE WITH BHC ACT; CERTAIN BANKING REGULATORY MATTERS.

                  (a) LABN is duly registered as a bank holding company under the BHC Act. All of the activities and investments of LABN conform to the requirements applicable generally to bank holding companies under the BHC Act and the regulations of the Board of Governors adopted thereunder.

                  (b) No corporation or other entity, other than LABN, is registered or is required to be registered as a bank holding company under the BHC Act by virtue of its control over LA Bank or over any company that directly or indirectly has control over LA Bank.

                  (c) Each of the activities engaged in by LABN and its direct and indirect subsidiaries has been determined by regulation of the Board of Governors to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

                  (d) The capital ratios of each of LABN and LA Bank comply fully with all terms of all currently outstanding supervisory and regulatory requirements and with the conditions of all regulatory orders and decrees.

         6.8.  SUBSIDIARIES.

                  (a) Other than LA Bank, which is a direct, wholly-owned subsidiary of LABN, LA Lease, Inc. ("LALI") and Ariel Financial Services, Inc. ("AFSI"), each of which is a direct, wholly-owned subsidiary of LA Bank, and Premier Realty Settlement Services ("Premier"), a Pennsylvania limited partnership currently in organization in which AFSI will purchase a noncontrolling, 50-percent limited partnership interest in exchange for an initial capital contribution of $5,000, LABN does not have any direct or indirect subsidiaries and does not directly or indirectly own, control, or hold with the power to vote any shares of the capital stock of any company (except shares held by LA Bank for the account of others in a fiduciary or custodial capacity in the ordinary course of its business and shares of the Federal Reserve Bank of Philadelphia and the Federal Home Loan Bank of Pittsburgh). There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of LA Bank, LALI, or AFSI, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of LA Bank, LALI, or AFSI. There are no other direct or indirect subsidiaries of LABN which are required to be consolidated or accounted for on the equity method in the consolidated financial statements of LABN or the financial statements of LA Bank prepared in accordance with generally accepted accounting principles.

                  (b) Except as specified in the previous subsection, neither LABN nor LA Bank has a direct or indirect equity or ownership interest which represents 5 percent or more of the aggregate equity or ownership interest of any entity (including, without limitation, corporations, partnerships, and joint ventures).

                  (c) Each of LALI and AFSI is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. AFSI is duly registered as a broker-dealer under each federal or state securities or "blue sky" law, if any, under which registration is necessary for it to conduct its businesses as presently conducted. AFSI is duly registered or licensed under each state insurance law under which registration or licensure is necessary for it to conduct its businesses as presently conducted. Each of LALI and AFSI owns or possesses in the operation of its business all other franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not have a Material Adverse Effect on LALI or AFSI. Each of LALI and AFSI is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed could result in a Material Adverse Effect on LALI or AFSI. Each of LALI and AFSI is not (i) in violation of its charter documents or bylaws, (ii) in violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body, or (iii) in violation of or in default with respect to any order, writ, injunction, or decree of any court, or any order, license, regulation, or demand of any governmental agency, except, in the case of (ii) or (iii), for such violations or defaults which in the aggregate could not reasonably be expected to have a Material Adverse Effect on LABN or LA Bank; and none of LABN, LA Bank, LALI, and AFSI has received any claim or notice of violation with respect thereto.

                  (d) When it commences business, Premier (i) will be a limited partnership duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania and will have all requisite power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as to be conducted, (ii) will be duly registered or licensed under each state insurance law, if any, under which registration or licensure will be necessary for it to conduct its businesses as to be conducted, (iii) will own or possess in the operation of its business all other franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which will be necessary for it to conduct its business as to be conducted, except for those where the failure of such ownership or possession would not have a Material Adverse Effect on Premier, (iv) will be duly qualified and licensed to do business and be in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed could result in a Material Adverse Effect on Premier, (v) will not be in violation of its organizational documents or bylaws, and (vi) will not be in violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body.

         6.9.  CAPITAL STRUCTURE.

                  (a) The authorized capital stock of LABN consists of (i) 1,000,000 shares of preferred stock, par value $1.25 per share ("LABN Preferred Stock"), of which, as of the date of this Agreement, no shares are issued or outstanding, and (ii) 10,000,000 shares of LABN Common Stock, of which, as of the date of this Agreement, 4,850,753 shares have been duly issued and are validly outstanding, fully paid, and nonassessable, and held by approximately 1,400 shareholders of record. The aforementioned shares of LABN Preferred Stock and LABN Common Stock are the only voting securities of LABN authorized, issued, or outstanding as of such date; and except as set forth on Schedule 6.9 hereof, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of LABN, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of LABN. No shares of LABN Preferred Stock or LABN Common Stock are held as treasury shares. None of the LABN Common Stock is subject to any restrictions upon the transfer thereof under the terms of the articles of incorporation or bylaws of LABN.

                  (b) Schedule 6.9 hereof lists all options to purchase LABN securities currently outstanding and, for each such option, the date of issuance, date of exercisability, exercise price, type of security for which exercisable, and date of expiration. Schedule 6.9 hereof further lists all shares of LABN Preferred Stock and LABN Common Stock reserved for issuance pursuant to stock option plans, agreements, or arrangements but not yet issued and all options upon shares of LABN Preferred Stock and LABN Common Stock designated or made available for grant but not yet granted.

                  (c) The authorized capital stock of LA Bank consists of 10,000,000 shares of common stock, $0.21 par value (the "LA Bank Common Stock"), of which, as of the date of this Agreement, 4,850,753 shares have been duly issued and are validly outstanding, fully paid, and nonassessable, and all of which are held of record and beneficially by LABN directly, free and clear of any adverse claims. The aforementioned shares of LA Bank Common Stock are the only voting securities of LA Bank authorized, issued, or outstanding as of such date. None of the LA Bank Common Stock is subject to any restrictions upon the transfer thereof under the terms of the corporate charter or bylaws of LA Bank or under the terms of any agreement to which LA Bank is a party or under which it is bound.

                  (d) None of the shares of LABN Common Stock or LA Bank Common Stock has been issued in violation of the preemptive rights of any shareholder.

                  (e) As of the date hereof, to the best of the knowledge of LABN, and except for this Agreement, there are no shareholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of any class of the capital stock of either LABN or LA Bank to vote or to dispose of his, her or its shares of capital stock of that entity.

                  (f) The authorized capital stock of LALI consists of 100,000 shares of common stock, $5.00 par value (the "LALI Common Stock"), of which, as of the date of this Agreement, 2,000 shares have been duly issued and are validly outstanding, fully paid, and nonassessable, and all of which are held of record and beneficially by LA Bank directly, free and clear of any adverse claims. The aforementioned shares of LALI Common Stock are the only voting securities of LALI authorized, issued, or outstanding as of such date. None of the LALI Common Stock is subject to any restrictions upon the transfer thereof under the terms of the corporate charter or bylaws of LALI or under the terms of any agreement to which LALI is a party or under which it is bound.

                  (g) The authorized capital stock of AFSI consists of 10,000 shares of common stock, no par value (the "AFSI Common Stock"), of which, as of the date of this Agreement, 100 shares have been duly issued and are validly outstanding, fully paid, and nonassessable, and all of which are held of record and beneficially by LA Bank directly, free and clear of any adverse claims. The aforementioned shares of AFSI Common Stock are the only voting securities of AFSI authorized, issued, or outstanding as of such date. None of the AFSI Common Stock is subject to any restrictions upon the transfer thereof under the terms of the corporate charter or bylaws of AFSI or under the terms of any agreement to which AFSI is a party or under which it is bound.

         6.10. ARTICLES OF INCORPORATION, BYLAWS, AND MINUTE BOOKS. The copies of the certificate or articles of incorporation and all amendments thereto and of the bylaws, as amended, of LABN, LA Bank, LALI, and AFSI that have been provided to NBTB are true, correct, and complete copies thereof. The copy of the limited partnership agreement of Premier that has been provided to NBTB is a true and correct copy thereof. The minute books of LABN, LA Bank, LALI, and AFSI that have been made available to NBTB contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the shareholders of LABN, LA Bank, LALI, and AFSI since their respective inceptions. These minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the shareholders and boards of directors of LABN, LA Bank, LALI, and AFSI and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of shareholders of LABN, LA Bank, LALI, or AFSI.

         6.11. BOOKS AND RECORDS. The books and records of each of LABN, LA Bank, LALI, and AFSI fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable accounting and legal requirements. Each of LABN, LA Bank, LALI, and AFSI follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements.

         6.12. REGULATORY APPROVALS AND FILINGS, CONTRACTS, COMMITMENTS, ETC. LABN has made available to NBTB:

                  (a) All regulatory approvals received since January 1, 1992, of LABN and LA Bank relating to all bank and nonbank acquisitions or the establishment of DE NOVO operations;

                  (b) All employment contracts, election contracts, retention contracts, deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, incentive, insurance arrangements or plans (including medical, disability, group life or other insurance plans), and any other remuneration or fringe benefit arrangements applicable to employees, officers, or directors of LABN or LA Bank, accompanied by any agreements, including trust agreements, embodying such contracts, plans, or arrangements, and all employee manuals and memoranda relating to employment and benefit policies and practices of any nature whatsoever (whether or not distributed to employees or any of them), and any actuarial reports and audits relating to such plans;

                  (c) All material contracts, agreements, leases, mortgages, and commitments to which LABN or LA Bank is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

                  (d) All contracts, agreements, leases, mortgages, and commitments, whether or not material, to which LABN or LA Bank is a party or may be bound and which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation or performance of any of the transactions contemplated thereby or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

                  (e) All deeds, leases, contracts, agreements, mortgages, and commitments, whether or not material, to which LABN or LA Bank is a party or may be bound and which relate to land, buildings, fixtures, or other real property upon or within which LABN or LA Bank operates its businesses or is authorized to operate its businesses, or with respect to which LABN or LA Bank has any application pending for authorization to operate its businesses;

                  (f) Any pending application, including any documents or materials related thereto, which has been filed by LABN or LA Bank with any federal or state regulatory agency with respect to the establishment of a new office or the acquisition or establishment of any additional banking or nonbanking subsidiary; and

                  (g) All federal,  state, and local tax returns,  including any amended returns, filed by LABN or LA Bank for the years 1995 through 1997, a copy of the calculation of the 1998 tax provision made by LABN for the year 1998 as recorded on its books and records, and a copy of all substantive correspondence or other documents with respect to any examination that has not yet been resolved, a copy of the most recent examination from each state or local tax agency if any, for each of LABN and LA Bank, and a copy of all substantive correspondence or other documents with respect to any examination that has not yet been resolved, and all tax rulings, closing agreements, settlement agreements, or similar documents with respect to LABN or LA Bank received from or entered into with the Internal Revenue Service (the "IRS") or any other taxing authority since January 1, 1989 or that would have continuing effect after the Effective Time.

         6.13. FINANCIAL STATEMENTS. LABN has furnished to NBTB its consolidated audited statement of condition as of each of December 31, 1996, December 31, 1997, and December 31, 1998, and its related audited consolidated statement of income, consolidated statement of cash flows, and consolidated statement of changes in stockholders' equity for each of the periods then ended, and the notes thereto, and its consolidated unaudited statement of condition as of June 30, 1999 and its related unaudited consolidated statement of income, consolidated statement of cash flows, and consolidated statement of changes in stockholders' equity for the period then ended, and the notes thereto, each as filed with the SEC (collectively, the "LABN Financial Statements"). All of the LABN Financial Statements, including the related notes, (a) except as indicated in the notes thereto, were prepared in accordance with generally accepted accounting principles consistently applied in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), (b) are in accordance with the books and records of LABN and LA Bank, (c) fairly reflect the consolidated financial position of LABN as of such dates, and the consolidated results of operations of LABN for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items, and (d) reflect, in accordance with generally accepted accounting principles consistently applied in all material respects, adequate provision for, or reserves against, the consolidated loan losses of LABN as of such dates.

         6.14.  CALL REPORTS; BANK HOLDING COMPANY REPORTS.

                  (a) LA Bank has made available to NBTB its FFIEC Consolidated Reports of Condition and Income ("Call Reports") for the calendar quarter dated March 31, 1996 and each calendar quarter thereafter. All of such Call Reports, including the related schedules and memorandum items, were prepared in accordance with generally accepted accounting principles consistently applied in all material respects or, to the extent different from generally accepted accounting principles, accounting principles mandated by the applicable instructions to such Call Reports.

                  (b) No adjustments are required to be made to the equity capital account of LA Bank as reported on any of the Call Reports referred to in Subsection 6.14(a) hereof, in any material amount, in order to conform such equity capital account to equity capital as would be determined in accordance with generally accepted accounting principles as of such date.

                  (c) LABN has furnished to NBTB its annual report on Form FR Y-6 as filed with the Board of Governors as of December 31, 1998 and all amendments and periodic and current reports filed with the Board of Governors under the BHC Act subsequent to December 31, 1998.

         6.15. ABSENCE OF UNDISCLOSED LIABILITIES. At June 30, 1999, neither LABN nor LA Bank had any obligation or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which was material, or which when combined with all similar obligations or liabilities would have been material, to LABN, except (a) as disclosed in the LABN Financial Statements, or (b) as set forth on Schedule 6.15 hereof, or (c) for unfunded loan commitments made by LABN or LA Bank in the ordinary course of their business consistent with past practice. The amounts set up as current liabilities for taxes in the LABN Financial Statements are sufficient for the payment of all federal, state, local and foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise tax and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not ("Tax" or "Taxes") accrued in accordance with generally accepted accounting principles and unpaid at June 30, 1999. Since June 30, 1999, neither LABN nor LA Bank has incurred or paid any obligation or liability that would be material (on a consolidated basis) to LABN, except (x) for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with past practices, or (y) as set forth on Schedule
6.15 hereof, or (z) as expressly contemplated herein.

         6.16. ABSENCE OF CERTAIN DEVELOPMENTS. Since June 30, 1999, except as set forth on Schedule 6.16 hereof, there has been (a) no Material Adverse Effect with respect to LABN and LA Bank, (b) no material deterioration in the quality of the consolidated loan portfolio of LABN, and no material increase in the consolidated level of nonperforming assets or non-accrual loans at LABN or in the level of its consolidated provision for credit losses or its consolidated reserve for credit losses; (c) no declaration, setting aside, or payment by LABN or LA Bank of any regular dividend, special dividend, or other distribution with respect to any class of capital stock of LABN or LA Bank, other than customary cash dividends paid by LABN whose amounts have not exceeded $0.1025 per calendar quarter and the intervals between which dividends have not been more frequent than past practice, and other than customary cash dividends paid by LA Bank whose amounts have not exceeded past practice and the intervals between which dividends have not been more frequent than past practice; (d) no repurchase by LABN of any of its capital stock; (e) no material loss, destruction, or damage to any material property of LABN or LA Bank, which loss, destruction, or damage is not covered by insurance; and (f) no material acquisition or disposition of any asset, nor any material contract outside the ordinary course of business entered into by LABN or LA Bank nor any substantial amendment or termination of any material contract outside the ordinary course of business to which LABN or LA Bank is a party, nor any other transaction by LABN or LA Bank involving an amount in excess of $50,000 other than for fair value in the ordinary course of its business. Since June 30, 1999, except as set forth on Schedule 6.16 hereof,
(x) each of LABN and LA Bank has conducted its business only in the ordinary course of such business and consistent with past practice; (y) LABN, on a consolidated basis, has maintained the quality of its loan portfolio and that of each of its major components at approximately the same level as existed at June 30, 1999; and (z) LABN, on a consolidated basis, has administered its investment portfolio pursuant to essentially the same policies and procedures as existed during 1997 and 1998 and the first six months of 1999, and has taken no action to lengthen the average maturity of the investment portfolio, or of any significant category thereof, to any material extent.

         6.17. RESERVE FOR CREDIT LOSSES. The most recent of the LABN Financial Statements reflect a consolidated reserve for credit losses that is adequate in accordance with generally accepted accounting principles to absorb reasonably anticipated losses in the consolidated loan and lease portfolios of LABN, in view of the size and character of such portfolios, current economic conditions, and other pertinent factors. Management reevaluates the adequacy of such reserve quarterly based on portfolio performance, current economic conditions, and other factors.

         6.18.  TAX MATTERS.

                  (a) Except as set forth on Schedule 6.18 hereof, all Tax returns and reports required to be filed by or on behalf of LABN or LA Bank have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, or requests for extensions have been timely filed, granted, and have not expired for periods ending on or before December 31, 1998, and all returns filed are complete and accurate and properly reflect its Taxes for the periods covered thereby. All Taxes shown or required to be shown on filed returns have been paid, except for any not yet due and payable. As of the date hereof, there is no audit examination, deficiency, or refund litigation or tax claim or any notice of assessment or proposed assessment by the IRS or any other taxing authority, or any other matter in controversy with respect to any Taxes that might result in a determination adverse to LABN or LA Bank, except as reserved against in the LABN Financial Statements. All Taxes due with respect to completed and settled examinations or concluded litigation have been properly accrued or paid.

                  (b) Except as set forth on Schedule 6.18 hereof, neither LABN nor LA Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) To the extent any Taxes are due from, but have not yet been paid by, LABN or LA Bank for the period or periods beginning January 1, 1999 or thereafter through and including the Effective Time, adequate provision on an estimated basis has been made for the payment of such taxes by establishment of appropriate tax liability accounts on the monthly financial statements of LABN.

                  (d) Deferred Taxes of LABN and LA Bank have been provided for in accordance with generally accepted accounting principles as in effect on the date of this Agreement.

                  (e) The deductions of LA Bank for bad debts taken and the reserve of LA Bank for loan losses for federal income tax purposes at December 31, 1998, were not greater than the maximum amount permitted under the provisions of section 585 of the Code.

                  (f) Other than liens arising under the laws of the Commonwealth of Pennsylvania with respect to Taxes assessed and not yet due and payable, there are no tax liens on any of the properties or assets of LABN or LA Bank.

                  (g) LABN and LA Bank (i) have timely filed all information returns or reports required to be filed with respect to Taxes, including but not limited to those required by sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of the Code, (ii) have properly and timely provided to all persons, other than taxing authorities, all information reports or other documents (for example, Form 1099s, Form W-2s, and so forth) required to be provided to such persons under applicable law, and (iii) have exercised due diligence in obtaining certified taxpayer identification numbers as required under applicable law.

                  (h) The taxable year end of LABN for federal income tax purposes is, and since the inception of LABN has continuously been, December 31.

                  (i) LABN and LA Bank have in all material respects satisfied all federal, state, local, and foreign withholding tax requirements including but not limited to income, social security, and employment tax withholding.

                  (j) Neither LABN nor LA Bank (i) is, or has been, a member of a group filing a consolidated, combined, or unitary tax return, other than a group the common parent of which is or was LABN, or (ii) has any liability for the Taxes of any person (other than LABN and LA Bank) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         6.19. CONSOLIDATED NET WORTH. The consolidated net worth of LABN on the date of this Agreement, as determined in accordance with generally accepted accounting principles, is not less than the sum of (a) $35,079,000 and (b) the proceeds to LABN of the exercise of stock options to purchase shares of LABN Common Stock since June 30, 1999.

         6.20. EXAMINATIONS. To the extent consistent with law, LABN has heretofore disclosed to NBTB relevant information contained in the most recent safety-and-soundness, compliance, Community Reinvestment Act, and other Reports of Examination with respect to LABN issued by the Board of Governors and the most recent safety-and-soundness, compliance, Community Reinvestment Act, and other Reports of Examination with respect to LA Bank issued by the OCC. Such information so disclosed consists of all material information with respect to the financial, operational, and legal condition of the entity under examination which is included in such reports.

         6.21. REPORTS. Since January 1, 1996, each of LABN, LA Bank, LALI, and AFSI has effected all registrations and filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to effect or file with (a) the Board of Governors, (b) the OCC, (c) the FDIC, (d) the United States Department of the Treasury, (e) the Department,
(e) the Securities and Exchange Commission, and (f) any other governmental or regulatory authority or agency having jurisdiction over its operations. Each of such registrations, reports, and documents, including the financial statements, exhibits, and schedules thereto, does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

         6.22. FIRA COMPLIANCE AND OTHER TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 6.22 hereof, (a) none of the officers, directors, or beneficial holders of 5 percent or more of the common stock of LABN or LA Bank and no person "controlled" (as that term is defined in the Financial Institutions Regulatory and Interest Rate Control Act of 1978) by LABN or LA Bank (collectively, "Insiders") has any ongoing material transaction with LABN or LA Bank on the date of this Agreement; (b) no Insider has any ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with LABN or LA Bank not in the ordinary course of business; and (c) all other extensions of credit by LABN or LA Bank to any Insider have heretofore been disclosed in writing by LABN to NBTB.

         6.23. SEC REGISTERED SECURITIES. Other than the LABN Common Stock, no equity or debt securities of LABN or LA Bank are registered or required to be registered under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         6.24. LEGAL PROCEEDINGS. Except as disclosed in the LABN Financial Statements or as set forth on Schedule 6.24 hereof, there is no claim, action, suit, arbitration, investigation, or other proceeding pending against LABN, LA Bank, LALI, or AFSI before any court, governmental agency, authority or commission, arbitrator, or "impartial mediator" or, to the best of the knowledge of LABN and LA Bank, threatened or contemplated against or affecting it or its property, assets, interests, or rights, or any basis therefor of which notice has been given, which, if adversely determined, would have a Material Adverse Effect on LABN or which otherwise could prevent, hinder, or delay consummation of the transactions contemplated by this Agreement.

         6.25.  ABSENCE  OF  GOVERNMENTAL  PROCEEDINGS.  Except  as set forth on
Schedule 6.25 hereof, none of LABN, LA Bank, LALI, AFSI, nor Premier is a party defendant or respondent to any pending legal, equitable, or other proceeding commenced by any governmental agency and, to the best of the knowledge of LABN and LA Bank, no such proceeding is threatened.

         6.26.  FEDERAL DEPOSIT INSURANCE.

                  (a) The deposits held by LA Bank are insured within statutory limits by the Bank Insurance Fund of the FDIC (the "BIF") pursuant to the provisions of the Federal Deposit Insurance Act, as amended (12 U.S.C. ss. 1811 ET Seq.) (the "FDI Act"), and LA Bank has paid all assessments and filed all related reports and statements required under the FDI Act.

                  (b) LA Bank is a member of and pays insurance assessments to the BIF. None of the deposits of LA Bank are insured by the Savings Association Insurance Fund of the FDIC (the "SAIF"), and LA Bank pays no insurance assessments to the SAIF.

                  (c) LA Bank has paid all regular premiums and special assess-ments and filed all reports required of it under the FDI Act.

         6.27. OTHER INSURANCE. Each of LABN and LA Bank carries insurance with reputable insurers, including blanket bond coverage, in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its businesses. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. All premiums to date have been paid in full. Neither LABN nor LA Bank is in default with respect to any such policy which is material to it.

         6.28.  LABOR MATTERS.

                  (a) Neither LABN nor LA Bank is a party to or bound by any collective bargaining contracts with respect to any employees of LABN or LA Bank. Since their respective inceptions there has not been, nor to the best of the knowledge of LABN and LA Bank was there or is there threatened, any strike, slowdown, picketing, or work stoppage by any union or other group of employees against LABN or LA Bank or any of its premises, or any other labor trouble or other occurrence, event, or condition of a similar character. As of the date hereof, neither LABN nor LA Bank is aware of any attempts to organize a collective bargaining unit to represent any of its employee groups.

                  (b) As of the date hereof, each of LABN and LA Bank is, to the best of its knowledge, in compliance in all material respects with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title VII of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours; and neither LABN nor LA Bank is engaged in any unfair labor practice. As of the date hereof, except as set forth on Schedule 6.28 hereof, no dispute exists between LABN or LA Bank and any of its employee groups regarding any employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of LABN or LA Bank.

         6.29.  EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 6.29 hereto contains a complete list of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, performance share, stock appreciation right, phantom stock, savings, and profit-sharing plans, all employment, deferred compensation, consulting, bonus, and collective bargaining agreements, and group insurance contracts and other incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff and vacation plans, contracts, and arrangements and employee benefit plans and agreements, whether or not subject to ERISA, whether formal or informal, whether written or oral, whether legally binding or not, under which any current or former employee of LABN or LA Bank has any present right to future benefits or payments or under which LABN or LA Bank has any present or future liability (together, the "LABN Plans").

                  (b) As to each of the LABN Plans, LABN has made available to NBTB true, complete, current, and accurate copies of (i) the executed document or documents governing the plan, including the related trust agreement, insurance policy, and summary plan description (or other description in the case of an unwritten plan); (ii) the most recent and prior two years' actuarial and financial report prepared with respect to the plan if it constitutes a "qualified plan" under section 401(a) of the Code; (iii) the Forms 5500 with all schedules for the last three years; (iv) all IRS rulings, determination letters, and any open requests for such rulings and letters that pertain to the plan; and
(v) to the extent they pertain to the plan, attorneys' responses to auditors' requests for information for the last three years.

                  (c) Except for funding obligations and liabilities to the Pension Benefit Guaranty Corporation ("PBGC") pursuant to section 4007 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all of which have been fully paid, neither LABN nor LA Bank has any tax, penalty, or liability with respect to any LABN Plan under ERISA, the Code, or any other applicable law, regulation, or ruling. As to each LABN Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof, other than regular accruals and contributions.

                  (d) Each LABN Plan intended to be a "qualified plan" under the Code complies with ERISA and applicable provisions of the Code. Neither LABN nor LA Bank has any material liability under any LABN Plan which is not reflected on the LABN Financial Statements (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation, and anniversary awards, provided that such liabilities are not in any event material). There have not been any "prohibited transactions" with respect to any LABN Plan within the meaning of section 406 of ERISA or, where applicable, section 4975 of the Code, nor have there been any "reportable events" within section 4043 of ERISA nor any accumulated funding deficiency within section 302 of ERISA or section 402 of the Code. Neither LABN nor LA Bank nor any entity under common control under section 414(b), (c), or (m) of the Code has or had any obligation to contribute to any multiemployer plan. As to each LABN Plan that is subject to Title IV of ERISA, the value of assets of such LABN Plan is at least equal to the present value of the vested and unvested accrued benefits in such LABN Plan on a termination and ongoing basis, based upon applicable PBGC regulations and the actuarial methods and assumptions used in the most recent actuarial report. Neither LABN nor LA Bank has any obligation to provide retiree welfare benefits.

                  (e) No action, claim, or demand of any kind has been brought or threatened by any potential claimant or representative of such a claimant under any plan, contract, or arrangement referred to in subsection (a) of this section 6.29, other than routine claims for benefits in the ordinary course, where LABN or LA Bank may be either (i) liable directly on such action, claim, or demand; or (ii) obligated to indemnify any person, group of persons, or entity with respect to such action, claim, or demand which is not fully covered by insurance maintained with reputable, responsible financial insurers or by a self-insured plan.

         6.30. COMPENSATION. Schedule 6.30 hereto contains a true and correct statement of the names, relationships with LABN and LA Bank, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ended December 31, 1998 of each director, officer, or other employee of LABN and LA Bank whose aggregate compensation for the fiscal year ended December 31, 1998 exceeded $60,000 or whose aggregate compensation at present exceeds the rate of $60,000 per annum. Except as set forth on Schedule
6.30 hereto, since December 31, 1998 neither LABN nor LA Bank has changed the rate of compensation of any of its directors, officers, employees, agents, dealers, or distributors, nor has any LABN Plan or program been instituted or amended to increase benefits thereunder. Except as set forth on Schedule 6.30 hereto, there is no contract, agreement, plan, arrangement, or understanding covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by LABN or LA Bank by reason of section 280G of the Code.

         6.31. FIDUCIARY ACTIVITIES. Each of LA Bank and AFSI is duly qualified and registered and in good standing in accordance with the laws of each jurisdiction in which it is required to so qualify or register as a result of or in connection with its fiduciary or custodial activities as conducted as of the date hereof. LA Bank is duly registered under and in compliance with all requirements of the Investment Advisers Act of 1940 as amended, or is exempt from registration thereunder and from compliance with the requirements thereof. Since January 1, 1998, each of LA Bank and AFSI has conducted, and currently is conducting, all fiduciary and custodial activities in all material respects in accordance with all applicable law.

         6.32.  ENVIRONMENTAL LIABILITY.

                  (a) Except as set forth on Schedule 6.32 hereof, neither LABN nor LA Bank is in violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment ("Environmental Laws").

                  (b) Except as set forth on Schedule 6.32 hereof, neither LABN,
LA Bank, nor, to the best of the knowledge of either of them, any borrower of LABN or of LA Bank has received notice that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R.
Part 300 Appendix B, nor has LABN or LA Bank or, to the best of the knowledge of either of them, any borrower of LABN or of LA Bank received any notification that any hazardous waste, as defined by 42 U.S.C. ss. 6903(5), any hazardous substances, as defined by 42 U.S.C. ss. 9601(14), any "pollutant or contaminant," as defined by 42 U.S.C. ss. 9601(33), or any toxic substance, hazardous materials, oil, or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") that it has disposed of has been found at any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to any Environmental Law.

                  (c) No portion of any real property at any time owned or leased by LABN or LA Bank (collectively, the "LABN Real Estate") has been used by LABN or LA Bank for the handling, processing, storage or disposal of Hazardous Substances in a manner which violates any Environmental Laws and, to the best of the knowledge of LABN and LA Bank, no underground tank or other underground storage receptacle for Hazardous Substances is located on any of the LABN Real Estate. In the course of its activities, neither LABN nor LA Bank has generated or is generating any hazardous waste on any of the LABN Real Estate in a manner which violates any Environmental Laws. There has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping (collectively, a "Release") of Hazardous Substances by LABN or LA Bank on, upon, or into any of the LABN Real Estate. In addition, to the best of the knowledge of LABN and LA Bank, except as set forth on Schedule 6.32 hereof, there have been no such Releases on, upon, or into any real property in the vicinity of any of the LABN Real Estate that, through soil or groundwater contamination, may be located on any of such LABN Real Estate.

                  (d) With respect to any real property at any time held as collateral for any outstanding loan by LABN or LA Bank (collectively, the "Collateral Real Estate"), except as set forth on Schedule 6.32 hereof, neither LABN nor LA Bank has since January 1, 1988 received notice from any borrower thereof or third party, and has no knowledge, that such borrower has generated or is generating any hazardous waste on any of the Collateral Real Estate in a manner which violates any Environmental Laws or that there has been any Release of Hazardous Substances by such borrower on, upon, or into any of the Collateral Real Estate, or that there has been any Release on, upon, or into any real property in the vicinity of any of the Collateral Real Estate that, through soil or groundwater contamination, may be located on any of such Collateral Real Estate.

                  (e) As used in this section 6.32, each of the terms "LABN" and "LA Bank" includes the applicable entity and any partnership or joint venture in which it or any of its subsidiaries has an interest.

         6.33. INTANGIBLE PROPERTY. To the best of the knowledge of LABN and LA Bank, each of LABN, LA Bank, LALI, and AFSI owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by it in the conduct of its business. To the best of the knowledge of LABN and LA Bank, no material product or service offered and no material trademark, service mark, or similar right used by LABN, LA Bank, LALI, or AFSI infringes any rights of any other person, and, as of the date hereof, neither LABN nor LA Bank has received any written or oral notice of any claim of such infringement.

         6.34. REAL AND PERSONAL PROPERTY. Except for property and assets disposed of in the ordinary course of business, each of LABN, LA Bank, LALI, and AFSI possesses good and marketable title to and owns, free and clear of any mortgage, pledge, lien, charge, or other encumbrance or other third party interest of any nature whatsoever which would materially interfere with the business or operations of either LABN or LA Bank, its real and personal property and other assets, including without limitation those properties and assets reflected in the LABN Financial Statements as of June 30, 1999, or acquired by LABN, LA Bank, LALI, or AFSI subsequent to the date thereof. The leases pursuant to which LABN, LA Bank, LALI, and AFSI lease real or personal property as lessee are valid and effective in accordance with their respective terms; and there is not, under any such lease, any material existing default or any event which, with the giving of notice or lapse of time or otherwise, would constitute a material default. The real and personal property leased by either LABN, LA Bank, LALI, or AFSI as lessee is free from any adverse claim which would materially interfere with its business or operation taken as a whole. The material properties and equipment owned or leased as lessee by LABN, LA Bank, LALI, and AFSI are in normal operating condition, free from any known defects, except such minor defects as do not materially interfere with the continued use thereof in the conduct of its normal operations.

         6.35.  LOANS, LEASES, AND DISCOUNTS.

                  (a) To the best of the knowledge of LABN and LA Bank, each loan, lease, and discount reflected as an asset of LABN in the LABN Financial Statements as of June 30, 1999, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms; and no loan, lease, or discount having an unpaid balance (principal and accrued interest) in excess of $50,000, and no outstanding letter of credit or commitment to extend credit having a notional amount in excess of $50,000, is subject to any asserted defense, offset, or counterclaim known to LABN or LA Bank.

                  (b) Except as set forth on Schedule 6.35 hereof, neither LABN nor LA Bank holds any loans or loan-participation interests purchased from, or participates in any loans originated by, any person other than LABN or LA Bank.

         6.36. MATERIAL CONTRACTS. None of LABN, LA Bank, LALI, nor AFSI nor any of the assets, businesses, or operations of any of them is as of the date hereof a party to, or is bound or affected by, or receives benefits under any material agreement, arrangement, or commitment not cancelable by it without penalty, other than (a) the agreements set forth on Schedule 6.36 hereof, and (b) agreements, arrangements, or commitments entered into in the ordinary course of its business consistent with past practice, or, if there has been no past practice, consistent with prudent banking practices.

         6.37. EMPLOYMENT AND SEVERANCE ARRANGEMENTS. Schedule 6.37 hereof sets forth

                  (a) all employment contracts granted by LABN or LA Bank to any of its officers, directors, shareholders, consultants, or other management officials and any officer, director, shareholder, consultant, or management official of any affiliate providing for increased or accelerated compensation in the event of a change of control with respect to LABN or LA Bank or any other event affecting the ownership, control, or management of LABN or LA Bank; and

                  (b) all employment and severance contracts, agreements, and arrangements between LABN or LA Bank and any officer, director, consultant, or other management official of any of them.

         6.38. MATERIAL CONTRACT DEFAULTS. All contracts, agreements, leases, mortgages, or commitments referred to in section 6.12(c) hereof are valid and in full force and effect on the date hereof. As of the date of this Agreement and as of the Effective Time, neither LABN nor LA Bank is or will be in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound or affected or under which it or its assets, business, or operations receive benefits; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         6.39. CAPITAL EXPENDITURES. Except as set forth on Schedule 6.39 hereof, none of LABN, LA Bank, LALI, AFSI, nor Premier has any outstanding commitments to make capital expenditures which in the aggregate exceed $50,000.

         6.40. REPURCHASE AGREEMENTS. With respect to all agreements pursuant to which LABN or LA Bank has purchased securities subject to an agreement to resell, it has a valid, perfected first lien or security interest in the securities securing the agreement, and the value of the collateral securing each such agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

         6.41.  INTERNAL CONTROLS; YEAR 2000 PROBLEM.

                  (a) Each of LABN and LA Bank maintains internal controls to provide reasonable assurance to its board of directors and officers that its assets are safeguarded, its records and reports are prepared in compliance with all applicable legal and accounting requirements and with its internal policies and practices, and applicable federal, state, and local laws and regulations are complied with. These controls extend to the preparation of its financial statements to provide reasonable assurance that the statements are presented fairly in conformity with generally accepted accounting principles or, in the case of LA Bank and to the extent different from generally accepted accounting principles, accounting principles mandated by the OCC. The controls contain self-monitoring mechanisms, and appropriate actions are taken on significant deficiencies as they are identified.

                  (b) Each of LABN and LA Bank has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis the risk that certain computer applications used by it or by any of its major suppliers may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem will not result, and is not reasonably expected to result, in any Material Adverse Effect on LABN or LA Bank.

         6.42. DIVIDENDS. Neither LABN nor LA Bank has paid any dividend to its shareholders which caused its regulatory capital to be less than the amount then required by applicable law, or which exceeded any other limitation on the payment of dividends imposed by law, agreement, or regulatory policy.

         6.43. BROKERS AND ADVISERS. Except as set forth on Schedule 6.43 hereof, (a) there are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of LABN or LA Bank in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of LABN or LA Bank, and (b) neither LABN nor LA Bank has entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

         6.44.  INTEREST RATE RISK MANAGEMENT INSTRUMENTS.

                  (a) Schedule 6.44 contains a true, correct, and complete list of all interest-rate swaps, caps, floors, and options agreements and other interest-rate risk management arrangements to which LABN or LA Bank is a party or by which any of its properties or assets may be bound.

                  (b) All interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which LABN or LA Bank is a party or by which any of its properties or assets may be bound were entered into in the ordinary course of its business and, to the best of its knowledge, in accordance with prudent banking practice and applicable rules, regulations, and regulatory policies and with counterparties believed to be financially responsible at the time and are legal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. LABN and LA Bank have duly performed in all material respects of all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and to the best of the knowledge of LABN and LA Bank, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

         6.45. ACCOUNTING TREATMENT. LABN is aware of no reason why the Merger will fail to qualify for "pooling of interests" accounting treatment.

         6.46. COBRA MATTERS. Schedule 6.46 sets forth the name, address, telephone number, social security number, and date of Qualifying Event (as defined in section 603 of ERISA) of each individuals covered under a group health plan that is subject to section 601 of ERISA and sponsored by LABN or LA Bank or any of their subsidiaries who have experienced a Qualifying Event since February 16, 1998, together with documentation of compliance by LABN or LA Bank, as the case may be, with applicable notice requirements.

         6.47. DISCLOSURE. No representation or warranty hereunder and no certificate, statement, or other document delivered by LABN or LA Bank hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to LABN which reasonably might have a Material Adverse Effect on LABN or LA Bank which has not been disclosed in the LABN Financial Statements or a certificate or other document delivered to NBTB by LABN. All copies of documents delivered to NBTB by LABN under this Agreement are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

         6.48. REGULATORY AND OTHER APPROVALS. As of the date hereof, LABN is not aware of any reason why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for (a) consummation of the transactions contemplated by this Agreement, and (b) the continuation after the Effective Time of the business of LABN and LA Bank as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of LABN, could have a Material Adverse Effect on LABN. As of the date hereof, LABN is not aware of any reason why all material consents and approvals shall not be procured from all other persons and entities whose consent or approval shall be necessary for (y) consummation of the transactions contemplated by this Agreement, or (z) the continuation after the Effective Time of the business of LABN and LA Bank as such business is carried on immediately prior to the Effective Time.


7.       COVENANTS OF LABN.

         LABN covenants and agrees as follows:

         7.1. RIGHTS OF ACCESS. In addition and not in limitation of any other rights of access provided to NBTB herein, until the Effective Time LABN and LA Bank will give to NBTB and to its representatives, including its certified public accountants, KPMG, full access during normal business hours to all of the property, documents, contracts, books, and records of LABN, LA Bank, LALI, AFSI, and Premier, and such information with respect to their business affairs and properties as NBTB from time to time may reasonably request.

         7.2. MONTHLY AND QUARTERLY FINANCIAL STATEMENTS; MINUTES OF MEETINGS AND OTHER MATERIALS.

                  (a) LABN and LA Bank will continue to prepare all of the monthly and quarterly financial statements and financial reports to regulatory authorities for the months and quarterly periods ending between July 1, 1999 and the Effective Time which it customarily prepared during the period between January 1, 1996 and June 30, 1999 and shall promptly provide NBTB with copies of all such financial statements and reports. All of such financial statements and reports, including the related notes, schedules, and memorandum items, will have been prepared in accordance with generally accepted accounting principles consistently applied in all material respects (except that Call Reports may be prepared in accordance with the official instructions applicable thereto at the time of filing).

                  (b) LABN and LA Bank shall promptly provide NBTB with (i) copies of all of its periodic reports to directors and to shareholders, whether or not such reports were prepared or distributed in connection with a meeting of the board of directors or a meeting of the shareholders, prepared or distributed between the date of this Agreement and the Effective Time, and (ii) complete copies of all minutes of meetings of its board of directors and shareholders which meetings take place between the date of this Agreement and the Effective Time, certified by the secretary or cashier or an assistant secretary or assistant cashier of LABN or LA Bank, as the case may be.

                  (c) From the date of this Agreement to the Effective Time, LABN shall, contemporaneously with its filing with the SEC of any periodic or current report pursuant to section 13 of the Exchange Act, deliver a copy of such report to NBTB.

         7.3. EXTRAORDINARY TRANSACTIONS. Without the prior written consent of NBTB, neither LABN nor LA Bank will, on or after the date of this Agreement: (a) subject to section 7.9, declare or pay any cash dividends or property dividends with respect to any class of its capital stock, with the exception of (i) customary periodic cash dividends paid by LABN to holders of its common stock in amounts not exceeding $0.1025 per calendar quarter and at intervals that are not shorter than past practice, (ii) customary periodic special cash dividends typically declared by LABN in November and paid to holders of its common stock the following December, in amounts not exceeding $0.03 per year and at intervals that are not shorter than past practice, and (iii) customary cash dividends paid by LA Bank whose amounts have not exceeded past practice and at intervals that are not shorter than past practice; (b) declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any distribution of its capital stock or any other securities (except for issuances of LABN Common Stock upon exercise of stock options outstanding on the date of this Agreement), or grant any options to acquire such additional securities; (c) either (i) merge into, consolidate with, or sell or otherwise dispose of its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein, or (ii) engage in any discussions concerning such a possible transaction except as explicitly contemplated herein unless the board of directors of LABN, based upon the advice of Saul, Ewing, Remick & Saul LLP, determines in good faith that such action is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law; (d) convert the charter or form of entity of LA Bank from that in existence on the date of this Agreement to any other charter or form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock; (f) except in the ordinary course of its business or to accomplish the transactions contemplated by this Agreement, incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) enter into or assume any one or more commitments to make capital expenditures, any of which individually exceeds $20,000 or which in the aggregate exceed $50,000; (i) except for increases in the ordinary course of business in accordance with past practices, which together with all other compensation rate increases do not exceed 4.5 percent per annum of the aggregate payroll as of June 30, 1999, and except as explicitly contemplated by this Agreement, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (j) except as otherwise required by law, create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit;
(k) enter into any employment or personal services contract with any person or firm, including without limitation any contract, agreement, or arrangement described in section 6.37(a) hereof, except directly to facilitate the transactions contemplated by this Agreement; nor (l) purchase any loans or loan-participation interests from, or participate in any loans originated by, any person other than LABN or LA Bank.

         7.4. PRESERVATION OF BUSINESS. Each of LABN and LA Bank will (a) carry on its business and that of LALI and AFSI and manage its assets and properties and those of LALI and AFSI diligently and substantially in the same manner as heretofore; (b) maintain the ratio of its loans to its deposits at approximately the same level as existed at June 30, 1999, as adjusted to allow for seasonal fluctuations of loans and deposits of a kind and amount experienced traditionally by it; (c) manage its investment portfolio in substantially the same manner and pursuant to substantially the same investment policies as in 1997 and 1998, and will take no action to change to any material extent the percentage which its investment portfolio bears to its total assets, or to lengthen to any material extent the average maturity of its investment portfolio, or of any significant category thereof; (d) use commercially reasonable efforts to continue in effect its present insurance coverage on all properties, assets, business, and personnel; (e) use commercially reasonable efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationships with customers and others having business dealings with it; (f) not do anything and not fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it, LALI, or AFSI is a party or by which it, LALI, or AFSI may be bound; (g) conduct its affairs so that at the Effective Time none of its representations and warranties will be inaccurate, none of its covenants and agreements will be breached, and no condition in this Agreement will remain unfulfilled by reason of its actions or omissions; and (h) not amend its articles of incorporation or bylaws and not permit the amendment of the articles of incorporation or bylaws of LALI or AFSI.

         7.5. COMFORT LETTER. At the time of the effectiveness of the Registration Statement, but prior to the mailing of the Joint Proxy Statement, and on the date of the Effective Time, LABN shall furnish NBTB with a letter from Parente, Randolph, Orlando, Carey & Associates, its independent auditors for the year ended December 31, 1998, in form and substance acceptable to NBTB, stating that (a) in their opinion the consolidated financial statements of LABN included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and (b) a reading of the latest available unaudited consolidated financial statements of LABN and inquiries of certain officials of LABN and LA Bank responsible for financial and accounting matters as to transactions and events since the date of the most recent consolidated statement of condition included in their most recent audit report with respect to LABN did not cause them to believe that (i) such latest available unaudited consolidated financial statements of LABN are not stated on a basis consistent with that followed in LABN's audited consolidated financial statements; or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in LABN's capital stock or any change in consolidated long-term debt or any decrease in the consolidated net assets of LABN or the consolidated allowance for loan and lease losses of LABN as compared with the respective amounts shown in the most recent LABN audited consolidated financial statements. The letter shall also cover such other matters pertaining to LABN's and LA Bank's financial data and statistical information included in the Registration Statement as may reasonably be requested by NBTB.

         7.6.  AFFILIATES' AGREEMENTS.

                  (a) LABN will furnish to NBTB (i) a list of all persons known to LABN who at the date of this Agreement and (ii) if different from the list required by section 7.6(a)(i), a list of all persons known to LABN who at the date of LABN's special meeting of shareholders to vote upon the transactions contemplated by this Agreement may be deemed to be "affiliates" of LABN within the meaning of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment.

                  (b) LABN will use commercially reasonable efforts to cause each such "affiliate" of LABN to deliver to NBTB on or before the date of this Agreement (or, in the case of any person who becomes an "affiliate" of LABN after the date of this Agreement, not later than ten days after such person becomes an "affiliate" of LABN) an Affiliates Agreement.

         7.7.  POOLING TREATMENT.

                  (a) LABN will take no action that would prevent or impede the Merger from qualifying for "pooling of interests" accounting treatment or KPMG from delivering the Pooling Letters.

                  (b)  LABN  shall   deliver  to  KPMG  such   certificates   or
representations as KPMG may reasonably request to enable it to deliver the Pooling Letters.

         7.8. SHAREHOLDERS' MEETING. LABN shall hold a meeting of its shareholders in accordance with the BCL as promptly as possible after the effectiveness of the Registration Statement, after at least twenty days' prior written notice thereof to the shareholders of LABN, to consider and vote upon the adoption of this Agreement. Subject to its fiduciary duty to shareholders, the board of directors of LABN shall approve this Agreement and recommend to its shareholders that it be adopted.

         7.9. DIVIDEND COORDINATION. The board of directors of LABN shall cause its regular quarterly dividend record dates and payment dates for LABN Common Stock to be the same as the regular quarterly dividend record dates and payment dates for NBTB Common Stock (in particular, by deferring the record date for LABN Common Stock by up to thirty days beginning in the quarter following the quarter in which this Agreement is executed), and LABN shall not thereafter change its regular dividend payment dates and record dates.

         7.10.  INCONSISTENT ACTIVITIES.

                  (a) Subject to subsection (b) of this section 7.10, unless and until the Merger has been consummated or this Agreement has been terminated in accordance with its terms, neither LABN nor LA Bank will (a) solicit or encourage, directly or indirectly, any inquiries or proposals (each an "Alternative Proposal") to acquire more than 1 percent of the LABN Common Stock or any capital stock of LA Bank or any significant portion of the assets of either of them (whether by tender offer, merger, purchase of assets, or other transactions of any type) (each an "Alternative Transaction"); (b) afford any third party which may be considering an Alternative Proposal or Alternative Transaction access to its properties, books or records except as required by mandatory provisions of law; (c) enter into any discussions or negotiations for, or enter into any agreement or understanding which provides for, any Alternative Transaction, or (d) authorize or permit any of its directors, officers, employees or agents to do or permit any of the foregoing. If LABN or LA Bank becomes aware of any Alternative Proposal or of any other matter which could adversely affect this Agreement or the Merger, LABN and LA Bank shall immediately give notice thereof to NBTB.

                  (b) Nothing contained in subsection (a) of this section 7.10 shall prohibit the board of directors of LABN from furnishing information to or entering into discussions or negotiations with any person that makes an unsolicited bona fide Alternative Proposal if, and only to the extent that, (i) the board of directors of the Company, based upon the advice of Saul, Ewing, Remick & Saul LLP, determines in good faith that such action is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person, LABN provides written notice to NBTB to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, and (iii) LABN keeps NBTB informed of the status and all material information with respect to any such discussions or negotiations.

                  (c) Nothing in subsection (b) of this section 7.10 shall (i) permit LABN to terminate this Agreement (except as specifically provided in section 11.1 or 11.2 of this Agreement), (ii) permit LABN or LA Bank to enter into any agreement with respect to an Alternative Transaction for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, LABN and LA Bank shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Transaction (other than a confidentiality agreement in customary form)), or
(iii) affect any other obligation of LABN or LA Bank under this Agreement.

         7.11. COBRA OBLIGATIONS. For all individuals covered under a group health plan that is subject to section 601 of ERISA and sponsored by LABN or LA Bank or any of their subsidiaries, and who experience a Qualifying Event (as defined in section 603 of ERISA) within thirty days of the date of this Agreement, LABN or LA Bank, as the case may be, shall remain responsible for providing all notices and election forms necessary to comply with ERISA and the Code, and will take all steps necessary to implement elections pursuant to such notices.

         7.12. UPDATED SCHEDULES. Not less than fifteen business days prior to the Effective Time and as of the Effective Time, LABN will deliver to NBTB any updates to the schedules to its representations which may be required to disclose events or circumstances arising after the date hereof. Such schedules shall be updated only for the purpose of making the representations and warranties contained in this Agreement to which such part of such schedules relate true and correct in all material respects as of the date such schedule is updated, and the updated schedule shall not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects as of a date prior to the date of such updated schedule. For purposes of determining whether the condition set forth in section 4.1 to NBTB's obligations have been met, any such updated schedules delivered to NBTB shall be disregarded unless NBTB shall have agreed to accept any changes reflected in such updated schedules.

         7.13. SUBSEQUENT EVENTS. Until the Effective Time, LABN will immediately advise NBTB in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement which (if existing and known at any time prior to or at the Effective Time) would make the performance by LABN of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to NBTB's obligations under this Agreement not to be fully satisfied.


8.       REPRESENTATIONS AND WARRANTIES OF NBTB.

         NBTB represents and warrants to LABN as follows:

         8.1. ORGANIZATION, POWERS, AND QUALIFICATION. NBTB is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. NBTB owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not have a Material Adverse Effect on NBTB. NBTB is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed could result in a Material Adverse Effect on NBTB.

         8.2. EXECUTION AND PERFORMANCE OF AGREEMENT. NBTB has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

         8.3. BINDING OBLIGATIONS; DUE AUTHORIZATION. This Agreement constitutes the valid, legal, and binding obligations of NBTB enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of NBTB. No other corporate proceedings on its part are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

         8.4. ABSENCE OF DEFAULT. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of NBTB. None of such execution, consummation, or fulfillment will (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any of the property or assets of NBTB pursuant to any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement or other commitment or arrangement of it in respect of which it is an obligor, or (b) if the Merger is approved by the Board of Governors under the BHC Act, and if the transactions contemplated by this Agreement are approved by the Department, violate any law, statute, rule, or regulation of any government or agency to which NBTB is subject and which is material to its operations, or (c) violate any judgment, order, writ, injunction, decree, or ruling to which it or any of its properties or assets is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of the transactions contemplated by this Agreement by, notices to, or filings with by the Board of Governors, the SEC, state securities commissions, the Department, the Secretary of State of the State of Delaware, and the Secretary of State of the Commonwealth of Pennsylvania.

         8.5.  CAPITAL STRUCTURE.

                  (a) The authorized capital stock of NBTB as of the date of this Agreement consists of (i) 2,500,000 shares of preferred stock, no par value, stated value $1.00 per share ("NBTB Preferred Stock"), of which, as of the date of this Agreement, no shares are issued or outstanding, and (ii) 15,000,000 shares of NBTB Common Stock, of which, as of the date of this Agreement, 12,391,351 shares have been duly issued and are validly outstanding and fully paid, and 624,438 additional shares are issued and held in the treasury of NBTB. The aforementioned shares of NBTB Preferred Stock and NBTB Common Stock are the only voting securities of NBTB authorized, issued, or outstanding as of such date.

                  (b) None of the shares of NBTB Common Stock has been issued in violation of the preemptive rights of any shareholder.

                  (c) As of the date hereof, to the best of the knowledge of NBTB, and except for this Agreement, there are no shareholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of any class of the capital stock of NBTB to vote or to dispose of his, her or its shares of capital stock of NBTB.

         8.6. BOOKS AND RECORDS. The books and records of each of NBTB and NBT Bank fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable accounting and legal requirements. Each of NBTB and NBT Bank follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements, including but not limited to the application of the accrual method of accounting for interest income on loans, leases, discounts, and investments, interest expense on deposits and all other liabilities, and all other items of income and expense. Each of NBTB and NBT Bank has made all accruals in amounts which accurately report income and expense in the proper periods in accordance with generally accepted accounting principles. Each of NBTB and NBT Bank has filed all material reports and returns required by any law or regulation to be filed by it.

         8.7. FINANCIAL STATEMENTS. NBTB has furnished to LABN its consolidated audited statement of condition as of each of December 31, 1996, December 31, 1997, and December 31, 1998, and its related audited consolidated statement of income, consolidated statement of cash flows, and consolidated statement of changes in stockholders' equity for each of the periods then ended, and the notes thereto, and its consolidated unaudited statement of condition as of June 30, 1999, and its related unaudited consolidated statement of income, consolidated statement of cash flows, and consolidated statement of changes in stockholders' equity for the period then ended, and the notes thereto, each as filed with the SEC (collectively, the "NBTB Financial Statements"). All of the NBTB Financial Statements, including the related notes, (a) except as indicated in the notes thereto, were prepared in accordance with generally accepted accounting principles consistently applied in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), and (b) are in accordance with the books and records of NBTB, (c) fairly reflect the consolidated financial position of NBTB as of such dates, and the consolidated results of operations of NBTB for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items, and (d) reflect, in accordance with generally accepted accounting principles consistently applied in all material respects, adequate provision for, or reserves against, the consolidated loan losses of NBTB as of such dates.

         8.8. NASDAQ REPORTING. Trading of NBTB Common Stock is, as of the date of this Agreement, reported on the Nasdaq National Market.

         8.9. ABSENCE OF CERTAIN DEVELOPMENTS. Since June 30, 1999, there has been (a) no Material Adverse Effect with respect to NBTB, and (b) no material deterioration in the quality of the loan portfolio of NBTB or of any major component thereof, and no material increase in the level of nonperforming assets or nonaccrual loans at NBTB or in the level of its provision for credit losses or its reserve for credit losses.

         8.10. BROKERS AND ADVISERS. Other than with respect to McConnell, Budd & Downes, Inc., (a) there are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of NBTB in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of NBTB, and (b) NBTB has not entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

         8.11. DISCLOSURE. No representation or warranty hereunder and no certificate, statement, or other document delivered by NBTB hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to NBTB which might materially adversely affect its business, assets, liabilities, financial condition, results of operations, or prospects which has not been disclosed in the NBTB Financial Statements or a certificate or other document delivered by NBTB to LABN. Copies of all documents delivered to LABN by NBTB under this Agreement are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

         8.12. REGULATORY AND OTHER APPROVALS. As of the date hereof, NBTB is not aware of any reason why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for (a) consummation of the transactions contemplated by this Agreement, and (b) the continuation after the Effective Time of the business of NBTB as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of NBTB, could have a Material Adverse Effect on NBTB. As of the date hereof, NBTB is not aware of any reason why all material consents and approvals shall not be procured from all other persons and entities whose consent or approval shall be necessary for (y) consummation of the transactions contemplated by this Agreement, or (z) the continuation after the Effective Time of the business of NBTB as such business is carried on immediately prior to the Effective Time.

9. COVENANTS OF NBTB.

         NBTB covenants and agrees as follows:

         9.1. RIGHTS OF ACCESS. From the date hereof to the Effective Time, NBTB shall give to LABN and to its representatives, including its certified public accountants, PricewaterhouseCoopers LLP, full access during normal business hours to all of the property, documents, contracts, books, and records of NBTB, and such information with respect to its business affairs and properties as LABN from time to time may reasonably request.

         9.2. SECURITIES REPORTS. From the date hereof to the Effective Time, NBTB shall, contemporaneously with the filing with the SEC of any periodic or current report pursuant to section 13 of the Exchange Act, deliver a copy of such report to LABN.

         9.3. SHAREHOLDERS' MEETING. NBTB shall hold a meeting of its shareholders in accordance with the GCL as promptly as possible after the effectiveness of the Registration Statement, after at least twenty days' prior written notice thereof to the shareholders of NBTB, to consider and vote upon this Agreement. Subject to its fiduciary duty to shareholders, the board of directors of NBTB shall recommend to its shareholders that this Agreement be adopted.

         9.4. NASDAQ APPROVAL. NBTB shall use its commercially reasonable efforts to cause the shares of NBTB Common Stock to be issued in the Merger to be approved for inclusion on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

         9.5. OPTIONS. At or prior to the Effective Time, NBTB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NBTB Common Stock for delivery upon exercise of options to purchase LABN Common Stock assumed by it in accordance with section 1.9(b) hereof. NBTB shall use commercially reasonable efforts to maintain the effectiveness of the registration statement that pertains to the shares subject to such options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. NBTB shall at and after the Effective Time have reserved sufficient shares of NBTB Common Stock for issuance with respect to such options. NBTB shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares.

         9.6. INDEMNIFICATION OF DIRECTORS AND OFFICERS. Following the Effective Time NBTB will take no action to abrogate or diminish any right accorded under the articles of incorporation or by-laws of LABN as they existed immediately prior to the Effective Time to any person who, on or prior to the Effective Time, was a director or officer of LABN to indemnification from or against losses, expenses, claims, demands, damages, liabilities, judgments, fines, penalties, costs, expenses (including without limitation reasonable attorneys fees) and amounts paid in settlement pertaining to or incurred in connection with any threatened or actual action, suit, claim, or proceeding (whether civil, criminal, administrative, arbitration, or investigative) arising out of events, matters, actions, or omissions occurring on or prior to the Effective Time. To the extent not provided by the foregoing, following the Effective Time and to the extent permitted by law, all rights to such indemnification accorded under the articles of incorporation and by-laws of LABN to any person who, on or prior to the Effective Time, was a director or officer of LABN shall survive the Effective Time and, following the Merger, to the extent permitted by law, NBTB will honor such obligations in accordance with their terms with respect to events, acts, or omissions occurring prior to the Effective Time.

         9.7. SUBSEQUENT EVENTS. Until the Effective Time, NBTB will immediately advise LABN in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement which (if existing and known at any time prior to or at the Effective Time) would make the performance by NBTB of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to LABN's obligations under this Agreement not to be fully satisfied.

         9.8. REGISTRATION OF SHARES SUBJECT TO OPTION. If by the Determination Date NBTB and LABN shall not have received from each person listed on Schedule
6.9 hereof and each other person who holds an unexercised stock option to purchase LABN Common Stock, whether vested or unvested, an executed letter as contemplated by section 1.9(a), then within thirty days after the Effective Time, NBTB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of NBTB Common Stock subject to Replacement Options and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as Replacement Options remain outstanding.

10.      CLOSING.

         10.1. PLACE AND TIME OF CLOSING. Closing shall take place at the offices of NBTB, 52 South Broad Street, Norwich, New York, or such other place as the parties choose, commencing at 9:00 a.m., local time, on the date of the Effective Time, provided that all conditions precedent to the obligations of the parties hereto to close have then been met or waived.

         10.2. EVENTS TO TAKE PLACE AT CLOSING. At the Closing, the following actions will be taken:

                  (a) Such certificates and other documents as are required by this Agreement to be executed and delivered at or prior to the Effective Time and have not been so executed and delivered, and such other certificates and documents as are mutually deemed by the parties to be otherwise desirable for the effectuation of the Closing, will be so executed and delivered; and then

                  (b) the Merger and the issuance of shares incident thereto shall be effected; provided, however, that the administrative and ministerial aspects of the issuance of shares incident to the Merger will be settled as soon thereafter as shall be reasonable under the circumstances.

11.      TERMINATION, DAMAGES FOR BREACH, WAIVER, AND AMENDMENT.

         11.1. TERMINATION BY REASON OF LAPSE OF TIME. This Agreement may be terminated by any party on or after April 15, 2000, by instrument duly authorized and executed and delivered to the other parties, unless (a) the Effective Time shall have occurred on or before such date or (b) the failure of the Effective Time to have occurred on or before such date has been due to the failure of the party seeking to terminate this Agreement to perform or observe its covenants and agreements as set forth herein.

         11.2. GROUNDS FOR TERMINATION. This Agreement may be terminated by written notice of termination at any time before the Effective Time (whether before or after action by shareholders of LABN or NBTB):

                  (a)      by mutual consent of the parties hereto;

                  (b) by NBTB, upon written notice to LABN given at any time (i) if any of the representations and warranties of LABN contained in section 6 hereof was materially incorrect when made, or (ii) in the event of a material breach or material failure by LABN of any covenant or agreement of LABN contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to LABN, and which inaccuracy, breach, or failure, if continued to the Effective Time, would result in any condition set forth in section 4 hereof not being satisfied;

                  (c) by LABN, upon written notice to NBTB given at any time (i) if any of the representations and warranties of NBTB contained in section 8 hereof was materially incorrect when made, or (ii) in the event of a material breach or material failure by NBTB of any covenant or agreement of NBTB contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to NBTB, and which inaccuracy, breach, or failure, if continued to the Effective Time, would result in any condition set forth in section 5 hereof not being satisfied or
(iii) if the board of directors of LABN, based upon the advice of Saul, Ewing, Remick & Saul LLP, determines in good faith that such termination is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law by reason of an Alternative Proposal being made; provided that LABN shall notify NBTB promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to any Alternative Proposal, but in no event shall such notice be given less than 48 hours prior to the public announcement of LABN's termination of this Agreement;

                  (d) by LABN, in accordance with the following provisions:

                           (i)......at any time during the three-business-day
period beginning on the Determination Date, if both of the following conditions are satisfied, subject, however, to subsection 11.2(d)(ii):

                                    (A)    The Average Closing Price (determined
for purposes of this section 11.2(d)(i)(A) as if the second sentence of subsection 1.3 were deleted) (the "Modified Average Closing Price") is less than $17.00; and

                                    (B) The number,  expressed as a  percentage,
obtained by dividing the Modified Average Closing
Price by $20.6875 is more than 15 percentage points less than the Index Differential.

                           (ii).....If LABN chooses to exercise its right
pursuant to this section 11.2(d), it shall give immediate written notice thereof to NBTB. During the three-business-day period commencing with receipt of such notice, NBTB shall have the option to agree that the Exchange Ratio shall be $17.00 divided by the Modified Average Closing Price. If NBTB so elects within such three-business-day period, it shall give immediate written notice thereof to LABN, whereupon no termination shall have occurred pursuant to this section 11.2(d) and this Agreement shall remain in effect in accordance with its terms (except that the Exchange Ratio shall be $17.00 divided by the Modified Average Closing Price).

                           (iii)....DEFINITIONS.  The following terms used in
this section 11.2(d) shall have the meanings set forth in this Subparagraph
(iii).

                                    (A)     DETERMINATION DATE.  The seventh
business day preceding the Effective Time.

                                    (B)     INDEX PRICE.  For any member of the
Index Group, the Modified Average Closing Price calculated using, instead of NBTB Common Stock, the common stock of that member of the Index Group.

                                    (C)     INDEX DIFFERENTIAL.  The sum of the
respective numbers (expressed as percentages), for each of the members of the Index Group, obtained by multiplying the weighting (as set forth in section 11.2(d)(iii)(D)) of that member of the Index Group times the quotient of the Index Price for that member of the Index Group divided by the Base Price (as set forth in section 11.2(d)(iii)(D)) for that member of the Index Group.

                                    (D)     INDEX GROUP. The twenty companies
listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal between the day before the date of the execution of this Agreement and the Determination Date for any such company to be Acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to Acquire that company is announced between the day before the date of the execution of this Agreement and the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Index Price. The twenty companies and the weights attributed to them are as follows:


         COMPANY                                              WEIGHTING     BASE PRICE
         -------                                              ---------     ----------

Arrow Financial Corporation, Glens Falls, NY                    3.649%      $26.2500
BSB Bancorp, Inc., Binghamton, NY...                            5.947%      $26.2500
BT Financial Corporation, Johnstown, PA                         7.783%      $24.6250
CCBT Bancorp, Inc., Hyannis, MA.....                            3.999%      $17.5000
Century Bancorp, Inc., Medford, MA..                            2.680%      $18.5000
Community Bank System, Inc., Dewitt, NY                         4.841%      $24.5000
Community Banks, Inc., Millersburg, PA                          3.756%      $21.2500
F&M Bancorp, Frederick, MD .........                            6.969%      $29.2500
Granite State Bankshares, Inc., Keene, NH                       3.546%      $23.3750
Harleysville National Corporation, Harleysville, PA             6.583%      $35.0000
Independent Bank Corp., Rockland, MA                            7.661%      $13.3125
National Penn Bancshares, Inc., Boyertown, PA                   9.140%      $22.2500
Sandy Spring Bancorp, Inc., Olney, MD                           6.514%      $25.5000
State Bancorp, Inc., New Hyde Park, NY                          2.721%      $16.5625
Sterling Bancorp, New York, NY......                            4.221%      $19.6875
Suffolk Bancorp, Riverhead, NY......                            4.119%      $27.2500
Sun Bancorp, Inc., Vineland, NJ.....                            3.540%      $17.2500
U.S.B. Holding Co., Inc., Orangeburg, NY                        6.225%      $14.2500
Washington Trust Bancorp, Inc., Westerly, RI                    4.442%      $16.4375
Yardville National Bancorp, Mercerville, NJ                     1.664%      $12.7500
                                                             ---------

                                                             100.000 %
                                                             =========

                                    (E)  ACQUIRE.  A  company  within  the Index
Group is deemed to have been "Acquired" in any combination in which, immediately thereafter, its equity holders do not control more than 50 percent of the equity of the entity resulting from the combination;

                  (e) by either NBTB or LABN upon written notice given to the other if the board of directors of either NBTB or LABN shall have determined in its sole judgment made in good faith, after due consideration and consultation with counsel, that the Merger has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of the State of New York or the Commonwealth of Pennsylvania to restrain or invalidate the transactions contemplated by this Agreement;

                  (f) by either NBTB or LABN upon written notice given to the other if any of the approvals referred to in section 3.1 are denied and such denial has become final and nonappealable; or

                  (g) by either NBTB or LABN upon written notice given to the other if the shareholders of either NBTB or LABN shall have voted on and failed to adopt this Agreement, at the meeting of such shareholders called for such purpose.

         11.3. EFFECT OF TERMINATION. In the event of the termination and abandonment hereof pursuant to the provisions of section 11.1 or section 11.2, this Agreement shall become void and have no force or effect, without any liability on the part of NBTB, LABN, LA Bank, or their respective directors or officers or shareholders, in respect of this Agreement. Notwithstanding the foregoing, (a) as provided in section 12.4 of this Agreement, the confidentiality agreement contained in that section shall survive such termination; (b) the provisions of sections 11.3(b), 11.3(c), 12.1, and 12.11 shall survive; (c) if such termination is a result of any of the representations and warranties of a party being materially incorrect when made or a result of the material breach or material failure by a party of a covenant or agreement hereunder, such party whose representations and warranties were materially incorrect or who materially breached or failed to perform its covenant or agreement shall be liable in the amount of $500,000 to the other party or parties hereto that are not affiliated with it; and (d) if

                           (i)......such termination is pursuant to section
11.2(c)(iii) of this Agreement, or if

                           (ii).....this Agreement is terminated for any reason
specified in section 11.2(b)(ii) of this Agreement and a definitive agreement with respect to an Alternative Proposal is executed by LABN or LA Bank within one year after such termination,

then in either case, and in addition to any amount payable or paid under subsection (c) of this section 11.3, LABN shall be liable to NBTB for liquidated damages in the further amount of $3,000,000, which amount will be payable to NBTB in immediately available funds within two business days after such amount becomes due. LABN acknowledges that the agreements contained in subsection (d) of this section 11.3 are an integral part of the transactions contemplated in this Agreement and that, without these agreements, NBTB would not enter into this Agreement.

         11.4. WAIVER OF TERMS OR CONDITIONS. Any of the terms or conditions of this Agreement, to the extent legally permitted, may be waived at any time prior to the Effective Time by the party which is, or whose shareholders are, entitled to the benefit thereof, by action taken by that party (if an individual) or by the board of directors of such party (if a corporation), or by its chairman, or by its president; provided that such waiver shall be in writing and shall be taken only if, in the judgment of the party, board of directors, or officer taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to it or to the shareholders of its or his corporation; and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver.

         11.5. AMENDMENT. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the exhibits hereto may be amended, supplemented, or interpreted at any time prior to the Effective Time by written instrument duly authorized and executed by each of the parties hereto; provided, however, that (except as specifically provided herein or as may be approved by such shareholders) this Agreement may not be amended after:

                  (a) the action by shareholders of LABN in any respect that would change (i) the amount or kind of shares, obligations, cash, property, or rights to be received in exchange for or on conversion of the LABN Common Stock;
(ii) any term of the certificate of incorporation of NBTB to be effected by the Merger; or (iii) any of the terms and conditions of this Agreement if the change would adversely affect the shareholders of LABN, or

                  (b) the action by shareholders of NBTB in any respect that would change (i) the amount or kind of shares, obligations, cash, property, or rights to be received in exchange for the NBTB Common Stock to be delivered in the Merger; (ii) any term of the certificate of incorporation of NBTB to be effected by the Merger; or (iii) any of the terms and conditions of this Agreement if the change would adversely affect the shareholders of NBTB.

12.      GENERAL PROVISIONS.

         12.1. ALLOCATION OF COSTS AND EXPENSES. Except as provided in this section, each party hereto shall pay its own fees and expenses, including without limitation the fees and expenses of its own counsel and its own accountants and tax advisers, incurred in connection with this Agreement and the transactions contemplated thereby. For purposes of this section, (i) the cost of printing the Joint Proxy Statement shall be apportioned between NBTB and LABN based upon the number of copies each shall request to be printed, (ii) the cost of delivering the Joint Proxy Statement and other material to be transmitted to shareholders of NBTB shall be deemed to be incurred on behalf of NBTB, (iii) the cost of delivering the Joint Proxy Statement and other material to be transmitted to shareholders of LABN shall be deemed to be incurred on behalf of LABN, (iv) the cost of registering under federal and state securities laws the stock of NBTB to be received by the shareholders of LABN shall be deemed to be incurred on behalf of NBTB, and (v) the cost of procuring the tax opinion referred to in section 3.5 of this Agreement shall be deemed to be incurred on behalf of LABN.

         12.2.  MUTUAL COOPERATION.

                  (a) Subject to the terms and conditions herein provided, each party shall use its best efforts, and shall cooperate fully with the other party, in expeditiously carrying out the provisions of this Agreement and in expeditiously making all filings and obtaining all necessary governmental approvals, and as soon as practicable shall execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and do or cause to be done all additional things necessary, proper, or advisable under applicable law to consummate and make effective on the earliest practicable date the transactions contemplated hereby.

                  (b) NBTB and LABN shall promptly prepare and file with the SEC the Joint Proxy Statement, and NBTB shall promptly prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement will be included as a prospectus. NBTB and LABN shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each party will supply in a timely fashion such information concerning such party as shall be necessary or appropriate for inclusion in the Joint Proxy Statement and Registration Statement.

         12.3. FORM OF PUBLIC DISCLOSURES. NBTB and LABN shall mutually agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated hereby.

         12.4. CONFIDENTIALITY. NBTB, LABN, and their respective subsidiaries shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement.
Neither NBTB, LABN, nor their respective subsidiaries shall use any of such information for any other purpose, including, without limitation, the competitive detriment of any other party. NBTB and LABN shall maintain as strictly confidential all information each of them learns from the other and shall, at any time after termination of this Agreement in accordance with the terms thereof, upon the request of the other, return promptly to it all documentation provided by it or made available to third parties. Each of the parties may disclose such information to its respective affiliates, counsel, accountants, tax advisers, and consultants, provided that such parties are advised of the confidential nature of such information and agree to be bound by the terms of this section 12.4. The confidentiality agreement contained in this section 12.4 shall remain operative and in full force and effect, and shall survive the termination of this Agreement.

         12.5.  CLAIMS OF BROKERS.

                  (a) LABN shall indemnify, defend, and hold NBTB harmless for, from, and against any claim, suit, liability, fees, or expenses (including, without limitation, attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its acts in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or on its behalf with respect to NBTB.

                  (b) NBTB shall indemnify, defend, and hold LABN harmless for, from, and against any claim, suit, liability, fees, or expenses (including, without limitation, attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its acts in connection with any of the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or on its behalf with respect to LABN.

         12.6.  INFORMATION FOR APPLICATIONS AND REGISTRATION STATEMENT.

                  (a) Each party represents and warrants that all information concerning it which is included in any statement and application (including the Registration Statement) made to any governmental agency in connection with the transactions contemplated by this Agreement shall not, with respect to such party, contain an untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The party so representing and warranting will indemnify, defend, and hold harmless the other, each of its directors and officers, each underwriter and each person, if any, who controls the other within the meaning of the Securities Act, for, from and against any and all losses, claims, suits, damages, expenses, or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act and the Exchange Act) and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each party agrees at any time upon the request of the other to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report, or other application or statement, and confirming that the information contained in such document was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this section 12.6(a) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the other parties, and shall survive the termination of this Agreement or the consummation of the transactions contemplated thereby.

                  (b) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement contained in section 12.6(a) of this Agreement is for any reason held by a court of competent jurisdiction to be unenforceable as to any or every party, then the parties in such circumstances shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claims asserted) to which any party may be subject in such proportion as the court of law determines based on the relative fault of the parties.

         12.7.  STANDARD OF MATERIALITY AND OF MATERIAL ADVERSE EFFECT.

                  (a) For purposes of sections 4, 6, and 7 of this Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 3 percent of the shareholders' equity of LABN as of June 30, 1999, as determined in accordance with generally accepted accounting principles.

                  (b) For purposes of sections 5, 8, and 9 of this Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 3 percent of the shareholders' equity of NBTB as of June 30, 1999, as determined in accordance with generally accepted accounting principles.

                  (c) For other purposes and, notwithstanding subsections (a) and (b) of this section 12.7, when used anywhere in this Agreement with explicit reference to any of the federal securities laws or to the Proxy Statement or the Registration Statement, the terms "material" and "materially" shall be construed and understood in accordance with standards of materiality as judicially determined under the federal securities laws.

                  (d) The term "Material Adverse Effect" wherever used in this Agreement shall mean, with respect to a person, a material adverse effect on the business, results of operations, financial condition or prospects of such person and its subsidiaries taken as a whole or a material adverse effect on such person's ability to consummate the transactions contemplated hereby on a timely basis; provided, that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced person the cause of which is (i) any change in banking laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities,
(ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) any action or omission of LABN or any of its subsidiaries taken with the prior written consent of NBTB, or of NBTB or any of its subsidiaries taken with the prior written consent of LABN, or (iv) any changes in general economic conditions affecting banks or their holding companies.

         12.8. ADJUSTMENTS FOR CERTAIN EVENTS. Anything in this agreement to the contrary notwithstanding, all prices per share, share amounts, per-share amounts, and exchange ratios referred to in this Agreement (including without limitation section 11.2(d) of this Agreement) shall be appropriately adjusted to account for stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, but not for normal and recurring cash dividends declared or paid in a manner consistent with the established practice of the payer.

         12.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

         12.10. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties hereto with respect to their commitments to each other and their undertakings vis-a-vis each other on the subject matter hereof. Any previous agreements or understandings among the parties regarding the subject matter hereof are merged into and superseded by this Agreement. Nothing in this Agreement express or implied is intended or shall be construed to confer upon or to give any person, other than NBTB, LABN, and their respective shareholders, any rights or remedies under or by reason of this Agreement.

         12.11. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. None of the representations, warranties, covenants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Stock Option Agreement, the employment agreement described in section 4.8 hereof, and the change-in-control agreements described in section 5.5 hereof, each of which shall terminate in accordance with its terms), shall survive the Effective Time, except for sections 9.6, 12.4, 12.6, and those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

         12.12. SECTION HEADINGS. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization, or any other entity.

         12.13. NOTICES. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to NBTB:

           NBT Bancorp Inc.
           52 South Broad Street
           Norwich, New York  13815

           Attention:           Mr. Daryl R. Forsythe
                                President and Chief Executive Officer

With a required copy to:

           Brian D. Alprin, Esq.
           Duane, Morris & Heckscher LLP
           1667 K Street, N.W., Suite 700
           Washington, D.C.  20006

If to LABN or LA Bank:

           Lake Ariel Bancorp, Inc.
           409 Lackawanna Avenue, Suite 201
           Scranton, Pennsylvania 18503-2045

           Attention:           Mr. John G. Martines
                                Chief Executive Officer

With a required copy to:

           John B. Lampi, Esq.
           Saul, Ewing, Remick & Saul LLP
           Penn National Insurance Tower
           Two North Second Street, 7th Floor
           Harrisburg, Pennsylvania   17101


           All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.


           12.14. CHOICE OF LAW AND VENUE. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof, except that the BCL (in the case of LABN) shall govern with respect to the terms and conditions of the Merger, the approval and effectiveness thereof, and the authorization, cancellation, or issuance of the stock or options of LABN with respect thereto. The parties hereby designate the Chancery Court in New Castle County, Delaware to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of Delaware. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

           12.15. KNOWLEDGE OF A PARTY. References in this Agreement to the knowledge of a party shall mean the actual knowledge possessed by the present executive officers of such party.

           12.16. BINDING AGREEMENT. This Agreement shall be binding upon the parties and their respective successors and assigns.


           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                NBT BANCORP INC.



                                By:  /S/ DARYL R. FORSYTHE
                                         Daryl R. Forsythe
                                         President and Chief Executive Officer



                                By:  /S/ JOHN D. ROBERTS
                                         John D. Roberts
                                         Senior Vice President and Secretary




                                LAKE ARIEL BANCORP, INC.



                                By:  /S/ JOHN G. MARTINES
                                         John G. Martines
                                         Chief Executive Officer



                                By:  /S/ DONALD E. CHAPMAN
                                         Donald E. Chapman
                                         Secretary

----------------------------
                            )
State of New York           )
                            )    ss.
County of Chenango          )
                            )
----------------------------


          On this sixteenth day of August, 1999, before me personally appeared Daryl R. Forsythe, to me known to be the President and Chief Executive Officer of NBT Bancorp Inc., and John D. Roberts, to me known to be the Senior Vice President and Secretary of NBT Bancorp Inc., and each acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath each stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

          In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                      /S/ DAVID R. THELEMAN
                          Notary Public

                                                DAVID R. THELEMAN
                                                Notary Public, State of New York
                                                Broome County, # 4940256
                                                Commission Expires Aug. 8, 2000

---------------------------------------
                                       )
Commonwealth of Pennsylvania           )
                                       )     ss.
County of Lackawanna                   )
                                       )
---------------------------------------

          On this sixteenth day of August, 1999, before me personally appeared John G. Martines, to me known to be the Chief Executive Officer of Lake Ariel Bancorp, Inc., and Donald E. Chapman, to me known to be the Secretary of Lake Ariel Bancorp, Inc., and each acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath each stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

          In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                              /S/ SUSAN MROCZKA
                                  Notary Public

                                  Notarial Seal
                          Susan Mroczka, Notary Public
                        Archibald Boro, Lackawanna County
                       My Commission Expires Jan. 10, 2000
                       -----------------------------------
                  Member, Pennsylvania Association of Notaries

         The undersigned members of the Board of Directors of Lake Ariel Bancorp, Inc. ("LABN"), acknowledging that NBT Bancorp Inc. ("NBTB") has relied upon the action heretofore taken by the board of directors in entering into the Agreement, and has required the same as a prerequisite to NBTB's execution of the Agreement, do individually and as a group agree, subject to their fiduciary duties to shareholders, to support the Agreement and to recommend its adoption by the other shareholders of LABN.

         The undersigned do hereby, individually and as a group, until the Effective Time or termination of the Agreement, further agree to refrain from soliciting or, subject to their fiduciary duties to shareholders, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of LABN or LA Bank, National Association.



/S/ WILLIAM C. GUMBLE                               /S/ BRUCE D. HOWE

/S/ KENNETH M. POLLOCK                              /S/ PETER O. CLAUSS

/S/ PAUL D. HORGER                                  /S/ DONALD E. CHAPMAN

/S/ HARRY F. SCHOENAGEL                             /S/ JOHN G. MARTINES

                                    APPENDIX B
              ARTICLE FOURTH OF NBT'S CERTIFICATE OF INCORPORATION

         If Proposal 1 -- to change the par value of the NBT capital stock -- is adopted, Article FOURTH of the Certificate, as amended, will be further amended to read as follows:

         FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Seventeen Million Five Hundred Thousand (17,500,000) shares consisting of Fifteen Million (15,000,000) shares of Common Stock, par value $.01 per share and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $.01 per share.

         Each share of Common Stock having no par value, stated value $1.00 per share ('Existing Common Stock') outstanding on the effective date of the amendment including this paragraph shall be reclassified as and changed into one share of Common Stock, par value $.01 per share ("New Common Stock"), upon the effectiveness of such amendment. The certificates that prior to the effectiveness of such amendment represented Existing Common Stock shall remain outstanding and shall thereafter represent the shares of New Common Stock into which the shares of Existing Common Stock have been reclassified as provided herein.

         If both Proposal 2 -- to increase the number of authorized shares of NBT common stock -- and Proposal 1 are adopted, Article FOURTH of the Certificate, as amended, would be further amended to read as follows:

         FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Thirty-two Million, Five Hundred Thousand (32,500,000) shares consisting of Thirty Million (30,000,000) shares of Common Stock, par value $.01 per share and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $.01 per share.

         If Proposal 2 is adopted but Proposal 1 is not adopted, Article FOURTH will be amended in the same manner as set forth above except that the references to "par value $.01 per share" will be changed to "having no par value, stated value $1.00 per share."

                                    APPENDIX C
               FAIRNESS OPINION OF MCCONNELL, BUDD & DOWNES, INC.


                         MCCONNELL, BUDD & DOWNES, INC.
                                365 South Street
                             Morristown, N.J. 07960

                                Corporate Finance
                                  973-538-1680
                                Fax: 973-538-3679

                                   New England
                                  781-721-0024
                                Fax: 781-721-0034



                                                          January 10, 2000
The Board of Directors
NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815


The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of' NBT Bancorp Inc. ("NBT") of the Floating Exchange Ratio governing the exchange of shares of the common stock of Lake Ariel Bancorp, Inc. (Lake Ariel) for shares of common stock of NBT in connection with the proposed acquisition of Lake Ariel by NBT pursuant to an Agreement and Plan of Merger (the "Merger Agreement') dated August 16, 1999 by and between Lake Ariel and NBT. Pursuant to the Merger Agreement, Lake Ariel will merge with and into NBT, with NBT being the surviving corporation.

        As is more specifically set forth in the Merger Agreement, upon consummation of the merger, each outstanding share of Lake Ariel common stock, except for shares held by NBT and its subsidiaries or by Lake Ariel and its subsidiaries (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for the number of shares of NBT Common Stock with a market value (based on the average closing bid price and the closing asked price per share for NBT Common Stock as reported on the Nasdaq National Market for each of the twenty consecutive trading days on and including the eighth trading day before the Effective Time (Average Closing Price)) of $18.50 constrained by a minimum exchange of 0.8731 shares of NBT Common Stock and a maximum exchange of 0.9961 shares of NBT Common Stock. The Merger Agreement may be terminated under certain conditions prior to the effective time of the merger by the Board of Directors of either party based on defined criteria.

        McConnell, Budd & Downes, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with NBT includes having worked as a financial advisor to NBT since October 20, 1994 on a contractual basis and specifically includes our participation in the process and negotiations leading up to the proposed merger with Lake Ariel. In the course of our role as financial advisor to NBT in connection with the merger, we have received fees for our services and will receive additional fees contingent on the occurrence of certain defined events. While the payment of all or a significant portion of fees related to financial advisory services provided in connection with arm's-length mergers and other business combination transactions upon consummation of such transactions, as is the case with this transaction, might be viewed as giving such financial advisors a financial interest in the successful completion of such transactions, such compensation arrangements are standard and customary for transactions of the size and type of this transaction.

         In arriving at our opinion, we have reviewed the Merger Agreement. We have also reviewed publicly available business, financial and shareholder information relating to NBT and its subsidiaries and certain publicly available financial and shareholder information relating to Lake Ariel.

         In connection with the foregoing, we have (i) reviewed Lake Ariel's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the four calendar years ended December 31, 1998 and Lake Ariel's Quarterly Report on Form 10-Q and related unaudited financial information for the first three quarters of 1999; (ii) reviewed NBT's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the four calendar years ended December 31, 1998 and NBT's Quarterly Report on Form 10-Q and related unaudited financial information for the first three quarters of 1999; (iii) reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to McConnell, Budd & Downes, Inc. by Lake Ariel and NBT, respectively; (iv) held discussions with members of the senior management and board of NBT concerning the past and current results of operations of NBT, its current financial condition and management's opinion of its future prospects; (v) held discussions with members of senior management of Lake Ariel concerning the past and current results of operations of Lake Ariel, its current financial condition and management's opinion of its future prospects; (vi) reviewed the historical record of reported prices, trading volume and dividend payments for both NBT and Lake Ariel common stock; (vii) considered the current state of and future prospects for the economy of New York and Pennsylvania generally and the relevant market areas for NBT and Lake Ariel in particular; (viii) reviewed specific merger analysis models employed by McConnell, Budd & Downes, Inc. to evaluate potential business combinations of financial institutions; (ix) reviewed the reported financial terms of selected recent business combinations in the banking industry; and (x) performed such other studies and analyses as McConnell, Budd & Downes, Inc. considered appropriate under the circumstances associated with this particular transaction.

         On December 7, 1999, NBT agreed to acquire Pioneer American Holding Company Corp. MB&D has reviewed the agreement with Pioneer American. MB&D acted as NBT's financial advisor throughout the negotiations with Pioneer American. The agreement with Pioneer American does not alter MB&D's opinion concerning this transaction.

        In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the anticipated future earnings per share results for the parties on both a combined and stand-alone basis, the potential to realize significant recurring operating expense reductions and the impact thereof on projected future earnings per share, the relative capitalization and capital adequacy of each of the parties, the availability of non-interest income to each of the parties, the relative asset quality and apparent adequacy of the reserve for loan losses for each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of Lake Ariel and NBT. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the common shares of each of the parties. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by Lake Ariel and NBT and or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either Lake Ariel or NBT, nor have we obtained from any other source, any current appraisals of the assets or liabilities of either Lake Ariel or NBT. We have also relied on the management of Lake Ariel and NBT as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

        In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the merger, we assume that no conditions will be imposed by any regulatory agency in connection with its approval of the merger that will have a material adverse effect on the results of operations, the financial condition or the prospects of NBT following consummation of the merger.

        Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the floating exchange ratio is fair to the stockholders of NBT from a financial point of view.

                                             Very truly yours,

                                            /S/ McConnell, Budd & Downes, Inc.

                                   APPENDIX D
                FAIRNESS OPINION OF JANNEY MONTGOMERY SCOTT LLC


January 5, 2000



The Board of Directors
Lake Ariel Bancorp, Inc.
P.O. Box 67
Lake Ariel, PA 18436

Members of the Board:

Lake Ariel Bancorp, Inc. ("Lake Ariel") and NBT Bancorp Inc. ("NBT") have entered into an Agreement and Plan of Merger ("Merger Agreement") providing for the merger of Lake Ariel with and into NBT (the "Merger"). The proposed consideration is outlined in the Merger Agreement dated August 16, 1999. You have asked our opinion, as of the date hereof, whether the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of Lake Ariel.

Pursuant to the Merger Agreement, each share of Lake Ariel Common Stock shall be converted into and exchangeable for that number of shares of NBT Common Stock determined by dividing $18.50 by the NBT Average Closing Price, subject to certain adjustments (as more fully descirbed in the Merger Agreement).

Janney Montgomery Scott LLC, as part of its investment banking business, is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. In addition, in the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of Lake Ariel or NBT for our own account or for the accounts of our customers. We are familiar with Lake Ariel having lead-managed an offering of Common Stock for Lake Ariel in 1997. We have received a fee rendering this opinion.

In rendering our opinion, we have, among other things:

(a) reviewed the historical financial performances, current financial positions and general prospects of Lake Ariel, Pioneer American and NBT;

(b) considered the proposed financial terms of the Merger and have examined the projected consequences of the Merger with respect to, among other things, market value, earnings and book value per share of Lake Ariel Common Stock;

(c) to the extent deemed relevant, analyzed selected public information of cer-tain other banks and bank holding companies and compared Lake Ariel, Pioneer American and NBT from a financial point of view to these other banks and bank holding companies;

January 5, 2000
Page 2

(d) reviewed the historical market price ranges and trading activity perform-ance of Common Stock of Lake Ariel and NBT;

(e) reviewed publicly - available information such as annual reports, SEC filings and research reports;

(f) compared the terms of the Merger with the terms of certain other compara-ble transactions to the extent information concerning such acquisitions was publicly available;

(g) discussed with certain members of senior management of Lake Ariel, Pioneer American and NBT the strategic aspects of the Merger, including estimated cost savings from the Merger;

(h)  reviewed the Merger Agreement; and

(i) performed such other analyses and examinations as we deemed necessary. We have also had conversations with various senior officers of Lake Ariel, Pioneer American and NBT to discuss the foregoing as well as other matters we believe relevant to our opinion.

We have relied upon and assumed the accuracy and completeness of all information provided to us by Lake Ariel, Pioneer American and NBT or publicly available and we have not independently verified such information. We have relied upon the managements of Lake Ariel, Pioneer American and NBT as to the reasonableness and achievability of the financial and operational forecasts and projections, and the assumptions and bases therefor, provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgements of such management.

Our conclusion is rendered on the basis of market, economic and other conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Lake Ariel, Pioneer American and NBT as they exist and are known to us on the date hereof. Furthermore, this opinion does not represent our opinion as to what the value of NBT necessarily will be when the NBT Common Stock is issued to Lake Ariel shareholders upon consummation of the Merger. In addition, we express no recommendation as to how the shareholders of Lake Ariel should vote at the shareholders meeting held in connection with the Merger.

On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of Lake Ariel.

Very truly yours,



/s/  JANNEY MONTGOMERY SCOTT LLC

                                   APPENDIX E
            SECTIONS 1571 THROUGH 1580 OF THE PENNSYLVANIA BUSINESS
                 CORPORATION LAW, REGARDING DISSENTERS' RIGHTS

                      PENNSYLVANIA Business Corporation Law
                         Subchapter D. Dissenters Rights


    1571 APPLICATION AND EFFECT OF SUBCHAPTER. -- (a) General rule. Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

    Section  1906(c)  (relating to  dissenters  rights upon special  treatment).
    Section 1930 (relating to dissenters rights). Section 1931(d) (relating to dissenters rights in share exchanges). Section 1932(c) (relating to dissenters rights in asset transfers). Section 1952(d) (relating to dissenters rights in division). Section 1962(c) (relating to dissenters rights in conversion).
    Section 2104(b) (relating to procedure).
    Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
    Section 2325(b) (relating to minimum vote requirement). Section 2704(c) (relating to dissenters rights upon election). Section 2705(d) (relating to dissenters rights upon renewal of election).
    Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions). Section 7104(b)(3) (relating to procedure).

      (b)Exceptions. -- (I) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

      (i)  listed on a national securities exchange; or

      (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

       (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:
      (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

      (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

      (iii)Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

    (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

    (c) Grant of optional dissenters rights. -- The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

    (d) Notice of dissenters rights. -- Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

    (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter, and

    (2) A copy of this subchapter.

    (e) Other statutes. -- The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this 1part that makes reference to this subchapter for the purpose of granting dissenters rights.

    (f) Certain provisions of articles ineffective. -- This subchapter may not be relaxed by any provision of the articles.

    (g) Cross references. -- See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

    1572 DEFINITIONS. -- The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

    "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

    "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

    "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

    "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

    1573 RECORD AND BENEFICIAL HOLDERS AND OWNERS. -- (a) Record holders of shares. -- A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

    (b) Beneficial owners of shares. -- A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

    1574 NOTICE OF ON TO DISSENT. -- If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

    1575 NOTICE TO DEMAND PAYMENT. -- (a) General rule. -- If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

    (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

    (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

    (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

    (4) Be accompanied by a copy of this subchapter.

    (b) Time for receipt of demand for payment. -- The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

    1576 FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC. -- (a) Effect of failure of shareholder to act. -- A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

    (b) Restriction on uncertificated shares. -- If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

    (c) Rights retained by shareholder. -- The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

    1577 RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES. -- (a) Failure to effectuate corporate reaction. -- Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

    (b) Renewal of notice to demand payment. -- When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

    (c) Payment of fair value of shares. -- Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

    (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

    (2) A statement of the corporation's estimate of the fair value of the shares.

    (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be accompanied by a copy of this subchapter.

    (d) Failure to make payment. -- If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

    1578 ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES. -- (a) General rule. -- If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

    (b) Effect of failure to file estimate. -- Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

    1579 VALUATION PROCEEDINGS GENERALLY. -- (a) General rule. --Within 60 days after the latest of:

    (1)    Effectuation of the proposed corporate action;

    (2)Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

    (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

    (b) Mandatory joinder of dissenters. -- All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch.
53  (relating  to  bases  of  jurisdiction  and  interstate  and   international
procedure).

    (c) Jurisdiction of the court. -- The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

    (d) Measure of recovery. -- Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

    (e) Effect of corporation's failure to file application. -- If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

    1580 COSTS AND EXPENSES OF VALUATION PROCEEDINGS. -- (a) General rule. -- The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

    (b) Assessment of counsel fees and expert fees where lack of good faith appears. -- Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

    (c) Award of fees for benefits to other dissenters. -- If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                   APPENDIX F

                     Article III, Section 2 of NBT's Bylaws

         Section 2. QUALIFICATION, NUMBER, CLASSIFICATION AND TERM OF OFFICE. Every director must be a citizen of the United States and have resided in the State of New York, or within two hundred miles of the location of the principal office of the Corporation, for at least one year immediately preceding his election, and must own $1,000.00 aggregate book value of Corporate Stock. The number of directors shall be not less than five nor more than twenty-five. A Board of Directors shall be elected in the manner provided in these By-Laws. Each director shall have one vote at any directors meeting.

         The Board of Directors shall be divided into three classes: Class 1, Class 2 and Class 3, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third Annual Meeting of Shareowners following the Annual Meeting at which such director was elected; provided, however, that each initial director in Class 1 shall hold office until the Annual Meeting of Shareowners in 1987; each initial director in Class 2 shall hold office until the Annual Meeting of Shareowners in 1988; and each initial director in Class 3 shall hold office until the Annual Meeting of Shareonwers in 1989.

         In the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier resignation, removal from office or death, and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible.

          Notwithstanding any of the foregoing provisions of this Section 2, each director shall serve until his successor is elected and qualified or until his earlier resignation, removal from office or death.

          This Article III, Section 2, shall not be altered, amended or repealed except by an affirmative vote of a least sixty-six and two thirds percent (66-2/3%) of the total number of shareowners.


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